EXHIBIT 2.5

OLIVETTI S.p.A.

2002 ANNUAL REPORT

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Olivetti S.p.A. – Registered Office: Via Jervis 77, Ivrea, Italy

Share Capital 8,845,522,868 Euros fully paid

Registered on the Turin Companies Register no. 00488410010

Board of Directors

Chairman
ANTONIO TESONE

Deputy Chairman and Chief Executive Officer
MARCO TRONCHETTI PROVERA

Deputy Chairman
GILBERTO BENETTON

Chief Executive Officer
CARLO BUORA
Directors
LORENZO CAPRIO
GIORGIO CIRLA
PIER LUIGI FABRIZI
CESARE GERONZI
GIANNI MION
GIAMPIETRO NATTINO
PAOLA PIERRI (*)
ALBERTO PIRELLI
CARLO ALESSANDRO PURI NEGRI
GIAN CARLO ROCCO DI TORREPADULA (**)
DARIO TREVISAN
ALBERTO VARISCO

Secretary to the Board
PIERA ROSIELLO

Board of Statutory Auditors

Chairman
ANGELO FORNASARI
Standing Auditors
VITTORIO BENNANI
FRANCO CARAMANTI
Alternate Auditors
SERGIO LODI
MASSIMO NUTI

Chief Operating Officer
CORRADO ARIAUDO (***)

Independent Auditors
Reconta Ernst & Young S.p.A.

Powers delegated to the company officers

Powers delegated to the company officers are illustrated in the section on Corporate Governance in the

Directors’ Report on Operations

(*)	co-opted by the Board of Directors on 7 November 2002

(**)	co-opted by the Board of Directors on 5 September 2002

(***)	resigned with effect from 31 December 2002

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Directors’ Report on Operations

EVOLUTION OF THE OLIVETTI GROUP IN 2002

2002 opened with the presentation by the Olivetti/Telecom Italia Group of the 2002-2004 Strategic Plan, which was approved by the Board of Directors on 13 February 2002.

The guidelines for the three-year period 2002-2004 are a stronger focus on core businesses, development of market leadership positions through a customer-oriented strategy, enhancement of the products and services portfolio by leveraging Group assets and investing in technological innovation, competencies and skills.

Financial strategy goals through 2004 are strong cash generation and a sharp reduction in debt, while maintaining the Telecom Italia dividend policy and without penalising investments. Investments for the three years will amount to approximately 16 billion euros, and be divided between wireline and mobile network services, with specific attention to innovation: X-DSL, data services, fibre and, a top priority, development of broadband services for the wireline network; GPRS, UMTS, VAS on the mobile network.

During 2002 the Group pursued the targets set in the 2002-2004 industrial plan, in part by continuing the disposals programme introduced in the last quarter of 2001 to strengthen the focus on core businesses and improve the Group’s financial position. This programme, which also envisages a select number of acquisitions, enabled the Group to reach the target set by the Plan of disposals for 5 billion euros a year earlier than expected:

•	in February Olivetti and Finsiel accepted the public tender offer on Lottomatica launched by Tyche S.p.A. (De Agostini Group) on 23 November 2001 and tendered a combined stake of 34% of share capital to raise proceeds totalling 391 million euros; Tim International sold its equity investment in BDT (19.61%), the parent company of French operator Bouygues Télécom, raising proceeds of 750 million euros;

•	in July Finsiel closed the sale of Sogei to the Fiscal Policies Department of the Ministry of the Economy and Finance, which had an impact of 176 million euros on the Telecom Italia Group’s net financial indebtedness;

•	August saw the closing of the sale of the Telecom Italia Group’s equity investment in AUNA to Endesa, Union Fenosa and Banco Santander Central Hispano, which had originally been scheduled for December. The transaction raised proceeds of 1,998 million euros for the Telecom Italia Group and contributed 1,033 million euros to the Telecom Italia Group’s consolidated net earnings. Also in August, the Telecom Italia Group closed the sale of Telemaco Immobiliare to Mirtus, a company indirectly held by the US property fund Whitehall, promoted by the Goldman Sachs Group, generating proceeds of 192 million euros and a net capital gain of 64 million euros; additionally, Telecom Italia signed an agreement with Finmeccanica for the sale of Telespazio (which was subsequently executed in November), with a positive impact on Telecom Italia Group debt of 239 million euros and a consolidated net capital gain of 36 million euros;

•	in October, Telecom Italia reached an agreement with News Corporation to create a single Italian pay-TV company (a single platform) through the merger of Stream and Tele+; also in October TIM closed the preliminary contract signed on 7 August with the shareholders of Blu S.p.A. for the purchase of 100% of Blu, which was subsequently merged in TIM S.p.A. with effect from 23 December 2002. The final price was 83 million euros;

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•	in November Telecom Italia International N.V. organised a placement of 75 million shares of Telekom Austria AG stock (representing 15% of capital). As a result of this operation, the Telecom Italia Group’s stake in Telekom Austria decreased from 29.78% to 14.78%. Also in November, Telecom Italia sold its equity investment in IMMSI to the “Omniapartecipazioni” company for 68 million euros;

•	in December Telecom Italia signed an agreement with Accenture for the sale of 100% of TE.SS – Tele Pay Roll Services, which handles payroll operations for the Telecom Italia Group. The selling price was approximately 10 million euros. Also in December Telecom Italia accepted an offer from PTT Serbia for the purchase of 29% of Telekom Srbija for 195 million euros, equivalent to the book value in Telecom Italia International, and spun off the “International Wholesale Services” business unit to the Telecom Italia Sparkle company (ex TMI - Telemedia International Italia), to which it also transferred its equity investments in PAN European Backbone and Telecom Italia of North America.

A key event in the disposals programme in 2002 was “Project Tiglio”, a frame agreement between the Pirelli and Olivetti-Telecom Italia Groups for the integration and enhancement of the real-estate assets and property services providers of the companies involved in the project. Under the agreement, buildings, land and personnel involved in asset management were transferred by Olivetti, Telecom Italia and Seat Pagine Gialle to two newly established companies and subsequently to a closed-end real estate fund.

As envisaged by Project Tiglio, the Olivetti-Telecom Italia Group spun off real-estate operations and assets for an overall value of 1,585 million euros to Tiglio I and Tiglio II, two property companies controlled by The Morgan Stanley Real Estate Funds. The Olivetti Group retains an overall minority share in the two companies.

The operation brought Olivetti S.p.A. a gross capital gain of approximately 72 million euros and a net cash inflow of 165 million euros on an aggregate transferred-asset value of 225 million euros. The positive financial impact for the Telecom Italia Group was 328 million euros, against an aggregate transferred-asset value of 1,360 million euros.

Additionally, the Olivetti Multiservices and Telecom Italia real-estate business units were spun off to the Pirelli & C. Real Estate Group, an operation involving the transfer of approximately 170 people to the Pirelli Group. The overall price was 18 million euros: 15 million euros relating to Telecom Italia and 3 million euros relating to Olivetti Multiservices.

2002 was also a year of intense financial activity, mainly for the purpose of re-financing existing debt by extending overall maturity. A key event was the issue by Telecom Italia in the first half of a 2.5 billion euro dual-tranche fixed rate bond (maturing in five and ten years), as part of the Group’s “Global Note Programme”.

An important operation at Olivetti was the placement of a 1.5 billion euro multi-tranche benchmark bond, divided into a 5-year tranche for 1,000 million euros and a 10-year tranche for 500 million euros by the subsidiary Olivetti Finance. This company also decided to call in the “Olivetti Finance N.V. 1999-2004” bond two years ahead of the original maturity date in 2004, for an amount equivalent to the nominal amount plus accrued interest. Both operations are part of the Olivetti Group’s re-financing and debt-maturity extension plan.

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Financial operations intensified in the second half of the year. In July and August, Olivetti Finance N.V. launched and successfully placed a 385 million euro bond exchangeable for Telecom Italia ordinary shares, maturing on 19 March 2004. The bonds have a per-share conversion price of 9.30 euros, and correspond to 41,400,000 Telecom Italia ordinary shares (0.79% of capital).

In September Olivetti successfully re-opened three bonds, for an aggregate amount of 1,550 million euros, subdivided into three tranches:

•	400 million euros, raising the “Olivetti Finance N.V. floating-rate 2002-2006” bond to 1,000 million euros;

•	650 million euros, raising the “Olivetti Finance N.V. 6.5% 2002-2007” bond to 1,650 million euros;

•	500 million euros, raising the “Olivetti Finance N.V. 7.25% 2002-2012” bond to 1,000 million euros.

These operations raised the average life of Olivetti debt to 5.5 years (4.8 years in February 2002), with medium/long -term debt accounting for 93% of the total amount.

As part of its re-financing plans, Olivetti also undertook extensive buy-backs of its own securities on the market and consequently cancelled the following:

•	“Olivetti S.p.A. Eonia linked notes 2001-2003” for 400 million euros; the issue was extinguished as a result;

•	“Olivetti Finance NV 1% 2000-2005” notes exchangeable for Telecom Italia ordinary shares for 1,235 million euros, reducing the loan to 765 million euros;

•	“Olivetti Finance NV 5,375% 1999-2004” notes for 750 million euros, reducing the loan to 4,200 million euros.

During 2002, as authorised by the Shareholders’ Meeting of 7 November 2001, Telecom Italia S.p.A. commenced a share buy-back on the market for a total outlay of 287 million euros, of which 247 million euros for savings shares.

In December, the Telecom Italia and TIM Shareholders’ Meetings approved early pay-out of part of the 2002 dividend from reserves, for a maximum amount of 1 billion euros and 1.6 billion euros respectively, for a dividend to Telecom Italia and TIM shareholders of 0.1357 euros and 0.1865 euros, respectively, per each ordinary and savings share. Payment took place on 19 December.

In 2002 all the Olivetti/Telecom Italia Group companies extended their Corporate Governance codes, well ahead of legal and regulatory requirements and recommendations.

In July a series of principles governing dealings with related parties (directors, statutory auditors, infragroup operations) was approved to guarantee correct and transparent procedures and conduct and at the same time ensure the full joint responsibility of all members of the Board of Directors with regard to resolutions adopted by the Board. The companies also adopted a Code of Conduct with regard to insider dealing drawn up in compliance with the recent directives of Borsa Italiana (Italian Stock Exchange), which requires regular disclosure of transactions on Olivetti and subsidiary securities by parties with access to price-sensitive information. The new Code, which took effect on 1 December 2002, is particularly flexible in identifying parties subject to the disclosure requirement and extends this requirement to security transactions by the controlling companies. It also brings down the quantitative thresholds regulating quarterly disclosure of transactions. Furthermore, the Code envisages a stringent system of penalties, which, in the most serious cases, provides for termination for just cause of Directors and Statutory Auditors.

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GROUP ACTIVITIES

The Olivetti Group’s main activities are in the telecommunications sector, through Telecom Italia S.p.A. (owned 54.9% by Olivetti S.p.A.) and its subsidiaries (Telecom Italia Group).

Olivetti is also active in other industrial sectors, such as office and Internet products and services and facility management services.

Financial highlights by business sector for financial 2002 are set out below.

(in millions of euros)	OLIVETTI S.p.A.	Finance companies	Telecom Italia Group	Olivetti Tecnost Group	Olivetti Multi- services	Webegg Group (*)	Consol. adjust.	Total Group
Total net revenues			30,400	914	119	45	(70)	31,408
Result before interest and taxes (EBIT) and non recurring income and charges	(1,419)	(11)	7,415	14	15	3	(1)	6,016
EBIT	(1,323)	(50)	1,850	(63)	20	3	83	520
Net income for the year for consolidation purposes	(548)	(135)	(97)	(87)	11		83	(773)
Net result for consolidation purposes before amortisation of goodwill on Telecom Italia acquisitions	745	(135)	(97)	(87)	11		83	520

Shareholders’ equity:
- total	9,031	374	12,336	61	49		(1,227)	20,624
- Group	9,031	374	3,345	63	49		(1,222)	11,640
Net financial indebtedness (resources)	15,195	(27)	18,118	60	54		(1)	33,399

Employees (in units)	70	8	101,713	4,527	302			106,620

(*)	consolidated in Telecom Italia from 30 June 2002

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The Telecom Italia Group

In 2002 the Telecom Italia Group was principally active in the wireline telephony and mobile telephony sectors through, respectively, the Domestic Wireline Business Unit of Telecom Italia S.p.A. and the subsidiary TIM S.p.A. The Telecom Italia Group was also active in the Internet and Media sector through the Seat Pagine Gialle Group, in the information technology sector through the Market IT and Group IT Business Units, and in Other Activities, which mainly comprise the “Real Estate and General Services” Division, the Central Overseas Companies Function and the Telespazio Group (sold in November 2002). The International Operations Division was dismantled in May 2002 and the relevant companies and Telecom Italia business units were re-organised, without changes to the corporate control structure, under the Domestic Wireline Business Unit (Intelcom San Marino and Golden Lines) and the Central Overseas Companies Function (9Télécom Group, BBNed Group, AUNA Group, Telekom Austria Group, Telekom Srbija, Etec S.A., and the residual branch of the ex IOP unit); all the companies in the Latin American area were re-organised under Latin America Operations (LAO).

TELECOM ITALIA GROUP FINANCIAL HIGHLIGHTS BY BUSINESS UNITS

(in millions of euros)		Domestic Wireline	Mobile	South America	Internet and Media	Market I T	Group I T	Sub-total	Other activities and consolid. adjustments		Total
Revenues from sales and services	2002 2001	17,022 17,168	10,867 10,250	1,409 1,534	1,991 1,957	912 1,198	1,215 1,198	33,416 33,305	(3,016 (2,487	) )	30,400 30,818

Gross operating margin	2002 2001	7,965 7,750	5,039 4,760	450 527	593 444	104 166	140 188	14,291 13,835	(327 (216	) )	13,964 13,619

Operating result	2002 2001	4,700 4,361	3,358 3,136	146 187	232 31	61 123	(21 22)	8,476 7,860	(1,095 (1,186	) )	7,381 6,674
Capital investments:
- capital expenditure	2002 2001	2,462 2,801	1,715 3,151	216 406	81 175	30 30	158 162	4,662 6,725	180 265		4,842 6,990

- Goodwill	2002 2001	— —	196 31	— —	40 203	— 1	28 6	264 241	105 933		369 1,174

Personnel at year end (in units)	2002 2001	53,682 57,895	18,702 16,721	5,461 5,746	7,715 9,264	4,493 6,441	7,327 6,844	97,380 102,911	4,333 7,045		101,713 109,956

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Domestic Wireline

Revenues from sales and services decreased by 0.9% from the previous year (a decrease of 146 million euros), which was significantly smaller than the reduction reported in 2001 (-1.4% compared with 2000). The decrease in traffic revenues (down 533 million euros) and slowdowns in other items (sales and other revenues) were largely offset by the increase in standing charges and contributions (up 539 million euros). Specifically, the reduction in the average traffic yield (-8.3%) was offset in part by the rise in minutes (up 2.4%) as a result of the following:

•	the success of commercial offers (mainly Teleconomy and Alice) offering lower call rates to boost customer retention, against a standing charge;

•	changes to rates on 1 July 2001 and 1 February 2002, which cut the prices of domestic and international calls and increased standing charges;

•	competitive conditions;

•	the substantial increase in traffic carried on behalf of other operators.

The gross operating margin showed a significant increase from 2001 (up 2.8%), which was amplified by the operating result (up 7.8%), thanks to the action taken as from 2001 to contain costs and improve the efficiency of invested capital.

Capital expenditure decreased by 12.1% from 2001 due to careful selection of investments that ensure a combination of efficiency and technological growth.

Mobile

Revenues from sales and services in 2002 amounted to 10,867 million euros with an increase of 617 million euros (up 6% from 2001), despite the impact of currency devaluation in Brazil and Venezuela. Excluding the exchange rate effect, the revenue increase compared with 2001 was 11.9%. Revenue growth arose mainly in Italy (up 6.7%).

The Tim Brazil Group reported revenues of 39 million euros on the GSM service introduced in the fourth quarter of 2002.

The gross operating margin for 2002 rose by 279 million euros to 5,039 million euros (up 5.9% from 2001), giving a return on revenues of 46.4% (as in 2001). Excluding the exchange rate effect, gross operating margin growth against the previous year was 8.6%, due largely to positive performance at TIM S.p.A. (up 304 million euros) and Stet Hellas (up 67 million euros) and the improvement in the albeit still negative margin at TIM Peru (up 26 million euros).

The operating result for 2002 was 3,358 million euros, an increase of 222 million euros (up 7.1% from 2001), giving a return on revenues of 30.9% (30.6% in 2001). The operating result improvement was largely attributable to the positive results posted by TIM S.p.A. (up 213 million euros) and Stet Hellas (up 42 million euros), which offset the downturn in the operating result of the TIM Brasil Group (45 million euros) after start-up charges.

Since the 2002 book values of TIM S.p.A. include the full-year financial and business results of the former Blu S.p.A., the effects of transactions prior to the acquisition date were eliminated from the TIM S.p.A. income statement during consolidation. TIM S.p.A. financial statements were also re -stated to exclude tax postings relating to amortisation of the UMTS licence.

Capital expenditure for 2002 amounted to 1,715 million euros, with a decrease of 1,436 million euros

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compared with 2001, when the business unit invested heavily in telecommunications licences and in the start-up and development of international investee companies.

South America

Revenues from sales and services amounted to 1,409 million euros, a reduction of 81% (down 125 million euros in absolute value) compared with 2001; the decrease was largely due to the exchange rate effect, which had an overall negative impact of 212 million euros (182 million euros for the Chilean Peso and 29 million euros for the Boliviano). Excluding this effect, consolidated revenues rose by 5.7%, reflecting growth at the Entel Chile Group (up 12.3% in local currency) offset by the effects of market deregulation in Bolivia (the Entel Bolivia Group reported a revenue reduction of approximately 4.5% stated in local currency) and the suspension as from 1 April 2002 of the management fee agreement with Telecom Argentina.

The above trends affected earnings performance, Specifically, the gross operating margin decreased by 77 million euros (down 14.6%) from 2001, of which approximately 65 million euros was due largely to the exchange rate effect. Excluding this effect, the gross operating margin decreased by 2.3% against 2001, reflecting the suspension of the management fee from Telecom Argentina and the loss of profitability in Bolivia, set against a recovery in Chile, which increased profitability in the mobile business. The gross operating margin ratio to revenues was 31.9% in 2002 (against 34.4% in 2001). The operating result confirmed the trends reported for the gross operating margin; the operating result ratio to revenues was 10.4% in 2002 (against 12.2% in 2001).

Capital expenditure decreased by 46.8% compared with 2001.

Internet and Media

Consolidated revenues for 2002 totalled 1,991 million euros, rising by 1.7% from 2001. The strongest contribution to growth came from telephone publishing, where revenues rose by 3.4%.

Gross operating margin grew by 33.6% to 593 million euros (a return on revenues of 29.8%), while the operating result rose from 31 million euros in 2001 to 232 million euros in 2002. These results – achieved despite the persisting crisis on the advertising market – were achieved as a result of management action to rationalise operations, contain costs and focus on selected initiatives. Significant efficiency gains were achieved in 2002 in the Internet, Directories and Directory Assistance areas (which together account for 73% of aggregate revenues). For the first time, all activities reported a positive gross operating margin (with the sole exception of Television, although the area successfully reduced its losses from 2001).

The unit’s more efficient capital allocation policy generated a 53.7% reduction in capital expenditure (from 175 million euros in 2001 to 81 million euros in 2002).

Market IT

Revenues from sales and services decreased by 48 million euros from the previous year on a consistent comparable basis, largely as a result of lower revenues at Finsiel, Consiel and Banksiel due to lower sales volumes and the general price reduction on sales to large accounts, offset by higher revenues at Intersiel and Insiel due to increased activity with core clients and acquisition of new clients on the Local Government market.

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The gross operating margin and the operating result decreased due to the price reductions on a number of contracts renewed during the year and to new contracts with lower fees, which were only partly offset by cost reductions and improved efficiency. The decrease was largely due to lower profit margins at Finsiel, Consiel, and on outsourcing activities at Tele Sistemi Ferroviari for the companies in the Italian State Railways Group.

Capital expenditure was substantially unchanged from the previous year.

Group IT

Consolidated revenues were largely stable, despite the effect of price reductions.

The gross operating margin and the operating margin reflected these reductions and decreased compared with 2001.

Capital expenditure was largely in line with 2001; 2002 investments in goodwill refer to purchase of a controlling stake in Webegg.

Real Estate and General Services (Other Activities)

In 2002 revenues from sales and services totalled 846 million euros, a decrease of 107 million euros from the previous year. This was largely due to the reduction in revenues from the other Telecom Italia Business Units and Functions as a result of space-re-organisation policies and the alignment of prices with improved market conditions. Operating costs decreased by 51 million euros from 2001, thanks to reduced spending on materials and external services and a reduction in payroll costs following a significant reduction in the headcount during the year; these effects offset in part the downturn in revenues, thus mitigating the decrease in the gross operating margin compared with the previous year.

The operating result, after depreciation and amortisation charges, provisions to the reserve for risks and charges and sundry charges (mainly taxes on own property), was negative, at 92 million euros (loss of 65 million euros in 2001).

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Other sectors directly controlled by Olivetti S.p.A.

Products, IT services and specialised systems: Olivetti Tecnost

The Olivetti Tecnost Group is active in office products and solutions (Office Products, Olivetti Advalia) and specialised applications for banking, retail and gaming automation (Vertical Division).

The Group operates on the main international geographical markets (which account for 68% of its aggregate revenues). While its primary focus is Europe (29%), Asia (12%) and Latin America (15%), it is also active in the consumer business in North America (11%) through the subsidiary Royal Consumer Information Product Inc.

In June, Olivetti Tecnost presented an industrial plan to the Trade Unions (fully illustrated in the 2002 Half-Year Report) which aims to return the Group to profitability through a series of business-specific measures.

The uncertain business climate existing before the presentation of the industrial plan had a negative impact on the year’s results: revenues for the Olivetti Tecnost Group for financial 2002 amounted to 914 million euros (including 906 million euros from customers outside the Olivetti Group), a decrease of 16.7% from 2001(down 12.7% net of the exchange rate effect). Revenues comprised 588 million euros for hardware products, 154 million euros for supplies, 73 million euros for services and 99 million euros of other revenues.

In the Office sector covered by Olivetti Advalia, third-party revenues fell sharply (down 19%) due to the decision to curtail operations on the PC market and to the expected slowdown in fiscal cash register sales following the changeover to the euro.

With regard to other products, the ink-jet fax and MFP businesses (products and supplies) were stable and the copier business (products and supplies) expanded, with a marked shift in the product mix towards digital copiers and medium/high-end products.

In the first half of 2002 Olivetti Tecnost was awarded a contract by Consip, a company owned by the Italian Ministry of the Economy which draws up conventions with equipment and service suppliers for the public authorities, to supply 3000 digital photocopiers on a rental basis.

In the second half, Olivetti Tecnost introduced new laser printers and colour copiers to complete its offer for the professional channel and business users, renewed its laser and ink-jet fax range and expanded its digital copier offer.

2002 third-party revenues in the Vertical Division decreased from the previous year (down 11.6%), largely as a result of the second-half slowdown in sales to China at the Industrial Partnership division. Gaming revenues, on a comparable basis, decreased compared with 2001 (down 5.7%) with a shift in the hardware/services mix towards hardware, reflecting the impact of the new contract to supply Lottomatica with M370 terminals and specialised printers.

As part of the diversification strategy, new initiatives were developed in the gaming sector, especially overseas, which open up excellent prospects for 2003: in Tunisia (contract with the Sport Commission to supply a turnkey solution for automation of the local football pools system), Peru (football pools automation, with supply of 1,500 terminals, of which 150 were delivered in 2002), India and China (with the launch of the new M380 family, which is expected to bring good results).

Revenues in the banking and retail sector were stable, confirming the importance of Tecnost Sistemi’s products as the reference offer on the world market (PR2, PR2 Enhanced, PR4 for retail); the increase in revenues in Europe was offset by a decrease in China, where the PR2 E printer nevertheless continues to maintain an 80% market share.

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In the special products sector, revenues more than doubled in 2002, mainly as a result of the supply of TP Label automatic weighing and franking machines to the Italian Post Office.

In the shop automation sector, the new Net Shop initiative proceeded. Net Shop offers services for SMBs in the retail business.

***

After taxes and minority interests, the Olivetti Tecnost Group posted a net loss for Olivetti consolidation purposes of 87.1 million euros for financial 2002 (a loss of 54.7 million euros in 2001), after taking a net non-recurring charge of 76.5 million euros relating to the corporate restructuring, implementation of which is essential to ensure a return to profitability in the future.

Net financial indebtedness at 31 December 2002 was 60.4 million euros compared with 133.9 million euros at 31 December 2001, a decrease of 73.5 million euros which was largely due to the decrease in working capital (mainly receivables and inventories).

At 31 December 2002 the Olivetti Tecnost Group had 4,527 employees (4,896 at 31 December 2001), of whom 2,371 in Italy and 2,156 abroad.

On 7 January 2003 the Group closed the contract drawn up in the second half of 2002 with SMT Vertronic, a Mexican company in the SMT Group, for the sale of industrial assets held by the subsidiary Olivetti Tecnost de Mexico, which is active in office automation products.

The agreement provided for the sale of the Tlaxcala facility in Mexico and recruitment by SMT Vertronic of the workers in the plant (1,266 at 31 December 2002). SMT will introduce new industrial operations into the Mexican plant in addition to those currently performed, which Olivetti Tecnost will continue to use.

Facility Management: Olivetti Multiservices

During 2002 Olivetti Multiservices made sweeping changes in its operations. As part of Project Tiglio (approved by the Olivetti S.p.A. Board of Directors on 26 March 2002) for the enhancement of the real estate assets of the Pirelli, Olivetti and Telecom Italia groups, on 1 September 2002 the partial split-up of Olivetti Multiservices S.p.A. (as approved by the company Board of Directors on 21 June 2002) took effect, through the transfer at book value of the company’s real estate assets, specifically 23 buildings and 10 development areas, to OMS2 s.r.l. (a wholly owned subsidiary of Olivetti S.p.A. which was sold to Tiglio I in October). The share capital of Olivetti Multiservices S.p.A. was reduced accordingly.

Aggregate revenues for 2002 were 119.3 million euros, of which 75.8 million euros from third parties and 43.5 million euros from the captive market.

Net income for consolidation purposes totalled 10.8 million euros (1.7 million euros in 2001) arising in part from non-recurring income (5.8 million euros) as a result of asset sales.

At 31 December 2002 the company had 302 employees, compared with 353 at the end of 2001. The reduction of 51 heads was due to implementation of Project Tiglio.

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HUMAN RESOURCES

At 31 December 2002 the employees of the Olivetti Group companies included in the consolidation numbered 106,620, a net decrease of 9,400 heads from 31 December 2001 (116,020 heads).

(employees)	31.12.2002		31.12.2001	Changes
Olivetti S.p.A.	70		89	(19)
Finance companies	8		8	—
Telecom Italia Group	101,713		109,956	(8,243)
Olivetti Tecnost Group	4,527	(***)	4,896	(369)
Olivetti Multiservices (*)	302		353	(51)
Webegg Group (**)	—		718	(718)

Total	106,620		116,020	(9,400)

(*)	property and services businesses

(**)	the Webegg Group is consolidated in Telecom Italia Group from 30 June 2002

(***)	including 1,266 units transferred on 7 January 2003 to SMT Vertronic

The headcount at the Telecom Italia Group at 31 December 2002 was 101,713, with a decrease of 8,243 heads from 2001. This reflected the changes in the consolidation area, which generated a net decrease of 2,883 heads, and the net decrease arising from staff turnover (5,360 heads). Specifically, the main changes in the consolidation area were: the exit of the 9Télécom Group (- 1,003 heads), the sale of the Telespazio Group (- 1,168 heads), the exit of Sogei and Consiel (an overall reduction of 1,538 heads) and other minor companies (- 711 heads), the entry of Blu (+ 618 heads), the Webegg Group (+ 719 heads), Netesi and Epiclink (an overall increase of 168 heads) and other minor companies (+ 32 heads).

With regard to staff turnover, the year saw 12,567 full departures (including 5,413 at Telecom Italia S.p.A.) and 7,207 new hirings.

The headcount at the Olivetti Tecnost Group decreased by 369 heads, reflecting a net decrease of 73 heads in Italy (136 departures and 64 new hirings) and a net decrease of 296 heads abroad: 1,898 departures (including 1,752 in Mexico) and 1,657 new hirings (1,542 in Mexico).

The headcount at Olivetti Multiservices decreased by 51 heads, mainly as a result of the spin-off of the Property and Project units to Pirelli Real Estate (47 heads) under Project Tiglio.

The average number of employees in the Olivetti Group in 2002 was 107,079, of which 101,789 with the Telecom Italia Group.

***

On 27 May a frame agreement was signed with the Telecom Italia Trade Unions to ensure the correct sizing of the workforce in relation to the 2002 – 2004 Industrial Plan. Accordingly, on 30 July a union agreement was signed to place 3,803 Telecom Italia S.p.A. employees on mobility schemes. Similar agreements were reached during the rest of the year for other Group companies, affecting a total of approximately 380 resources.

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Also in connection with the frame agreement, accords were drawn up for the recruitment of 350 young people in Telecontact Center and 110 young people in the Telecom Italia Domestic Wireline Business Unit.

On 12 December procedures for the transfer of Blu S.p.A. staff to TIM were completed.

On 25 June 2002, Olivetti Tecnost completed negotiations with the Trade Unions with regard to the Group Industrial Recovery Plan. The Plan includes special professional skills re-training programmes for approximately 300 employees involved in the Group’s industrial re-organisation.

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FINANCIAL REVIEW

The Group

The Olivetti Group posted a net loss after taxes of 773 million euros for financial 2002 (3,090 million euros in 2001); before amortisation of consolidation goodwill relating to Telecom Italia, it had a positive net result of 520 million euros (a loss of 1,791 million euros in 2001).

The 2,317 million euros improvement in the net result was largely due to lower losses at Telecom Italia for 575 million euros and at the Parent Company Olivetti S.p.A. for 1,681 million euros, the latter improvement arising chiefly as the result of lower net financial charges for 158 million euros, net income from non recurring items of 449 million euros and the writedown of the Telecom Italia equity investment posted in the statutory accounts purely for tax purposes; this writedown generated an overall benefit on consolidated income of 1,078 million euros, including deferred tax assets of 609 million euros whose recovery is reasonably certain.

Group net financial indebtedness at 31 December 2002 totalled 33,399 million euros (18,118 million euros for the Telecom Italia Group), a decrease of 4,963 million euros against 31 December 2001 (38,362 million euros).

Olivetti Group total shareholders’ equity at 31 December 2002 was 20,624 million euros (26,353 million euros at 31 December 2001); excluding minority interests, shareholders’ equity attributable to the Parent Company was 11,640 million euros (12,729 million euros at 31 December 2001).

A significant factor in the decrease of 5,729 million euros in total shareholders’ equity was the Telecom Italia Group dividend payout of 3,649 million euros to minority shareholders.

Aggregate capital investments amounted to 7,024 million euros – relating in the main to the Telecom Italia Group (6,921 million euros) – subdivided as follows: 3,291 million euros for tangible assets (3,258 million euros for the Telecom Italia Group), 1,956 million euros for intangible assets (1,930 million euros for the Telecom Italia Group) and 1,777 million euros for financial assets (1,708 million euros for the Telecom Italia Group).

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Group business performance

2002 business performance is reflected in the reclassified statement of income set out below, which also includes data for 2001. The statement classifies income components by nature, with separate disclosure of non-recurring income and expense items.

					Changes
(in millions of euros)	Year 2002%		Year 2001%		absolute	%
Net revenues	31,408	100.0	32,016	100.0	(608)	(1.9)
Operating costs:
Labour	(4,727)	(15.1)	(4,877)	(15.2)	150	3.1
Materials and services	(12,668)	(40.3)	(13,458)	(42.0)	790	5.9
Grants	20	0.1	26	0.1	(6)	(23.1)
Depreciation of tangible assets	(3,807)	(12.1)	(4,080)	(12.7)	273	6.7
Amortisation of intangible assets:
Consolidation goodwill	(2,142)	(6.8)	(2,278)	(7.1)	136	6.0
Other	(1,320)	(4.2)	(1,283)	(4.0)	(37)	(2.9)
Provisions for writedowns and risks	(776)	(2.5)	(758)	(2.4)	(18)	(2.4)
Other income (charges), net	28	0.1	30	0.1	(2)	(6.7)

Result before interest and taxes (EBIT) and non recurring income and charges	6,016	19.2	5,338	16.7	678	12.7

Non recurring income:
Gains on disposals and other non-recurring income (*)	2,990	9.5	999	3.1	1,991	199.3
Non recurring charges:
Losses on disposals and other non-recurring charges (*)	(8,486)	(27.0)	(4,354)	(13.6)	(4,132)	(94.9)

EBIT	520	1.7	1,983	6.2	(1,463)	(73.8)

Income from equity investments, net	57	0.1	221	0.7	(164)	(74.2)
Financial charges, net	(2,307)	(7.3)	(3,105)	(9.7)	798	25.7
Value adjustments to financial assets	(786)	(2.5)	(2,196)	(6.9)	1,410	64.2

Result before taxes	(2,516)	(8.0)	(3,097)	(9.7)	581	18.8

Taxes	2,210	7.0	(579)	(1.8)	2,789	91.7

Result after taxes before minority interest	(306)	(1.0)	(3,676)	(11.5)	3,370	(554.3)

Minority interests	(467)	(1.5)	586	1.8	(1,053)	(179.7)

Net result for the year	(773)	(2.5)	(3,090)	(9.7)	2,317	75.0

(*)	the amounts concerning the Telecom Italia Group have been classified as extraordinary items in the consolidated accounts of this latter.

Group revenues amounted to 31,408 million euros, compared with 32,016 million euros in 2001, a decrease of 1.9% (up 3.1% on a comparable basis and net of the exchange-rate effect).

Revenues at the Telecom Italia Group, which accounted for 96.8% of the total, increased by 3.8% excluding the exchange rate effect and the changes in the consolidation area.

The revenue increase at the Telecom Italia Group reflected the positive performance of the Mobile Business Unit and revenue growth at the Internet and Media Business Unit, offset by a lower contribution from the Domestic Wireline Business Unit, where, despite a 2.4% increase in minutes, traffic revenues fell by 8.3% due to the lower average traffic yield.

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OLIVETTI GROUP - THIRD PARTY REVENUES

			Changes
(in millions of euros)	Year 2002	Year 2001	absolute	%
TELECOM ITALIA GROUP	30,400.4	30,817.6	(417.2)	(1.4)
OLIVETTI TECNOST GROUP	906.1	1,075.7	(169.6)	(15.8)
OLIVETTI MULTISERVICES	75.8	68.2	7.6	11.1
WEBEGG GROUP (*)	25.6	54.2	(28.6)	(52.8)

Total Group	31,407.9	32,015.7	(607.8)	(1.9)

(*)	Consolidated in Telecom Italia Group from 30 June 2002

Operating costs and other net charges amounted to 25,392 million euros (22,985 million euros for the Telecom Italia Group), a reduction of 1,286 million euros on 2001 (26,678 million euros, of which 24,074 million euros for the Telecom Italia Group). As a percentage of revenues, excluding amortisation of consolidation goodwill, the heading decreased by 2.2 percentage points (74.0% in 2002 compared with 76.2% in 2001).

Labour costs at 4,727 million euros decreased by 150 million euros from 2001 (down 3.1%) and the ratio to revenues, despite the reduction in revenues from the previous year, also decreased slightly (from 15.2% in 2001 to 15.1% in 2002).

The decrease was due to the change in the consolidation area and also to the reduction in labour costs at Telecom Italia S.p.A. following the introduction of mobility schemes.

Costs of materials and services decreased by 790 million euros (down 5.9%), largely due to continuing action to improve efficiency, the impact of which was partly offset by higher costs, especially at the Brazilian companies being started up by the Mobile Business Unit.

The ratio of material and service costs to revenues was 40.3%, compared with 42.1% in 2001.

Depreciation and amortisation charges amounted to 7,269 million euros (7,641 million euros in 2001), comprising 3,462 million euros for amortisation of intangible assets (including 2,142 million euros relating to goodwill on the acquisition of equity investments in subsidiary companies) and 3,807 million euros for depreciation of tangible assets. The 136 million euros reduction in goodwill amortisation charges was mainly due to the goodwill writedowns applied in 2001. The ratio of this heading to revenues was 23.1%, down from 23.8% in 2001.

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Provisions for writedowns and risks amounted overall to 776 million euros (758 million euros in 2001) as follows:

•	752 million euros for the Telecom Italia Group (733 million euros in 2001) including:

•	599 million euros for writedowns on trade receivables (specifically, 339 million euros at Telecom Italia, 57 million euros at the Seat Pagine Gialle Group, 40 million euros at the Entel Chile Group and 51 million euros at TIM);

•	153 million euros of provisions for risks and charges;

•	24 million euros for pro visions and writedowns at other Olivetti Group companies (25 million euros in 2001).

EBIT before non-recurring income and charges for 2002 was therefore positive, at 6,016 million euros, with an improvement of 678 million euros (up 12.7%) from the previous year (5,338 million euros).

Non-recurring income amounted to 2,990 million euros (999 million euros in 2001). It consisted of 2,553 million euros of capital gains from the year’s disposals (465 million euros in 2001) and 437 million euros of sundry income (534 million euros in 2001).

Capital gains from disposals totalled 2,553 million euros, of which 2,413 million euros at the Telecom Italia Group, as follows:

•	1,245 million euros from the sale of the entire 26.89% shareholding in AUNA;

•	484 million euros from the sale of the 19.61% shareholding in Bouygues Décaux Télécom (BDT);

•	234 million euros from the sale of the entire 100% shareholding in EMSA and Telimm as well as of real estate and activities as part of Project Tiglio;

•	133 million euros from the acceptance by the Finsiel Group of the public tender offer on Lottomatica;

•	115 million euros from the sale to Telekom Austria (in which Telecom Italia indirectly holds 14.78%) of the entire 25% shareholding owned by the Mobile Business Unit in Mobilkom Austria;

•	110 million euros from the sale of the entire 40% shareholding in Telemaco Immobiliare;

•	70 million euros from the sale of 100% of Telespazio;

•	22 million euros from other minor sales.

The 140 million euros of capital gains posted by the other Group companies included:

•	107 million euros from the acceptance by Olivetti S.p.A. and Olivetti International S.A. of the public tender offer on Lottomatica;

•	26 million euros from the sale of the entire shareholding in OMS2, as part of Project Tiglio;

•	7 million euros from other disposals.

Other non-recurring income totalling 437 million euros included 401 million euros at the Telecom Italia Group, as follows:

•	131 million euros from recovery of pre-amortisation interest in respect of integration charges pursuant to Law no. 58/1992 paid on a conditional basis to the Italian National Insurance Board (INPS) until 1999, after the dispute was resolved in favour of Telecom Italia;

•	270 million euros of other income, including 77 million euros from use of reserves (essentially use of part of the reserve for risks and charges provided in 2001 by Telecom Italia S.p.A. to cover charges relating to the agreement for the sale of Stream to News Corp. and Vivendi Universal/Canal+, when the sale did not take place), 9 million euros of contributions and 184 million euros of sundry income.

The 36 million euros of other non-recurring income posted by the other Group companies included 21 million euros from the reversal of redundant reserves provided in previous years.

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Non-recurring charges amounted overall to 8,486 million euros (4,354 million euros in 2001) and included 8,375 million euros for the Telecom Italia Group (3,947 million euros in 2001), as follows:

•	6,237 million euros of equity investment writedowns to reflect enduring impairments of value (2,984 million euros in 2001), as follows:

•	writedown of goodwill and the call option on Seat Pagine Gialle shares for a total of 3,486 million euros; such items were written down to market value (based on the average ordinary share price for the last six months of 2002), following the Telecom Italia Group’s decision to view the Seat Pagine Gialle Directories operation as a non-core business. In 2001, with regard to the call option, a provision of 569 million euros was posted under financial charges;

•	writedown of goodwill relating to consolidated companies for a total of 225 million euros, Blu (103 million euros), Digitel Venezuela (75 million euros), other subsidiaries (47 million euros);

•	the equity investment in Aria – Is Tim Turchia (2,341 million euros): the investment was written off in full (1,491 million euros) and a provision was made to the reserve for risks and charges to cover Group exposure to this associated company (850 million euros). The provision was commensurate to the guarantees provided by the Group in favour of international financial institutes that had granted loans to Aria – Is Tim and to the loan granted directly by the Group;

•	writedown of goodwill on Netco Redes (96 million euros) and other companies (46 million euros) and a provision to align the purchase price by Seat Pagine Gialle of an additional stake in Consodata to the value of the company as determined by an appraisal (43 million euros).

The 2,984 million euros writedown on equity investments applied in 2001 referred to goodwill writedowns on consolidated companies (9Télécom Group, Entel Bolivia, Entel Chile Group, Maxitel Group, Tele Celular Sul Group, Tele Nordeste Celular Group, Tim Brasil, Med1 Group and some companies in the Seat Group) and on companies valued with the equity method (GLB Serviços Interativos, Solpart Participaçoes, Telekom Austria, Nortel Inversora Group) and to other provisions relating to equity investments.

•	316 million euros of charges incurred following the sale of the equity investment in the 9Télécom Group. Specifically, considering the loss recorded prior to the sale, the French 9Télécom Group generated an overall charge to Telecom Italia Group income for the first nine months of 2002 of 389 million euros (267 million euros after taxes);

•	135 million euros of capital losses on the sale of 75 million shares (representing 15% of capital) of Telekom Austria A.G. in November 2002. Following the sale, the Telecom Italia Group’s stake in Telekom Austria A.G. decreased to 14.78%;

•	494 million euros of charges and provisions relating to personnel retirements and mobility schemes (including a 379 million euros charge at Telecom Italia);

•	235 million euros of charges relating to non-recurring operations on equity investments;

•	79 million euros of financial charges on the amount payable to the Italian National Insurance Board (INPS) for re-absorption of the ex Telephone Sector Employees Pension Fund (FPT) and 74 million euros for an extraordinary contribution to INPS to cover increased financial requirements following the integration of the FPT with the Employees Pension Fund;

•	190 million euros of writedowns on fixed assets relating in the main to mobile telephone companies in Brazil and 38 million euros for capital losses on fixed-asset disposals;

•	194 million euros of provisions, including 135 million euros for guarantees provided on the sale of equity investments and company businesses and 59 million euros for other provisions;

•	383 million euros of other sundry charges.

Non-recurring charges for the other Group companies amounted to 111 million euros (407 million euros in 2001) and included 62 million euros of capital losses on the sale of the Seat Pagine Gialle equity

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investment, 32 million euros of provisions relating to risks on equity investments, 4 million euros of charges relating to the public tender offer on Lottomatica and 13 million euros for miscellaneous charges.

The Group therefore posted positive consolidated EBIT of 520 million euros, compared with 1,983 million euros in 2001.

Net income from equity investments amounted to 57 million euros (221 million euros in 2001) and included 18 million euros for the Telecom Italia Group (154 million euros in 2001), 35 million euros for Olivetti S.p.A. from dividends on non-consolidated equity investments and 4 million euros for other Olivetti Group companies.

Interest expense and other financial charges, net, amounted to 2,307 million euros (3,105 million euros in 2001), of which 1,499 million euros related to the Telecom Italia Group (2,153 million euros in 2001) and 808 million euros to the other Group companies (952 million euros in 2001).

Net financial charges at the Telecom Italia Group decreased by 654 million euros (down 30.4%), for 85 million euros as a result of the decrease in net financial indebtedness, offset in part by exchange rate trends, (which had a negative impact on debt at a number of South American companies), and as a result of the provision for the call option on Seat Pagine Gialle shares (569 million euros in 2001) which in 2002 was classified under non-recurring charges.

Net financial charges for the other companies decreased by 144 million euros as a result of lower financial exposure and debt re-financing at less costly conditions.

Value adjustments to financial assets generated an overall charge of 786 million euros, including 682 million euros for the Telecom Italia Group as follows:

•	80 million euros for amortisation of goodwill arising on the purchase of equity investments in companies valued with the equity method, a reduction of 236 million euros compared with 2001, due to goodwill writedowns posted in 2001;

•	the Group’s share of income and losses of companies valued with the equity method, with a negative balance of 386 million euros (-1,300 million euros in 2001); this reflected losses at Stream for a total of 246 million euros (241 million euros in 2001), at Aria Is Tim (Turkey) for 171 million euros (334 million euros in 2001), and a positive balance of 31 million euros on the results of the other investee companies;

•	a writedown of 176 million euros on securities and equity investments held as current assets (291 million euros in 2001) and of 40 million euros on securities held as fixed assets (49 million euros in 2001).

In 2001, this heading also reflected the results of the equity investments in the Nortel Inversora Group (238 million euros), the AUNA Group (203 million euros) and the Astrolink writedown (259 million euros) taken by Telespazio upon termination of the project. In 2002 the equity investment in Nortel Inversora was unchanged from the consolidated book value at 31 December 2001, when it was prudently written down to zero. The consolidated book value of the AUNA Group and Astrolink at 31 December 2001 was maintained until the sale of these investments, respectively, on 1 August 2002 and 30 November 2002. Value adjustments at the other Group companies totalled 104 million euros, including 69 million euros relating to 41.4 million Telecom Italia shares held as current assets and valued at market prices at 31 December 2002.

Under the heading income taxes the Group posted income of 2,210 million euros for financial 2002 (a charge of 579 million euros in 2001). This referred to the Parent Company Olivetti S.p.A. for 1,603

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million euros (largely as a result of the writedown of the Telecom Italia equity investment solely for tax purposes; this produced a positive overall tax effect of 1,078 million euros, including deferred tax assets of 609 million euros) and to the Telecom Italia Group for 688 million euros (also largely as a result of deferred tax assets), offset by tax charges posted by the other Group companies for an overall amount of 81 million euros.

Income attributable to minority interests reflected a loss of 467 million euros (income of 586 million euros in 2001) and included 472 million euros of income attributable to Telecom Italia Group minority shareholders.

The Group net result for financial 2002 reflected a loss of 773 million euros (a loss of 3,090 million euros in 2001); excluding amortisation of goodwill on the acquisition of Telecom Italia, the Group had net income of 520 million euros (a loss of 1,791 million euros in 2001).

Analysis of the Group balance sheet

The reclassified balance sheet of the Group at 31 December 2002 is set out below:

(in millions of euros)	31.12.2002%		31.12.2001%		Changes
Short-term assets:
Financial resources	7,894	9.4	8,641	9.2	(747)
Operating assets	14,981	18.0	15,250	16.2	(269)

Total short-term assets	22,875	27.4	23,891	25.4	(1,016)

Medium/long-term assets:
Financial assets	495	0.6	705	0.7	(210)
Intangible fixed assets	34,561	41.4	39,220	41.6	(4,659)
Tangible fixed assets	19,449	23.3	22,097	23.5	(2,648)
Other assets	6,004	7.3	8,314	8.8	(2,310)

Total medium/long-term assets	60,509	72.6	70,336	74.6	(9,827)

Total assets	83,384	100.0	94,227	100.0	(10,843)

Short-term liabilities
Short-term debt	7,984	9.6	9,961	10.6	(1,977)
Operating liabilities	18,396	22.1	17,010	18.0	1,386

Total short-term liabilities	26,380	31.7	26,971	28.6	(591)

Medium/long-term liabilities:
Medium/long-term debt	33,804	40.5	37,747	40.1	(3,943)
Other medium/long-term liabilities	2,576	3.1	3,156	3.3	(580)

Total medium/long-term liabilities	36,380	43.6	40,903	43.4	(4,523)

Total liabilities	62,760	75.3	67,874	72.0	(5,114)

Total shareholders’ equity	20,624	24.7	26,353	28.0	(5,729)

Total liabilities and shareholders’ equity	83,384	100.0	94,227	100.0	(10,843)

Short-term assets at 31 December 2002 totalled 22,875 million euros compared with 23,891 million euros at 31 December 2001.

Specifically, the net decrease of 269 million euros in short-term operating assets arose from a decrease of 107 million euros at the Telecom Italia Group (largely due to the reduction in trade receivables) and from a decrease of 162 million euros at the other companies, mainly the Tecnost Group, also chiefly as a result of a reduction in trade receivables.

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Medium/long-term assets amounted to 60,509 million euros with a net decrease of 9,827 million euros from 70,336 million euros at 31 December 2001.

Specifically, medium/long-term financial assets at 31 December 2002 were 495 million euros and comprised 465 million euros for the prepayment of redemption premiums on the Olivetti 1.5% 2001-2004 and Olivetti 1.5% 2001-2010 bonds issued by the Parent Company in 2001 and on the Olivetti Finance 1% 2000-2005 bond exchangeable for Telecom Italia shares issued in 2000, for residual amounts not accruing in 2002.

The decrease of 210 million euros arose mainly from the portion of the prepayment on the above redemption premiums accrued in the year 2002 and from write off of the prepayment on the redemption premium on Olivetti Finance N.V. 1% 2000–2005 notes, which were bought back and subsequently cancelled.

Intangible fixed assets amounted to 34,561 million euros compared with 39,220 million euros at the end of 2001, a decrease of 4,659 million euros, which arose mainly from the amortisation charge of 3,462 million euros and goodwill writedowns of 1,903 million euros (including 1,544 million euros for the Seat equity investment), from other decreases of 1,250 million euros offset by additions totalling 1,956 million euros.

Tangible fixed assets decreased by 2,648 million euros of which 2,466 million euros for the Telecom Italia Group.

Other medium/long-term assets decreased by 2,310 million euros, reflecting a decrease of 3,001 million euros for the Telecom Italia Group (mainly for equity investment disposals and writedowns), offset in part by an addition of 691 million euros at the other Group companies, including 609 million euros of deferred tax assets at Olivetti S.p.A. as a result of the writedown of the Telecom Italia equity investment purely for tax purposes.

Short-term liabilities at 31 December 2002 amounted to 26,380 million euros, down by 591 million euros from 26,971 million euros at 31 December 2001.

Specifically, short-term debt (7,984 million euros at 31 December 2002) decreased by 1,977 million euros, reflecting a decrease for the Telecom Italia Group of 3,338 million euros offset by an increase of 1,361 million euros for the other Group companies.

Short-term operating liabilities increased by 1,386 million euros, reflecting a rise of 1,782 million euros at the Telecom Italia Group offset by a decrease of 396 million euros for the other companies (the latter consisting mainly of payment of previously provided charges of 125 million euros relating to Olivetti Finance financing operations and use of the Olivetti S.p.A. reserve for risks and charges for 167 million euros).

Medium/long-term liabilities amounted to 36,380 million euros with a decrease of 4,523 million euros from 40,903 million euros at 31 December 2001.

Specifically, medium/long-term debt amounted to 33,804 million euros (including 15,018 million euros for the Telecom Italia Group) with a decrease of 3,943 million euros including 1,065 million euros for the Telecom Italia Group.

Debt for the other Group companies decreased by 2,878 million euros, mainly as a result of operations to restructure debt and improve the maturity profile.

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Medium/long -term non-financial liabilities decreased by 580 million euros, of which 338 million euros for companies outside the Telecom Italia Group.

Capital invested at 31 December 2002 and related funding is illustrated in the table below:

(in millions of euros)	31.12.2002%		31.12.2001%		Changes
Short-term operating assets	14,981	26.5	15,250	22.5	(269)
Short-term operating liabilities	(18,396)	(32.5)	(17,010)	(25.1)	(1,386)

Operating working capital	(3,415)	(6.0)	(1,760)	(2.6)	(1,655)
Intangible fixed assets	34,561	61.0	39,220	57.8	(4,659)
Tangible fixed assets	19,449	34.4	22,097	32.6	(2,648)
Other assets	6,004	10.6	8,314	12.2	(2,310)

Capital invested (A)	56,599	100.0	67,871	100.0	(11,272)

Medium/long-term non financial liabilities	2,576	4.5	3,156	4.6	(580)
Minority interests	8,984	15.9	13,624	20.1	(4,640)
Group shareholders’ equity	11,640	20.6	12,729	18.8	(1,089)

Total non financial sources (B)	23,200	41.0	29,509	43.5	(6,309)

Net financial indebtedness (A-B)	33,399	59.0	38,362	56.5	(4,963)

Capital invested (56,599 million euros) decreased by 11,272 million euros from the end of 2001. Of the total, 41% was funded by non-financial sources, mainly total shareholders’ equity (20,624 million euros, a decrease of 5,729 million euros from 26,353 million euros at 31 December 2001 as analysed earlier in this Report). Net financial indebtedness funded the remaining 59% (56.5% at 31 December 2001).

Olivetti Group net financial indebtedness at 31 December 2002 amounted to 33,399 million euros, a decrease of 4,963 million euros from 38,362 million euros at 31 December 2001.

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	31.12.2002			31.12.2001			Changes (a-b)
(in millions of euros)	Telecom Italia Group	Other companies	Total (a)	Telecom Italia Group	Other companies	Total (b)
Current portions of medium/long-term debt	2,677	773	3,450	1,669	270	1,939	1,511
Other payables to banks and other lenders	2,412	965	3,377	6,833	300	7,133	(3,756)
Financial payables to Olivetti Group companies	—	—	—	612		— (*)	—
Interest accruals and deferrals	441	716	1,157	366	523	889	268
Liquid funds	(1,588)	(4,765)	(6,353)	(2,701)	(4,621)	(7,322)	969
Financial receivables	(683)	(328)	(1,011)	(804)	(90)	(894)	(117)
Financial receivables from Olivetti Group companies	—	—	—	—	(612)	— (*)	—
Interest accruals and prepayments	(159)	(371)	(530)	(116)	(309)	(425)	(105)

Total short-term net financial indebtedness (resources) (A)	3,100	(3,010)	90	5,859	(4,539)	1,320	(1,230)

Bonds and other medium/long-term indebtedness	15,018	18,786	33,804	16,083	21,664	37,747	(3,943)
Other medium/long-term financial assets		(495)	(495)		(705)	(705)	210

Total medium/long-term net financial indebtedness (B)	15,018	18,291	33,309	16,083	20,959	37,042	(3,733)

Total net financial indebtedness (A+B)	18.118	15.281	33.399	21.942	16.420	38.362	(4.963)

(*)	after intercompany balances elimination entries

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(in millions of euros)	Year 2002
Telecom Italia Group
Capital expenditure	4,842
Goodwill	369
Financial investments	1,708
Payment of dividends:
to Olivetti S.p.A.	1,296
to third parties	3,649
Payment to JP Morgan for strike price reduction	500
Operating cash flows	(10,390)
Disposals	(5,698)
Others	(100)

Financial surplus of the Telecom Italia Group	(3,824)

Other companies
Disposals	(592)
Dividend proceeds from Telecom Italia S.p.A.	(1,296)
Financial charges and other disbursements, net	749

Financial surplus of other companies	(1,139)

Total net financial surplus	(4,963)

Disposals for the Telecom Italia Group (5,698 million euros) reflected 2002 disposals, net of related charges, for an overall 4,771 million euros. They consisted mainly of the sale of AUNA (1,998 million euros), Bouygues Décaux Télécom (750 million euros), Mobilkom Austria (756 million euros), Lottomatica (212 million euros), Sogei (176 million euros), Telemaco Immobiliare (192 million euros), Immsi (69 million euros), Tiglio (328 million euros), Telekom Austria (559 million euros), Telespazio (239 million euros), 9Télécom (529 million euros) and other minor sales (21 million euros).

Disposals for the other companies in the Olivetti Group reflected 2002 equity investment sales, mainly the sale of Lottomatica (179 million euros), Seat (131 million euros), Tiglio (223 million euros) and Webegg (57 million euros).

***

The main financial operations transacted by the Olivetti Group in 2002 are described below.

Telecom Italia Group

•	Bond issue

In February, a 2.5 billion euro bond was issued, divided into two fixed-rate tranches of 1.25 billion euros each, maturing on 1 February 2007 and 1 February 2012. The issue is part of the “Global Note Programme” for the restructuring of Group debt; the overall amount of the programme was raised from 10 to 12 billion dollars following a resolution adopted by the Board of Directors on 18 December 2001.

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•	Closure of the revised agreements for put/call options on Seat Pagine Gialle S.p.A. shares

On 25 February, Telecom Italia and the JPMorgan Chase Group signed the final agreements relating to the re-negotiation of the put and call options on, respectively, approximately 711 million and approximately 661 million Seat Pagine Gialle shares. The preliminary agreements were originally stipulated on 4 December 2000.

Specifically, the option exercise price was reduced from 4.2 euros to 3.4 euros per share; in return, Telecom Italia will pay JPMorgan Chase an amount of approximately 569 million euros on the original expiry date in December 2005; alternatively it may make early payment of this amount after discounting back.

The revised agreements also eliminate early exercise of the options for both parties. The options therefore expire on 6 December 2005. Telecom Italia retains early exercise rights on a portion of its call options – approximately half of the overall amount – in blocks, as from December 2004.

The revised agreements achieve the aim of deferring exercise of the JPMorgan Chase put until the final expiry in December 2005, thus allowing Telecom Italia to avoid the possible impact of a single large outlay in 2003.

The economic effects of the reduction in the option exercise price were reflected in the 2001 financial statements.

•	Equity investment acquisitions and disposals

Sale of Lottomatica

In February 2002 the Market IT Business Unit (Finsiel group) accepted the public tender offer on Lottomatica, raising proceeds of 212 million euros and a capital gain of 73 million euros for the Telecom Italia Group consolidated net result.

Sale of BDT - Bouygues Décaux Télécom

In March 2002 the Telecom Italia Group sold the TIM International equity investment in BDT (19.61%), which controls the French operator Bouygues Telecom, raising proceeds of 750 million euros and a capital gain of 266 million euros for the Telecom Italia Group consolidated net result.

Sale of Mobilkom Austria

On 28 June 2002, TIM International N.V. sold its entire stake (25%) in Mobilkom Austria to Telekom Austria (in which Telecom Italia International held a 14.78% stake at 31.12.2002), raising proceeds of 756 million euros and a capital gain of 64 million euros for the Telecom Italia Group consolidated net result

Sale of Sogei

On 31 July 2002 Finsiel closed the sale of Sogei to the Fiscal Policies Department of the Ministry of the Economy and Finance, with an impact of 176 million euros on Telecom Italia Group net financial indebtedness.

Sale of AUNA

On 1 August 2002 the Telecom Italia Group sold its equity investment in AUNA to Endesa, Union Fenosa and Banco Santander Central Hispano. The sale was originally planned for December. The transaction raised proceeds of 1,998 million euros for the Telecom Italia Group and a capital gain of 1,033 million euros for the Telecom Italia Group consolidated net result.

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Sale of Telemaco Immobiliare

On 1 August 2002 Telemaco Immobiliare was sold to Mirtus, a company indirectly controlled by the US Whitehall real estate fund promoted by the Goldman Sachs Group, raising proceeds of 192 million euros and a net capital gain of 64 million euros for the Telecom Italia Group.

Purchase of EPIClink

On 2 August 2002, having received approval from the Antitrust Authority, Telecom Italia purchased 86% of EPIClink S.p.A. for a price of 60.2 million euros. The equity was sold by Edisontel S.p.A.(30.3%), Pirelli S.p.A. (25.3%; Pirelli is a Telecom Italia related party through the Chairman and Chief Executive Officer Carlo Buora), IntesaBci S.p.A. (20%), E_voluzione (8%) and Camozzi Holding (2.4%). As a result of this transaction, EPIClink ownership is as follows: Telecom Italia 86%, Pirelli 5%, IntesaBci 5%, Camozzi 2%, E_voluzione 2%. Telecom Italia also committed to acquire the residual stake (14%) for an overall price of 10 million euros.

Sale of 9Télécom

On 26 August, the Telecom Italia Group closed the sale of the equity investment in 9Télécom and the simultaneous purchase of 7% of LDCom. The transactions had a net negative impact of 267 million euros on Telecom Italia Group income.

Sale of a portion of Solpart Participações

On 27 August the Telecom Italia Group reached an agreement with its partners in Solpart (which indirectly controls Brasil Telecom) to reduce its ordinary shareholding from 37.29% to 19% through the sale of 18.29% of ordinary share capital to Timepart Participações and Techold Participações. The transaction removed the regulatory obstacles blocking the start-up of a GSM 1800 commercial offer by the local TIM subsidiaries. Options have been agreed by both parties, to be exercised under certain conditions, that would restore the situation quo ante.

Purchase of an additional stake in Stet Hellas

In August, TIM International NV, a TIM subsidiary, acquired from the Verizon Europe Holding II group a 17.45% stake in Stet Hellas, in which it already held 63.95%, for a price of 108 million euros. The operation makes TIM International NV the sole industrial shareholder and the reference shareholder of Stet Hellas, and is part of the Group strategy to rationalise its international portfolio by consolidating its position in the Mediterranean.

Purchase of an additional stake in Netesi

In August, after receiving approval from the Antitrust Authority, the Telecom Italia Group purchased a 69.10% shareholding in Netesi, of which it already held 17.98%, for a price of 11 million euros.

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Purchase of Pagine Utili

On 11 September 2002 Telecom Italia reached an agreement with Pagine Italia S.p.A. for the purchase of the Pagine Utili directories business, which has approximately 60,000 subscribers. Telecom Italia will pay Pagine Italia a consideration of 214 million Seat ordinary shares held by the Telecom Italia Group, representing 1.9% of Seat ordinary share capital.

Closing is subject to approval by the AGCM Authority (the Italian Antitrust Authorities). Following the observations in the report of the AGCM, on 16 January 2003 Telecom Italia and Pagine Italia S.p.A. agreed to withdraw the notice of acquisition of the Pagine Utili business unit.

They also agreed to extend the term of the contract in order to re-formulate the purchase with a view to possible re-presentation to the Authority.

The contract provides in any case for an exclusive consideration to Pagine Italia S.p.A., of 6.6% of the total number of Seat Pagine Gialle shares to be paid in the event of closure.

Procedures for the merger of the Pagine Utili unit with Seat Pagine Gialle will be drawn up once the transaction has closed.

Telecom Italia – News Corporation agreement

On 1 October, Telecom Italia signed contracts with the News Corporation Group (“News”), its partner in Stream, and with Vivendi Universal (“Vivendi”), currently the controlling shareholder of Telepiù, for the acquisition of Telepiù by Stream and the subsequent creation of a single pay TV platform in Italy. Under the agreements, Telecom Italia will hold 19.9% of the single platform and News Corporation will hold the remaining 80.1%.

At closing, Telecom Italia will pay 31.84 million euros for 19.9% of Tele più and will waive the receivables from Stream at the end of 2002 due to the Group companies, for approximately 147 million euros (the full amount was provided in 2001). By the same token, News Corporation will waive receivables due to Stream for a similar amount.

The contract is subject to approval by the European Antitrust Authority which will issue a ruling by the end of April 2003.

Sale of the equity investment in Consiel

On 3 October 2002 the sale – between Finsiel and World Investment Partners S.A. - of the shares representing the entire share capital of Consiel was completed with the endorsement of the shares in favour of the purchaser.

The total amount paid by World Investment Partners S.A. was equal to 1 million euros.

Purchase of 100% of Blu S.p.A.

On 7 October TIM closed the preliminary contract signed on 7 August for the purchase of 100% of Blu S.p.A., which was subsequently merged with TIM S.p.A. The operation had previously been approved by the Competition & Market Authority, after the favourable ruling issued by the Communications Authority. The merger deed was drawn up on 18 December 2002, when the final sale price of 83 million euros was set. The merger took effect on 23 December 2002.

Project Tiglio

On 29 October the frame agreement drawn up by the Pirelli, Olivetti-Telecom Italia and The Morgan Stanley Real Estate Funds groups closed, with the merger of the parties’ respective real estate assets and property management services providers.

Under the agreement, the assets of Tiglio I and Tiglio II will be enhanced in 2003 through a market operation implemented as part of a strategy for the development of the real-estate market, opening up important opportunities for the Telecom Italia Group to optimise the value of its current shareholdings in the two vehicles.

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Specifically, through a series of transactions, the Telecom Italia Group transferred assets totalling 1,360 million euros to Tiglio I and Tiglio II. Of these assets, 50 million euros related to Seat Pagine Gialle, approximately 840 million euros related to property spun off to Emsa Immobiliare as a result of the non-proportional split-up of IM.SER, and 470 million euros related to other assets. The operation generated gross income of 229 million euros for Telecom Italia S.p.A. and 234 million euros for the Telecom Italia Group (with an impact of 150 million euros on the Telecom Italia Group net result).

The Pirelli Group companies involved in the operation are Pirelli S.p.A. (a related party of Telecom Italia through the Chairman and the Chief Executive Officer Carlo Buora) and Pirelli & C. Real Estate S.p.A. (a related party of Telecom Italia through the Chairman, the Chief Executive Officer Carlo Buora and the Director Carlo Alessandro Puri Negri).

Sale of Telespazio

In November Telecom Italia and Finmeccanica closed the agreement of 2 August 2002 for the sale of Telespazio. The transaction generated a positive impact of 239 million euros on Telecom Italia Group financial indebtedness, and a net capital gain of 36 million euros for Telecom Italia Group income.

Sale of the Viasat equity investment

On 18 November 2002, Seat Pagine Gialle S.p.A. and Finsatel sold their respective shareholdings of 33.54% and 16.46% in Viasat S.p.A. to Exe Fin S.p.A., for an aggregate amount of approximately 2.5 million euros; the transaction also eliminated the equity investment indirectly held in Viasat Assistance S.p.A.

Sale of Telekom Austria

In November Telecom Italia International N.V. organised placement of 75 million Telekom Austria AG shares (representing 15% of capital). The placement price was fixed at 7.45 per share. The operation raised gross proceeds of 559 million euros, with a loss of 135 million euros on the Telecom Italia Group’s consolidated net result.

The operation reduced the Telecom Italia Group’s equity investment in Telekom Austria from 29.78% to 14.78%.

Sale of the equity investment in Informatica Trentina

On 21 November, Finsiel disposed of its equity investment (40.41%) in Informatica Trentina in favour of DeDa Srl, a company controlled by Deltadator S.p.A. (Sequenza Group) for an amount equal to approximately 8.7 million euros, with a capital gain recorded in the Telecom Italia consolidated financial statements of 4 million euros.

Sale of IMMSI

On 22 November Telecom Italia sold its equity investment in IMMSI to the “Omniapartecipazioni” company. The selling price was 69 million euros, with a positive impact of 41 million euros for Telecom Italia S.p.A

Sale of Fintech

On 20 December 2002, Telecom Italia Lab sold its shareholding in Fintech S.p.A. (50% of share capital) to the Belgian company Euroqube S.A., for an amount of 4.75 million euros, of which approximately half was settled at closing; the outstanding consideration will be paid over the following 12 months.

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Sale of Tele Pay Roll Services

On 20 December Telecom Italia signed an agreement with Accenture for the sale of 100% of TE.SS – Tele Pay Roll Services, which handles payroll services for the Telecom Italia Group. The selling price is approximately 10 million euros. The transaction, part of the Telecom Italia Group plan to dispose of non-core operations, closed on 28 February 2003, when title to the capital stock was transferred.

Purchase of an equity investment in Mediocredito Centrale S.p.A.

On 27 December 2002 in execution of an agreement signed in July, the purchase of a 3% stake in Mediocredito Centrale S.p.A. was finalised at a price of 36 million euros

Sale of Telekom Srbija

On 28 December 2002 the Telecom Italia Group announced an agreement for the sale to PTT Serbia of its 29% shareholding in Telekom Srbija. On 20 February 2003 the contract was signed and closing is expected to take place by the end of May.

PTT will pay a consideration of 195 million euros: 120 million euros are to be paid in four monthly amounts as from February 2003 and the remaining sum in 6 six-monthly amounts as from January 2006. The shares involved in the transaction will be deposited with an international bank until payment of the consideration has been completed.

Project Ortensia

On 24 December 2002 Telecom Italia and the other shareholders of Tiglio I (MSMC Italy Holding BV, Olivetti, Seat Pagine Gialle and Pirelli) and Tiglio II (POPOY Holding B.V.) drew up a binding agreement with the Marzotto company – which became effective on 4 March 2003 – for the formation of a jointly owned vehicle to hold the land assets of Tiglio I e Tiglio II and the land assets owned directly and indirectly by Marzotto. The agreement provides for the transaction to be executed during 2003 through the spin-off from Tiglio I and Tiglio II of land assets and other related assets and liabilities to a company to which, under the agreement, Marzotto transferred its land assets at the end of December 2002. Based on the asset valuations currently available, on completion of the spin-offs, Telecom Italia will hold a share of approximately 28% of the company (at Group level, Seat Pagine Gialle will own a 1% share).

Telecom Italia share buy-back

In connection with the share buy-back authorised by the Telecom Italia Shareholders’ Meeting of 7 November which began in March 2002, during the year Telecom Italia purchased 45,647,000 savings shares and 5,280,500 ordinary shares, for a total outlay of 287 million euros.

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Other companies in the Olivetti Group

•	In January 2002, Olivetti accepted the public tender offer for 100% of Lottomatica shares made by the De Agostini Group on 23 November 2001, at a price of 6.55 euros per share, after an improved bid.

Olivetti tendered its equity in Lottomatica, which amounted overall to 27,451,550 shares representing 15.6% of the company’s subscribed capital (of which 14.04% directly owned by Olivetti S.p.A. and 1.56% owned by the subsidiary Olivetti International S.A.).

Also considering Finsiel S.p.A.’s 18.3% equity investment in Lottomatica, the overall cash inflow for the Olivetti –Telecom Italia Group was 391 million euros, with an aggregate capital gain of 367 million euros recorded in the statutory accounts of the companies.

•	On 27 June 2002 the Telecom Italia and Olivetti Boards of Directors approved the acquisition by IT Telecom S.p.A. (100% Telecom Italia) of Olivetti S.p.A.’s 50% equity investment in Webegg S.p.A. The transaction price of 57.5 million euros was determined on the basis of assessments performed by KPMG Corporate Finance for Telecom Italia and UBM for Olivetti.

The operation will allow Webegg’s specific knowhow to be integrated with that of the Telecom Italia Group Information Technology division, with a view to forming competence centres providing services for the Group itself and on the open market.

***

•	On 29 January 2002 (with settlement date 12 February 2002), through a private placement with a select group of institutional investors, Olivetti International Finance N.V. re-opened the bond maturing in July 2009 for an additional amount of 250 million euros. As a result, total notes outstanding amount to 2,350 million euros.

•	On 14 March 2002, through a private placement, Olivetti Finance N.V. issue d a 500 million euro floating-rate bond, guaranteed by Olivetti S.p.A. The bond pays a quarterly coupon linked to 3-month Euribor + 130 basis points. The term is 3 years, which may be extended at the bondholders’ option for subsequent 21-month periods up to a maximum overall term of 10 years.

•	In April, the subsidiary Olivetti Finance N.V. successfully issued a multi-tranche bond. The operation raised proceeds totalling 1.5 billion euros, subdivided into two tranches maturing in 5 and 10 years. The terms of the issue are as follows:

first tranche
amount:	1,000 million euros
issue date:	24 April 2002
maturity:	24 April 2007
coupon:	6.50% per annum

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second tranche
amount:	500 million euros
issue date:	24 April 2002
maturity:	24 April 2012
coupon:	7.25% per annum

•	On 22 April 2002, through a private placement, Olivetti Finance N.V. issued a 20 billion yen bond with a fixed 3.55% six-monthly coupon maturing in May 2032 (callable annually by the issuer after the 10th year).

•	With a private placement, Olivetti Finance N.V. issued a bond for 300 million euros on 29 May and for an additional 300 million euros on 17 June. The bond bears a floating-rate quarterly coupon with a spread of 1.25%, and matures on 3 January 2006.

•	On 24 June 2002, all outstanding notes of the “Olivetti Finance N.V. floating-rate 1999-2004” bond were early redeemed (as allowed by the bond regulation and in execution of the resolution adopted by the company’s Board of Directors), for an amount corresponding to the nominal value of the notes (5,150 million euros), plus interest accrued to date.

•	In the second half of 2002, Olivetti Finance N.V. launched additional euro bonds:

1)	a zero-coupon bond (with settlement date 20 September 2002) exchangeable for Telecom Italia ordinary shares for approximately 385 million euros (350 million euros issued on 29 July, followed on 27 August by exercise of the greenshoe option for a further amount of approximately 35 million euros by Lehman Brothers as global co-ordinator), maturing in March 2004; the bond is exchangeable for 41,400,000 Telecom Italia ordinary shares (at a price of 9.30 euros per share) representing approximately 0.79% of ordinary share capital;

2)	a bond placed privately on 7 August as part of the Euro Medium Term Note (EMTN) Programme for 200 million euros and bearing a floating-rate coupon of 1.45% over EONIA, maturing in February 2005;

3)	a bond placed privately on 9 August as part of the EMTN Programme for 250 million euros, with an annual 7.77% coupon, maturing in August 2032.

4)	the re-opening on 3 October of three bonds under the EMTN Programme, to re -finance and extend the repayment profile of existing debt.

The overall gross proceeds of 1,550 million euros were as follows:

•	400 million euros on the “Olivetti Finance N.V. floating-rate 2002-2006” bond for an original amount of 600 million euros, increased to 1,000 million euros;

•	650 million euros on the “Olivetti Finance N.V. 6.5% 2002-2007” bond for an original amount of 1,000 million euros, increased to 1,650 million euros;

•	500 million euros on the “Olivetti Finance N.V. 7.25% 2002-2012” bond for an original 500 million euros, increased to 1,000 million euros.

Additionally, the above issues maturing in 2006 and 2007 were increased through private placements for 100 million euros each, thus raising the overall amounts to 1,100 million euros and 1,750 million euros respectively.

•	On 18 December 2002 a debt-transfer operation took place by which Olivetti Finance N.V. (Netherlands) replaced Olivetti International Finance N.V. (Dutch Antilles) as the issuer of all the bonds already issued by the Antillean company under the EMTN Programme guaranteed by Olivetti S.p.A., as follows: the 4,950 million euro bond denominated “Euro Medium Term Note

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Programme 5.375% due 2004” and the 2,350 million euros bond denominated “Euro Medium Term Note Programme 6.125% due 2009”.

•	On 23 December 2002 the following bonds were extinguished:

•	“Olivetti S.p.A. EONIA Linked notes 2001-2003” for a value of 400 million euros;

•	“Olivetti Finance N.V. 1% 2000-2005”, exchangeable for Telecom Italia ordinary shares, for a nominal value of 1,235 million euros. As a result, the residual nominal loan amount decreased to 765 million euros;

•	“Olivetti Finance N.V. 5.375% 1999-2004” (originally issued by Olivetti International Finance N.V. for a nominal value of 750 million euros). As a result, the residual nominal loan amount decreased to 4,200 million euros.

***

All bonds issued by Olivetti Finance N.V. and Olivetti International Finance N.V. are guaranteed by the Parent Company Olivetti S.p.A..

Information by sector (CONSOB communication no. 98084143)

A) Information by business sector

The consolidated statement of income showing the results of the operating companies adjusted for consolidation purposes and the consolidated reclassified balance sheet showing the balances of these companies adjusted for consolidation purposes are set out on the following pages. The results and balances for consolidation purposes differ from those disclosed in the companies’ respective statutory financial statements at 31 December 2002. The main consolidation adjustments are the elimination of intercompany gains and depreciation charges on assets transferred within the Group, the reversal of tax-related entries made largely in respect of depreciation, the valuation of equity investments (equity investments in subsidiary companies, by definition, appear in the consolidated accounts as the appropriate portion of the company’s net equity used for consolidation purposes) and other adjustments made to align the results of the individual companies with the accounting policies adopted by the Group.

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OLIVETTI GROUP - INCOME STATEMENT FOR THE YEAR 2002

(IN MILLIONS OF EUROS)	OLIVETTI S.p.A.	FINANCE COMPANIES	TELECOM ITALIA GROUP		OLIVETTI TECNOST GROUP		OLIVETTI MULTISERVICES		WEBEGG GROUP (*)		CONSOLIDATION ADJUSTMENTS	TOTAL GROUP
Third party revenues			30,400.4		906.1		75.8		25.6			31,407.9
Revenues from Olivetti Group companies					7.9		43.5		19.5		(70.9)
TOTAL NET REVENUES			30,400.4	100.0	914.0	100.0	119.3	100.0	45.1	100.0	(70.9)	31,407.9	100.0

OPERATING COSTS:
Labour	(13.8)	(0.6)	(4,532.0)	(14.9)	(145.3)	(15.9)	(16.4)	(13.7)	(19.0)	(42.1)		(4,727.1)	(15.1)
Materials and services	(18.0)	(1.5)	(11,923.4)	(39.2)	(704.9)	(77.1)	(70.6)	(59.2)	(20.6)	(45.7)	70.9	(12,668.1)	(40.3)
Grants			19.0	—	1.0	0.1						20.0	0.1
Depreciation of tangible assets	(0.9)	(0.1)	(3,783.3)	(12.4)	(13.4)	(1.5)	(8.7)	(7.3)	(0.6)	(1.3)		(3,807.0)	(12.1)
Amortisation of intangible assets:
Consolidation goodwill	(1,309.2)	(1.3)	(829.9)	(2.7)	(0.1)	(0.0)			(0.9)	(2.0)	(0.6)	(2,142.0)	(6.8)
Others	(76.8)	(4.3)	(1,226.3)	(4.0)	(11.2)	(1.2)	(0.2)	(0.2)	(0.7)	(1.6)		(1,319.5)	(4.2)
Value adjustments and provision for risks and charges		(3.4)	(752.6)	(2.5)	(15.5)	(1.7)	(3.9)	(3.3)	(0.2)	(0.4)		(775.6)	(2.5)
Other income (costs), net		(0.1)	43.0	0.1	(10.7)	(1.2)	(4.6)	(3.9)				27.6	0.1

Result before interest and taxes (EBIT) and non recurring income and charges	(1,418.7)	(11.3)	7,414.9	24.4	13.9	1.5	14.9	12.5	3.1	6.9	(0.6)	6,016.2	19.2

Non recurring income	157.4	4.9	2,810.4	9.2	5.6	0.6	5.8	4.9	0.1	0.2	6.0	2,990.2	9.5
Non recurring charges	(61.7)	(43.5)	(8,375.2)	(27.5)	(82.1)	(9.0)	(0.7)	(0.6)	(0.4)	(0.9)	77.6	(8,486.0)	(27.0)

EBIT	(1,323.0)	(49.9)	1,850.1	6.1	(62.6)	(6.8)	20.0	16.8	2.8	6.2	83.0	520.4	1.7

Income from equity investments	34.8	3.3	18.4	—								56.5	0.1
Financial income and charges, net	(771.7)	(66.5)	(1,499.4)	(4.9)	(17.4)	(1.9)	(2.3)	(1.9)	0.3	0.7	50.7	(2,306.3)	(7.3)
Value adjustments to financial assets	(90.5)	(13.7)	(682.0)	(2.2)	(0.2)	(0.0)			(0.7)	(1.6)	0.6	(786.5)	(2.5)

Result before taxes	(2,150.4)	(126.8)	(312.9)	(1.0)	(80.2)	(8.8)	17.7	14.8	2.4	5.3	134.3	(2,515.9)	(8.0)

Taxes	1,602.6	(7.8)	687.9	2.3	(11.0)	(1.2)	(6.9)	(5.8)	(2.9)	(6.4)	(51.7)	2,210.2	7.0

Result after taxes before minority interests	(547.8)	(134.6)	375.0	1.2	(91.2)	(10.0)	10.8	9.1	(0.5)	(1.1)	82.6	(305.7)	(1.0)

Minority interests			(472.2)	(1.6)	4.1	0.4			0.2	0.4	0.8	(467.1)	(1.5)

Net income for the year for consolidation purposes	(547.8)	(134.6)	(97.2)	(0.3)	(87.1)	(9.5)	10.8	9.1	(0.3)	(0.7)	83.4	(772.8)	(2.5)

(*)	consolidated in Telecom Italia Group from 30 June 2002

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OLIVETTI GROUP - BALANCE SHEET AS OF 31 DECEMBER 2002 BY COMPANY

(IN MILLIONS OF EUROS)	OLIVETTI S.p.A.	FINANCE COMPANIES	TELECOM ITALIA GROUP	OLIVETTI TECNOST GROUP	OLIVETTI MULTISERVICES	CONSOLIDATION ADJUSTMENTS	TOTAL GROUP
Assets
Short-term assets	2,221	7,498	16,033	646	106	(3,629)	22,875
Medium/long-term assets:
. Intangible	179	22	12,918	31	1	21,410	34,561
. Tangible	1		19,291	66	89	2	19,449
. Other	23,975	9,200	4,620	18	8	(31,322)	6,499

TOTAL ASSETS	26,376	16,720	52,862	761	204	(13,539)	83,384

Liabilities
Short-term liabilities	4,449	1,853	23,021	587	127	(3,657)	26,380
Medium/long-term liabilities	12,896	14,493	17,505	113	28	(8,655)	36,380

TOTAL LIABILITIES	17,345	16,346	40,526	700	155	(12,312)	62,760

TOTAL SHAREHOLDERS’ EQUITY	9,031	374	12,336	61	49	(1,227)	20,624

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	26,376	16,720	52,862	761	204	(13,539)	83,384

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OLIVETTI GROUP - ANALYSIS OF CAPITAL INVESTED AS OF 31 DECEMBER 2002 BY COMPANY

(IN MILLIONSS OF EUROS)	OLIVETTI S.p.A.	FINANCE COMPANIES	TELECOM ITALIA GROUP	OLIVETTI TECNOST GROUP	OLIVETTI MULTISERVICES	CONSOLIDATION ADJUSTMENTS	TOTAL GROUP
Inventories			411	150	23		584
Third party trade receivables, net	1		8,084	192	27		8,304
Other assets	1,152	51	5,108	98	35	(351)	6,093
Short-term operating assets	1,153	51	13,603	440	85	(351)	14,981
Third party trade payables	9		5,687	168	41	(9)	5,896
Other liabilities	649	201	11,804	186	29	(369)	12,500
Short-term operating liabilities	658	201	17,491	354	70	(378)	18,396

Operating working capital	495	(150)	(3,888)	86	15	27	(3,415)
Medium/long-term assets:
. Intangible	179	22	12,918	31	1	21,410	34,561
. Tangible	1		19,291	66	89	2	19,449
. Other	23,554	475	4,620	18	5	(22,668)	6,004
A) CAPITAL INVESTED	24,229	347	32,941	201	110	(1,229)	56,599

Medium/long-term non-financial liabilities	3		2,487	80	7	(1)	2,576
Total shareholders’ equity	9,031	374	12,336	61	49	(1,227)	20,624

B) TOTAL NON FINANCIAL SOURCES	9,034	374	14,823	141	56	(1,228)	23,200

C) NET FINANCIAL INDEBTEDNESS (RESOURCES) (A-B)	15,195	(27)	18,118	60	54	(1)	33,399

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B) Other information

A geographical breakdown of revenues from sales and services is set out below:

(in millions of euros)	Year 2002	Year 2001	Changes
			absolute	%
Italy	25,029.5	24,895.3	134.2	0.5
Other European countries	2,454.6	2,494.8	(40.2)	(1.6)

Total Europe	27,484.1	27,390.1	94.0	0.3

North America	452.1	1,088.0	(635.9)	(58.4)
Central and South America	2,776.5	2,759.2	17.3	0.6
Australia, Africa and Asia	695.2	778.4	(83.2)	(10.7)

Total Group	31,407.9	32,015.7	(607.8)	(1.9)

Intercompany transactions between different business sectors or geographical areas are conducted at market prices and are eliminated during consolidation.

Quarterly results of the Olivetti Group

(in millions of euros)	Year 2002					Year 2001
	1st quarter	2nd quarter	3rd quarter	4th quarter	total	1st quarter	2nd quarter	3rd quarter	4th quarter	total
Revenues from sales and services	7,533	8,010	7,660	8,205	31,408	7,409	7,925	7,802	8,880	32,016
Result before interest and taxes (EBIT) and non recurring income and charges	1,391	1,602	1,701	1,322	6,016	1,393	1,295	1,450	1,200	5,338
% EBIT on Revenues	18.5%	20.0%	22.2%	16.1%	19.2%	18.8%	16.3%	18.6%	13.5%	16.7%
EBIT	2,041	1,161	941	(3,623)	520	1,482	1,372	(232)	(639)	1,983
% EBIT on Revenues	27.1%	14.5%	12.3%	-44.2%	1.7%	20.0%	17.3%	-3.0%	-7.2%	6.2%
Net result	(187)	(324)	(349)	87	(773)	(479)	(608)	(1,093)	(910)	(3,090)
Net result before amortisation of goodwill on Telecom Italia acquisitions	136	(1)	(25)	410	520	(154)	(284)	(768)	(585)	(1,791)

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Research & Development

In 2002 most of the Telecom Italia Group’s R&D operations were conducted by TILAB, in some cases in co-operation with Pirelli Lab. R&D staff totalled 1,081 heads.

Activities consisted of study and testing in the wireline and mobile telecommunications areas and in the Internet area.

Research on Internet and mobile applications focused on testing of integrated technological and application solutions for the multimedia offer, development of access solutions and solutions for management of broadband users, development and assessment of advanced solutions for user environments (terminals, domestic cabling, application platforms).

Switching and networking research focused on IP networks with the development of Content Delivery Networks. Other special areas of interest were Wireless LANs and innovative telephony solutions on packet-switching networks.

In the area of network infrastructures, work was concerned with the metropolitan and transportation network, new automatic switching fibre networks, and the access network, where innovative solutions based on copper and fibre links are being developed.

During 2002, 45 patents were filed, an increase of 13% from 2001.

Total R&D expenditure for the year amounted to approximately 109 million euros. Subsidies and low-interest loans for R&D expenses collected during the year or due to be collected by TILAB amounted to approximately 12 million euros.

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The Parent Company

In 2002, the Parent Company Olivetti S.p.A. operated purely as a holding, mainly in the wireline and mobile telecommunications sector, through its equity investment in the Telecom Italia Group, and, through controlling equity investments, in other industries, including office and Internet products and services (Olivetti Tecnost S.p.A.), and real-estate services (Olivetti Multiservices S.p.A.).

The Company closed financial 2002 with a net loss of 6,240 million euros (a net loss of 871 million euros in 2001) after equity investment writedowns of 8,400 million euros (175 million euros in 2001), including a writedown of 8,051 million euros on Telecom Italia S.p.A. shares made exclusively for tax purposes.

Capital investments for 2002 totalled 225 million euros and referred to equity investments. This compared with 584 million euros in 2001, of which 430 million euros for equity investments and 153 million euros for intangible assets and 1 million for tangible assets.

At 31 December 2002 shareholders’ equity totalled 9,031 million euros, a decrease of 6,204 million euros against 15,235 million euros at 31 December 2001. The decrease arose as a result of the loss of 6,240 million euros posted for 2002, offset by share capital increases for 36 million euros following the conversion of bonds and exercise of warrants, net of use of restricted reserves tied to bond conversion/warrant exercise.

Net financial indebtedness at the end of 2002 totalled 15,195 million euros, a decrease of 1,127 million euros from the end of 2001 (16,322 million euros), which arose largely as a result of collection of dividends and equity investment disposals set against outlays mainly for financial charges.

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Business performance for 2002 is reflected in the income statement set out below, reclassified in compliance with the Consob model for industrial holding companies pursuant to communication no. 94001437 of 23 February 1994:

(in millions of euros)	Year 2002	Year 2001	Changes
Financial income and charges
1. Income from equity investments	1,979	85	1,894
2. Other financial income	41	37	4
3. Interest and other financial charges	(813)	(966)	153

Total financial income and charges	1,207	(844)	2,051

Value adjustments to financial assets
4. Revaluations on equity investments	—	—	—
5. Write-downs on equity investments	(8,400)	(175)	(8,225)

Total value adjustments to financial assets	(8,400)	(175)	(8,225)

6. Other income from operations	14	15	(1)
Other costs from operations
7. Non-financial services received	(26)	(49)	23
8. Leases and rentals	(2)	(3)	1
9. Payroll	(14)	(13)	(1)
10. Depreciation, amortisation and write-downs	(72)	(64)	(8)
11. Provisions for risks	—	(192)	192
12. Other operational expenses	(3)	(3)	—

Total other costs from operations	(117)	(324)	207

Result from ordinary operations	(7,296)	(1,328)	(5,968)

Extraordinary income and charges
13. Income	240	23	217
14. Charges	(76)	(16)	(60)

Extraordinary income	164	7	157

Result before taxation	(7,132)	(1,321)	(5,811)

15. Taxation	892	450	442

Net income (loss) for the year	(6,240)	(871)	(5,369)

The year’s ordinary operations closed with a loss of 7,296 million euros compared with a loss of 1,328 million euros in 2001.

This result arose as follows:

•	2,020 million euros of financial income (122 million euros in 2001) including:

•	1,979 million euros of dividends and related tax credits (85 million euros in 2001), of which 1,952 million euros from Telecom Italia (73 million euros in 2001, recorded as accrued), 14 million euros from Olivetti Multiservices, 7 million euros from Olivetti Finanziaria Industriale S.p.A., 4 million euros from Mediobanca and 2 million euros from other investee companies;

•	41 million euros of other financial income (37 million euros in 2001) including:

•	3 million euros from securities and reverse repurchase agreements classified under current assets (largely investments in government securities);

•	7 million euros of interest income from subsidiary companies (on borrowings and interest-bearing current accounts);

•	4 million euros of interest income on bank current accounts;

•	10 million euros of interest income on receivables from tax authorities ceded without recourse in previous years;

•	11 million euros for exchange rate gains;

•	6 million euros of income on swaps;

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•	813 million euros of interest expense and other financial charges (966 million euros in 2001), including:

•	607 million euros to subsidiaries (814 million euros in 2001) in respect of borrowings and interest-bearing current accounts (of which 498 million euros to Olivetti Finance N.V. and 107 million euros to Olivetti Holding B.V.), with a decrease of 207 million euros from 2001;

•	149 million euros on bond loans (62 million euros in 2001);

•	3 million euros on medium/long-term borrowings (28 million euros in 2001);

•	5 million euros for exchange rate losses (19 million euros in 2001);

•	24 million euros from use of bank credit lines (29 million euros in 2001);

•	14 million euros of swap charges;

•	11 million euros on other financial operations (14 million euros in 2001);

•	8,400 million euros for writedowns of equity investments in subsidiary companies (175 million euros in 2001), including:

•	8,051 million euros relating to Telecom Italia S.p.A. shares held as financial fixed assets, which were written down to the average market share price for the last six months in order to be eligible for tax benefits;

•	69 million euros relating to Telecom Italia S.p.A. shares held as current assets, which were written down to market share prices at 30 December 2002;

•	182 million euros relating to the equity investment in Olivetti Finance;

•	98 million euros for writedowns and provisions on other equity investments.

•	14 million euros of other income from operations (15 million euros in 2001) consisting mainly of cost recoveries;

•	117 million euros in other costs of operations (324 million euros in 2001), including:

•	26 million euros for non-financial services (49 million euros in 2001);

•	72 million euros for depreciation and amortisation (63 million euros in 2001); this included 71 million euros in respect of intangible assets (62 million euros in 2001), of which 70 million euros for charges relating to share-capital increases and bonds subscribed in 2001;

•	14 million euros for payroll costs (13 million euros in 2001);

•	5 million euros in other costs of operations (6 million euros in 2001).

Extraordinary operations generated net income of 164 million euros, compared with net income of 7 million euros in 2001.

Extraordinary income amounted to 240 million euros, as follows:

•	approximately 158 million euros from the sale of the Lottomatica equity investment;

•	72 million euros from the sale of the OMS2 equity investment;

•	9 million euros from the sale of the Webegg equity investment to the Telecom Italia Group;

•	1 million euros of other income.

Extraordinary charges amounted to 76 million euros (16 million euros in 2001), as follows:

•	71 million euros on the sale of Seat Pagine Gialle shares;

•	4 million euros on the sale of the Lottomatica equity investment;

•	1 million euros of other costs.

The heading Taxation reflects income of 892 million euros arising mainly from deferred tax assets (609 million euros) whose recovery is reasonably certain, booked as a result of the writedown of the Telecom Italia equity investment, and from the reversal of the reserve for deferred taxes provided in 2001, which became redundant (283 million euros).

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The balance sheet of Olivetti S.p.A. at 31 December 2002 is laid out below:

(in millions of euros)	31.12.2002%		31.12.2001%		Changes
Short-term assets
Financial resources	1,068	4.0	314	0.9	754
Operating assets	1,153	4.4	761	2.3	392

Total short-term assets	2,221	8.4	1,075	3.2	1,146

Medium/long-term assets
Financial receivables and marketable securities	16	0.1	—	—	16
Medium/long-term interest accruals and prepayments	405	1.5	495	1.5	(90)
Equity investments	22,888	86.8	31,409	94.3	(8,521)
Other assets	846	3.2	316	1.0	530

Total medium/long-term assets	24,155	91.6	32,220	96.8	(8,065)

TOTAL ASSETS	26,376	100.0	33,295	100.0	(6,919)

Short-term liabilities
Short-term debt	3,791	14.4	6,343	19.1	(2,552)
Operating liabilities	658	2.5	580	1.7	78

Total short-term liabilities	4,449	16.9	6,923	20.8	(2,474)

Medium/long-term liabilities
Medium/long-term debt	12,893	48.9	10,788	32.4	2,105
Other liabilities	3	—	349	1.0	(346)

Total medium/long-term liabilities	12,896	48.9	11,137	33.4	1,759

TOTAL LIABILITIES	17,345	65.8	18,060	54.2	(715)

SHAREHOLDERS’ EQUITY	9,031	34.2	15,235	45.8	(6,204)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	26,376	100.0	33,295	100.0	(6,919)

Short-term assets at 31 December 2002 amounted to 2,221 million euros, an increase of 1,146 million euros from 1,075 million euros at 31 December 2001; this comprised an increase of 392 million euros in operating assets and an increase of 754 million euros in financial resources (mainly cash of 379 million euros, financial assets and financial receivables due from third parties for 271 million euros and financial receivables due from subsidiary companies for 104 million euros).

Medium/long -term assets at 31 December 2002 amounted to 24,155 million euros, reflecting a net decrease of 8,065 million euros compared with 32,220 million euros at 31 December 2001, of which 8,521 million euros referred to equity investments; the decrease arose from the writedown of Telecom Italia shares to average market value in the second half of 2002 in order to be eligible for tax benefits (8,051 million euros) and from the sale of the Webegg, OMS2 and Seat Pagine Gialle equity investments.

Medium/long -term interest accruals and prepayments decreased by 90 million euros, mainly for the accrued portion of the redemption premium on the “Olivetti 1.5% 2001-2004” and “Olivetti 1.5% 2001-2010” bonds.

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Other medium/long -term non-financial assets increased by 530 million euros (mainly reflecting deferred tax assets).

Short-term liabilities at 31 December 2002 amounted to 4,449 million euros, with a decrease of 2,474 million euros compared with 6,923 million euros at 31 December 2001.

This reflected a decrease of 2,552 million euros in debt offset in part by an increase of 78 million euros in operating liabilities.

Specifically, the decrease of 2,552 million euros in debt arose mainly from a reduction of 2,890 million euros in amounts due to subsidiaries (including 1,905 million euros on interest-bearing current accounts) offset by an increase of 392 million euros in amounts due to banks and other lenders.

Medium/long -term liabilities at 31 December 2002 amounted to 12,896 million euros, an increase of 1,759 million euros from 11,137 million euros at 31 December 2001; this reflected an increase of 2,105 million euros in debt offset by a decrease of 346 million euros in other liabilities.

Specifically, the 2,105 million euros increase in medium/long -term debt consisted of an increase of 3,496 million euros in bonds, offset in part by a decrease of 1,559 million euros in amounts due to subsidiaries and a decrease of 52 million euros in amounts due to banks.

The table set out below analyses capital invested at 31 December 2002 and relating funding:

(in millions of euros)	31.12.2002%		31.12.2001%		Changes
Short-term operating assets	1,153	4.7	761	2.4	392
Short-term operating liabilities	(658)	(2.7)	(580)	(1.8)	(78)

Operating working capital	495	2.0	181	0.6	314
Long-term assets	23,734	98.0	31,725	99.4	(7,991)

Capital invested (A)	24,229	100.0	31,906	100.0	(7,677)

Medium/long-term non financial liabilities	3	0.0	349	1.1	(346)
Shareholders’ equity	9,031	37.3	15,235	47.7	(6,204)

Total non financial sources (B)	9,034	37.3	15,584	48.8	(6,550)

Net financial indebtedness (A-B)	15,195	62.7	16,322	51.2	(1,127)

Capital invested was financed by debt for 62.7% (51.2% at the end of 2001) and by shareholders’ equity for 37.3% (47.7% at the end of 2001).

Specifically, shareholders’ equity decreased by 6,204 million euros during 2002 as follows:

•	a decrease of 6,240 million euros for the loss for 2002;

•	share-capital increases of 36 million euros (net of 25 million euros arising from free issues effected through use of reserves following the re-denomination of share capital in euros) as a result of conversion of bonds and exercise of warrants.

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At 31 December 2002 the Company had net financial indebtedness of 15,195 million euros (16,322 million euros at 31 December 2001), as follows:

(in millions of euros)	31.12.2002	31.12.2001	Changes
Short-term financial resources
Liquid funds	(519)	(140)	(379)
Financial assets and receivables from third parties	(365)	(94)	(271)
Receivables from subsidiary companies	(184)	(80)	(104)

Total short-term financial resources	(1,068)	(314)	(754)

Short-term debt
Current portions of medium/long-term debt	54	90	(36)
Bonds	—	16	(16)
Bank borrowings and amounts due to other lenders	697	307	390
Amounts due to subsidiary companies	3,040	5,930	(2,890)

Total short-term debt	3,791	6,343	(2,552)

Total short-term net financial resources (A)	2,723	6,029	(3,306)

Medium/long-term financial assets:
Amounts due for medium/long-term borrowings	(16)	—	(16)
Medium/long-term interest accruals and prepayments	(405)	(495)	90

Total medium/long-term financial assets	(421)	(495)	74

Medium/long-term debt
Bonds	8,084 (*)	4,588	3,496
Amounts due to subsidiary companies	3,744	5,302	(1,558)
Amounts due to banks and other lenders	55	98	(43)
Medium/long-term accrued interest expenses	1,010	800	210

Total medium/long-term accruals and prepayments	12,893	10,788	2,105

Total medium/long-term net financial indebtedness (B)	12,472	10,293	2,179

Total net financial indebtedness (A+B)	15,195	16,322	(1,127)

(*)	including 3,900 million euros subscribed by Olivetti Finance N.V.

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The table set out below analyses the financial surplus generated in 2002:

(in millions of euros)	Year 2002
Dividends collection from Telecom Italia	(1,296)
Disposals	(577)
Tax credits assignments	(405)
Share capital increases	(36)
Costs for bond issues and borrowings	65
Settlement with Verizon (ex Bell Atlantic)	67
Cash disbursements for acquisitions, loss coverages, capital restorations and other	137
Financial charges and other disbursement net	918

Total net financial requirement	(1,127)

Dealings with related parties

Olivetti S.p.A’s financial and commercial dealings with subsidiaries are conducted at normal market conditions and consist mainly of the provision of services, centralised treasury operations and, pursuant to its role as a holding company, coordination of the activities of the subsidiaries.

(in millions of euros)	Subsidiary companies	Associated companies
Dividend income (excluding tax credit)	1,263	—
Other financial income	7	—
Financial charges	607	—
Other revenues	12	—
Purchase of goods and services	4	—
Trade and other receivables	305	—
Financial receivables	183	16
Trade and other payables	6	—
Financial payables	102,261	—

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Employee Stock Option Plans

1999-2001 Plan

During 1999, a “Three-Year 1999-2001” Stock Option Plan” for the benefit of approximately one hundred managers of Olivetti S.p.A. and its subsidiaries was approved as a tool to provide incentives and boost management loyalty. Authorised by a Directors’ resolution of 9 June 1999 and supplemented with a subsequent resolution of 29 November 1999, the plan provided for a maximum of 48 million warrants, non-transferable inter vivos, to be assigned free of charge to the beneficiaries. Each warrant gave an option on one Olivetti ordinary share at an overall price (par value plus share premium) of 2,320 Italian lire (equivalent to 1.198 euros), for a maximum nominal share-capital increase of 48 billion Italian lire (approximately 24.8 million euros). This increase, resolved by the above-mentioned Board meetings in execution of the proxy pursuant to art. 2443 of the Italian Civil Code (granted by the Extraordinary Shareholders’ Meeting of 7 April 1999) complied with the limits set by art. 134, par 2, of Legislative Decree 58/1998.

The warrants assigned could be exercised at pre-specified times during the three-year period and could be accumulated until the end of the plan (January 2002). The first tranche was exercised in December 1999 and the second and third tranches in 2001 and in January 2002 respectively.

The evolution of the plan in 2001 and 2002 is illustrated in the table set out below:

	Year 2002			Year 2001			Notes
	No. shares	Average exercise price (euros)	Market price (euros)	No. shares	Average exercise price (euros)	Market price (euros)
Rights existing at 1st January	8,038,315	—	1.43	26,255,000		2.24
New rights assigned	—			—	—	—
Rights exercised in the year	(5,654,982)	1.000	1.38	(18,216,685)	1,198/1,040	2.31	(1)(2)(3)
Rights expired in 2002	(2,383,333)		2.36	—
Rights existing at 31/12	—			8,038,315	—	1,44

(1)	Annual average share prices (Source: Bloomberg)

(2)	Exercise price equivalent to 1 euro (as adjusted following the share capital increase in November 2001) for no. 5,654,982 rights, relating to year 2002

(3)	Exercise price equivalent to 1.198 euro for 12,171,682 rights and 1,040 euros (as adjusted following the share capital increase in March 2001) for 6,045,003 rights, relating to year 2001

***

2002-2004 Plans

On 24 February 2000 the Board of Directors approved a three-year stock option Plan from 1 January 2002 to 31 December 2004, assigning 29,500,000 warrants free of charge to approximately one hundred managers of the Company and its subsidiaries The warrants entitled the beneficiaries to subscribe to an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for the share-capital increases of 2001), corresponding to the fair value of Olivetti ordinary shares at the date of the Board meeting.

The warrants were to be exercised in three tranches between 1 November and 15 December of 2002, 2003 and 2004, and could be accumulated until the end of the plan.

The relevant Directors’ resolution, like that of the previous 1999-2001 plan, executed the proxy pursuant to art. 2443 of the Italian Civil Code granted by the Extraordinary Shareholders’ Meeting of 7 April 1999.

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The Company did not implement any operations that could encourage subscription of shares by its employees, pursuant to art. 2358 of the Italian Civil Code.

Subsequently, on 9 February 2001, after reversing its previous resolution of 24 February 2000 as untimely and no longer appropriate for the purpose for which it had been intended, the Board of Directors approved a share-capital increase for a total of 29 million euros through the issue of 29 million shares at a price of 2.515 euros per share (after adjustment for the share-capital increases of 2001). The capital increase services a stock option plan for managers of the Company and its subsidiaries for the three years 2002-2004; with regard to stock options already assigned to managers on the payroll as of 24 February 2000 who have since left the Group (1,330,000 options), the original terms and conditions apply.

The Company has not implemented any operations that could encourage subscription of shares by its employees, pursuant to art. 2358 of the Italian Civil Code.

At 31 December 2002, all the stock options assigned in connection with the two Directors’ resolutions illustrated above (30,330,000 rights, of which 1,330,000 to be exercised at a unit price of 3.308 euros and 29,000,000 to be exercised at a unit price of 2.515 euros) were still unexercised. They entitled the beneficiaries to subscribe 30,330,000 Olivetti shares (the share price at 31 December 2002 was 0.969 euros).

Shares in Olivetti S.p.A. and its subsidiaries held by Directors, Statutory Auditors and Chief Operating Officer of Olivetti S.p.A. (CONSOB Regulation no. 11971/1999 and subsequent amendments)

In compliance with CONSOB Regulation no. 11971/1999 and subsequent amendments, shares issued by Olivetti S.p.A. and its subsidiaries that are owned by Company Directors, Statutory Auditors and Chief Operating Officer are detailed below.

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	(1)	(2)	(3)	(4)		(5)	(6)	(7)
	Investee company	Shares held at 31.12.2001 (or at date of appointment, if during the year 2002)	Type of shares	Type of ownership	Modalities of ownership	Number of shares purchased	Number of shares sold	Shares held at 31.12.2002 (or at date of resignation)
Board of Directors
Chairman
TESONE Antonio	Olivetti S.p.A.	224	ordinary	full ownership	indirect	0	0	224
	Telecom Italia Mobile S.p.A.	625	ordinary	full ownership	indirect	0	0	625

Deputy Chairman and Chief Executive Officer
TRONCHETTI PROVERA Marco	—	0	—	—	—	0	0	0
Deputy Chairman
BENETTON Gilberto	—	0	—	—	—	0	0	0

Chief Executive Officer
BUORA Carlo	—	0	—	—	—	0	0	0
Directors
CAPRIO Lorenzo	—	0	—	—	—	0	0	0

CIRLA Giorgio	—	0	—	—	—	0	0	0

FABRIZI Pier Luigi	—	0	—	—	—	0	0	0

GERONZI Cesare	Olivetti S.p.A.	15,250	ordinary	full ownership	direct	59,475	74,725	0
	Telecom Italia S.p.A.	0	ordinary	full ownership	direct	3,980	2,180	1,800
	Telecom Italia S.p.A.	4,950	savings	full ownership	direct	7,250	6,600	5,600
	Telecom Italia Mobile S.p.A.	5,000	ordinary	full ownership	direct	4,900	2,900	7,000
	Seat Pagine Gialle S.p.A.	23,000	ordinary	full ownership	direct	13,000	36,000	0

MION Gianni	—	0	—	—	—	0	0	0

NATTINO Giampietro	—	0	—	—	—	0	0	0

PIERRI Paola	—	0	—	—	—	0	0	0

PIRELLI Alberto	Telecom Italia S.p.A.	550	ordinary	full ownership	(** direct			550
	Telecom Italia Mobile S.p.A.	750	ordinary		(** direct	0	0	750
	Seat Pagine Gialle S.p.A.	3,000	ordinary		(**direct	0	0	3,000

PURI NEGRI Carlo Alessandro	—	0	—	—	—	0	0	0

ROCCO di TORREPADULA Giancarlo	—	0	—	—	—	0	0	0

TREVISAN Dario	Olivetti S.p.A. (*)	6,961	ordinary	full ownership	direct	0	0	6,961

	Seat Pagine Gialle S.p.A.	1,000	ordinary	full ownership	direct	0	0	1,000

VARISCO Alberto	Seat Pagine Gialle S.p.A.	5,000	ordinary	full ownership	direct	0	0	5,000

Former Directors
BONDI Enrico	—	0	—	—	—	0	0	0

MODIANO Pietro	—	0	—	—	—	0	0	0

Board of Statutory Auditors
Chairman
FORNASARI Angelo	—	0	—	—	—	0	0	0

Regular Auditors
BENNANI Vittorio	—	0	—	—	—	0	0	0

CARAMANTI Franco	Telecom Italia S.p.A.	20,000	savings	full ownership	(** indirect	0	0	20,000

Chief Operating Officer
ARIAUDO Corrado	Olivetti S.p.A.	0	ordinary	full ownership	direct	533,332 ( * * * )	233,332	300,000
	Telecom Italia S.p.A.	50,000	ordinary	full ownership	direct	0	0	50,000
	Telecom Italia S.p.A.	200,000	savings	full ownership	direct	0	0	200,000
	Telecom Italia Mobile S.p.A.	25,000	ordinary	full ownership	direct	0	0	25,000

(*)	The number of shares owned at 31 December 2001 is adjusted with respect to data contained in the Annual Report 2001

(**)	Operations carried out by separate company-managed asset portfolio

(***)	Through exercise of stock options

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Other information

At 31 December 2002 Olivetti S.p.A. treasury stock comprised 2,697,500 ordinary shares with a par value of 1 euro per share, arising from the conversion of an equal number of savings shares following approval by the Extraordinary Shareholders’ Meeting of 4 July 2000 of the compulsory conversion of preferred and savings shares into ordinary shares. The shares, which are stated in the accounts at a unit carrying value of 0.852 euros, also arise from shareholder-approved purchases of stock from employees of the Company and its subsidiaries as a result of fulfilment of the conditions of the relative share offer regulations requiring that the shares be sold back to the Company.

The Shareholders’ Meeting of 4 October 2000 authorised the Board of Directors, pursuant to art. 2357 ter, par 1, to dispose of all the above-mentioned treasury shares by 31 December 2002 through the distribution, in one or more operations, of non-compulsory purchase options to former employees of the Company and its subsidiaries who continue to provide services for the Group.

Equity investment writedowns pursuant to current tax laws

The Telecom Italia equity investment writedown (8,051.1 million euros), pursuant to art. 2426 par 2 of the Italian Civil Code, was recorded in the Company’s Statutory Financial Statements in compliance with tax laws in order to obtain tax benefits for which the Company would not otherwise be eligible; the writedown reduced carrying value by an amount equivalent to the difference between the book value and the arithmetic mean value of daily share prices in the second half of the year, as envisaged under art. 66, par 1 bis of Presidential Decree no. 917/1986.

Had this writedown not been applied, Olivetti S.p.A. would have posted positive result before taxes for financial 2002 of 919 million euros, reflecting an improvement equal to the writedown amount; its result, net of the taxation that would otherwise have been applied, would have been positive (733.1 million euros), reflecting an improvement of 6,973.1 million euros, which would also have been reflected in shareholders’ equity at 31 December 2002.

Following the above equity investment writedown, the consolidated result reflected the combined benefit of the lower tax payable by Olivetti S.p.A. and the deferred tax assets posted by Olivetti S.p.A., for a total of 1,078 million euros; had the writedown not been applied, the Olivetti Group consolidated net result and shareholders’ equity would have been worse by a similar amount.

Since the above differences arose, as illustrated above, from the writedown of equity investments applied pursuant to art. 2426 par 2 of the Italian Civil Code, they will be retained unchanged in future financial statements, as will the related tax benefits.

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ANNUAL REPORT ON THE COMPANY’S SYSTEM OF CORPORATE GOVERNANCE

The Company’s system of corporate governance has been gradually enhanced to ensure maximum transparency and efficient management. It takes the Voluntary Code of Conduct drawn up by Borsa Italiana as its frame of reference.

Composition and duties of the Board of Directors

The 16-member Board of Directors acting in 2002 was elected by the ordinary Shareholders’ Meeting of 13 October 2001; later, two Directors were co-opted to replace outgoing Directors who resigned. The table below showing the composition of the Board of Directors specifies for each Director the position held, the expiry of his or her mandate and important positions held other than in the Company.

Name	Office	Date of appointment	Expiry date	Other offices
Antonio Tesone	Chairman	13 October 2001	2003 Annual Report approval	Chairman Olivetti International S.A.; Director Sogefi S.p.A and Sema S.p.A.

Marco Tronchetti Provera	Deputy Chairman and Chief Executive Officer	13 October 2001	2003 Annual Report approval	Chairman Telecom Italia S.p.A., Olimpia S.p.A., Pirelli & C. S.a.p.A., Pirelli & C. Real Estate S.p.A., Camfin S.p.A.; Chairman and Chief Executive Officer Pirelli S.p.A.; Deputy Chairman Confindustria; Director Fondazione Teatro alla Scala and Università Commerciale Luigi Bocconi; Chairman of the Council for Italo-American Relations, member of the Assonime Steering Committee, of the European Round Table of Industrialists, of the Italian Group of the Trilateral Commission, of the International Advisory Board of Allianz, of the International Council of J.P. Morgan and of New York Stock Exchange European Advisory Committee.

Gilberto Benetton	Deputy Chairman	13 October 2001	2003 Annual Report approval	Chairman Autogrill S.p.A., Benfin S.p.A., C.F.I. S.p.A., Edizione Holding S.p.A., Edizione Property S.p.A., Ragione S.a.p.a. di G. Benetton & C., Verde Sport S.p.A.; Deputy Chairman Fondazione Benetton, Telecom Italia S.p.A., Olimpia S.p.A.; Sole Director of Regia S.r.l. and Immobiliare Marca S.r.l.; Director of Benetton

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Group S.p.A., Area Nord Concessionaria di Pubblicità, Banca Antoniana Popolare Veneta, Impresa Tipografica Veneta, Mediobanca S.p.A., Pirelli S.p.A., Schemaventotto S.p.A., Sep S.p.A., Società Finanziaria Editrice San Marco, HMS Host Corp., Autostrade S.p.A., Beni Stabili S.p.A., Lloyd Adriatico S.p.A., Autopistas C.E.S.A.

Enrico Bondi	Chief Executive Officer	13 October 2001	5 September 2002 (resignations)

Carlo Buora	Chief Executive Officer	13 October 2001	2003 Annual Report approval	Chairman of Telecom Italia Mobile S.p.A.; Chief Executive Officer of Telecom Italia S.p.A. and Pirelli S.p.A.; Director of Olimpia S.p.A., Pirelli & C. S.a.p.A., Pirelli & C Real Estate S.p.A., Pirelli Societe Generale S.A., Pirelli & C. Ambiente S.p.A., Pirelli International Ltd., Pirelli & C. Real Estate Ltd., Pirelli Labs S.p.A., HDP Holding di Partecipazioni S.p.A., Mediobanca S.p.A., RAS S.p.A. and Tecnost S.p.A; Member of Board of Management of Pirelli Cable Holding N.V..

Lorenzo Caprio	Director	13 October 2001	2003 Annual Report approval	Statutory Auditor of Commercial Union Previdenza, Commercial Union Assicurazioni, Commercial Union Life and Commercial Union Insurance; Professor of Corporate Finance at Università Cattolica del Sacro Cuore in Milan and Professor of Corporate Finance and Corporate banking at Italian Switzerland University of Lugano.

Giorgio Cirla	Director	13 October 2001	2003 Annual Report approval	Chief Executive Officer of Interbanca S.p.A.; Chairman of Interbanca International Holding SA; Director of SNIA S.p.A., Sirti S.p.A., Hopa S.p.A., Interbanca Gestione Investimenti SGR S.p.A., Antonveneta ABN Amro Bank S.p.A., Antonveneta ABN Amro SGR S.p.A., Imprenditori Associati S.p.A..

Pier Luigi Fabrizi	Director	13 October 2001	Approv. Annual Report at 31 December 2003	Chairman of Monte dei Paschi di Siena S.p.A.; Deputy Chairman of Banca Nazionale

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del Lavoro S.p.A.; Director of Banca Agricola Mantovana S.p.A., Banca Monte Parma S.p.A., Unipol Assicurazioni S.p.A., Italian Bankers Association; Professor of Security Market Economics at Università L. Bocconi, Milan.

Cesare Geronzi	Director	13 October 2001	2003 Annual Report approval	Chairman of Capitalia S.p.A.; Deputy Chairman and Executive Committee Member of Mediobanca S.p.A.; Director of the Board of Italian Bankers Association and of CASPIE; Member of the Steering Committee of Assonime; Member of Executive Committee of Associazione “Guido Carli”; Deputy Chairman Isti tuto della Enciclopedia Italiana founded by Giovanni Treccani S.p.A..

Gianni Mion	Director	13 October 2001	2003 Annual Report approval	Chief Executive Officer of Edizione Holding S.p.A. and Schemaventotto; Deputy Chairman of Telecom Italia Mobile S.p.A.; Director of Benetton Group S.p.A., Autogrill S.p.A., 21 Investimenti S.p.A., Autostrade S.p.A., Sagat S.p.A., Olimpia S.p.A., Telecom Italia S.p.A., Seat PG S.p.A., Interbanca S.p.A., Banca Antonveneta S.p.A. and 21 Partners Società di Gestione del Risparmio S.p.A.

Pietro Modiano	Director	13 October 2001	7 November 2002 (resignations)

Giampietro Nattino	Director	13 October 2001	2003 Annual Report approval	Chairman of Pirelli Cavi e Sistemi telecom S.p.A., Pirelli Cavi e Sistemi Energia S.p.A. and GSC Proxitalia S.p.A.; Deputy Chairman of Borsa Italiana S.p.A., Fideuram Fondi S.p.A., ASSOSIM, Fondo Nazionale di Garanzia; Chief Executive Officer of Banca Finnat Euramerica S.p.A. Finnat AG Zurigo; Director of Generali SGR, Finnat Investments S.p.A., Banca Fideuram S.p.A., Caltagirone Editore S.p.A., Pirelli & C Real Estate S.p.A., Finnat Fiduciaria S.p.A., SCIA S.p.A Fedra S.r.l..

Paola Pierri	Director	Coopted on 7 November 2002	First Shareholders’ Meeting of the year 2003	Deputy General Manager of Unicredito Italiano

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Alberto Pirelli	Director	13 October 2001	2003 Annual Report approval	Deputy Chairman Pirelli & C S.a.p.A., Pirelli S.p.A. and G.P.I. Gruppo Partecipazioni Industriali S.p.A.; Director of Camfin S.p.A., SMI S.p.A., Olimpia S.p.A. and GIM S.p.A..

Carlo Alessandro Puri Negri	Director	13 October 2001	2003 Annual Report approval	Deputy Chairman and Chief Executive Officer of Pirelli & C. Real Estate S.p.A.; Deputy Chairman of Camfin S.p.A.; General Partner and Chief Operating Officer of Pirelli & C. S.a.p.A.; Director of Olimpia S.p.A., Pirelli S.p.A., Telecom Italia S.p.A., Permasteelisa and AON Italia S.p.A; Deputy Chairman of Pirelli & C. Ambiente S.p.A.; Member of the Management Board of the Pirelli & C. S.a.p.A. Voting Trust.

Gian Carlo Rocco di Torrepadula	Director	Coopted on 5 September 2002	First Shareholders’ Meeting of the year 2003	Member of Steering Committee of Pirelli S.p.A.; Director of Pirelli Cultura S.p.A.; Member of Steering Committee of UPA; Manager of “Communication & Image” of Telecom Italia Group; Chairman of Communication Committee of Telecom Italia Group- TIM – Seat PG; Member of Management Committee of Telecom Italia S.p.A..

Dario Trevisan	Director	13 October 2001	2003 Annual Report approval	Trevisan & Associati legal firm; Common Representative of Savings Non Convertible shareholders of Marzotto & Figli S.p.A.; International Member of Council of Institutional Investors, of Board of Governors of International Corporate Governance Network, of Eurolegal ( European legal association)

Alberto Varisco	Director	13 October 2001	2003 Annual Report approval	Director of Caboto IntesaBci SIM S.p.A. and e-MID S.p.A.; Manager of M&A and Equity Origination (Corporate Division) of Banca Intesa S.p.A.; Member of the technical Commission for finance of Italian Bankers Association.

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The powers attributed to the Company officers by the Board of Directors are as follows:

Chairman Antonio Tesone – legal representation and signature on the Company’s behalf. No management powers were attributed to the Chairman.

Deputy Chairmen – Deputy Chairman Marco Tronchetti Provera was granted the same powers as the Chairman. Deputy Chairman Gilberto Benetton was granted the same powers as the Chairman and the Deputy Chairman Tronchetti Provera, to be exercised in the absence of the Chairman or of the other Deputy Chairman.

In his capacity as Chief Executive Officer, Marco Tronchetti Provera may carry out all Company business with the following restrictions: power to issue, with a single signature, personal guarantees up to 50 million euros for Group companies and up to 20 million euros for third parties; power to invest, dispose of and acquire controlling and associated interests and to dispose of companies or businesses thereof in any manner, for amounts no greater than 250 million euros;

Chief Executive Officer Carlo Buora: management powers regarding ordinary Company business.

The Board of Directors, in accordance with the bylaws, has the widest powers for the ordinary and extraordinary administration of the Company, since it is empowered to carry out any business which is not expressly the domain of the shareholders, whether by law or under the bylaws.

Even in the absence of a specific bylaw, but as accepted practice, the following are the exclusive domain of the Board :

•	examination and approval of the industrial, financial and strategic planning of the Company, as well as the corporate structure of its Group;

•	granting and withdrawal of powers to the Chief Executive Officers and the definition of any limits and operating procedures;

•	determination, after examining the proposals of the specific Committee and the opinion of the Board of Statutory Auditors, of the remuneration of the Chief Executive Officers and those Directors with specific mandates;

•	supervision of operations in general, with a particular focus on any situations involving conflicts of interest, taking into account the information received from the Chief Executive Officers and the Internal Control Committee and regularly comparing results achieved with those forecast;

•	examination and approval of any transactions of financial significance, particularly with related parties;

•	verification of the suitability of the general administrative and organisational structure of the Company and of the Group as set up by the Chief Executive Officers;

•	reporting to the Shareholders’ Meetings.

In accordance with point 2.1 of the Voluntary Code of Conduct, the Deputy Chairman and Chief Executive Officer Marco Tronchetti Provera and the Chief Executive Officer Carlo Buora are deemed to be executive Directors, in that they have operational/managerial powers further to the granting of the above-mentioned powers.

Point 3.1 of the Voluntary Code of Conduct establishes that “independent Directors” are those who:

a)	do not carry out business, directly, indirectly or on behalf of third parties, nor have recently carried out such business with the Company, its subsidiaries, its executive Directors, the

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shareholder or group of shareholders who control the Company, such as would affect their independence of judgement;

b)	do not own, directly or indirectly or on behalf of third parties, equity interests of a size to enable them to exercise control or significant influence over the Company, nor are party to private shareholder agreements regarding the control of the Company;

c)	are not closely related to the Company executive Directors or to parties as in points a) and b) above.

In light of the above definition, 6 of the remaining 14 Directors (the Chairman Antonio Tesone and the Directors Lorenzo Caprio, Giorgio Cirla, PierLuigi Fabrizi, Cesare Geronzi and Dario Trevisan) qualify as “independent”.

The Chairman, as part of the functions attributed to him by the bylaws, supervises the activities of the Board, ensuring that the statutory and legal regulations in force are properly applied, using the powers granted to him by law and the Articles of Association, chairs and supervises the Company’s Shareholders’ Meetings.

The Board of Directors held nine meetings in 2002; the overall attendance was more than 76% (76.39). The Board has also already met twice in 2003. The Company has approved the calendar of corporate events for 2003, which has been announced to the market, on the basis of which at least six Board meetings are envisaged.

In applying article 19 of the Bylaws, those Directors with powers granted pursuant to article 2381 of the Italian Civil Code report at least quarterly to the Board of Directors and the Board of Statutory Auditors (also pursuant to article 150 of Legislative Decree 58/1998) on their activities, on extraordinary transactions as well as on those where there could be a potential conflict of interest, following a specific Procedure illustrated later in this report.

Appointment and remuneration of the Directors

The list vote mechanism is not envisaged when electing Directors.

The Board of Directors did not deem it necessary to establish an internal committee to propose Directors for election.

At the aforementioned Shareholders’ Meeting held on 13 October 2001, all shareholders, upon entering the hall, were provided with a printed document containing the names of the proposed candidates and a detailed curriculum vitae for each one.

The same meeting, pursuant to article 2389, par 1, of the Italian Civil Code, voted to grant the Board of Directors overall annual emoluments of 826,331.04 euros, to be divided equally among the Directors, which will be computed before the net profit in the financial statements.

On 13 October 2001, the Board of Directors formed a Remuneration Committee (expanding the duties of the already existing Emoluments Committee) and provided that part of its duties is to formulate proposals to the Board for the remuneration of the Chief Executive Officers and those Directors with specific mandates, to formulate proposals, at the request of the Chief Executive Officers, for determining the criteria used for the remuneration of the top management of the Company, and to conduct preliminary examinations of stock option proposals. As regards composition, the Board voted

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that the Committee comprise at least three Directors, who elect the Chairman and, even if not one of them, a Secretary, with the members of the Board of Statutory Auditors as well as the Chief Executive Officers being entitled to attend the meetings.

The Committee meets whenever the Chairman deems it appropriate or upon the request of another member or Chief Executive Officer.

The Board also voted that notice of the meetings of the Committee as well as the validity of the meetings and the decisions thereof shall be governed by the same regulations stated in the Bylaws regarding Board meetings of the Company.

The Board elected to the Committee Lorenzo Caprio, Pietro Modiano and Antonio Tesone, all non-executive and independent Directors.

At the meeting held on 13 November 2001, the Committee elected the Chairman (Antonio Tesone) and the Secretary (Piera Rosiello). It also formulated proposals regarding the emoluments for those Directors with specific mandates, as per article 2839, par 2, of the Italian Civil Code, expressing the opinion that, since the Company is a pure holding company (which therefore reflects the results of the operating subsidiaries), it was not appropriate to envisage a variable element in the emoluments, only a fixed one.

The Committee’s proposals were approved by the Board of Directors (in the meeting held on 13 November), which therefore voted to grant those Directors with specific mandates the emoluments which are stated next to each name in the Report on Operations.

On 7 November 2002, the Director Paola Pierri was elected to the Committee to replace Pietro Modiano who resigned.

No stock options are envisaged for Directors in service.

Internal control system

1)	For a number of years, the Company has had an internal control function, one of whose duties is to ensure, with regard to Olivetti itself and also to its unlisted subsidiaries, the adequacy of the corporate regulations regarding processes as well as the reliability and correctness of the accounts and compliance with relevant laws and regulations.

In 2002, the Board of Directors adopted a proposal by the Internal Control Committee to designate the consortium In.Tel.Audit, originally formed by the subsidiaries Telecom Italia, TIM and Seat Pagine Gialle, and in which Olivetti had in the meantime become a member, as the Head of Internal Control (pursuant to article 9.4 of the Voluntary Code of Conduct) for the purpose of verifying the adequacy and efficiency of the current internal control system.

With reference to Legislative Decree 231/2001 (Administrative liability of bodies for offences committed by its collaborators), the consortium will also, on behalf of all its member companies, identify and assess areas of operation that are at risk and draw up an appropriate “dispensing organisational model” that takes account of the particular characteristics of each member company.

The Board deems the Company’s internal control system as a whole to be adequate.

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2)	The Board of Directors has set up, within its ambit, an “Internal Control Committee”, establishing that:

a)	as regards consultative and proposing duties vis-à-vis the Board of Directors, the Committee should in particular:

•	evaluate the adequacy of the internal control system;

•	evaluate the work schedule prepared by the internal control officers and receive regular reports from them;

•	evaluate the proposals of the external auditors for their audit services as well as the work schedule for the audit and the results stated in the Audit Report and in the Suggestions Report;

•	report to the Board at least once every six months, when the annual accounts and the half-year report are approved, regarding the activities carried out and the adequacy of the internal control system;

•	carry out any further duties which it may be assigned by the Board of Directors, particularly regarding relations with the external auditors;

b)	as regards composition, that:

•	the Committee comprise non-executive directors, who shall elect a Chairman and, even if not one of them, a Secretary;

•	the Board of Statutory Auditors, the Chief Executive Officers as well as, if invited, the head of the Internal Auditing Department and one or more Chief Operating Officers may attend the meetings;

c)	as regards activities, that:

•	the Committee meet at least twice a year, before the Board meetings for the approval of the Annual Report and the Half-Year Report, or whenever the Chairman deems it appropriate or upon the request of another member or Chief Executive Officer;

•	notice of the meetings as well as the validity of the meetings and the decisions thereof shall be governed by the same regulations stated in the Bylaws regarding meetings of the Company Board of Directors .

The Company is updating the duties attributed to the Internal Control Committee and its composition in line with the new provisions of the revised July 2002 edition of the Code of Voluntary Conduct.

In 2002 the Internal Control Committee met six times; as of the date of approval of this Report, it has already held two meetings in 2003.

The members of the Internal Control Committee are:

Antonio Tesone (Chairman), Lorenzo Caprio and Alberto Varisco.

The Committee evaluated the suitability of Olivetti’s membership of the consortium In.Tel.Audit Scrl; during the year. It also conducted a detailed examination of the specific characteristics of the “Head of Internal Control”, as a result of which, as already mentioned in heading 1) above, it drew up a proposal for the consortium to be designated to this duty; it established a continuous flow of information with the Independent Auditors, also with regard to the audit plan drawn up by them; it examined the half-year report and the quarterly reports for financial 2002.

With regard to corporate governance, the Committee analysed the Code and the Procedures that the Company intended to adopt (see the specific sections in this Report) and expressed a positive opinion thereof.

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Dealings with related parties

In order to ensure proper conduct and management transparency, at its meeting of 25 July 2002, the Board of Directors approved a set of “Principles of Conduct” to be observed in the execution of operations, including infragroup operations, with “related parties” (as defined by International Accounting Standard - IAS - 24).

At the same meeting, the Board also adopted a special Procedure (“Procedure for compliance with the requirements of article 150, par 1. of Legislative Decree no. 58 of 1998”), to be observed by all Directors and Statutory Auditors, in order to guarantee complete and effective information flows pursuant to the above-mentioned article 150, to article 19 of the Bylaws and to CONSOB recommendations concerning corporate governance. The Procedure is designed to ensure that activities performed, operations of particular importance, non-typical or unusual operations and operations transacted with related parties are fully transparent in substance and at procedural level, and makes the entire Board responsible for the resolutions adopted in connection with such operations.

The Procedure was amended at the Board meeting of 13 February 2003 to take account of the notion of “related parties” adopted by CONSOB with effect from 1 January 2003 and is now consistent with the pronouncements of CONSOB where CONSOB adopts definitions of a more stringent nature; it remains unchanged where the original text drawn up by the Company is more stringent.

The Principles and the Procedure may be consulted on the Company web site, www.olivetti.it, under the heading “Investor Relations”, sub -heading “Corporate Governance”, and will be sent in hard copy to any person who may request a copy.

Code of Conduct with regard to Insider Dealing

On 7 November 2002, the Company implemented the relevant regulations issued by Borsa Italiana and adopted a “Code of Conduct with regard to Insider Dealing”, which governs disclosure to the Company and to the market of transactions on Group listed securities executed by so-called “relevant persons”.

The Code adopts a more rigorous approach than the regulations drawn up by the Market Authority with regard to insider dealing, compared with which it presents a number of significant differences (including: reduction of the quantitative thresholds for market disclosure of transactions on a quarterly basis or at the time of the transaction; indication of periods during which Relevant Persons may not transact operations on Group securities; extension of disclosure requirements to cover financial instruments issued by controlling companies as well as by subsidiary companies; considerable flexibility in the identification of Relevant Persons in order to take account of contingencies in which additional parties may have access to company strategy).

The Code took effect earlier than the term established by Borsa Italiana (1 December 2002 instead of 1 January 2003) and also comprises a particularly severe system of penalties. The document may be consulted on the Company web site, www.olivetti.it, under the heading “Investor Relations”, sub-heading “Corporate Governance”, and will be sent in hard copy to any person who may request a copy.

Treatment of confidential information

Management of confidential information is supervised directly by the Chairman or by the Deputy Chairman and Chief Executive Officer.

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With regard to communication of price-sensitive information to the public, the Company recently approved a special Procedure, which specifies, among other things, the measures to be taken in the event of rumours or requests for information from the market control and supervisory bodies and the conduct to be observed to ensure non-selective use of company information during meetings with the shareholders, with the financial community and with the Press.

Investor relations (in particular relations with institutional investors)

The company has a special unit (investor.relations@olivetti.com) which is responsible for relations with shareholders and institutional investors.

The Board of Directors has not deemed – and in the present circumstances does not deem – it necessary to adopt rules for Shareholders’ Meetings since it believes that the powers assigned to the Chairman of the Board of Directors in this respect are amply sufficient for the normal business of Shareholders’ Meetings.

Statutory Auditors

In accordance with article 20 of the Company Bylaws, the election (or integration following substitution or forfeiture) of the Board of Statutory Auditors occurs by means of a list vote. Those shareholders who alone or together own voting shares equivalent to at least 5% of the corresponding share capital may present one (and only one) list.

Each candidate may be presented in one list only, pain of ineligibility; candidates who are Statutory Auditors in another five listed companies (excluding Olivetti S.p.A.’s controlling or subsidiary companies) or who do not possess the necessary requirements of character and professional background may not be listed.

The lists (together with, pain of inadmissibility, the acceptances of the individual candidates, the statements declaring absence of reasons of ineligibility and incompatibility and the statements declaring existence of the conditions required by law and the bylaws) must be presented at the Company’s registered offices at least five days prior to the date of the first calling of the Shareholders’ Meeting.

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LEGAL PROCEEDINGS

Olivetti S.p.A.

The legal proceedings involving the Parent Company are described below:

1.	Currently under preliminary examination by magistrates in Rome are the criminal charges of corruption and peculation brought by the Rome State Prosecutor against former representatives and former employees of Olivetti (and of the Italian Post Office) regarding products and services provided by Olivetti to the Post Office in the early 1990s; the Rome magistrates acquitted all the Olivetti people involved in the investigation of the charge of peculation, since the fact did not amount to a crime. The State Prosecutor lodged an appeal against the sentence. Recently the Rome magistrates fully acquitted all the former Olivetti managers involved in the investigation of charges of corruption

2.	With regard to the dispute in the Rome courts between Olivetti and Poste Italiane S.p.A. for non-payment by Poste Italiane S.p.A. of products and/or technical assistance, sentences passed to date are in favour of Olivetti and have been appealed by Poste Italiane S.p.A..

3.	In relation to the disposal of the personal computers business in April 1997, lawsuits have been brought before the Ivrea courts against Olivetti and its subsidiary Olivetti Finanziaria Industriale S.p.A. (which had merged Sy.F.A. S.p.A., which had in turn merged Olivetti Personal Computers S.p.A) by:

a)	Centenary Corporation and Centenary International, for damages (250 billion Italian lire equivalent to 129.1 million euros claimed but lacking evidence) which the plaintiffs allege they suffered as a consequence of the acquisition of the Olivetti Group’s personal computers business (through acquisition of the specific business unit, which was spun off to OP Computers S.p.A., established for that purpose);

b)	ex-employees of OP Computers S.p.A., to ascertain that the contracts relating to the aforementioned disposal of the personal computers business are null and void, to obtain reinstatement as employees of Olivetti, with payment of salary differences and damages (calculated at 310 billion Italian lire, 160.1 million euros, and lacking evidence);

c)	the receiver of OP Computers S.p.A. (which is in bankruptcy proceedings), to ascertain that the contract of sale of the personal computers business by Olivetti Personal Computers to OP Computers is either null and void, or to be annulled or revoked, claiming damages (again, lacking evidence and calculated at 158 billion Italian lire, 81.6 million euros).

d)	a group of ex-employees of OP Computers S.p.A., who have filed a complaint against former legal representatives of the company; the Ivrea State Prosecutor has opened an investigation into the former legal representatives.

Olivetti and its external advisors believe that the transactions carried out regarding the disposal of the personal computers business were legal and proper, and therefore consider the above legal actions to be essentially groundless in fact and in law.

4.	Olivetti and its subsidiary Olivetti Finanziaria Industriale S.p.A., on their part, have taken legal action in the Milan courts against Piedmont International S.A. (a Centenary Group company) for the recovery of 100 billion Italian lire (51.6 million euros) due by the latter or for a greater amount to be proven in court.

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Telecom Italia Group

Disputes regarding Telecom Italia shareholder resolutions

Still pending is the claim for damages of 18.9 million euros brought against Olivetti, Telecom Italia and the Chairman and Deputy Chairman pro-tempore, alleging non-fulfilment of the undertakings in the “Offer document” concerning the public tender and exchange offer made by Olivetti and Tecnost on Telecom Italia in 1999, and of the resolutions carried by the Shareholders’ Meeting of 14 January 2000 regarding purchases of own savings shares.

Universal service

In January 2002 the Regional Administrative Court of Lazio accepted Omnitel’s appeal for the annulment of the Telecommunications Authority’ decision regarding the “applicability of the mechanism for the division of the net costs of the universal service for 1999”, which had also been contested by Infostrada. Specifically, the court upheld the complaint alleging defects in the administrative procedure, but did not accept the appeal against the merits of the decision, which will in any case have to be renewed.

In the meantime, Infostrada and Omnitel have not paid their respective portions (set at 9 million euros overall), thereby preventing the Ministry of Communications from transferring the amount globally assessed in favour of Telecom Italia for costs sustained in 1999 for the universal service (27 million euros).

* * *

In early 2002 Telecom Italia was served with notice of Omnitel’s appeal to the Regional Administrative Court of Lazio and Wind’s extraordinary appeal to the Head of State for the annulment of the resolution setting out regulations for the “Universal Service: applicability of the mechanism for the division and assessment of the net costs for 2000”. In addition to suspension of the resolution, Omnitel also requested prior referral to the European Court of Justice to ascertain whether community directives have been correctly interpreted.

Data transmission and Internet access services using X-DSL technology

Following the opening of an investigation into the supply by Telecom Italia of direct baseband circuits and the offer to its business customers of broadband Internet access and data transmission services based on X-DSL technology without a corresponding wholesale offer to competitors, in April 2001 the Competition and Market Authority imposed a fine of 59 million euros on Telecom Italia. In November 2001, the Regional Administrative Court of Lazio reduced the fine to 29 million euros, which was paid in January on a conditional basis, given Telecom Italia’s intention of lodging an appeal with the Administrative Supreme Court. This appeal, for the annulment of the entire fine, on the grounds of a general lack of logic and defects in motivation and investigation, was subsequently filed.

Meanwhile, Albacom, Infostrada, AIIP, Unidata, Data Service and other operators filed claims for damages before the civil courts, alleging abuse of a dominant position by Telecom Italia in connection with the practices challenged by the Competition and Market Authority.

In January 2003, the Rome Court of Appeal sentenced Telecom Italia to pay damages totalling approximately 2 million euros to Albacom, Wind (formerly Infostrada), Cable & Wireless (formerly Unidata) and Data Service.

Similar claims for damages presented by other operators are still pending.

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Galactica dispute

In May 2001, a dispute arose between Telecom Italia and the Internet Service Provider Galactica S.p.A. (currently being wound up) for the non-renewal of an agreement regarding an experimental Internet access service at a flat rate. Claiming that failure to renew was unlawful, Galactica sued Telecom Italia for damages and filed an injunction against Telecom Italia interrupting the service.

In February 2002, Galactica filed another writ of summons for damages relating to alleged anticompetitive practices of Telecom Italia

In May 2002 the investigating magistrate unified the two lawsuits.

On 16 October 2002, the Servinternet S.p.A. company (formerly Galactica S.p.A.), which is being wound up, filed a third writ of summons on Telecom Italia in the Milan courts. This third suit has been unified with the other two being investigated by the same judge.

Alleged anti-competitive strategies of Telecom Italia

Following the complaint filed by 27 competing operators alleging anti-competitive market strategies by Telecom Italia, the Telecommunications Authority issued decision no. 179/01/CONS charging the Company with a series of breaches and commenced sanction proceedings with specific resolutions. A counter-action against the decision and the subsequent resolutions has been filed with the Regional Administrative Court of Lazio.

In the meantime the Authority ordered Telecom Italia to pay two administrative fines for a total of approximately 150,000 euros; the Company has filed an appeal against the orders with the Regional Administrative Court of Lazio.

Seat Pagine Gialle/De Agostini

Arbitration is underway on the dispute referred by De Agostini against Seat Pagine Gialle, Finanziaria Web, Matrix and the Buffetti Group for alleged breaches of the agreement signed in 2000, which among other things regulates the acquisition of shareholdings in Finanziaria Web (which controls Matrix) by Seat and De Agostini. Claiming that the conditions required under the agreement had occurred, De Agostini is requesting the transfer to Seat of its Finanziaria Web shares for a price of 700 million euros, with payment beginning as from 30 June 2003.

Seat Pagine Gialle/Cecchi Gori

On 13 June 2002 the Rome courts dismissed the applications filed by Cecchi Gori Group Media Holding and Fin.Ma.Vi. to ascertain the nullity of the financial statements and related balance sheet as at 31 December 2000 of Cecchi Gori Communications - CGC (now Holding Media Communications) and to declare null the resolutions carried by the company’s Shareholders’ Meeting on 27 April 2001. Cecchi Gori Group Media Holding and Fin.Ma.Vi have appealed the dismissal and re-presented the applications filed in the first instance.

Still pending are: i) a ruling on the annulment of the contract pledging CGC shares to guarantee fulfilment of the undertakings set out in the contract under which Seat Pagine Gialle acquired control of CGC on 7 August 2000; ii) a ruling on the annulment of the resolution adopted by the extraordinary Shareholders’ Meeting of CGC, to modify the quorums for resolutions adopted by the Board of Directors and the Shareholders’ Meeting. Cecchi Gori Group Media Holding and Fin.Ma.Vi. have also begun arbitration proceedings on both matters.

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FastWeb

On 11 July 2001, Telecom Italia and FastWeb drew up a “Contract for access to and use of civil infrastructures” in compliance with the Competition & Market Authority ruling requiring Telecom Italia to make its civil infrastructures available to competitors for the supply of interactive and multimedia services, on non-discriminatory conditions and at cost-oriented prices.

On 29 August 2002, Fastweb filed a writ of summons against Telecom Italia requesting the determination and declaration of the exact consideration due for access to and use of such infrastructures in order to clarify interpretation of the clause regulating the price determination procedures.

With a counter-summons, Telecom Italia has requested payment of a consideration of approximately 46 million euros for the services pursuant to the contract.

Contribution as per art. 20, par 2 of Law no. 448 of 23.12.1998

Before the Regional Administrative Court of Lazio, Telecom Italia, TIM, Wind and Omnitel challenged the Ministerial Decree of 21 March 2000, implementing Law no. 448 of 23 December 1998, which, from 1 January 1999, introduced a new contribution to replace the concession fee. Infostrada and Albacom have presented extraordinary appeals to the Head of State against the same Decree.

With regard to the extraordinary appeals to the Head of State, the Administrative Supreme Court has raised the preliminary issue before the European Court of Justice of whether the contribution was compatible with EU directives concerning telecommunications.

Stet Hellas

In 1996 Mobitel, a company in the Greek Interamerican Group (now Demco Reinsurance) and at that time the sole agent of Stet Hellas, initiated arbitration proceeding to ascertain its right to receive fees not only on outgoing traffic generated by the subscribers it introduced, but also on incoming traffic and on traffic generated by late-paying customers. It also claimed payment of relevant damages and of damages relating to resolution of the sole agency by Stet Hellas.

Stet Hellas and Telecom Italia (which replaced Stet International, the former guarantor of Stet Hellas and as such party to the agreements signed at the time) filed a counter-claim for damages suffered as the result of non-acquisition of market share due to breach of contract by Mobitel.

An initial partial award (October 2000) was made in favour of Mobitel’s claim for recognition of fees on incoming traffic; in November 2001 the arbitration panel asserted its competence regarding quantification of damages as well as the existence of a due amount. The parties notified their final compensation claims, which are approximately 140 million euros by Mobitel and approximately 890 million euros by Stet Hellas and Telecom Italia.

Nortel Inversora

In August 2001, a minority shareholder applied for a writ of summons for Nortel to appear before the Buenos Aires courts for a conciliation attempt (which proved unsuccessful), alleging irregularities in the shareholders’ resolution approving the financial statements for the year closed on 31 December 2000.

The same shareholder had previously contested the shareholders’ resolution approving the financial statements for the year closed on 30 September 2000. In September 2001 the Buenos Aires courts

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therefore issued a precautionary ruling suspending the effectiveness of the above-mentioned shareholders’ resolutions.

In August 2002, at the request of the same shareholder, two additional but unsuccessful conciliation hearings were held with regard to alleged irregularities in the resolutions carried by the Nortel ordinary and special Shareholders’ Meetings of 25 April 2002, which, among other things, approved the Nortel financial statements for financial 2001.

On 3 March 2003 a settlement was reached under which the minority shareholder has undertaken to desist from continuation of the suits filed against Nortel and its representatives and to not file other similar suits against Nortel and/or its representatives. The agreement is due to be submitted to the Buenos Aires courts for approval.

Brasil Telecom

Still pending are two lawsuits filed by Brasil Telecom in 2001 before the Rio de Janeiro civil courts (Brazil), respectively against Telecom Italia and Telecom Italia International and against two directors of Brasil Telecom appointed by Telecom Italia International. The plaintiff claims compensation for damages suffered as a result of the acquisition of CRT and non-participation in the SMP tender.

Chase Manhattan Bank dispute

On 5 April 2002, the US District Court judge for the District of Delaware dismissed Telecom Italia (on the grounds that it was no longer a direct shareholder of Iridium LLC) from the action initiated in June 2000 by Chase Manhattan Bank (now JP Morgan Chase Bank) with regard to the 800 million US dollar loan granted in 1998 to Iridium Operating LLC (a subsidiary of Iridium LLC).

Chase has appealed against the judge’s ruling and has also summoned Iridium Italia S.p.A, in which Telecom Italia has a 30% shareholding (the remaining equity is equally owned by TIM and Telespazio) and which is a direct shareholder of Iridium LLC.

TIM PCS companies in Brazil

Following the dismissal of applications filed by local operators Telesp Celular and BCP for the precautionary suspension of the transfer of approximately 18.3% of the equity of Solpart from Telecom Italia International to Techold and Timepart, and of related administrative measures, BCP took out a suit against Anatel in the Brazilian Federal Court requesting that the assignment of PCS frequencies to TIM’s Brazilian subsidiaries be annulled.

Bancomext/Etec S.A. dispute

On 12 August the Turin civil court issued a cautionary attachment on all the assets of Etec S.A. (a Cuban investee company of Telecom Italia) and Telan (the majority shareholder of Etec S.A., which is controlled by the Cuban government), including receivables due from third parties, up to an amount of 33 million euros.

This followed a complaint filed by Banco Nacional de Comercio Exterior (“Bancomext”) that Etec S.A. and Telan had failed to comply with repayment and guarantee obligations – for a value to date of approximately 300 million US dollars – stipulated in a financing contract drawn up by Etec S.A., Telan, Bancuba (Cuba’s central bank) and Bancomext. The attachment was subsequently notified to Telecom Italia, TIM, Intesa BCI and Deutsche Telekom, who have received a garnishment in respect of all payments to Etec S.A., up to an amount of 33 million euros.

TIM has already presented a negative third-party debtor declaration, pursuant to article 547 of the Italian code of civil procedure.

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On 6 February 2002 Telecom Italia presented its positive third-party debtor declaration, pursuant to article 547 of the Italian code of civil procedure.

Teleque Communications S.p.A.

On 6 November 2002, Teleque Communications S.p.A. , which offers prepaid solutions for international telephone services, served a summons on Telecom Italia before the Rome Court of Appeal alleging anti-competitive practices and claiming damages of 65 million euros. Teleque Communications alleges that Telecom Italia obtained a competitive advantage by imposing additional costs on supply of its interconnection services, whereas Telecom Italia did not charge such costs to its end clients for prepaid international services.

Request of refund for Ministry of Defence charges for 900 band frequency release

With formal decrees issued in 2001, the Italian Ministries of Defence and of Communications quantified charges for the release of the band frequencies in question and debited such charges largely to TIM as the licensee of the TACS service. The band frequency release, however, was intended to broaden GSM frequencies, which were to be shared out among all operators.

The ministerial quantifications are deemed illegitimate since they are based on an incorrect interpretation of Ministerial Decree 113/98 governing these matters. An application for their annulment has therefore been filed with the Regional Administrative Court of Lazio.

Dispute with INPS

In compliance with Law no. 58/1992, Telecom Italia is required to provide full national insurance coverage for all persons employed as at 20 February 1992 by STET S.p.A., SIP S.p.A., Italcable S.p.A. and Telespazio S.p.A., as well as persons transferred from the Public Administration to IRITEL, including periods previously worked in other companies, through the “Fondo Previdenza Telefonici” (Telephone Sector Employees Pension Fund), which merged into the “Assicurazione generale obbligatoria” (compulsory general insurance scheme) on 1 January 2000. The contributions due are calculated by INPS (Italian National Insurance Board) and must be paid in 15 annual instalments.

The amount of the liability regarding the payments due is uncertain, in that Telecom Italia and INPS disagree on the method of calculating such amounts.

However, 595 million euros of outstanding amounts due to INPS relating to ex-IRITEL employees are included in the Telecom Italia Group financial statements at 31 December 2002.

Concerning the application and interpretation of the regulation, there is an ongoing dispute with INPS regarding both the starting date for the calculation of interest due, as per the aforementioned Law no. 58/1992, for the deferred payment of the amount, as well as the exclusion from the provisions of Law 58/1992 of all those employees (except for ex-IRITEL personnel) who had already requested full insurance coverage prior to 20 February 1992.

Telecom Italia has undertaken to pay on a conditional basis the amounts claimed by INPS according to its calculations, subject to adjustment in the event that the courts’ final ruling should uphold the company’s position.

According to Telecom Italia’s estimates, the principal amount payable (excluding, as stated above, the portion relating to ex-employees of IRITEL) could vary, depending on the opposing interpretations and on evaluations which take account of all the employees involved, between 964 million euros and 1,289 billion euros approximately, of which an amount of 409 million euros has already been paid.

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In compliance with accepted accounting principles, a provision for an amount in line with the minimum estimated liability has been stated in the consolidated financial statements of the Olivetti Group at 31 December 2002, as a component of the goodwill arising on the acquisition of Telecom Italia.

Following an agreement between INPS and Telecom Italia, pre-amortisation interest (including interest relating to ex-IRITEL employees) was paid by Telecom Italia – on a conditional basis – in fifteen equal annual deferred instalments, inclusive of interest at 5% per annum, up to the end of 1999, for a total amount of 110 million euros, net of adjustment interest and some refunds paid by INPS.

The dispute was settled in the first half of 2002 with Supreme Court sentence no. 3398/2002 which found in favour of Telecom Italia, in conformity with the previous sentence no. 4242/2000 (following which payment of the above interest and the deferred interest relating thereto was suspended as from June 2000). A receivable of 131 million euros (including interest calculated at the conventional annual rate of 5%) therefore arose for the Telecom Italia Group, which has been fully offset on payment of the usual instalments.

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EVENTS SUBSEQUENT TO THE END OF THE FINANCIAL YEAR

Telecom Italia Group

Sale of Globo.com

On 15 January Telecom Italia Finance sold its 28.57% shareholding in Brazilian company Glb Serviços Interativos (“Globo.com”) to TIM Brasil, for 15 million dollars. At the end of January, TIM Brasil in turn sold the shareholding to the Globo television group. The sale generated a net capital gain of 4 million euros for the Telecom Italia Group.

Renewal of first tranche of 2001 securitisation programme

On 22 January, the TI Securitisation Vehicle company renewed the first 100 million euro tranche of the asset-backed securities issued on 29 January 2001. The operation, which is part of the Telecom Italia telephone bill securitisation programme, is described in full in the Telecom Italia S.p.A. Explanatory Notes.

Early purchase of leased buildings

On 27 January procedures were completed for the early purchase from Teleleasing S.p.A. of 12 buildings (for approximately 300,000 m2) used by Telecom Italia S.p.A. and other Group companies on a financial leasing basis. The operation generated a total financial outlay for the Telecom Italia Group of approximately 369 million euros.

Sale of Telecom Italia logistics business

On 27 January, Telecom Italia announced an agreement for the sale to TNT Logistics Italia of Telecom Italia customer wireline telephony product warehousing and distribution operations and network assistance and installation operations. The Telecom Italia business being sold to TNT Logistics includes 6 central warehouses and 100 advanced warehouses, which handle more than 4.5 million items annually (handsets and telephone parts). The agreement, designed to strengthen Telecom Italia’s focus on its core business, became operational on 5 March 2003 following approval by the Antitrust Authority and completion of consultations with the trade unions.

LISIT Informatica

On 4 February 2003, as part of a temporary grouping of companies with Finsiel and Lutech (Lucchini Group), Telecom Italia was awarded a tender organised by the Regional Authority of Lombardy (through its subsidiary Lombardia Informatica S.p.A.) to supply goods and services for region-wide introduction and management of the “Regional Services Card”.

The aggregate value of the contract awarded to the grouping led by Telecom Italia, over the term of the agreement, which expires in 2009, is approximately 350 million euros.

As required under the terms of the contract, Telecom Italia and Finsiel have purchased 35.2% of the share capital of LISIT, for a total outlay of 54 million euros.

Consodata stock purchase

On 12 February, Seat Pagine Gialle purchased 1,108,695 shares of ordinary stock of the French subsidiary Consodata S.A. – which is listed on the Nouveau Marché of the Paris Stock Exchange – after the founding partners exercised their put option as envisaged by the agreement signed by the previous management of Seat PG on 31 July 2000. As a result of the purchase, for an agreed price of 44 euros per share and a total value of approximately 48.8 million euros, Seat PG acquired a further 8.17% of the capital and voting rights in Consodata S.A., thereby increasing its stake to 98.60%.

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Bond reserved for employees

On 13 February 2003, the Telecom Italia Board of Directors adopted a resolution to reduce the bond reserved for employees from 1 billion euros to 400 million euros, by revoking the issue resolution for the part that had not yet been implemented.

Sale of Telekom Srbija

On 28 December 2002, the Telecom Italia Group announced an agreement for the sale of its 29% shareholding in Telekom Srbija to PTT Srbija. The agreement was finalised on 20 February 2003 and closing is expected to take place in June.

PTT Srbija will pay Telecom Italia 195 million euros, of which 120 million euros in four monthly instalments starting from February 2003, and the remaining amount in six half-yearly instalments beginning in January 2006. The stock involved in the transaction will be deposited with an international bank until payment is complete.

Telecom Italia – Hewlett-Packard agreement

On 21 February, Telecom Italia and Hewlett-Packard signed a five-year management services and outsourcing agreement worth 225 million euros. Under the agreement, HP is to provide asset management, help desk, maintenance and management services for 90,000 Telecom Italia workstations, leveraging the skills of approximately 600 specialists from IT Telecom, who will join a new HP unit specialised in the delivery of these services. IT Telecom will host the systems and manage HP operations for SAP environments.

The agreement is designed to help Telecom Italia strengthen its focus on its core business and achieve cost savings in distributed environment management. It will become operational once consultations with the unions have been completed and approval has been received from the Italian Antitrust authorities.

Approval of the 2002 interconnection price list by the Communication Authority

On 27 February 2003 the Infrastructures & Networks Commission of the Communication Authority approved the 2002 Reference Offer, now being notified, which Telecom Italia is to apply to competitors for use of its network as regards traffic interconnection services, the “billing and insolvency risk for Telecom Italia subscriber access to non-geographical numbers of other operators” service, unbundled access services. 2002 income takes account of the impact of this price list.

Megabeam acquisition agreement

In March 2003 Telecom Italia signed an agreement to purchase 100% of the share capital of Megabeam Italia S.p.A., Italy’s first wireless Internet service provider, for an outlay of 11.5 million euros.

The acquisition is part of Telecom Italia’s broadband strategy, where Wi-Fi wireless technology plays a key role in both residential and business solutions, since it enhances the functionality and flexibility of the company’s innovative wireline access offer.

Megabeam provides Wi-Fi networking services to private locations and is currently running Wi-Fi service trials in public locations – major Italian airports and a leading hotel chain – through Wireless-LANs on the 2,400-2,483.5 bandwidth.

The execution of the agreement is subject to the approval of the Antitrust Authority.

Telecom Italia share buy-back

In connection with the share buy-back authorised by the Telecom Italia Shareholders’ Meeting of 7 November 2001, from 1 January through 11 March 2003 Telecom Italia purchased 8,662,500 own savings shares for an average per-share price of 4.73 euros and a total outlay of 41 million euros, and 915,000 ordinary shares for an average per-share price of 6.83 euros and a total outlay of 6 million euros.

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Therefore, until 11 March 2003 Telecom Italia purchased overall 54,309,500 own savings share for an average per-share price of 5.24 euros and a total outlay of 285 million euros, and 6,195,500 own ordinary shares for an average per-share price of 8 euros and a total outlay of 50 million euros.

Bond buy-back and subsequent cancellation

On 11 March 2003, the Telecom Italia Board of Directors carried a resolution for the buy-back, at the market price, and subsequent cancellation of a portion of the bonds subscribed by the subsidiary Telecom Italia Finance, up to a maximum amount of 2 billion euros. The purpose of the operation is to restore the balance between shareholders’ equity and bond loans and finance bills, in connection with the proposal to distribute reserves up to a maximum of 1,333 million euros.

Other companies in the Olivetti Group

•	On 10 January 2003, the multi -tranche benchmark bond issued by Olivetti Finance N.V. and guaranteed by Olivetti S.p.A. was successfully placed. The bond is part of the operations to refinance debt and extend average maturity and does not imply any change in net financial indebtedness.

As a result of solid investor demand, for approximately 4 billion euros, which reflected strong market interest, the bond amount was set at 3 billion euros to be divided into three tranches, for five, ten and thirty years. The 30-year eurobond, a novelty in the corporate sector, is the first public euro-denominated bond with such long maturity.

The terms of the bond are as follows:

first tranche

amount:	1,750 million euros

issue date:	24 January 2003

maturity:	24 January 2008

term:	5 years

coupon:	5.875% per annum

issue price:	98.937%

effective yield on maturity:	5.89% per annum, corresponding to a yield of + 225 basis points over the mid-swap rate second tranche

amount:	850 million euros

issue date:	24 January 2003

maturity:	24 January 2013

term:	10 years

coupon:	6.875% per annum

issue price:	99.332%

effective yield on maturity:	6.97% per annum, corresponding to a yield of + 255 basis points over the mid-swap rate

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third tranche

amount:	400 million euros

issue date:	24 January 2003

maturity:	24 January 2033

term:	30 years

coupon:	7.75% per annum

issue price:	98.239%

effective yield on maturity:	7.905% per annum, corresponding to a yield of + 300 basis points over mid-swap rate

The issue is part of Olivetti’s Euro Medium Term Note (EMTN) programme.

•	On 28 January 2003, in response to the large number of applications and strong market interest, the thirty-year “Olivetti Finance N.V. 7.75% 2003-2033” bond issued on 24 January and guaranteed by Olivetti S.p.A. was re -opened. The bond is part of the operations to re-finance debt and extend average maturity and does not imply any change in net financial indebtedness.

The size of the operation was set at 400 million euros, bringing the total issue amount to 800 million euros; this made the bond eligible for inclusion in the top market indices and significantly improved liquidity to the benefit of investors.

The coupon and term are the same as the original loan and the issue price was set at 102.142% corresponding to an effective yield at maturity of + 287 basis points over the mid-swap rate.

The issue is part of Olivetti’s Euro Medium Term Note (EMTN) programme.

* * *

Telecom Italia / Olivetti merger project

On 11 March 2003, the Boards of Directors of Olivetti and Telecom Italia adopted a project to simplify the Group’s corporate structure by merging the two companies. Specifically, the project envisages the merger of Telecom Italia into Olivetti and is a key step in the industrial and financial restructuring process launched in July 2001 to create shareholder value.

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OPERATING OUTLOOK FOR 2003

Assuming that the dividend payout policy of the subsidiary Telecom Italia continues, Olivetti S.p.A. expects to post a positive full-year net result for financial 2003, before accounting for the impact of any extraordinary operations.

Group earnings, before amortisation of goodwill on the acquisition of Telecom Italia, will depend on the results reported by the Telecom Italia Group, which expects profitability to be substantially unchanged from financial 2002.

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PROPOSAL FOR THE COVERAGE OF THE PARENT COMPANY LOSS FOR 2002

The 2002 financial statements of the Parent Company Olivetti S.p.A. show a net loss of 6,239,962,549 euros and shareholders’ equity at 31 December 2002 of 9,031,365,025 euros, as follows:

(in euros)		31.12.2002
I.	Share capital	8,845,239,632
I.bis	Share capital increase to be filed with the Companies Register	200,198
II.	Additional paid-in capital	3,765,365,301
II.bis	Additional paid-in capital in respect of capital increases to be filed with the Companies
	Register	126,941
III.	Revaluation reserves	1,128,827
IV.	Legal reserve	920,809,760
V.	Reserve for treasury stock	2,298,156
VII.	Other reserves	2,036,088,939
VIII.	Retained earnings and accumulated losses	(299,930,180)

	Total Share Capital and Reserves	15,271,327,574
IX.	Net loss for the year	(6,239,962,549)

Total		9,031,365,025

The Board of Directors proposes that the 2002 net loss of 6,239,962,549 euros be covered as follows:

•	1,888,261,068 euros through use of the Extraordinary Reserve (included under the heading Other reserves);

•	10,217,010 euros through use of Non-taxable reserves (including under the heading Other reserves), specifically:

•	8,741,403 euros from the Reserve for research grants (law no. 346/1988)

•	685,713 euros from the Reserve for technological innovation grants (law no. 46/1982)

•	695,110 euros from the Reserve for capital investment grants (law no. 64/1986)

•	94,784 euros from the Reserve for VAT deductions on capital investments;

•	18,598,579 euros through use of reserves previously tied to conversion of bonds and exercise of warrants, which have become available upon expiry of the relevant rights (included under the heading Other reserves), specifically:

•	927,188 euros from the Reserve tied to conversion of Olivetti floating-rate 1998-2002 bonds

•	163,110 euros from the Reserve tied to exercise of Olivetti 1998-2002 ordinary share warrants

•	3,886,872 euros from the Reserve tied to exercise of Olivetti 1999-2001 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries;

•	13,621,409 euros from the Reserve tied to exercise of Olivetti 2002-2004 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries.

•	128,827 euros through use of the Revaluation reserves;

•	920,809,760 euros through use of the Legal reserve;

•	126,941 euros through use of the Additional paid-in capital reserve in respect of share capital increases to be filed with the Companies Register;

•	3,400,820,364 euros through partial use of the Additional paid-in capital reserve, which will therefore reflect a residual balance of 364,544,937 euros.

Additionally, the Board of Directors proposes that the Accumulated losses of 299,930,180 euros be covered through partial use of the Additional paid-in capital reserve, which will therefore reflect a residual balance of 64,614,757 euros.

The Board of Directors

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Olivetti S.p.A.

Statutory Financial Statements

at 31 December 2002

Balance Sheet

Income Statement

Explanatory Notes

[GRAPHIC]

Olivetti S.p.A.

Balance Sheet (in euros)

	31.12.2002	31.12.2001	Changes
ASSETS
A) AMOUNTS DUE FROM SHAREHOLDERS
B) FIXED ASSETS
I. Intangible fixed assets
1) Start-up and expansion costs	50,496,231	81,096,623	(30,600,392)
3) Industrial patents and intellectual property rights	—	1,033	(1,033)
7) Other assets	128,872,804	168,624,950	(39,752,146)

Total intangible fixed assets	179,369,035	249,722,606	(70,353,571)
II. Tangible fixed assets
2) Plant and machinery	277,269	1,104,221	(826,952)
3) Industrial and commercial equipment	—	4,648	(4,648)
4) Other assets	767,173	1,065,708	(298,535)
5) Assets under construction and advance payments	33,343	33,343	—

Total tangible assets	1,077,785	2,207,920	(1,130,135)
III. Financial fixed assets
1) Equity investments in:
subsidiary companies	22,693,511,448	31,261,276,711	(8,567,765,263)
associated companies	44,935,728	295,528	44,640,200
other	149,090,191	147,732,059	1,358,132

	22,887,537,367	31,409,304,298	(8,521,766,931)
2) Receivables
Due within 12 months from
subsidiary companies	—	18,201	(18,201)
associated companies	—	61,397	(61,397)
others	9,024,236	13,510,565	(4,486,329)

	9,024,236	13,590,163	(4,565,927)
Due after 12 months from
subsidiary companies	—	—	—
associated companies	15,879,855	95,535	15,784,320
others	54,181,142	61,328,465	(7,147,323)

	70,060,997	61,424,000	8,636,997
3) Other securities	—	—	—
4) Treasury stock	2,298,155	2,298,156	(1)

Total financial fixed assets	22,968,920,755	31,486,616,617	(8,517,695,862)

Total fixed assets (B)	23,149,367,575	31,738,547,143	(8,589,179,568)

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	31.12.2002	31.12.2001	Changes
C) CURRENT ASSETS
I. Inventories	—	—	—

	—	—	—
II. Receivables
Due within 12 months from
1) Customers	997,697	1,222,062	(224,365)
2) Subsidiary companies
- trade and other receivables	313,397,251	55,936,486	257,460,765
- interest bearing current accounts	183,724,426	79,528,229	104,196,197
3) Associated companies
- trade and other receivables	53,456	45,627	7,829
- interest bearing current accounts	89,429	85,576	3,853
4) Others
- miscellaneous	832,835,762	693,755,383	139,080,379
- interest bearing current accounts	2,789,317	6,882,372	(4,093,055)

	1,333,887,338	837,455,735	496,431,603
Due after 12 months from
1) Others	609,000,000	—	609,000,000

Total receivables	1,942,887,338	837,455,735	1,105,431,603

III. Financial assets not held as fixed assets
4) Other equity investments	2,755,510	7,236,210	(4,480,700)
6) Other securities
- miscellaneous	346,871,904	67,361,517	279,510,387
- receivables for securities held under reverse repurchase agreements	961,066	911,312	49,754

Total financial assets not held as fixed assets	350,588,480	75,509,039	275,079,441

IV. Liquid funds
1) Bank and post office deposits	518,639,674	140,359,133	378,280,541
3) Cash	3,431	6,391	(2,960)

Total liquid funds	518,643,105	140,365,524	378,277,581
Total current assets (C)	2,812,118,923	1,053,330,298	1,758,788,625

D) ACCRUED INCOME AND PREPAID EXPENSES
2) Other accrued income and prepaid expenses subsidiary and associated companies	—	1,515	(1,515)
third parties	414,077,727	502,988,663	(88,910,936)
Total accrued income and prepaid expenses (D)	414,077,727	502,990,178	(88,912,451)

TOTAL ASSETS	26,375,564,225	33,294,867,619	(6,919,303,394)

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Olivetti S.p.A.

Balance Sheet (in euros)

			31.12.2002	31.12.2001	Changes
LIABILITIES AND SHAREHOLDERS’ EQUITY
A)	SHAREHOLDERS’ EQUITY
	I.	Share capital	8,845,239,632	8,783,701,564	61,538,068
	I. bis	Share capital increases to be filed with the Companies Register (article 2444 of the Civil Code)	200,198	839,593	(639,395)
	I. ter	Share capital increase payments relating to shares to be issued	—	26,954	(26,954)
	II.	Additional paid-in capital	3,765,365,301	3,765,113,918	251,383
	II. bis	Additional paid-in capital in respect of share capital increases tobe filed with the Companies Register and of shares to be issued	126,941	10,442	116,499
	III.	Revaluation reserves	1,128,827	1,128,827	—
	IV.	Legal reserve	920,809,760	920,809,760	—
	V.	Reserve for treasury stock	2,298,156	2,298,156	—
	VII.	Other reserves	2,036,088,939	2,061,056,125	(24,967,186)
	VIII.	Retained earnings and accumulated losses	(299,930,180)	571,549,306	(871,479,486)
	IX.	Net income (loss) for the year	(6,239,962,549)	(871,479,486)	(5,368,483,063)

	Total shareholders’ equity (A)		9,031,365,025	15,235,055,159	(6,203,690,134)

	B) RESERVES FOR RISKS AND CHARGES
		2) a) Reserves for taxation	—	—	—
		b) Reserves for deferred taxation	—	344,437,178	(344,437,178)
		3) Other provisions	336,309,681	429,507,304	(93,197,623)

	Total reserves for risks and charges (B)		336,309,681	773,944,482	(437,634,801)

	C) RESERVE FOR EMPLOYEE SEVERANCE INDEMNITIES		2,587,158	3,857,916	(1,270,758)

78  |  Olivetti S.p.A. Financial Statements

	31.12.2002	31.12.2001	Changes
D) PAYABLES
Due within 12 months
1) Bonds	—	—	—
2) Convertible bonds	—	15,675,896	(15,675,896)
3) Due to banks	670,458,552	357,134,963	313,323,589
4) Due to other lenders	2,842,623	6,375,644	(3,533,021)
5) Advances	3,772,422	3,772,422	—
6) Due to suppliers	8,989,315	24,717,419	(15,728,104)
8) Due to subsidiary companies
- trade and other payables	13,143,430	22,312,200	(9,168,770)
- interest bearing current accounts	2,617,061,850	4,522,110,267	(1,905,048,417)
9) Due to associated companies
- trade and other payables	586,256	1,107	585,149
11) Due to tax authorities	282,587,074	31,172,199	251,414,875
12) Due to social security authorities	373,603	699,126	(325,523)
13) Other payables
- miscellaneous	17,685,785	66,957,695	(49,271,910)

	3,617,500,910	5,050,928,938	(1,433,428,028)
Due after 12 months
1) Bonds
subscribed by third parties	—	400,000,000	(400,000,000)
subscribed by subsidiary companies	3,900,000,000	—	3,900,000,000
2) Convertible bonds	4,184,127,509	4,188,416,003	(4,288,494)
3) Due to banks	20,270,104	71,798,098	(51,527,994)
4) Due to other lenders	34,489,703	25,372,174	9,117,529
5) Due to subsidiary companies	3,743,567,709	5,302,415,417	(1,558,847,708)

	11,882,455,025	9,988,001,692	1,894,453,333
Total payables (D)	15,499,955,935	15,038,930,630	461,025,305

E) ACCRUED EXPENSES AND DEFERRED INCOME
2) Other accrued expenses and deferred income
Group companies	1,434,016,225	2,208,669,229	(774,653,004)
third parties	71,330,201	34,410,203	36,919,998

Total accrued expenses and deferred income (E)	1,505,346,426	2,243,079,432	(737,733,006)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	26,375,564,225	33,294,867,619	(6,919,303,394)

MEMORANDUM ACCOUNTS	31.12.2002	31.12.2001	Changes

Personal guarantees, net of counter-securities received	15,097,017,500	17,319,460,000	(2,222,442,500)
Commitments	7,960,000	10,990,000	(3,030,000)
Other accounts	3,810,000	3,810,000	—

TOTAL MEMORANDUM ACCOUNTS	15,108,787,500	17,334,260,000	(2,225,472,500)

79  |  Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Income Statement (in euros)

	Year 2002	Year 2001	Changes
A) VALUE OF PRODUCTION
1) Revenues from sales and services		—	—
2) Changes in inventories of work in progress, semifinished and finished products		—	—
3) Changes in contract work in progress		—	—
4) Capitalized production		—	—
5) Other revenues and income:
- other	13,598,043	15,209,057	(1,611,014)
Total value of production (A)	13,598,043	15,209,057	(1,611,014)

B) COSTS OF PRODUCTION
6) Raw, ancillary and consumable materials and goods for resale	232,022	179,687	52,335
7) Services received	26,361,228	49,093,106	(22,731,878)
8) Leases and rentals	2,383,471	2,532,780	(149,309)
9) Personnel
a) Wages and salaries	4,898,745	8,040,416	(3,141,671)
b) Social security charges	1,409,992	2,108,684	(698,692)
c) Termination indemnities	24,045	1,050,599	(1,026,554)
d) Employee pension and similar obligation charges	—	—	—
e) Other costs	7,424,646	1,900,561	5,524,085

	13,757,428	13,100,260	657,168
10) Amortisation, depreciation and write-downs
a) Amortisation of intangible fixed assets	70,525,404	61,688,982	8,836,422
b) Depreciation of tangible fixed assets	1,194,871	1,262,719	(67,848)
c) Other amounts written down on fixed assets	—	—	—
d) Write-down of receivables classified as current assets and of liquid funds	—	1,523,624	(1,523,624)

	71,720,275	64,475,325	7,244,950
11) Changes in inventories of raw, ancillary and consumable materials and goods for resale	—	—	—
12) Provisions for risks	—	191,808,785	(191,808,785)
13) Other provisions	—	—	—
14) Other operational expenses	2,730,313	3,045,755	(315,442)
Total costs of production (B)	117,184,737	324,235,698	(207,050,961)

Difference between value and costs of production (A-B)	(103,586,694)	(309,026,641)	205,439,947

80  |  Olivetti S.p.A. Financial Statements

	Year 2002	Year 2001	Changes
C) FINANCIAL INCOME AND EXPENSES
15) Income from equity investments
- subsidiary companies	1,973,535,014	73,555,112	1,899,979,902
- associated companies	—	8,261,552	(8,261,552)
- other companies	5,818,495	3,591,809	2,226,686

	1,979,353,509	85,408,473	1,893,945,036
16) Other financial income
a) income from receivables classified as fixed assets from
- subsidiary companies	402	1,134	(732)
- associated companies	1,355	9,683	(8,328)
- others	1,418	4,002	(2,584)

	3,175	14,819	(11,644)
b) income from securities held as fixed assets	—	—	—
c) income from securities held as current assets	3,063,050	4,202,788	(1,139,738)
d) other income from
- subsidiary companies	7,468,984	3,991,770	3,477,214
- associated companies	151,716	4,516	147,200
- others	30,709,474	29,120,917	1,588,557

	38,330,174	33,117,203	5,212,971

	41,396,399	37,334,810	4,061,589

17) Interest and other financial charges
a) subsidiary companies	(607,163,943)	(814,204,575)	207,040,632
b) associated companies	—	—	—
c) others	(205,925,868)	(152,423,847)	(53,502,021)

	(813,089,811)	(966,628,422)	153,538,611
Total financial income and expenses (C)	1,207,660,097	(843,885,139)	2,051,545,236

D) VALUE ADJUSTMENTS TO FINANCIAL ASSETS
18) Revaluations	—	—	—
19) Writedowns
a) on equity investments	(8,400,396,263)	(175,226,612)	(8,225,169,651)
Total value adjustments to financial assets (D)	(8,400,396,263)	(175,226,612)	(8,225,169,651)

E) EXTRAORDINARY INCOME AND CHARGES
20) Income
- Gains from disposals	238,849,887	1,045,574	237,804,313
- Other income	1,447,518	22,622,268	(21,174,750)

	240,297,405	23,667,842	216,629,563
21) Charges
- Losses from disposals	(70,547,485)	(512)	(70,546,973)
- Taxes for previous years	(1,213,055)	—	(1,213,055)
- Other charges	(4,274,051)	(16,459,071)	12,185,020

	(76,034,591)	(16,459,583)	(59,575,008)
Total extraordinary income and charges (E)	164,262,814	7,208,259	157,054,555

Result before taxation (A-B+C+D+E)	(7,132,060,046	(1,320,930,133)	(5,811,129,913)

22) Income taxes for the year	892,097,497	449,450,647	442,646,850

23) NET RESULT FOR THE YEAR	(6,239,962,549)	(871,479,486)	(5,368,483,063)

81  |  Olivetti S.p.A. Financial Statements

Explanatory Notes

Form and content of the financial statements

The financial statements for the year closed at 31 December 2002 have been prepared and presented in accordance with the Italian Civil Code interpreted by the accounting principles established by the Italian Accounting Profession (“Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri”). They comprise the Balance Sheet (prepared in accordance with the formats specified in articles 2424 and 2424 bis of the Italian Civil Code), the Income Statement (prepared in accordance with the formats specified in articles 2425 and 2425 bis of the Italian Civil Code) and these Explanatory Notes.

The Explanatory Notes are provided to illustrate, analyse and supplement the data reported in the financial statements with the information required by article 2427 of the Italian Civil Code, by other provisions of Legislative Decree no. 127/1991, or by other laws; they also provide additional information, even where not required by specific legislation, if deemed necessary to present a true and fair view.

The Explanatory Notes also include information relating to holding companies requested by the Italian Securities and Investment Board (CONSOB) in communication no. 94001437 of 23 February 1994.

Accounting policies in the valuation of financial statement items, in value adjustments and in translation of values not originally denominated in euros

The most significant accounting policies adopted for the financial statements for the year to 31 December 2002, in compliance with article 2426 of the Italian Civil Code, are as follows:

1) Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost including related accessory charges, and are amortised over their residual useful life.

Start-up and expansion costs and purchased goodwill are amortised over five and ten years respectively. Intangible fixed assets are written down to reflect any other than temporary impairment in value; their book value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

2) Tangible fixed assets and depreciation

Tangible fixed assets are stated at purchase or construction cost, which includes financial charges incurred over the period of construction of the asset, if this period is of significant duration, up to the time the asset enters service. Assets are written down to reflect any other than temporary impairment in value; the original value is reinstated in subsequent periods if the reasons for such writedowns no longer exist.

82  |  Olivetti S.p.A. Financial Statements

Ordinary depreciation is provided on a straight-line basis using rates that reflect the residual useful life of the assets concerned.

The Company also provides accelerated depreciation for some categories of assets in order to obtain the benefits deriving from deferred taxation, as allowed by current tax legislation.

Ordinary maintenance costs are charged in full to income; costs incurred that extend the useful life of assets are capitalised as part of the said assets and depreciated over the remaining useful life thereof.

3) Equity investments and securities held as financial fixed assets

Equity investments held as fixed assets are stated at purchase cost (LIFO method with annual layers), written down to reflect any other than temporary impairment in value; their original value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

Securities held as fixed assets are valued at purchase cost (LIFO method with annual layers), adjusted on an accrual basis for the difference between such cost and the redemption value, written down to reflect any other than temporary impairment in value; their original value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

4) Accounts receivable and payable

Accounts receivable are stated at estimated realisable value and classified under financial fixed assets or current assets. Accounts payable are stated at face value.

5) Equity investments and securities not held as financial fixed assets

Securities and equity investments in listed companies held as current assets are valued at the lower of cost and market value, the latter being determined on the basis of the stock market prices at the end of December; if the reasons for writedowns no longer apply, the original value is reinstated in subsequent years to the extent that it does not exceed the original cost.

Securities purchased through reverse repurchase agreements with an obligation of resale on maturity are classified as financial assets not held as fixed assets and stated at purchase cost.

Income and charges relating to such transactions are calculated taking into account both the difference between the spot and forward prices and the income generated by such assets over the duration of the operation and are recorded on an accrual basis.

6) Accruals, prepayments and deferrals

Costs and income common to two or more financial years are recorded under this heading to reflect the accrual accounting principle.

7) Reserves for risks and charges

Specific reserves are provided to cover known or likely losses or liabilities of a given nature, the extent or timing of which are uncertain at the end of the year; the provisions reflect, therefore, the best estimate based on the information available.

83  |  Olivetti S.p.A. Financial Statements

8) Employee severance indemnities

This provision is formed in accordance with current legislation and labour contracts and reflects the liability accrued to all employees at the balance-sheet date.

9) Revenues

Revenues from services are credited to income at the time the services are provided.

10) Research and development

Interest-relief grants on financial charges accruing on research loans are accounted on an accrual basis and credited directly to income for the year against financial charges.

11) Exchange rate differences arising on transactions in foreign currency and translation criteria for foreign currency items

Receivables and payables denominated in non-EMU currencies are originally translated into euros by adopting the accounting rates at the date of the respective transactions. Exchange rate differences arising at the time of collection of receivables or settlement of payables in non-EMU currencies are credited or charged to income.

Gains or losses on payables and receivables arising from application of the exchange rates in force in December are credited or charged to income for the year.

Total exchange rate differences are illustrated in the specific comment on financial income and charges.

12) Forward currency transactions

As regards forward purchase or sale transactions of foreign currency at pre-arranged exchange rates in respect of specific receivables and payables expressed in foreign currency, i.e., in respect of a net exposure in foreign currency, the difference between the exchange rate at the transaction date and the pre-arranged forward exchange rate is charged to income for the duration of the said transaction; furthermore, gains or losses arising from differences between the spot exchange rate at the transaction date and the spot exchange rate at the balance-sheet date are credited or charged to income, if gains or losses in respect of the foreign-currency assets and liabilities to which the transactions refer are also credited or charged to income.

Gains or losses arising from other forward purchases or sales of foreign currency at pre-arranged exchange rates, determined by reference to the comparable forward rates at the balance-sheet date, are credited or charged to income.

13) Forward interest rate transactions

Interest rate differentials to be paid or received on interest rate swaps and similar transactions accruing at the balance-sheet date are posted to income on an accrual basis under financial income and charges.

Considerations for options acquired or sold in connection with forward interest rate transactions are posted to income over the duration of the options.

84  |  Olivetti S.p.A. Financial Statements

14) Dividends

Dividend income and the relative tax credit from subsidiary companies are entered on accrual, that is, in the year such income is formed; dividends from other equity investments are recorded on collection.

15) Capital gains from contributions in kind

Capital gains from corporate demergers and subsequent contributions are classified as extraordinary income.

16) Value adjustments and provisions charged exclusively for tax purposes

Value adjustments and provisions charged exclusively for tax purposes, comprising accelerated depreciation as allowed under specific tax laws and writedowns on equity investments, are carried in the respective income headings.

17) Income taxes

Current tax liabilities are provided, where applicable, as amounts due to tax authorities, based on a reasonable estimate of taxation for the year. In addition, in accordance with the tax liability method, deferred taxes or prepaid taxes are recognised on all temporary differences between the book values of assets and liabilities and their corresponding tax values, applying tax rates expected in the periods in which the temporary differences will be reversed.

The benefit of tax-loss carryforwards is recognised when a reasonable certainty exists that future taxable income will be available against which such carryforwards can be utilised, in accordance with current legislation.

18) Grouping of financial statement headings

The financial statements at 31 December 2002 do not include any groupings of headings.

20) Exceptions allowed under paragraph 4, article 2423 of the Italian Civil Code.

No exceptions were applied in the attached financial statements pursuant to paragraph 4, art. 2423 of the Italian Civil Code.

85  |  Olivetti S.p.A. Financial Statements

Comments on assets

B) Fixed assets

1. Intangible fixed assets

Net intangible fixed assets at 31 December 2002 amounted to 179.4 million euros (249.7 million euros at 31 December 2001).

	Net value at 31.12.2001	New costs	Amortisation charges	Net value at 31.12.2002
1) Start-up and expansion costs	81,096,623	—	(30,600,392)	50,496,231
3) Industrial patents and intellectual property rights	1,033	—	(1,033)	—
7) Other
- Extraordinary maintenance and leasehold improvements	3,197,051	171,833	(1,006,708)	2,362,176
- Costs relating to the issue of bonds	85,100,888	—	(17,385,222)	67,715,666
- Costs relating to borrowings, sustained by Tecnost S.p.A. (merged into Olivetti in 2000)	80,327,011	—	(21,532,049)	58,794,962

	168,624,950	171,833	(39,923,979)	128,872,804

Total	249,722,606	171,833	(70,525,404)	179,369,035

Start-up and expansion costs at 31 December 2002 amounted to 50.5 million euros and included guarantee commissions connected with share capital increases. These costs are amortised over five years.

Extraordinary maintenance and leasehold improvements included expenses incurred for the renovation of the building provided on a free loan basis, as a contribution in kind, to the “Associazione Interaction Design Institute” of Ivrea; these costs are amortised over the term of contracts. Net value at 31 December 2002 was 2.4 million euros.

Costs relating to the issue of bonds and to borrowings amounted to 126.5 million euros at 31 December 2002 and referred to bonds issued in previous years including bonds issued by Tecnost S.p.A. (merged with Olivetti in 2000).

86  |  Olivetti S.p.A. Financial Statements

II. Tangible fixed assets

Breakdown of tangible fixed assets:

	Cost	Accumulated depreciation	Net book value at 31.12.2002	% accum.deprec. at 31.12.2002	Net book value at 31.12.2001
1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	27,889	(13,943)	13,946	49.99	19,522
Electronic plant	5,328,678	(5,093,525)	235,153	95.59	1,045,180
Machinery and specific plant	6,196,874	(6,168,704)	28,170	99.55	39,519

	11,553,441	(11,276,172)	277,269	97.60	1,104,221

3) Industrial and commercial equipment	10,267,336	(10,267,336)	—	100.00	4,648

4) Other assets
Vehicles	214,498	(214,498)	—	100.00	—
Furniture and fittings	3,059,026	(2,291,853)	767,173	74.92	1,065,708

	3,273,524	(2,506,351)	767,173	76.56	1,065,708

5) Assets under construction and advance payments
Assets under construction	33,343	—	33,343	—	33,343

Total	25,127,644	(24,049,859)	1,077,785	95.71	2,207,920

The gross value of tangible fixed assets changed as follows during 2002:

	Cost at 31.12.2001	Additions	Disposals and reclassifications	Cost at 31.12.2002
1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	27,889	—	—	27,889
Electronic plant	5,318,056	79,188	(68,566)	5,328,678
Machinery and specific plant	6,191,818	5,319	(263)	6,196,874

	11,537,763	84,507	(68,829)	11,553,441

3) Industrial and commercial equipment	10,267,336	—	—	10,267,336

4) Other assets
Vehicles	340,349	—	(125,851)	214,498
Furniture and fittings	3,178,555	73,551	(193,080)	3,059,026

	3,518,904	73,551	(318,931)	3,273,524

5) Assets under construction and advance payments
Assets under construction	33,343	—	—	33,343

Total	25,357,346	158,058	(387,760)	25,127,644

87  |  Olivetti S.p.A. Financial Statements

Changes in accumulated depreciation for 2002 were as follows:

	Accumulated depreciation at 31.12.2001	Provision for the year	Disposals and reclassifications	Accumulated depreciation at 31.12.2002
Accumulated ordinary depreciation
1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	4,182	2,789	—	6,971
Electronic plant	2,590,665	453,087	(27,784)	3,015,968
Machinery and specific plant	5,559,316	9,043	(263)	5,568,096

	8,154,163	464,919	(28,047)	8,591,035

3) Industrial and commercial equipment	6,913,294	3,099	—	6,916,393

4) Other assets
Vehicles	228,491	—	(83,913)	144,578
Furniture and fittings	1,700,092	147,375	(102,153)	1,745,314

	1,928,583	147,375	(186,066)	1,889,892

Total accumulated ordinary depreciation	16,996,040	615,393	(214,113)	17,397,320

Accumulated accelerated depreciation

1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	4,183	2,789	—	6,972
Electronic plant	1,682,153	420,209	(24,805)	2,077,557
Machinery and specific plant	593,043	7,565	—	600,608

	2,279,379	430,563	(24,805)	2,685,137

3) Industrial and commercial equipment	3,349,394	1,549	—	3,350,943

4) Other assets
Vehicles	111,858	—	(41,938)	69,920
Furniture and fittings	412,755	147,366	(13,582)	546,539

	524,613	147,366	(55,520)	616,459

Total accumulated accelerated depreciation	6,153,386	579,478	(80,325)	6,652,539

Total accumulated depreciation	23,149,426	1,194,871	(294,438)	24,049,859

Ordinary depreciation was provided at rates deemed to reflect the residual useful life of the tangible fixed assets in question.

The rates applied, reduced by 50% for assets acquired during the year, were as follows:

Plant and machinery	10	% - 20%
Industrial and commercial equipment	20	% - 40%
Other assets:
Electronic office machines	20%
Office furniture and fittings	12%
Motor vehicles	25%

88  |  Olivetti S.p.A. Financial Statements

At 31 December 2002 fixed assets were depreciated by 95.71%, compared with 91.29% at the end of 2001.

Accelerated depreciation for the year and previous years, charged in accordance with current tax laws, was classified as a deduction of the relevant asset items.

III. Financial fixed assets

Equity investments

Equity investments at 31 December 2002 totalled 22,887.5 million euros, a decrease of 8,521.8 million euros from 31 December 2001, as analysed below:

Net book value
As of 31 December 2001	31,409,304,298

Acquisitions, capital subscriptions, replenishment of losses and other disbursements	224,595,924
Disposals	(405,281,584)
Write-downs	(8,341,081,271)

(8,521,766,931)

As of 31 December 2002	22,887,537,367

Changes were as follows:

•	acquisitions of shares or quotas in the following companies for 67.3 million euros:

•	7.5 million euros Thema S.p.A.

•	14.9 million euros Mediobanca S.p.A.

•	44.6 million euros Tiglio I S.r.l.

•	0.3 million euros In.Tel. Audit S.c.r.l.

•	share capital increases and other disbursements for 20.6 million euros relating to:

•	20.0 million euros Olivetti Multiservices S.p.A.

•	0.5 million euros Eurofly Services S.p.A.

•	0.1 million euros OMS 2 S.r.l.

•	replenishment of losses and capital increase for 136.7 million euros relating to Olivetti Finance N.V.;

•	disposals of equity investments in the following companies for 405.3 million euros:

•	150.2 million euros OMS 2 S.r.l.

•	192.0 million euros SEAT Pagine Gialle S.p.A.

•	49.1 million euros Webegg S.p.A.

•	14.0 million euros Tredicimarzo S.r.l.

•	writedowns totalling 8,341.1 million euros on the following equity investments:

•	106.4 million euros Olivetti Tecnost S.p.A.

89  |  Olivetti S.p.A. Financial Statements

•	183.6 million euros Olivetti Finance N.V.

•	8,051.1 million euros Telecom Italia S.p.A.

During the year the OMS 2 s.r.l. company was formed and the real-estate assets of Multiservices S.p.A. were transferred to the new company under Project Tiglio. OMS 2 s.r.l. was subsequently sold to Tiglio I generating a capital gain of 71.9 million euros.

The equity investment in Telecom Italia S.p.A. during the year 2002 was written down by approximately 8,051 million euros, in compliance with current tax regulations, for tax benefit purposes only.

Likewise, during 1999 the same investment in Telecom Italia and that in Olivetti International were written down by 2,166 million euros. The Company collected, during 2002, from Telecom Italia S.p.A. dividends amounting to approximately 832 million euros (392 million of which in December) deriving from the distribution of income reserves formed prior to the acquisition of Telecom Italia. Such dividends were credited to income and not considered as a reduction of the equity investment.

Subsequently, as a result of the afore-mentioned writedowns, the higher equity investment would be considered reduced from 10,217 million euros to 9,385 million euros as the writedown applied in 1999, in compliance with tax regulations, can be considered partially reduced by the amount of the dividends themselves.

If all the above-mentioned operations would have not been effected, the net shareholders’ equity at 31 December 2002 would have shown an increase of approximately 8,217 million euros (net of the relevant tax effect equal to about 1,168 million euros) and the financial years’ net result would have shown an improvement of approximately 6,300 million euros (net of the relevant tax effect equal to about 919 million euros).

The breakdown of the opening balances for equity investments classified as financial fixed assets was as follows:

	Shares/quotas at 31.12.2001	Original cost	Losses and write-downs	Replenishments and value restorations	Book value at 31.12.2001
Subsidiary companies
Finsiel S.p.A.	18,320	429,486			429,486
Global Gaming Investments S.p.A. in winding-up	1,300,000	1,396,896	(96,896)		1,300,000
Olivetti International S.A.	3,999,998	442,739,664	(778,241,328)	756,428,121	420,926,457
Olivetti Multiservices S.p.A.	33,131,900	176,156,192	(9,174,314)	—	166,981,878
Olivetti Finance N.V.	46,905,660	46,905,655	—	—	46,905,655
Olivetti Finanziaria Industriale S.p.A.	35,000,000	78,939,697	(27,556,568)	(16,274,462)	35,108,667
Olivetti Tecnost S.p.A.	273,000,000	538,912,186	(266,801,172)	(64,100,000)	208,011,014
Seat P.G. S.p.A.	159,614,304	192,016,008			192,016,008
Telecom Italia S.p.A.	2,850,255,432	32,206,376,093	(2,065,827,596)	—	30,140,548,497
Webegg S.p.A.	6,621,432	49,049,050	—	—	49,049,050
Total subsidiary companies		33,732,920,927	(3,147,697,874)	676,053,659	31,261,276,712

Associated companies
IN.VA. S.p.A.	400,000	206,583	(44,817)	—	161,766
Distretto Tecnologico del Canavese	225	117,752	—	—	117,752

		324,335	(44,817)		279,518
Other					16,009
Total associated companies					295,527

Other investments
Consortium S.r.l.	12,768,512	19,527,217			19,527,217
Eurofly Service S.p.A.	387,915	482,006	(1,064,845)	787,700	204,861
Fin - Priv. S.r.l.	22,877	15,375,273	—	—	15,375,273
Mediobanca S.p.A.	12,837,000	98,255,610			98,255,610
Tredicimarzo S.r.l.	1	14,001,000			14,001,000

		147,641,106	(1,064,845)	787,700	147,363,961
Other					368,098
Total other					147,732,059

Total					31,409,304,298

The changes in equity investments during 2002 are analysed below:

90  |  Olivetti S.p.A. Financial Statements

	Book value at 31.12.2001		Acquisitions, subscriptions and replenishments		Disposals, demergers and reclassifications		Writedowns and value restorations	Book value at 31.12.2002
	Shares/quotas	Amounts	Shares/quotas	and Amounts	Shares/quotas	Amounts		Shares/quotas	Amounts
Equity investments
Subsidiary companies
Italian listed companies
Telecom Italia S.p.A .	2,850,255,432	30,140,548,497					(8,051,068,899)	2,850,255,432	22,089,479,598
Seat P.G. S.p.A.	159,614,304	192,016,008			159,614,304	(192,016,008)
Foreign unlisted companies
Olivetti International, S.A.	3,999,998	420,926,457						3,999,998	420,926,457
Olivetti Finance N.V.	46,905,660	46,905,655		136,714,803			(183,620,458)	46,905,660
Italian unlisted companies
Olivetti Multiservices S.p.A.	33,131,900	166,981,878		20,000,000	2,131,900	(150,100,010)		31,000,000	36,881,868
OMS2 S.r.l.				115,000		(115,000)
Finsiel S.p.A.	18,320	429,486						18,320	429,486
Olivetti Tecnost S.p.A.	273,000,000	208,011,014					(106,391,914)	273,000,000	101,619,100
Webegg S.p.A.	6,621,432	49,049,050			6,621,432	(49,049,050)
Olivetti Finanziaria Industriale S.p.A.	35,000,000	35,108,667						35,000,000	35,108,667
Global Gaming Investments S.p.A. in winding-up	1,300,000	1,300,000						1,300,000	1,300,000
Thema S.p.A.			1,300,000	7,516,272				1,300,000	7,516,272
In.Tel.Audit.Scrl			250,000	250,000				250,000	250,000

Total subsidiary companies		31,261,276,712		164,596,075		(391,280,068)	(8,341,081,271)		22,693,511,448

Associated companies
Italian unlisted companies
IN.VA., S.p.A.	400,000	161,766						400,000	161,766
OCN Trading S.r.l. (in winding-up)	32,000	516						32,000	516
Consorzio peril Distretto Tecnologico del Canavese	225	117,752						225	117,752
EO consorzio (in winding-up)	6	15,493						6	15,493
Tiglio I S.r.l.			456,964	44,640,200				456,964	44,640,200

Total associated companies		295,527		44,640,200					44,935,727

Other investments
Consortium S.r.l.	12,768,912	19,527,217						12,768,912	19,527,217
Eurofly Service, S.p.A.	387,915	204,861	954,868	496,531				1,342,783	701,392
Fin - Priv. S.r.l.	2,857	15,375,273						2,857	15,375,273
Mediobanca S.p.A.	12,837,000	98,255,610	1,281,350	14,863,118				14,118,350	113,118,728
Tredicimarzo S.r.l.	1	14,001,000			1	(14,001,000)
Societa’ diverse		368,098				(516)			367,582

Total other investments		147,732,059		15,359,649		(14,001,516)			149,090,192

Total		31,409,304,298		224,595,924		(405,281,584)	(8,341,081,271)		22,887,537,367

91  |  Olivetti S.p.A. Financial Statements

(amounts in euros)	Share capital par value		Shareholders’ equity	Net income (loss)	Shares/quotas owned	% owned		Pro-quota (*) shareholders’ equity	Book value
Subsidiary companies
Italian listed companies
Telecom Italia S.p.A.	4,023,816,861		10,955,270,523	(1,645,375,512)	2,850,255,432	38.96	(**)	4,268,173,396	22,089,479,598
Foreign unlisted companies
Olivetti International S.A.	500,000,000		373,933,790	(64,510,649)	3,999,998	100.00		373,933,603	420,926,457
Olivetti Finance N.V.	46,905,660		(24,542,346)	(71,448,006)	46,905,660	100.00		(24,542,346)	—
Italian unlisted companies
Finsiel S.p.A.	59,982,385		206,170,000	37,110,000	18,320	1.58	(0)	3,252,352	429,486
In.Tel.Audit Scrl	2,750,000		2,750,000	—	250,000	9.09	(0)	250,000	250,000
Global Gaming Investments S.p.A. in winding-up	1,300,000		977,833	(41,661)	1,300,000	100.00		977,833	1,300,000
Olivetti Multiservices S.p.A.	31,000,000		42,024,680	9,202,848	31,000,000	100.00		42,024,680	36,881,868
Olivetti Finanziaria Industriale S.p.A.	35,000,000		1,662,422	36,992,084	35,000,000	100.00		1,662,422	35,108,667
Olivetti Tecnost S.p.A.	273,000,000		160,654,511	(132,708,904)	273,000,000	100.00		160,654,512	101,619,100
Thema S.p.A.	1,300,000		7,673,513	671,029	1,300,000	100.00		7,673,513	7,516,272
Total subsidiary companies								4,834,059,965	22,693,511,448

Associated companies
Italian unlisted companies
INVA S.p.A.	520,000		935,773	238,401	400,000	40.00		374,309	161,766
OCN Trading S.r.l. (in winding-up)	80,000,000	(***)	30,948	(650)	32,000	40.00		12,379	516
Tiglio I S.r.l.	5,255,704		497,444,772	(7,288,762)	456,964	8.85		465,130	44,640,200
Cons. Distret. Tecn. Canavese	472,558		368,673	(452,846)	225	24.59		90,657	117,752
Other companies								15,494	15,494
Total associated companies								957,969	44,935,728

Other investments
Consortium S.r.l.	561,600,000		664,414,186	37,193,625	12,768,912	2.27		15,106,564	19,527,217
Fin - Priv. S.r.l.	20,000		98,155,330	2,778,391	2,857	14.28		14,011,673	15,375,273
Mediobanca S.p.A.	389,262,457		3,695,702,984	117,646,087	14,118,350	1.81		64,902,808	113,118,728
Other investments								49,859,779	1,068,973
Total other investments								143,880,824	149,090,191

TOTAL EQUITY INVESTMENTS								4,978,898,758	22,887,537,367

(*)	Pro-quota net equity, after distribution of dividends

(**)	39.52% (54.94% of the voting rights) taking account of the shares classified as current assets.

(***)	The share capital is denominated in Italian Lira

(0)	Controlled indirectly through Telecom Italia S.p.A.

92  |  Olivetti S.p.A. Financial Statements

A comparison of the book values of equity investments in subsidiary companies and the corresponding portions of shareholders’ equity adjusted for consolidation purposes shows aggregate equity investment book value to be 18,845.3 million euros higher than aggregate shareholders’ equity portions:

(in millions of euros)	Book value of equity investments (a)	Portion of net equity as adjusted for consolida- tion purposes attributa- ble to the Parent Company (b)	Differences (a-b)
Equity investments the book values of which are lower than the pro-quota net equity of the relevant subsidiaries, as adjusted for consolidation purposes:
Olivetti Multiservices S.p.A.	36.9	44.3	(7.4)
Olivetti Finanziaria Industriale S.p.A.	35.1	37.0	(1.9)
Thema S.p.A.	7.5	7.7	(0.2)

	79.5	89.0	(9.5)
Equity investments the book values of which are higher than the pro- quota net equity of the relevant subsidiaries, as adjusted for consolidation purposes:
Telecom Italia S.p.A.	22,089.5	3,345.4	18,744.1
Olivetti International S.A.	420.9	373.9	47.0
Olivetti Finance N.V.	—	(24.3)	24.3
Olivetti Tecnost S.p.A.	101.6	62.5	39.1
Global Gaming Investments S.p.A. (in winding-up)	1.3	1.0	0.3

	22,613.3	3,758.5	18,854.8

	22,692.8	3,847.5	18,845.3

The difference between the book value of the Telecom Italia S.p.A. equity investment and the corresponding portion of shareholders’ equity adjusted for consolidation purposes (18,744.1 million euros) is 6,363.7 million euros lower than the difference in 2001. This is due to the writedown of 8,051.1 million euros applied purely for fiscal purposes pursuant to article 2426 par 2 of the Italian Civil Code, offset by the effect of the dividends distributed during the year.

The liabilities arising from the risk of uncollectibility of the higher amount of the other investments (110.7 million euros) are included in the reserve for risks and charges.

93  |  Olivetti S.p.A. Financial Statements

Receivables

This heading includes both short-term and medium/long-term financial receivables:

	31.12.2002	31.12.2001	Changes
Amounts due within 12 months
Current portions of subsidized loans relating to:
Subsidiary companies	—	18,201	(18,201)
Associated companies	—	61,397	(61,397)
Other companies	—	64,242	(64,242)
Getronics Solutions Italia S.p.A.	974,880	3,620,238	(2,645,358)
Interest relief grants Law 346/1988	8,049,356	9,826,085	(1,776,729)

Total amounts due within 12 months	9,024,236	13,590,163	(4,565,927)

Amounts due after 12 months
Portions of subsidized loans relating to subsidiary companies . Olivetti I-Jet S.p.A.	—	18,201	(18,201)
less: current portions	—	(18,201)	18,201

Total amounts due from subsidiary companies after 12 months	—	—	—

Associated companies
Tiglio I S.r.l.	15,784,320	—	15,784,320
Istituto RTM S.p.A.	95,535	95,535	—
Baltea S.r.l.	—	61,396	(61,396)
less: current portions	—	(61,396)	61,396

Total amounts due from associated companies after 12 months	15,879,855	95,535	15,784,320

Portions of subsidized loans relating to other parties
Nortel Italia S.p.A.	—	64,242	(64,242)
Consorzio per il Distretto Tecnologico del Canavese	226,760	358,811	(132,051)
less: current portions	—	(64,242)	64,242
Due from tax authorities for advancess on severance indemnities	877,182	989,117	(111,935)
Due from Allen Bradley	56,294	56,294	—
Restricted deposit in favour of Getronics (ex Wang Lab.)	40,544,599	46,487,558	(5,942,959)
Cash guarantee deposits	12,476,307	13,436,685	(960,378)

Total amounts due from others after 12 months	54,181,142	61,328,465	(7,147,323)

Total amounts due after 12 months	70,060,997	61,424,000	8,636,997

The 4.6 million euros decrease in receivables due within 12 months from third parties compared with 31 December 2001 (13.6 million euros) was largely due to collection of receivables from Getronics Solutions Italia S.p.A. (2.6 million euros) and receivables for grants pursuant to Law 346/1998 (1.8 million euros). Amounts due after 12 months totalled 70.1 million euros (61.4 million euros at 31 December 2001) and related in the main to a long-term loan granted to Tiglio I S.r.l. (15.8 million euros) due in December 2009 and an interest-bearing restricted deposit (40.5 million dollars at 31 December 2002), established with a leading bank to guarantee cover for any residual liabilities, in favour of Getronics (formerly Wang Laboratories).

A currency hedging contract was arranged on the deposit through a forward sale of dollars against euros. It totalled 40.5 million euros at 31 December 2002.

Treasury stock

At 31 December 2002 the Parent Company held 2,697,500 own ordinary shares (formerly savings shares converted into ordinary shares in 2000), including shares acquired from employees, for a par value, following the re-denomination of share capital in euros, of 2.7 million euros, and recorded at cost at 2.3 million euros; a special restricted reserve is carried under shareholders’ equity for the same amount.

94  |  Olivetti S.p.A. Financial Statements

C) Current assets

II. Receivables

Receivables due within 12 months

	31.12.2002	31.12.2001	Changes
Due from third parties
Customers	2,351,995	2,724,938	(372,943)
Trade notes receivables	58,876	98,127	(39,251)

	2,410,871	2,823,065	(412,194)
less: allowance for doubtful accounts	(1,413,174)	(1,601,003)	187,829

	997,697	1,222,062	(224,365)

Due from subsidiary companies
- For supplies and other	5,711,280	2,533,042	3,178,238
- Due from Telecom Italia S.p.A. for VAT	213,916,627	—	213,916,627
- Due from Olivetti Group for VAT	3,663,006	—	3,663,006
- Due from Tim and Seat PG for assignments of receivables due from tax authorities	81,364,338	—	81,364,338
- Due from Olivetti Finance N.V.	—	6,944,280	(6,944,280)
- Telecom Italia dividends as accrued	—	46,459,164	(46,459,164)
- Multiservices dividends as accrued	8,742,000	—	8,742,000

	313,397,251	55,936,486	257,460,765
-Interest bearing current accounts:
. Financing to Olivetti Tecnost S.p.A.	150,000,000	—	150,000,000
. Financing to Olivetti Multiservices S.p.A.		20,000,000	(20,000,000)
. Alladium S.p.A.	192,521	—	192,521
. Olivetti Multiservices S.p.A.	10,216,089	—	10,216,089
. Est S.p.A.	867,841	319,268	548,573
. Olivetti Finance N.V.	—	400,946	(400,946)
. Domustech S.p.A.	1,105,029	667,312	437,717
. GotoWeb S.p.A.	1,071,966	1,669,194	(597,228)
. Olivetti Tecnost S.p.A.	10,653,136	50,761,332	(40,108,196)
. Tecnost Sistemi S.p.A.	4,900,492	—	4,900,492
. OliWeb S.p.A.	—	872,369	(872,369)
. Tiemme Sistemi S.p.A.	4,717,352	4,823,367	(106,015)
. Other subsidiary companies	—	14,441	(14,441)

	183,724,426	79,528,229	(45,803,803)

	497,121,677	135,464,715	211,656,962

Due from associated companies
- for supplies and other	53,456	45,627	7,829
- interest bearing current accounts	89,429	85,576	3,853

	142,885	131,203	11,682

Due from others
- Withholdings and amounts due from tax authorities	753,276,839	548,030,314	205,246,525
- VAT and other amounts due from public authorities	11,114,579	47,027,839	(35,913,260)
- Due from employees	176,517	139,486	37,031
- Prepaid taxes	4,917,465	26,133,279	(21,215,814)
- Due from Getronics	1,606,157	1,606,157	—
- Amounts due from insurance companies	119,854	18,281,065	(18,161,211)
- Receivables acquired from TechnoProduzioni S.p.A.	1,262,471	1,262,471	—
- Due from Ixtant (settlement of grants accrued by Modinform)	—	37,222	(37,222)
- Receivables acquired from Getronics S.p.A. and O.i.S Group.	60,979,538	67,003,111	(6,023,573)
- Other	29,466,411	19,407,365	10,059,046
less: allowance for doubtful accounts	(30,084,069)	(35,172,926)	5,088,857

	832,835,762	693,755,383	139,080,379
- Loans and interest bearing current accounts	2,789,317	6,882,372	(4,093,055)

	835,625,079	700,637,755	134,987,324

Total receivables due within 12 months	1,333,887,338	837,455,735	346,431,603

Summary of receivables due within 12 months
Total receivables for suppliers and others
Third parties	833,833,459	694,977,445	138,856,014
Group	313,450,707	55,982,113	257,468,594

	1,147,284,166	750,959,558	396,324,608

Total financial receivables
Third parties	2,789,317	6,882,372	(4,093,055)
Group	183,813,855	79,613,805	104,200,050

	186,603,172	86,496,177	100,106,995

Total	1,333,887,338	837,455,735	496,431,603

95  |  Olivetti S.p.A. Financial Statements

Receivables due within 12 months amounted to 1,333.9 million euros, a net increase of 496,4 million euros compared with 31 December 2001.

The change arose largely as a result of an increase in receivables due from subsidiaries (81.4 million euros) in respect of ceded tax credits, an increase in financial receivables due from subsidiaries (104.2 million euros) and an increase in amounts due from tax authorities (205.2 million euros) mainly in connection with tax credits on dividends.

With the participation of Telecom Italia S.p.A. to the Group VAT system in 2002, Olivetti S.p.A. also had a receivable of 213.9 million euros due from Telecom Italia S.p.A. for VAT payables.

These higher receivables were offset by decreases in amounts due from accrued dividends (37.7 million euros), related tax credits (21.2 million euros) and amounts due from insurance companies (18.2 million euros).

Receivables due after 12 months

The balance on this heading at 31 December 2002 was 609 million euros and referred entirely to prepaid taxes arising largely from the allocation on five years of the tax benefit on the Telecom Italia S.p.A. investment writedown (8,051.1 million euros).

III. Financial assets not held as fixed assets

Other equity investments

These assets amounted to 2.7 million euros at 31 December 2002, and referred to equity investments acquiring for trading purposes in:

•	Biesse S.p.A. 0.6 million euros;

•	Datalogic S.p.A. 2.1 million euros;

The decrease of 4.5 million euros compared with 31 December 2001 was largely due to the sale of the equity investment in Lottomatica S.p.A. (3.3 million euros).

Miscellaneous securities

	31.12.2002	31.12.2001	Changes	Market value
Treasury Certificates (C.C.T.)	31,559,665	46,716,156	(15,156,491)	31,488,810
Long Term Treasury Bonds (B.T.P.)	15,981,202	19,612,447	(3,631,245)	16,779,455
Corporate Bonds	—	1,032,914	(1,032,914)	—
Shares	299,331,037	—	299,331,037	299,331,037

Total	346,871,904	67,361,517	279,510,387	347,599,302

The amount of 299.3 million euros of shares refers to no. 41,401,250 Telecom Italia ordinary shares purchased during the year 2002 from Olivetti Finance N.V. and valued at euro 7,23 per share, corresponding to the stock price on the last day of trading in December.

96  |  Olivetti S.p.A. Financial Statements

Receivables for securities held under reverse repurchase agreements

This heading reflects the purchase cost of securities acquired under agreements to resell the securities at a pre-arranged date and price.

Income and charges relating to these transactions are computed in respect of the difference between the agreed spot and forward prices and recognised on an accrual basis, under other financial income or charges.

	31.12.2002	31.12.2001	Changes
Treasury Certificates (C.C.T.)	961,066	—	961,066
Long Term Treasury Bonds (B.T.P.)	—	911,312	(911,312)

Total	961,066	911,312	49,754

D) Accrued income and prepaid expenses

	31.12.2002	31.12.2001	Changes
Accrued income
Due within 12 months
Interest income
from third parties	3,019,953	1,898,916	1,121,037
from associated companies	—	1,169	(1,169)
from subsidiary companies	—	346	(346)
Interest relief grants	2,491,939	3,807,848	(1,315,909)

Total accrued income within 12 months	5,511,892	5,708,279	(196,387)
Due after 12 months
from third parties	—	11,449,758	(11,449,758)

Total accrued income	5,511,892	17,158,037	(11,646,145)

Prepaid expenses
Due within 12 months
Financial charges to third parties	—	—	—
Insurance premiums and other costs to:
third parties	3,329,179	2,259,725	1,069,454

subsidiary companies	—	—	—
Total prepaid expenses due within 12 months	3,329,179	2,259,725	1,069,454
Due after 12 months
Financial charges from third parties	405,236,656	483,572,416	(78,335,760)

Total prepaid expenses	408,565,835	485,832,141	(77,266,306)

Total	414,077,727	502,990,178	(88,912,451)

Prepaid expenses in respect of financial charges (405.2 million euros) consist mainly of future-year portions of the redemption premium on the convertible bonds issued in 2001.

97  |  Olivetti S.p.A. Financial Statements

Comments on liabilities and shareholders’ equity

A) Shareholders’ equity

I.	Share capital

The share capital of Olivetti S.p.A. at 31 December 2002, fully subscribed, paid-up and filed with the Companies Register, was represented by 8,845,239,632 ordinary shares with a par value of 1 euro each (8,783,701,564 ordinary shares at 31 December 2001) for an aggregate value of 8,845,239,632 euros (8,783,701,564 euros at 31 December 2001).

The following operations determined the net increase of 61,538,068 euros during 2002:

•	share capital increases subscribed by 31 December 2001 for an aggregate amount of 839,593 euros through the issuance of 839,593 ordinary shares filed with the Companies Register in 2002, in accordance with article 2444 of the Italian Civil Code, as follows:

•	share capital increase of 780,895 euros par value through the issuance of 780,895 ordinary shares, following conversion of a similar number of “Olivetti floating rate 1998-2002” bonds;

•	share capital increase of 52,575 euros par value through the issuance of 52,575 ordinary shares following exercise of a similar number of “Olivetti 1998-2002 ordinary share warrants”;

•	share capital increase of 6,123 euros par value through the issuance of 6,123 ordinary shares, following exercise of 12,246 “Olivetti 2001-2002 share warrants”;

•	share capital increases for 26,954 euros par value through the issuance of 26,954 ordinary shares following exercise in December 2001 of 21,033 “Olivetti 1998-2002 ordinary share warrants” and 11,842 “Olivetti 2001-2002 share warrants” in respect of which the corresponding shares had not yet been issued at 31 December 2001;

•	share capital increases for 28,797,733 euros par value through the issuance of 28,797,733 ordinary shares following conversion of a similar number of “Olivetti floating-rate 1998-2002” bonds with a par value of 1,000 Italian each (equivalent to 0.5165 euro), after utilisation of 13,924,945 euros from the “Reserve tied to conversion of Olivetti floating rate 1998-2002 bonds” formed following re-denomination of share capital in euros;

•	share capital increases for 22,831,828 euros par value through the issuance of 22,831,828 ordinary shares following exercise of a similar number of “Olivetti 1998-2002 ordinary share warrants”; the shares were issued:

•	for 11,791,655 euros against payment of 0.5165 euros (equivalent to 1,000 Italian lire) per share;

•	for 11,040,173 euros on a free basis through use of the “Reserve tied to exercise of Olivetti 1998-2002 ordinary share warrants” formed following re-denomination of share capital in euros;

•	share capital increases for 134,430 euros par value (in addition to a share premium of 215,088 euros) through the issuance of 134,430 ordinary shares following conversion of a similar number of “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium”;

98  |  Olivetti S.p.A. Financial Statements

•	share capital increases for an aggregate amount of 5,654,982 euros par value through the issuance at par of 5,654,982 ordinary shares reserved for managers of the Parent Company and its subsidiaries following exercise of a similar number of “Olivetti 1999-2001 share warrants”;

•	share capital increases for 2,688 euros par value (in addition to a share premium of 8,114 euros) through the issuance of 2,688 ordinary shares following exercise of 2,400 “Olivetti ex Tecnost 1999-2004 warrants” on an exchange basis of 1.12 Olivetti shares per warrant; the issuance was effected:

•	for 620 euros against payment;

•	for 2,068 euros on a free basis through use of the “Reserve tied to exercise of ex Tecnost 1999-2004 warrants” formed following re-denomination of Tecnost S.p.A. share capital in euros;

•	share capital increases for 20,460 euros par value (in addition to a share premium of 17,739 euros) through the issuance of 20,460 ordinary shares following exercise of 40,920 “Olivetti 2001-2002 ordinary share warrants”;

•	share capital increases for 3,229,400 euros par value through the issuance at par of 3,229,400 ordinary shares following conversion of a similar number of “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium”.

Future potential changes in share capital

The following were still outstanding at 31 December 2002:

•	137,355,625 “Olivetti ex Tecnost 1999-2004 warrants” for subscription of 153,838,300 Olivetti ordinary shares (at a rate of 1.12 Olivetti shares for each warrant exercised) at the originally planned price per share of 2.80 euros with a 15% annual increment, for the period between 20 August 1999 and the execution date of the respective applications; the price therefore ranges (following adjustment in respect of the share capital increases executed in 2001) from 3.780 euros in the case of warrants exercised in January 2003 to 4.626 euros in relation to warrants that will be exercised in June 2004.

•	Consequently, should all warrants outstanding at 31 December 2002 be exercised, the aggregate value of the share capital increase, including the share premium, would vary from a minimum of 581,508,774 euros (January 2003) to a maximum of 711,655,976 euros (June 2004), with an additional amount of 118,369,170 euros from utilisation of pre-established free share capital increase reserves;

•	487,409,258 “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium” net of 2,618 bonds for which applications for conversion into shares had been received at 31 December 2002, thus reducing the value of outstanding bonds with counter-item represented by a payable due to future shareholders (the corresponding shares were issued on 15 January 2003). A total of 487,409,258 Olivetti ordinary shares could still be issued in respect of the outstanding bonds, for an aggregate par value of 487,409,258 euros (plus a share premium of 779,854,813 euros);

•	2,409,663,062 “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium” net of 14,210 bonds for which applications for conversion into shares had been received at 31 December 2002, thus reducing the value of outstanding bonds with counter-item represented by a payable due to future shareholders (the corresponding shares were issued on 15 January 2003). A total of 2,409,663,062 Olivetti shares could still be issued at par in respect of the outstanding bonds for an aggregate par value of 2,409,663,062 euros.

99  |  Olivetti S.p.A. Financial Statements

The Board of Directors’ meeting of 24 February 2000 implemented the proxy granted pursuant to art. 2443 of the Italian Civil Code by the Extraordinary Shareholders’ Meeting of 7 April 1999 to carry a resolution for a Three-Year Stock Option Plan from 1 January 2002 to 31 December 2004, assigning to approximately one hundred managers of the Parent Company and its subsidiaries 29,500,000 free warrants for subscription of an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for the share capital increases of 2001) corresponding to the fair value of Olivetti ordinary shares at the date of the Board of Directors’ meeting.

The stock options were to have been exercised in three groups in the period between 2 November and 15 December of 2002, 2003 and 2004 and could be accumulated until the end of the Plan. Subsequently, the Board of Directors’ meeting of 9 February 2001 passed a resolution to reverse the previous resolution of 24 February 2000 and to raise share capital by an aggregate amount of 29 million euros through issue of 29 million shares at a subscription price of 2.515 euros per share (after adjustment for the share capital increases of 2001). The shares are reserved for managers of the Parent Company and its subsidiaries and service the warrants to be assigned to such managers under the “February 2002 – December 2004 Three-Year Stock Option Plan”, with no changes to terms and conditions applying to stock options already assigned to managers on the payroll as of 24 February 2000 who had since left the Group’s employ (a total of 1,330,000 rights).

Proxies assigned to Directors

The Extraordinary Shareholders’ Meeting held on 7 April 1999 granted the following powers to the Directors, pursuant to arts. 2443 and 2420 ter of the Italian Civil Code, for a period of five years as from the date of the resolution:

a)	to increase share capital in one or more tranches, for a maximum par value of 5 thousand billion Italian lire (2,582.3 million euros), on a free and/or payment basis, with or without share premium, through the issuance of ordinary shares and/or shares serviced with various rights, with the same characteristics as the outstanding shares, to be assigned or offered to parties with entitlement thereto, giving the Directors the right to establish, case by case, the categories of the shares, the issue price thereof, the dividend due date, the appropriation of share capital increase to service the conversion of bonds including bonds issued by third parties, both in Italy and abroad, and/or warrants, as well as the right to appropriate the increase or the increases (within the time limits set forth in art. 134 of Legislative Decree no. 58/1998), also via options, warrants, or similar rights, to employees of the Company, its controlling company and its subsidiary companies;

b)	to issue bonds, in one or more tranches, and/or bonds convertible into ordinary shares and/or serviced with various rights, with the same characteristics as the outstanding bonds, with or without warrants, also issued in foreign currency, to be offered with pre-emptive rights to parties with entitlement thereto, for a maximum amount of 8 thousand billion Italian lire (4,131.7 million euros), within the limits permitted under law, on a case-by-case basis, with the consequent share capital increase to service the conversion of bonds and/or exercise of warrants, establishing the procedures, terms, conditions and regulations thereof.

On 13 October 2001, the Extraordinary Shareholders’ Meeting resolved to grant proxies authorising the Directors, in accordance with article 2443 of the Italian Civil Code, to raise share capital on one or more occasions over a five-year period from the date of the resolution, by a maximum of 7 billion euros (par value) through the issuance of shares to be assigned or offered with pre-emptive rights to entitled parties and to issue bonds and/or convertible bonds – in accordance with article 2420 ter of the Italian Civil Code – up to a maximum of 10 billion euros (par value), on one or more occasions over a five-year period from the date of the resolution. These proxies are additional to existing proxies for remaining sums.

100  |  Olivetti S.p.A. Financial Statements

The Shareholders’ Meeting of 8 May 2002 upheld the Board of Directors’ proposal of 13 October 2001 and passed a resolution to revoke the non-utilised portions of the proxies pursuant to articles 2443 and 2420 ter granted with the resolutions carried by the Shareholders’ Meetings of 7 April 1999 and 13 October 2001 (amounting respectively to a maximum of 6,740 million euros and 10,051 million euros). Therefore any future operation on capital or any operation that may have an effect on capital (to be executed directly or through a request for new proxies, by means of issuance of shares, convertible bonds or bonds with warrants, warrants, options or other similar rights to the Company shares) will be submitted for Shareholder approval on a case-by-case basis.

The Shareholders’ Meeting of 8 May 2002 also passed a resolution empowering the Directors, pursuant to article 2420 ter of the Italian Civil Code, to issue bonds in euros or foreign currency, in one or more instances, over a maximum period of five years as from the date of the resolution, for a maximum aggregate amount of 9 billion euros, within the limits permitted under law on a case-by-case basis, and to establish the procedures, terms, conditions and regulations thereof. These bonds might be convertible into the shares of other companies, and might or might not bear warrants for the purchase of shares of other companies.

I.bis	Share capital increases to be filed with the Companies Register pursuant to art. 2444 of the Italian Civil Code

The balance on this heading amounted to 200,198 euros at 31 December 2002 (839,593 euros at 31 December 2001). It reflects the par value of the shares issued by the Company in respect of share capital increases effected in 2002, which had not been filed with the Companies Register by the end of the year (141,134 shares from the exercise of 282,268 “Olivetti 2001-.2002 ordinary share warrants”, 2,861 shares from the conversion of a similar number of “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium” and 56,203 shares from the conversion of a similar number of “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium”).

I.ter	Share capital increase payments relating to shares to be issued

At 31 December 2002 the balance on this heading was zero, compared with 26,954 euros at 31 December 2001.

II.	Additional paid-in capital

This reserve amounted to 3,765,365,301 euros at 31 December 2002 compared with 3,765,113,918 euros at 31 December 2001, a net increase of 251,383 euros which reflected the following movements:

•	10,442 euros relating to 12,044 shares (issued at 1.867 euros per share) arising from the exercise in December 2001 of a similar number of “Olivetti 2001-2002 share warrants”, for which the relevant shares were issued in 2001 and registered in 2002 (6,123 shares) or issued and registered in January 2002 (5,921 shares);

•	215,088 euros relating to 134,430 shares issued following conversion of a similar number of bonds (with a par value of 2.60 euros per bond) of the series “Olivetti 1.5% 2001-2004 convertible with redemption premium”;

•	17,739 euros relating to 20,460 shares issued (at a price of 1.867 euros per share) following exercise of 40,920 “Olivetti 2001-2002 share warrants”;

•	8,114 euros relating to 2,688 shares issued following exercise of 2,400 “Olivetti ex Tecnost 1999-2004 warrants” at a price of 3.249 euros per share.

101  |  Olivetti S.p.A. Financial Statements

II.	bis Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued

This reserve amounted to 126,941 euros at 31 December 2002 (10,442 euros at 31 December 2001) and comprised 122,363 euros for 141,134 shares arising from the exercise (at a price of 1.867 euros per share) of 282,268 “Olivetti 2001-2002 share warrants” and 4,578 euros for 2,861 shares arising from the conversion of a similar number of bonds with a par value of 2.60 euros per bond from the series “Olivetti 1.5% 2001-2004 with redemption premium”.

III.	Revaluation reserves

This heading refers to the Revaluation reserve previously stated in the books of the merged company Tecnost S.p.A. and re-formed in the books of Olivetti S.p.A. following the merger with effect from 31 December 2000; at 31 December 2002 it amounted to 1,128,827 euros, unchanged from 31 December 2001.

IV.	Legal reserve

This reserve amounted to 920,809,760 euros at 31 December 2002 (unchanged from 31 December 2001).

V.	Reserve for treasury stock

This reserve of 2,298,156 euros reflects the value of 2,697,500 shares issued and held by the Company and carried in the balance sheet under the appropriate financial fixed assets heading, in accordance with art. 2357 ter of the Italian Civil Code: it cannot be distributed while own shares continue to be held.

VII.	Other reserves

At 31 December 2002 these reserves reflected an aggregate amount of 2,036,088,939 euros compared with 2,061,056,125 euros at 31 December 2001, a total net decrease of 24,967,186 euros.

a) Extraordinary reserve

At 31 December 2002 this reserve amounted to 1,888,261,068 euros (unchanged from 31 December 2001).

b) Restricted reserve tied to exercise of Olivetti ex Tecnost 1999-2004 warrants

This reserve is irrevocably tied to exercise of “Olivetti ex Tecnost 1999-2004 warrants”. At 31 December 2001 it amounted to 118,369,170 euros compared with 118,371,238 euros at 31 December 2001; the decrease of 2,068 euros was due to the exercise of 2,400 warrants during the year. The reserve was formed following the free share capital increase at Tecnost S.p.A. and the simultaneous re-denomination of share capital in euros; at the moment of exercise of the warrants, the unit amount of 1,436.27 Italian lire (equal to the difference between the unit counter-value of 1 euro, namely 1,936.27 Italian lire, and the pre-existing par value of 500 Italian lire per share) will be transferred to share capital in the form of a free share capital increase, as well as to take account of the joint exchange ratio of 1.12 Olivetti shares for each ex-Tecnost warrant following the merger of Tecnost S.p.A. into and with Olivetti S.p.A.

102  |  Olivetti S.p.A. Financial Statements

c) Restricted reserves tied to conversion of Olivetti bonds and exercise of Olivetti warrants

These reserves (formed following the re-denomination of Olivetti share capital in euros) amounted to an aggregate 19,241,691 euros at 31 December 2002 compared with 44,206,809 euros at 31 December 2001. The decrease of 24,965,118 euros reflects:

•	for 13,924,945 euros, use of the “Reserve for conversion of Olivetti floating rate 1998-2002 bonds” (which decreased from 14,852,133 euros to 927,188 euros) following conversion of 28,797,733 bonds;

•	for 11,040,173 euros, use of the “Reserve for exercise of Olivetti 1998-2002 ordinary share warrants” (which decreased from 11,203,283 euros to 163,110 euros) following exercise of 22,831,828 warrants.

At 31 December 2002 the heading also included the “Reserve for exercise of Olivetti 2002-2004 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” for 14,264,521 euros, unchanged from 31 December 2001, (and for 643,112 euros still restricted as tied to the exercise of no. 1,330,000 warrants still outstanding) and the “Reserve for exercise of Olivetti 1999-2001 subscription rights (warrants or options) reserved for managers of Parent Company and its subsidiaries” for 3,886,872 euros, also unchanged from 31 December 2001.

After closure of the conversion period for Olivetti 1998-2002 floating rate bonds and the exercise periods for Olivetti 1998-2002 share warrants, Olivetti 1999-2001 subscription rights, and no. 28,170,000 Olivetti 2002-2004 subscription rights (stock options) at 31 December 2002 the corresponding reserves reflected an aggregate balance of 18,598,579 euros and were no longer restricted.

d) Non-taxable reserves

These reserves, amounting overall to 10,217,010 euros (unchanged from 31 December 2002), were originally carried by Tecnost S.p.A. They were re-formed in the Olivetti balance sheet following the merger of Tecnost into and with Olivetti; the breakdown of these reserves is as follows:

•	Reserve pertaining to research grants (Law no. 346/1988) for 8,741,403 euros

•	Reserve pertaining to Technological Innovation grants (Law no. 46/1982) for 685,713 euros

•	Reserve pertaining to capital investment grants (Law no. 64/1986) for 695,110 euros

•	Reserve pertaining to VAT deductions on capital investments for 94,784 euros.

Taxes are not provided for these reserves since operations that would make them liable for taxation are not planned at the present time.

VIII.	Retained earnings (accumulated losses)

At 31 December 2002 this heading reflected accumulated losses totalling 299,930,180 euros (retained earnings of 571,549,306 euros at 31 December 2001). The difference arose after the loss of 871,479,486 euros posted in 2001 was carried forward with the approval of the Shareholders’ Meeting of 8 May 2002.

103  |  Olivetti S.p.A. Financial Statements

B) Reserves for risks and charges

2.a) Reserves for taxation

The following years are still subject to adjustment or to assessment by the tax authorities: the financial years from 1997 onwards as regards income taxes; the financial years from 1998 onwards as regards value added tax.

In 1999 the Parent Company underwent a general tax inspection conducted by the Regional Corps of the Turin Tax Police, with specific reference to the years 1994, 1995 and 1996. At the end of the inspection, the tax authorities were notified of hypothetical administrative anomalies regarding both value added tax and (predominantly) income tax. The objections regarding income tax were resolved as a result of the tax settlement agreed on 23 July 2001.

On 15 December 2000 adjustment notices were received regarding value added tax for 1994 and 1995 as a consequence of the findings of the Tax Police’s report. The Company promptly presented a well-argued appeal, which was substantially accepted by the Provincial Tax Commission.

In 1994, 1995 and 1996 the Company received assessment notices relating to the income tax returns from 1988 to 1992.

With regard to the assessment relating to 1988, the authorities objected, in view of the consequent tax regime, to the treatment of lease-back contracts as financial leasing contracts. The assessments relating to 1991 and 1992 stemmed from the findings of the Regional Corps of the Trieste Tax Police with regard to usufruct on share contracts entered into by the Company in previous years, while the assessments for 1989 and 1990 concerned both matters.

With regard to usufruct on share contracts, the authorities, in separate assessments, questioned the legitimacy of the deduction of tax credits and withholdings relating to dividends collected from resident companies by the Company as usufructuary. It also alleged the joint responsibility of the Company for the failure to apply to such dividends the higher withholdings tax due on payment of share income to non-residents.

Well-argued appeals have been made against all these assessments.

The objections raised with regard to lease-back contracts have been resolved in favour of the Company and the tax authorities have not proceeded with the matter.

All the objections raised by the authorities regarding usufruct on shares for 1989, 1991 and 1992, as well as that relating to the alleged non-deductibility of tax credits and withholdings on dividends for 1990, have been rejected by the first and second degree tax commissions. Only the appeal lodged by the Company against the 1990 assessment alleging joint responsibility for lower tax withholdings has been rejected by both the provincial and regional tax commissions.

The tax authorities have submitted appeals to the Supreme Court as regards all the decisions in favour of the Company concerning the objections to usufruct on shares and the Company has lodged counter-appeals. With regard to the adverse ruling of the regional tax commission regarding the assessment of tax withholdings for 1990, the Company has lodged an appeal to the Supreme Court and the tax authorities have submitted a counter-appeal.

104  |  Olivetti S.p.A. Financial Statements

The Company’s tax advisors believe that the dispute regarding usufruct on shares will be settled in favour of the Company since the objections raised on both matters lack any juridical basis, and the Supreme Court has already issued favourable jurisprudence in this area.

2.b) Reserve for deferred taxation

The entire reserve for deferred taxation (344.4 million euros at 31 December 2001) was reversed to income in relation to taxable result for the year and the reduction in the taxable temporary differences for which the reserve was formed in 2000; these differences were more than offset by the deductible temporary differences that arose in the year, as described in the note on prepaid tax receivables.

3) Other provisions

Other provisions at 31 December 2002 amounted to 336.3 million euros (429.5 million euros at 31 December 2001), following increases of 121.8 million euros and uses totalling 215.0 million euros.

The heading includes 23.4 million euros for deferred social security charges arising as a result of reductions in the workforce pursuant to Law 223/1991, 71.5 million euros for charges relating to commitments and possible future risks associated with the sale of OliMan Holding B.V., 222.1 million euros for risks and charges relating to investee companies and 19.3 million euros for charges relating to guarantees given in connection with the sale of subsidiary companies.

C) Reserve for employee severance indemnities

	31.12.2002	31.12.2001	Changes
Beginning balance	3,857,916	4,126,520	(268,604)

Provision for the year	24,045	1,050,599	(1,026,554)
Additional indemnities	7,424,646	1,900,561	5,524,085

	7,448,691	2,951,160	4,497,531

Indemnities paid	(8,191,475)	(2,832,851)	(5,358,624)
Advances to employees	(17,815)	(47,529)	29,714
Contributions paid to the National Insurance Board (INPS)	(8,700)	(11,544)	2,844
Net transfers between Olivetti S.p.A. and Italian subsidiaries	(413,707)	(185,006)	(228,701)
Other uses	(87,752)	(142,834)	55,082

	(8,719,449)	(3,219,764)	(5,499,685)

Ending balance	2,587,158	3,857,916	(1,270,758)

105  |  Olivetti S.p.A. Financial Statements

D) Payables

Payables due within 12 months

	31.12.2002	31.12.2001	Changes
Financial payables
2) Olivetti 1998-2002 floating rate convertible bond	—	15,675,896	(15,675,896)
3) Due to banks
- Bank overdrafts	618,930,558	266,785,214	352,145,344
- Ordinary loans	—	—	—
- Current portion of loans for research activities	26,527,994	25,159,770	1,368,224
- Current portion of ordinary loans	25,000,000	65,189,979	(40,189,979)

	670,458,552	357,134,963	313,323,589
4) Due to other lenders
- Savings deposits of employees	63,752	63,752	—
- Other debt	—	549,716	(549,716)
- Current portion of loans from the Tecnological Innov. Fund (FIT)	2,778,871	5,762,176	(2,983,305)

	2,842,623	6,375,644	(3,533,021)
8) Due to subsidiary companies
Borrowings
- Olivetti Finance N.V.	368,636,730	407,718,697	(39,081,967)
Current portion of medium/long term loans:
- Olivetti Finance N.V.	—	1,908,200,000	(1,908,200,000)
- Olivetti Holding B.V.	2,147,000,000	2,147,000,000	—

	2,515,636,730	4,462,918,697	(1,947,281,967)
Interest bearing current accounts
- Olivetti Multiservices S.p.A.	—	9,450,460	(9,450,460)
- Jetech S.p.A.	76,804	—	76,804
- Alladium S.p.A.	—	7,256,030	(7,256,030)
- Olivetti Finanziaria Industriale S.p.A.	3,641,942	14,531,595	(10,889,653)
- Antex F&A S.p.A. (ex Olivetti Servizi Amministrativi)	—	2,129,793	(2,129,793)
- TechnoProduzioni S.p.A.	34,254,683	17,665,270	16,589,413
- Olivetti I-Jet S.p.A.	18,904,896	2,674,634	16,230,262
- Tecnost Sistemi S.p.A.	42,404,916	1,569,954	40,834,962
- TeleAp S.p.A.	147,719	—	147,719
- OliWeb S.p.A.	882,843	1,969,084	(1,086,241)
- Global Gaming Investments S.p.A.	965,013	1,066,486	(101,473)
- Other subsidiary companies	146,304	878,264	(731,960)

	101,425,120	59,191,570	42,233,550

	2,617,061,850	4,522,110,267	(1,905,048,417)

Total financial payables	3,290,363,025	4,901,296,770	(1,610,933,745)

Non financial payables
5) Advances	3,772,422	3,772,422	—
6) Suppliers	8,989,315	24,717,419	(15,728,104)
8) Subsidiary companies
- for supplies	8,980,575	3,265,895	5,714,680
- other	4,162,855	19,046,305	(14,883,450)

	13,143,430	22,312,200	(9,168,770)
9) Due to associated companies
- for supplies	—	1,107	(1,107)
- other	586,256	—	586,256

	586,256	1,107	585,149
11) Due to tax authorities	282,587,074	31,172,199	251,414,875
12) Due to social security authorities	373,603	699,126	(325,523)
13) Other payables
- Invoices to be received for costs on 2001 capital increases	5,955,602	55,815,417	(49,859,815)
- Wages, salaries and social contributions	5,659,003	3,032,833	2,626,170
- Other	6,071,180	8,109,445	(2,038,265)

	17,685,785	66,957,695	(49,271,910)

Total non financial payables	327,137,885	149,632,168	177,505,717

Total payables due within 12 months	3,617,500,910	5,050,928,938	(1,433,428,028)

106  |  Olivetti S.p.A. Financial Statements

Payables due within 12 months amounted to 3,617.5 million euros at 31 December 2002 (5,050.9 million euros at 31 December 2001) The change of 1,433.4 million euros arose largely from the decrease in the current portion due on borrowings from foreign subsidiary companies (1,908.2 million euros) set against the increase in amounts due to banks (352.1 million euros) and in non-financial payables (177.6 million euros). Payment of the current portion of the borrowing from Olivetti Holding B.V. amounting to 2,147 million euros was extended to 30 June 2003.

Payables due after 12 months

1) Bonds

Amounts due to third parties:

	31.12.2002	31.12.2001	Changes
Olivetti S.p.A. EONIA linked notes 2001-2003 bond	—	400,000,000	(400,000,000)

The “Olivetti S.p.A. EONIA linked notes 2001-2003” bond for a par value of 400 million euros was cancelled in full as part of the debt re-financing and maturity profile improvement plan.

Amounts due to subsidiary companies:

	31.12.2002	31.12.2001	Changes
Olivetti 2002-2012 fixed rate bond issued on 26 June 2002	2,500,000,000	—	2,500,000,000
Olivetti 2002-2012 fixed rate bond issued on 23 December 2002	1,400,000,000	—	1,400,000,000

Total	3,900,000,000	—	3,900,000,000

2) Convertible bonds

	31.12.2002	31.12.2001	Changes
Olivetti 1,5% 2001-2004 convertible bond with premium upon redemption
- par value	1,267,627,834	1,267,627,834	—
- less: conversions into ordinary shares	(363,763)	—	(363,763)
- premium upon redemption	64,346,474	64,364,944	(18,470)

	1,331,610,545	1,331,992,778	(382,233)
Olivetti 1,5% 2001-2010 convertible bond with premium upon redemption
- par value	2,412,962,875	2,412,962,875	—
- less: conversions into ordinary shares	(3,299,813)	—	(3,299,813)
- premium upon redemption	442,853,902	443,460,350	(606,448)

	2,852,516,964	2,856,423,225	(3,906,261)

Total	4,184,127,509	4,188,416,003	(4,288,494)

The premiums on the 2001-2004 and 2001-2010 bonds, determined on the basis of 5.07759% and 18.37825% redemption increments respectively, were recorded under financial charges and deferred for amounts accruing to future years.

107  |  Olivetti S.p.A. Financial Statements

3) Amounts due to banks

	31.12.2002	31.12.2001	Changes
Ordinary loans	25,000,000	90,189,979	(65,189,979)
Loans for research	46,798,098	71,957,868	(25,159,770)
less: current portion	(51,527,994)	(90,349,749)	38,821,755

Total	20,270,104	71,798,098	(51,527,994)

4) Amounts due to other lenders

	31.12.2002	31.12.2001	Changes
Loans from the Tecnological Innovation Fund (FIT)	13,137,832	18,900,009	(5,762,177)
Other lenders	24,130,742	12,234,341	11,896,401
less: current portions	(2,778,871)	(5,762,176)	2,983,305

Total	34,489,703	25,372,174	9,117,529

5) Amounts due to subsidiary companies

	31.12.2002	31.12.2001	Changes
Amounts due to subsidiary companies
- Olivetti Finance N.V.	3,743,567,709	5,302,415,417	(1,558,847,708)

	3,743,567,709	5,302,415,417	(1,558,847,708)

Total amounts due after 12 months	11,882,455,025	9,988,001,692	1,894,453,333

With regard to amounts due to Olivetti Finance N.V., two 20 billion yen loans have been arranged at a six-monthly floating rate, expiring respectively in 2029 (referring to a capital of 174.2 million euros) and 2032 (referring to a capital of 171.5 million euros).

On both loans, cross currency and interest rate swaps have been arranged to nullify yen/euro exchange and interest risks. The hedging structure is applicable as long as Olivetti S.p.A. is in bonis.

***

At 31 December 2002 financial payables secured by guarantees on assets owned by the Company amounted to 20.9 million euros; these guarantees, for 22.7 million euros (34.5 million euros at 31 December 2001), consisted of pledges on securities and were provided in connection with research loans granted by San Paolo IMI.

108  |  Olivetti S.p.A. Financial Statements

The breakdown of medium/long-term debt, including portions due within 12 months, was as follows:

(in millions of euros)	31.12.2002	31.12.2001
Amounts due to subsidiary companies:
Loan from Olivetti Holding B.V., floating rate 4.74361% at 31.12.2002, extended to 30 June 2003	2,147.0	2,147.0
Loan from Olivetti Finance N.V., repaid on 26 June 2002	—	1,908.2
Loan from Olivetti Finance N.V., floating rate 8.03475% at 31.12.2002, repayable on 30 June 2004	2,434.0	3,129.0
Loan from Olivetti Finance N.V., floating rate 5.86237% at 31.12.2002, repayable on 30 June 2007	223.0	—
Loan from Olivetti Finance N.V., floating rate 4.131178% at 31.12.2002, repayable on 3 November 2005	765.0	2,000.0
Loan from Olivetti Finance N.V. - yen 20 billion - floating rate 1.140978% at 31.12.2002, repayable
on 29 October 2029	160.8	173.4
Loan from Olivetti Finance N.V. - yen 20 billion - floating rate 0.07813% at 31.12.2002, repayable
on 14 May 2032	160.8	—
Bond issued on 26/6/2002, repayable on 26/6/2012, fixed rate 7.375%, subscribed by Olivetti Finance N.V.	2,500.0	—
Bond issued on 23/12/2002 repayable on 23/12/2012, fixed rate 6.625%, subscribed by Olivetti Finance N.V.	1,400.0	—

Amounts due to third parties:
“Olivetti 1998-2002” floating rate bond, convertible into ordinary shares, repaid in full on 30 September 2002.	—	15.7
“EONIA Linked Notes due 2003”, EONIA rate plus 0.92%, cancelled on 23/12 2002	—	400.0
“Olivetti 1.5% 2001-2004 convertible bond with premium upon redemption”, repayable in full on 1st January 2004	1,267.3	1,267.6
Premium upon redemption “Olivetti 1.5% 2001-2004”: 5.07759% of bond par value, payable upon redemption on 1st January 2004	64.3	64.4
“Olivetti 1.5% 2001-2010 convertible bond with premium upon redemption”, repayable in full on 1st January 2010	2,409.7	2,413.0
Premium upon redemption “Olivetti 1.5% 2001-2010”: 18.37825% of bond par value, payable upon bond redemption on 1st January 2010	442.9	443.5
IMI loans for research pursuant Law 346/1988, average interest rate 12.4742% (gross of interest relief grants) at 31 December 2002, repayable by 2004	46.8	71.9
Subsidized loans for technological innovation, average interest rate 4.0994% at 31 December 2002, repayable by 2012	13.1	18.9
Other loans, average interest 3.638% at 31 December 2002, repayable by 2003	25.0	90.2
Other lenders	24.1	12.2

Total	14,083.8	14,155.0

of which:
Portions expiring within 12 months	2,201.3	4,167.0
Portions expiring after 12 months	11,659.5	9,988.0

109  |  Olivetti S.p.A. Financial Statements

Payables due after 12 months were as follows:

(in millions of euros)	31.12.2002	31.12.2001
within 2 years	4,556.2	465.7
within 5 years	3,080.5	6,487.7
after 5 years	4,245.8	3,034.6

Total	11,882.5	9,988.0

At 31 December 2002 the Company had unused overdraft facilities on current accounts of 129.5 million euros (315.4 million euros at 31 December 2001) and other unused standby lines of credit for 61 million euros (46.7 million euros at 31 December 2001).

Analysis of the financial position

	31.12.2002	31.12.2001	Changes
Financial liabilities:
Due within 12 months	3,791,075,585	6,343,665,953	(2,552,590,368)
Due after 12 months	12,892,671,729	10,788,241,009	2,104,430,720

Total financial liabilities (A)	16,683,747,314	17,131,906,962	(448,159,648)

Medium/long-term financial assets	421,020,975	495,022,174	(74,001,199)
Financial current assets	1,062,103,484	308,724,693	753,378,791
Accrued interest income	5,511,892	5,708,279	(196,387)

Total financial resources (B)	1,488,636,351	809,455,146	679,181,205

Net financial indebtedness (A-B)	15,195,110,963	16,322,451,816	(1,127,340,853)

Net financial indebtedness at 31 December 2002 amounted to 15,195.1 million euros, a decrease of 1,127.3 million euros compared with 31 December 2001.

The change (reflecting an increase in medium/long-term debt of 2,178.4 million euros and a decrease in short-term debt of 3,305.8 million euros) was largely due to collection of dividends, disposal of equity investments, assignment of receivables due from tax authorities to Group companies, net of costs incurred mainly for financial charges.

110  |  Olivetti S.p.A. Financial Statements

E) Accrued expenses and deferred income

	31.12.2002	31.12.2001	Changes
Accrued expenses
Due within 12 months
Interest expenses and charges on loans payable to:
Subsidiary companies
Olivetti Holding B.V.	305,673,260	201,394,399	104,278,861
Olivetti Finance N.V.	117,020,093	1,206,694,659	(1,089,674,566)
Third parties	70,339,122	34,280,125	36,058,997
Insurance premiums and other
Third parties	216,731	98,517	118,214

Total accrued expenses within 12 months	493,249,206	1,442,467,700	(949,218,494)
Due after 12 months
Interest expenses on loans payable to:
Subsidiary companies
Olivetti Finance N.V.	1,010,216,704	800,239,317	209,977,387

Total accrued expenses after 12 months	1,010,216,704	800,239,317	209,977,387

Total accrued expenses	1,503,465,910	2,242,707,017	(739,241,107)

Deferred income
Due within 12 months
Third parties	774,348	31,561	742,787
Subsidiary companies	1,106,168	340,854	765,314

Total deferred income within 12 months	1,880,516	372,415	1,508,101

Total accrued expenses and deferred income	1,505,346,426	2,243,079,432	(737,733,006)

111  |  Olivetti S.p.A. Financial Statements

Memorandum accounts

A) Personal guarantees given and counter-securities received

At 31 December 2002 suretyships and other personal securities given directly or indirectly through banks and insurance companies totalled 15,387 million euros (17,634.5 million euros at 31 December 2001), as follows:

(in millions of euros)	31.12.2002	31.12.2001	Changes
To third party holders of securities issued by subsidiary companies	15,032	17,136	(2,104)
To banks and finance companies for credit lines and financings given to subsidiary and associated companies	14	137	(123)
Counter-securities given to third parties for guarantees given on behalf of:			—
subsidiary companies	72	72	—
associated and unconsolidated subsidiary companies	3	3	—
third parties	32	34	(2)

	15,153	17,382	(2,229)
Other personal guarantees given	234	253	(19)

Total personal guarantees given	15,387	17,635	(2,248)

The decrease of 2,104 in guarantees to third-party holders of securities issued by subsidiary companies refers in particular to guarantees given in respect of bond loans issued by Olivetti International Finance N.V. and Olivetti Finance N.V.

Counter-securities given to third parties for guarantees given on behalf of subsidiary companies included 52.8 million euros in favour of Telecom Italia.

Other personal guarantees, amounting to 234 million euros at 31 December 2002, referred to:

•	suretyships for 3.6 million euros to guarantee fulfilment of trade supplies by Getronics S.p.A.;

•	guarantees of 228.1 million euros given to the Italian State Railways in the interest of Wind S.p.A. (ex Infostrada S.p.A.);

•	other guarantees for 2.3 million euros.

In respect of the above guarantees, at 31 December 2002 the Company had counter-securities totalling 290 million euros (315 million euros at 31 December 2001), including 213 million euros from Mannesmann A.G., in respect of guarantees given to the Italian State Railways, and 52.8 million euros from Telecom Italia.

B) Guarantees on company assets

Guarantees on Company assets relating to financial operations are analysed under financial payables.

112  |  Olivetti S.p.A. Financial Statements

C) Commitments

At 31 December 2002 contractual commitments totalled 8 million euros overall (11 million euros at 31 December 2001), down by 3 million euros.

On the same date, the heading also included a letter of indemnity in favour of Olivetti Finanziaria Industriale S.p.A. in respect of potential risks from on-going disputes.

D) Other memorandum accounts

Other memorandum accounts at 31 December 2002 amounted to 3.8 million euros relating to third-party assets held as guarantee deposits (unchanged from 31 December 2001).

113  |  Olivetti S.p.A. Financial Statements

Comments on the income statement

A) Value of production

5) Other revenues and income

Other revenues amounted to 13.6 million euros (15.2 million euros in 2001). They referred to services supplied and to the recovery of costs in relation to subsidiary companies.

B) Costs of production

7) Services

The amount of 26.4 million euros (49.1 million euros in 2001) consisted largely of costs incurred for services and consultancy.

9) Personnel

Payroll costs in 2002 were 13.8 million euros (13.1 million euros in 2001). The increase of 0.7 million euros arose from higher costs for retirement incentives (7.4 million euros) offset in part by the decrease in costs as a result of the reduction in the average number of employees, from 107 heads in 2001 to 78 heads in 2002 (22 managers, 12 supervisors, 44 office staff).

At 31 December 2002 there were 70 employees (89 at 31 December 2001).

10) Amortisation, depreciation and writedowns

Amortisation of intangible fixed assets

The charge for the year amounted to 70.5 million euros, of which 30.6 million euros for amortisation of costs incurred for share capital increases and 38.9 million euros for amortisation of costs relating to issuance of bond loans.

Depreciation of tangible fixed assets

Depreciation for the year (1.2 million euros) was determined on a straight-line basis by adopting rates that reflect the residual useful life of the assets.

114  |  Olivetti S.p.A. Financial Statements

As illustrated in the note on tangible fixed assets, accelerated depreciation was also provided, as allowed under tax laws:

(in millions of euros)	Year 2002	Year 2001	Changes
Ordinary depreciation	0.6	0.7	(0.1)
Accelerated depreciation	0.6	0.6	—

Total depreciation	1.2	1.3	(0.1)

Writedowns of receivables classified as current assets

No provision for doubtful accounts was deemed necessary in 2002; the 2001 provision was 1.5 million euros.

14) Other operational expenses

Other operational expenses amounted to 2.7 million euros in 2002 (3 million euros in 2001) and largely comprised duties and taxes other than income taxes of 0.7 million euros and contributions to public and private institutions of 0.8 million euros.

115  |  Olivetti S.p.A. Financial Statements

C) Financial income and charges

15) Income from equity investments

	Year 2002	Year 2001	Changes
Dividends from subsidiary companies
Telecom Italia S.p.A.: accrued in the year	—	46,459,164	(46,459,164)
collected in the year	1,249,581,359	—	1,249,581,359
Finsiel S.p.A.	540,171	606,482	(66,311)
Olivetti Finanziaria Industriale S.p.A.	4,198,879	—	4,198,879
Olivetti Multiservices S.p.A., accrued in the year	8,742,000	—	8,742,000

	1,263,062,409	47,065,646	1,215,996,763
Tax credit
on accrued dividends	705,555,230	356,187	679,421,951
on dividends collected	4,917,375	26,133,279	4,561,188

	1,973,535,014	73,555,112	1,899,979,902

Dividends from associated companies
Lottomatica S.p.A.	—	5,204,783	(5,204,783)

	—	5,204,783	(5,204,783)
Tax credit	—	3,056,769	(3,056,769)

	—	8,261,552	(8,261,552)

Other dividends
Fin - Priv. S.r.l.	—	273,915	(273,915)
Mediobanca S.p.A.	2,432,896	1,988,927	443,969
Tredicimarzo S.r.l.	782,910	—	782,910
Eurofly Service	496,531	—	496,531
Datalogic	11,500	—	11,500

	3,723,837	2,262,842	1,460,995
Tax credits	2,094,658	1,328,967	765,691

	5,818,495	3,591,809	2,226,686

Total	1,979,353,509	85,408,473	1,893,945,036

116  |  Olivetti S.p.A. Financial Statements

16) Other financial income

	Year 2002	Year 2001	Changes
Income from
Receivables classified as financial fixed assets for subsidized loans pertaining to
subsidiary companies	402	1,134	(732)
associated companies	1,355	4,142	(2,787)
third parties	1,418	4,002	(2,584)
Other from associated companies	—	5,541	(5,541)
Securities held as current assets
fixed income	1,636,953	1,802,576	(165,623)
floating income	1,385,779	2,310,411	(924,632)
Receivables for securities held under reverse repurchase agreements	40,318	89,801	(49,483)
Other receivables from:
subsidiary companies
Olivetti Tecnost S.p.A.	5,933,457	10,571	5,922,886
Olivetti I-Jet S.p.A.	158,127	2,152,328	(1,994,201)
Olivetti Multiservices S.p.A.	540,861	781,976	(241,115)
other subsidiary companies	836,539	1,046,895	(210,356)
associated companies	151,716	4,516	147,200
others	154,354	763,114	(608,760)
Bank current accounts	3,590,102	8,857,886	(5,267,784)
Gains from exchange rate fluctuations	11,325,899	9,796,816	1,529,083
Gains from swap	6,142,461	—	6,142,461
Other	9,496,658	9,703,101	(206,443)

Total	41,396,399	37,334,810	4,061,589

117  |  Olivetti S.p.A. Financial Statements

17) Interest expense and other financial charges

	Year 2002	Year 2001	Changes
Interest payable to subsidiary companies
Olivetti Tecnost S.p.A.	311,248	7,920,376	(7,609,128)
Olivetti Finanziaria Industriale S.p.A.	481,740	789,342	(307,602)
TechnoProduzioni S.p.A.	—	527,357	(527,357)
Olivetti Holding B.V.	107,315,195	81,641,655	25,673,540
Tecnost Sistemi S.p.A.	—	301,323	(301,323)
Olivetti Finance N.V.	497,774,288	722,416,961	(224,642,673)
other subsidiary companies	1,281,472	607,561	673,911
Interest payable to third parties
Bonds	148,952,776	62,139,142	86,813,634
Medium/long-term loans	3,468,402	28,089,997	(24,621,595)
Bank current accounts	23,834,480	29,281,339	(5,446,859)
Interest rate swap	14,206,634	2,116,366	12,090,268
Losses on exchange rate fluctuations	5,400,706	18,800,340	(13,399,634)
Interest, commissions and charges on other finance operations	10,062,870	11,996,663	(1,933,793)

Total	813,089,811	966,628,422	(153,538,611)

Financial charges totalled 813.1 million euros, a decrease of 153.5 million euros compared with 2001. The reduction reflected lower charges on borrowings from Olivetti Finance N.V. (224.6 million euros), due to the fact that interest rates on new borrowings were lower than those on loans discharged during the year, set against higher charges for bonds issued in 2001 which had only a partial impact on 2001 income.

118  |  Olivetti S.p.A. Financial Statements

D) Value adjustments to financial assets

19) Writedowns

The writedown of 8,400.4 million euros (175.2 million euros in 2001) referred mainly to the fixed-asset equity investment in Telecom Italia S.p.A., which was written down by 8,051.1 million euros, and to Olivetti Finance N.V., which was written down by 182.5 million euros.

The heading also includes a writedown of 69.3 million euros on Telecom Italia S.p.A. shares acquired by Olivetti Finance N.V. during the year and classified as current assets, to reflect the difference between the purchase price and stock market value at 31 December 2002.

E) Extraordinary income and charges

20) Extraordinary income

	Year 2002	Year 2001	Changes
Gains on disposals
Equity investments
subsidiary companies	80,328,447	1,032,155	79,296,292
associated companies	—	10,106	(10,106)
other companies	158,468,340	—	158,468,340
Tangible fixed assets	53,100	3,313	49,787

	238,849,887	1,045,574	237,804,313

Other income	1,447,518	22,622,268	(21,174,750)

Total	240,297,405	23,667,842	216,629,563

Gains on disposals of equity investments in subsidiaries (80.3 million euros) include 71.8 million euros arising from the sale of OMS2 and 8.5 million euros arising from the sale of Webegg to Telecom Italia S.p.A.

Other income (1.4 million euros) included collection of amounts in excess of the price paid for the repurchase of receivables by Wang Global S.p.A., now Getronics S.p.A. (0.5 million euros), the portion of the sale price of equity investments disposed of in previous years that related to the collection of research grants (0.5 million euros) and other items (0.4 million euros).

21) Extraordinary charges

Extraordinary charges amounted to 76.0 million euros (16.5 million euros in 2001) and referred to a capital loss of 70.5 million euros on the sale of Seat Pagine Gialle shares, and a charge of 3.6 million euros for costs incurred on the sale of the equity investment in Lottomatica.

119  |  Olivetti S.p.A. Financial Statements

22) Income taxes for the year

The overall tax benefit of 892.1 million euros arose from deferred tax assets of 609 million euros and reversal of the previously provided reserve for deferred taxes of 344.4 million euros, set against current income tax for 2002 of 61.3 million euros.

The table below illustrates the difference between effective corporate income tax (IRPEG) for the year and the theoretical tax computed with the tax rates applicable for 2002; no provisions were made with regard to the local tax on production activities (IRAP), since both the theoretical and the effective taxable amounts were negative.

Reconciliation between theoretical taxes and effective taxes reported in the income statement

IRPEG

	Result for the year	Temporary differences	Tax charge (benefit)
(in millions of euros)			Current	Deferred
Result before taxes	(7,132.0)

Theoretical income tax charge (benefit)			(1,355.0)

Temporary differences taxable in the following years	(19.3)	19.3	(3.7)	3.7
Temporary differences deductible in the following years	6,574.2	(6,574.2)	1,249.1	(770.9)
Reversal of temporary differences arisen in prior years	715.6	834.9	135.9	158.2
Permanent differences	184.3	—	35.0	—

Increase (decrease) of taxable income and tax charge	7,454.8	(5,720.0)	1,416.3	(609.0)

Taxable income (tax loss)	322.8	(5,720.0)

less: Reserve for deferred taxation as of 31 December 2001				344.4

Total income tax charge (benefit) for the year 2002			61.3	(953.4)

The temporary differences deductible in subsequent years arose largely from the equity investment writedowns applied during the year as a result of compulsory allocation of the allowance over five years pursuant to Legislative Decree 209/2002.

The temporary differences from previous years related mainly to the capital gains recorded in 1999 (4,155.8 million euros, of which 2,493.5 million euros already taxed in previous years) on the sale of 31.5% of the equity investment in OliMan Holding B.V., taxation of which was allocated over five annual installments. The year’s taxable income of 322.8 million euros generated a current tax charge of 61.3 million euros (19% tax rate).

The deferred tax credit of 609 million euros was determined by calculating taxes on temporary differences that will be reversed in respect of future expected taxable income (2,880 million euros) and taking account of DIT benefits.

120  |  Olivetti S.p.A. Financial Statements

Other information

Remunerations to Parent Company Directors, Statutory Auditors and Chief Operating Officer

In compliance with CONSOB resolution no. 11971/1999, details are provided below of the remunerations payable in 2002 by the Parent Company and also by subsidiary companies, on whatever basis and in whatever form, to Directors, Statutory Auditors and the Chief Operating Officer.

				Gross remunerations for the year 2002 (in euros)
				(E) Emoluments for the office in the company drawing up the F/S (i.e. Olivetti S.p.A.)		(F) Non- cash benefits	(G) Bonuses and other incentives	(H) Other emoluments
Name(A)	Office (B)	Office period (C)	Office expiry (D)					Amount		Company
TESONE Antonio	Chairman	1/1-31/12/2002	2003 Annual Report Approval	774.685
	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
	Chairman of Internal Control and Remuneration Committees	1/1-31/12/2002	2003 Annual Report Approval	51.646
TRONCHETTI PROVERA Marco	Deputy Chairman and Chief Executive Officer	1/1-31/12/2002	2003 Annual Report Approval	516.457				1.755.953	(1)	Telecom Italia S.p.A.
	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
BENETTON Gilberto	Deputy Chairman and Director	1/1-31/12/2002	2003 Annual Report Approval	51.646				103.291		Telecom Italia S.p.A.
								12.911		Seat Pagine Gialle S.p.A.
BONDI Enrico	Chief Executive Officer	1/1-5/9/2002	05/09/2002	350.908		4.711		2.055.910	(2)	Telecom Italia S.p.A.
	Director	1/1-5/9/2002	05/09/2002	35.091				117.689	(3)
BUORA Carlo	Chief Executive Officer	1/1-31/12/2002	2003 Annual Report Approval	516.457				2.065.828	(1)	Telecom Italia S.p.A.
	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646				80.000		Telecom Italia Mobile S.p.A.
CAPRIO Lorenzo	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
	Member of Internal Control and Remuneration Committees	1/1-31/12/2002	2003 Annual Report Approval	51.646
CIRLA Giorgio	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
FABRIZI Pier Luigi	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
GERONZI Cesare	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
MION Gianni	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646	(*)			103.291		Telecom Italia S.p.A.
								80.000		Telecom Italia Mobile S.p.A.
								103.292		Seat S.p.A.
MODIANO Pietro	Director	1/1-7/11/2002	2003 Annual Report Approval	44.005	(*)
	Member of Remuneration Committee	1/1-7/11/2002	2003 Annual Report Approval	22.002	(*)
NATTINO Giampietro	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
PIERRI Paola	Director	7/11-31/12/2002	First 2003 Shareholders meeting	7.641	(*)
	Member of Remuneration Committee	7/11-31/12/2002	First 2003 Shareholders meeting	3.820	(*)
PIRELLI Alberto	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
PURI NEGRI Carlo Alessandro	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
ROCCO di TORREPADULA Giancarlo	Director	5/9-31/12/2002	First 2003 Shareholders meeting	16.555				271.443		Telecom Italia S.p.A.
TREVISAN Dario	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646
VARISCO Alberto	Director	1/1-31/12/2002	2003 Annual Report Approval	51.646	(*)
	Member of Internal Control Committee	1/1-31/12/2002	2003 Annual Report Approval	25.823	(*)
Total Directors				3.139.775		4.711	0	6.749.609
FORNASARI Angelo	Chairman of Board of Statutory Auditors	1/1-31/12/2002	2002 Annual Report Approval	124.000				32.260		Tecnost Sistemi S.p.A
								4.388		Alladium S.p.A.
BENNANI Vittorio	Statutory Auditor	1/1-31/12/2002	2002 Annual Report Approval	82.633				6.869		Alladium S.p.A.
								11.931		Technoproduzioni S.p.A.
								11.950		Olivetti Fin. Ind.le S.p.A.
CARAMANTI Franco	Statutory Auditor	1/1-31/12/2002	2002 Annual Report Approval	83.833				43.571		Seat Pagine Gialle S.p.A.
Total Statutory Auditors				290.466		0	0	110.969
ARIAUDO Corrado	Chief Operating Officer	1/1-31/12/2002				10.000	154.937	4.161.350	(4)
TOTAL EMOLUMENTS			3.430.241	14.711		154.937	11.021.928

(1)	Amount including the gross remuneration ex art. 2389 para 1 and 2 of the Italian Civil Code

(2)	Amount including the gross remuneration ex art. 2389 para 1 and 2 of the Italian Civil Code, as well as bonuses and other incentives (for an amount equal to euros 650,000)

(3)	Emoluments for the office of Chairman in companies controlled by Telecom Italia S.p.A. not collected but transferred to Telecom Italia.

(4)	Remuneration as employee, accrued compensations and severance indemnity, as well as indemnity for the early waiver to corporate offices and stock options.

(*)	Olivetti emoluments are transferred to the employing company

As requested by the Consob resolution no. 11971/1999 and subsequent amendments details are provided below of stock options assigned to the Chief Operating Officer

		Options owned at the beginning of the year			Options assigned during the year			Options exercised during the year			Options expired during the year	Options owned at the end of the year
(A)	(B)	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=1+4-7-10	(12)	(13)
First Name and Surname	Office	Number of options	Average exercise price (euros)	Average expiry	Number of options	Average exercise price (euros)	Average expiry	Number of options	Average exercise price (euros)	Average market value upon exercise (euros)	Number of options	Number of options	Average exercise price (euros)	Average expiry
Corrado ARIAUDO	Chief Operating Officer	533.332	1,00	—	—	—	—	533.332	1,00	—	—	—	—	—
Corrado ARIAUDO	Chief Operating Officer	2.500.000	2,515	—	—	—	—	—	—	—	—	2.500.000	2,515	—

121  |  Olivetti S.p.A. Financial Statements

Tax regime in the event of distribution of reserves

•	Additional paid-in capital reserve (3,765,365,301 euros). This is a capital reserve and therefore, in the event of distribution, does not contribute to the formation of shareholders’ taxable income.

•	Revaluation reserve (1,128,827 euros).

In the event of distribution, this reserve contributes to the formation of Company and shareholders’ taxable income.

•	Reserve for treasury stock (2,298,156 euros).

Should this reserve be made available and distributed, it would contribute to the formation of shareholders’ taxable income. The shareholders would attract tax credits within the limits of the taxes paid by the Company pursuant to article 105, par 1, subheads a and b of the Income Tax Consolidated Text.

•	Extraordinary reserve (1,888,261,068 euros).

In the event of distribution, this reserve contributes to the formation of shareholders’ taxable income. The shareholders would attract tax credits within the limits of the taxes paid by the Company pursuant to article 105, par 1, subheads a and b of the Income Tax Consolidated Text.

•	Non-taxable reserves. These comprise:

•	a reserve for research grants (Law 346/1988) for 8,741,403 euros;

•	a reserve for Technology Innovation grants (Law 46/1982) for 685,713 euros;

•	a reserve for capital investment grants (Law 64/1986) for 695,110 euros;

•	a reserve for VAT deductions on capital investments for 94,784 euros.

In the event of distribution, these reserves would contribute to the formation of Company and shareholders’ taxable income; should they be used for purposes other than replenishment of losses for the year, they would be treated as contributing to the formation of the Company’s taxable income.

122  |  Olivetti S.p.A. Financial Statements

Exhibits

Statement of Changes in Shareholders’ Equity

Reclassified Income Statement

Statement of Changes in Financial Position

123  |  Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Statement of changes in shareholders’ equity

				Additional paid-in capital in respect of share capital increases to be filed with the Companies Register or shares to be issued				Other reserves		Retained earnings (accumulated losses)
(in euros)	Share capital	Share capital increases (I bis through I ter of Shareholders’ Equity)	Additional paid-in capital		Revaluation reserve	Legal reserves	Reserve for treasury stock	Extraordinary reserve	Other		Net result for the year	Total
Balance at 31 December 2000	4,914,694,381	1,999,862,926	3,196,212,781	—	1,128,827	877,318,758	2,298,156	1,888,261,068	187,391,835	—	869,820,034	13,936,988,766

Appropriation of net income 2000 as resolved by the Shareholders’ Meeting held on 14 June 2001						43,491,002				571,549,306	(615,040,308)

Payment of dividends											(254,779,726)	(254,779,726)
Conversion of no. 360,695 Olivetti f.r. 1998-2002 convertible bonds	360,695	(360,695)

Exercise of “Olivetti common shares 1998 - 2002 warrants”	37,012	(37,012)

Exercise of “Olivetti common shares 1998 - 2002 warrants”	26,127	(26,127)

Merger of Tecnost S.p.A:
Share capital increase through the issue of no. 1,999,439,092 shares in exchange for no.1,785,213,475 shares owned by third parties	1,999,439,092	(1,999,439,092)

Conversion of no. 7,213,223 Olivetti f.r. 1998-2002 convertible bonds	3,725,319											3,725,319

Use of reserve for free capital increase following the conversion of no. 7,213,223 Olivetti f.r. 1998-2002 convertible bonds	3,487,904								(3,487,904)

Exercise of “Olivetti common shares 1998 - 2002 warrants”	2,009,582											2,009,582

Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998-2002 warrants”	1,881,511								(1,881,511)

Exercise of “Olivetti ex Tecnost common shares 1999 - 2004 warrants”	1,685		20,709									22,394

Use of the reserve for free share capital increase following the exercise of “Olivetti ex Tecnost common shares 1999-2004 warrants”	5,623								(5,623)

Share capital increase resolved by the Board of Directors Meeting held on 9 June 1999 (stock-options) in execution of the powers conferred by the Extraordinary Shareholder’ Meeting held on 7 April 1999	9,408,133		11,488,562									20,896,695

Use of the reserve for free share capital increase following the exercise of Stock options	8,808,552								(8,808,552)

Share capital increase in March 2001 (no. 348,249,405 shares)	348,249,405		557,199,048									905,448,453

Share capital increase in November 2001 (no.1,491,373,698 shares)	1,491,373,698											1,491,373,698

Exercise of “Olivetti common shares 2001/2002 warrants”	192,845		192,818									385,663

Conversion of no. 780,895 Olivetti 1998-2002 f.r. convertible bonds		403,299										403,299

Use of the reserve for free share capital increase following the conversion of no.780,895 Olivetti 1998-2002 f. r. convertible bonds (bis)		377,596							(377,596)

Exercise of “Olivetti common shares 1998-2002 warrants” (bis)		27,153										27,153

Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998-2002 warrants”		25,422							(25,422)

Exercise of “Olivetti common shares 2001-2002 warrants” (bis)		6,123		5,309								11,432

Exercise of “Olivetti common shares 1998-2002 warrants” (ter)		10,863										10,863

Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998-2002 warrants”		10,170							(10,170)

Exercise of “Olivetti common shares 2001-2002 warrants” (ter)		5,921		5,133								11,054

Net result of the year											(871,479,486)	(871,479,486)

Balance as of 31 December 2001	8,783,701,564	866,547	3,765,113,918	10,442	1,128,827	920,809,760	2,298,156	1,888,261,068	172,795,057	571,549,306	(871,479,486)	15,235,055,159

124  |  Olivetti S.p.A., Financial Statements

(in euros)	Share capital	Share capital increases (I bis through I ter of Shareholders’ Equity)	Additional paid-in capital	Additional paid-in capital in respect of share capital increases to be filed with the Companies Register or shares to be issued	Revaluation reserves	Legal reserve	Reserve for treasury stock	Other reserves		Retained earnings (accumulated losses)	Net result for the year	Total
								Extraordinary reserve	Other
Balance as of 31 December 2001	8,783,701,564	866,547	3,765,113,918	10,442	1,128,827	920,809,760	2,298,156	1,888,261,068	172,795,057	571,549,306	(871,479,486)	15,235,055,159

Year 2001 loss coverage										(871,479,486)	871,479,486	—

Conversion of no. 780,895 Olivetti 1998-2002 f.r. convertible bonds	780,895	(780,895)

Exercise of “Olivetti common shares 1998-2002 warrants”	52,575	(52,575)

Exercise of “Olivetti common shares 2001-2002 warrants”	6,123	(6,123)	5,309	(5,309)

Exercise of “Olivetti common shares 1998-2002 warrants”	21,033	(21,033)

Exercise of “Olivetti common shares 2001-2002 warrants”	5,921	(5,921)	5,133	(5,133)

Conversion of no, 28,797,733 Olivetti 1998-2002 f.r. convertible bonds	14,872,788											14,872,788

Use of reserve for free share capital increase following the conversion of no. 28,797,733 Olivetti common shares 1998-2002 f.r. convertible bonds	13,924,945								(13,924,945)

Conversion of no. 134,430 Olivetti 1.5% 2001-2004 convertible bonds	134,430		215,088									349,518

Esercizio n. 40,920 “Warrant azioni ordinarie Olivetti 2001/2002	20,460		17,739									38,199

Share capital increase resolved by the Board of Directors Meeting held on 9 June 1999 (Stock-options) in execution of the powers conferred by the Extraordinary Shareholders’ Meeting held on 7 April 1999	5,654,982											5,654,982

Exercise of no. 22,831,828 “Olivetti common shares 1998-2002 warrants”	11,791,655											11,791,655

Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998 -2002 warrants”	11,040,173								(11,040,173)

Exercise of no. 2,400 “Olivetti ex Tecnost common shares 1999 -2004”	620		8,114									8,734

Use of the reserve for share capital increase following the exercise of “Olivetti ex Tecnost common shares 1999 -2004”	2,068								(2,068)

Conversion of no. 3,229,400 Olivetti 1.5% 2001-2010 convertible bonds	3,229,400											3,229,400

Conversion of no. 2,861 Olivetti 1.5% 2001-2004 convertible bonds		2,861		4,578								7,439

Exercise of no. 282,268 “Olivetti common shares 2001-2002 warrants”		141,134		122,363								263,497

Conversion of no, 56,203 Olivetti common shares 1.5% 2001-2010 convertible bonds		56,203										56,203

Net result of the year											(6,239,962,549)	(6,239,962,549)

Balance as of 31 December 2002	8,845,239,632	200,198	3,765,365,301	126,941	1,128,827	920,809,760	2,298,156	1,888,261,068	147,827,871	(299,930,180)	(6,239,962,549)	9,031,365,025

125  |  Olivetti S.p.A., Financial Statements

Olivetti S.p.A.

Reclassified Income Statement

(in euros)	Year 2002	Year 2001	Changes
Financial income and charges
1. Income from equity investments in
Subsidiary companies	1,973,535,014	73,555,112	1,899,979,902
Other companies	5,818,495	11,853,361	(6,034,866)

Total income from equity investments	1,979,353,509	85,408,473	1,893,945,036

2. Other financial income from
Receivables classified as fixed assets	3,175	14,819	(11,644)
Securities classified as current assets	3,063,050	4,202,788	(1,139,738)

Other income:
Interest income from subsidiary companies	7,468,984	3,991,770	3,477,214
Interest income from associated companies	151,716	4,516	147,200
Interest and other financial income	30,709,474	29,120,917	1,588,557

Total other financial income	41,396,399	37,334,810	4,061,589

3. Interest and other financial charges payable to:
Subsidiary companies	(607,163,943)	(814,204,575)	207,040,632
Others	(205,925,868)	(152,423,847)	(53,502,021)

Total interest and other financial charges	(813,089,811)	(966,628,422)	153,538,611

Total financial income and charges (1+2+3)	1,207,660,097	(843,885,139)	2,051,545,236

Value adjustments to financial assets
4. Revaluation of equity investments	—	—	—
5. Write-down of equity investments	(8,400,396,263)	(175,226,612)	(8,225,169,651)

Total value adjustments to financial assets (4+5)	(8,400,396,263)	(175,226,612)	(8,225,169,651)

6 . Other income from operations	13,598,043	15,209,057	(1,611,014)

Other costs from operations
7. Non-financial services	(26,361,228)	(49,093,106)	22,731,878
8. Leases and rentals	(2,383,471)	(2,532,780)	149,309
9. Personnel	(13,757,428)	(13,100,260)	(657,168)
10. Amortisation, depreciation and write-downs	(71,720,275)	(64,475,325)	(7,244,950)
11. Provision for risk and charges	—	(191,808,785)	191,808,785
12. Miscellaneous operational expenses	(2,962,335)	(3,225,442)	263,107

Total other costs from operations	(117,184,737)	(324,235,698)	207,050,961

Result from ordinary operations	(7,296,322,860)	(1,328,138,392)	(5,968,184,468)

Extraordinary income and charges
13. Income	240,297,405	23,667,842	216,629,563
14. Charges	(76,034,591)	(16,459,583)	(59,575,008)

Extraodinary income	164,262,814	7,208,259	157,054,555

Result before taxation	(7,132,060,046)	(1,320,930,133)	(5,811,129,913)

15. Income taxes for the year	892,097,497	449,450,647	442,646,850

NET INCOME (LOSS) FOR THE YEAR	(6,239,962,549)	(871,479,486)	(5,368,483,063)

126  |  Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Statement of Changes in Financial Position

(in millions of euros)		Year 2002	Year 2001
A.	Net financial resources (indebtedness) at the beginning of the year	(16,322.5)	(17,990.9)

B.	Cash-flow from operating activities
	Net income (loss) for the year	(6,240.0)	(871.5)
	Amortization and depreciation	71.7	63.0
	Net gains from disposal of fixed assets	(9.7)	(1.0)
	Writedown of fixed assets	8,341.1	64.2
	Change in operating working capital	(1,268.1)	810.3
	Net change in reserve for severance indemnities	(1.3)	(0.3)

		893.7	64.7

C.	Cash-flow from investing activities
	Capital investments:
	Intangible assets	(0.2)	(153.1)
	Tangible assets	(0.1)	(1.4)
	Financial assets	(224.6)	(438.7)
	Other	7.1	—
	Proceeds from the disposal of fixed assets	415.2	27.4

		197.4	(565.8)

D.	Cash-flow from financing activities
	Capital increases	36.3	2,424.3
	Distribution of dividends	—	(254.8)

		36.3	2,169.5

E.	Net cash-flow of the year (B+C+D)	1,127.4	1,668.4

F.	Net financial resources (indebtedness) at the end of the year (A+E)	(15,195.1)	(16,322.5)

The Board of Directors

127  |  Olivetti S.p.A. Financial Statements

Olivetti Group

Consolidated Financial Statements

at 31 December 2002

Balance Sheet

Income Statement

Explanatory Notes

OLIVETTI GROUP

Consolidated Balance Sheet

ASSETS

(in millions of euros)	31.12.2002	31.12.2001
A) AMOUNTS DUE FROM SHAREHOLDERS	3	1

B) FIXED ASSETS
I. Intangible fixed assets
1) Start-up and expansion costs	83	126
2) Industrial patents and intellectual property rights	1,269	1,291
3) Concessions, licenses, trademarks and similar rights	3,995	4,452
4) Goodwill	17	50
5) Assets in process of formation and advance payments	832	874
6) Other assets	488	590
7) Consolidation differences	27,877	31,837
Total intangible fixed assets	34,561	39,220
II. Tangible fixed assets
1) Land and buildings	2,245	3,137
2) Plant and machinery	14,958	16,695
3) Industrial and commercial equipment	60	83
4) Other assets	691	746
5) Assets under construction and advance payments	1,495	1,436
Total tangible assets	19,449	22,097
III. Financial fixed assets
1) Equity investments in
subsidiary companies	19	19
associated companies	2,101	4,651
other companies	456	387
advances on future capital contributions		1,659
2) Financial receivables
Due within 12 months from
others	16	82
Due after 12 months from
subsidiary company	16
others	14
3) Other receivables
Due within 12 months from
subsidiary companies	5	2
associated companies	2
verso altri	55	80
Due after 12 months from
associated companies	433	117
others	232	273
4) Other securities
Guarantee deposits	1	1
Other	303	86
5) Treasury stock	393	393
Total financial fixed assets	4,046	7,750
Total financial fixed assets (B)	58,056	69,067

129  |  Consolidated Financial Statements

(in millions of euros)	31.12.2002	31.12.2001
C) CURRENT ASSETS
I. Inventories
1) Raw, ancillary and consumable materials	30	42
2) Work-in progress and semi-finished products	27	29
3) Contract work-in progress	179	352
4) Finished products and goods for resale	346	436
5) Advances to suppliers	2	2

Total inventories	584	861
II. Receivables
Due within 12 months from customers	8,119	8,251
subsidiary companies	41	32
associated companies	214	569
others	6,295	4,908
Due after 12 months from customers	1	3
others	2,065	725

Total receivables	16,735	14,488
III. Financial assets not held as fixed assets
Equity investments	173	393
Securities	1,927	3,616
Receivables for securities held under reverse repurchase agreements	56	4

Total financial assets not held as fixed assets	2,156	4,013
IV. Liquid funds
Bank and post office deposits	4,363	3,626
Cash	7	76

Total liquid funds	4,370	3,702
Total current assets (C)	23,845	23,064

D) ACCRUED INCOME AND PREPAID EXPENSES
1) Discounts on bond issues and deferred charges on loans	150	131
2) Other accrued income and prepaid expenses	1,330	1,964
Total accrued income and prepaid expenses (D)	1,480	2,095

TOTAL ASSETS	83,384	94,227

130  |  Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

(in millions of euros)	31.12.2002	31.12.2001
A) SHAREHOLDERS’ EQUITY
I. Share capital	8,845	8,784
I bis. Share capital increase to be filed with the Companies Register, pursuant article 2444 of Civil Code		1
I ter. Share capital increases payments relating to shares to be issued
II. Additional paid-in capital	3,765	3,765
II bis. Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued		—
III. Revaluation reserves	1	1
IV. Legal reserve	921	921
V. Reserve for treasury stock	2	2
VI. Other Parent Company reserves	2,036	2,061
VII. Reserve for Parent Company shares held by subsidiary companies	391	391
VIII. Sundry reserves, retained earnings and accumulated losses	(3,548)	(107)
IX. Group income (loss) for the year	(773)	(3,090)
Group shareholders’ equity	11,640	12,729
X. Minority interests	8,984	13,624
Total shareholders’ equity (A)	20,624	26,353

B) RESERVES FOR RISKS AND CHARGES
1) Employee pensions and similar obligations	47	66
2) Taxation	384	759
3) Other provisions	5,395	3,333
Total reserves for risks and charges (B)	5,826	4,158

C) RESERVE FOR EMPLOYEE SEVERANCE INDEMNITIES	1,364	1,414

131  |  Consolidated Financial Statements

(in millions of euros)	31.12.2002	31.12.2001
D) PAYABLES
Due within 12 months
1) Bonds	813	180
2) Convertible bonds		16
3) Due to banks	3,926	7,412
4) Due to other lenders	1,104	412
5) Advances	270	399
6) Due to suppliers	5,657	6,351
7) Notes payable	241
8) Due to subsidiary companies	16	27
9) Due to associated companies	625	421
10) Due to tax authorities	898	937
11) Due to social security authorities	257	284
12) Other payables	4,511	4,770
Due after 12 months
1) Bonds	23,591	22,871
2) Convertible bonds	7,401	8,956
3) Due to banks	1,850	3,453
4) Due to other lenders	866	1,413
5) Due to suppliers	13	156
6) Notes payables		220
7) Due to associated companies	24	474
8) Due to tax authorities	29	82
9) Due to social security authorities	1,102	1,236
10) Other payables	49	181
Total payables (D)	53,243	60,251
E) ACCRUED EXPENSES AND DEFERRED INCOME
Premiums on loan issues	37
Other accrued expenses and deferred income	2,290	2,051
Total accrued expenses and deferred income (E)	2,327	2,051

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	83,384	94,227

Memorandum accounts	31.12.2002	31.12.2001
Personal guarantees given, net of counter- securities received	1,227	1,538
Guarantees on Group companies assets	111	163
Commitments	3,124	5,431
Other accounts	93	295

TOTAL MEMORANDUM ACCOUNTS	4,555	7,427

132  |  Consolidated Financial Statements

OLIVETTI GROUP

Consolidated Income Statement

(in millions of euros)	Year 2002	Year 2001
A) Value of production
1) Revenues from sales and services	31,408	32,016
2) Changes in inventories of work-in progress, semi-finished and finished products	(8)	(15)
3) Changes in contract work-in progress	(42)	(119)
4) Capitalised production	675	583
5) Other revenues and income
grants	20	26
other	484	450
Total value of production (A)	32,537	32,941

B) Costs of production
6) Raw, ancillary and consumable materials and goods for resale	2,315	2,640
7) Services received	9,407	9,782
8) Leases and rentals	1,166	1,096
9) Personnel
a) Wages and salaries	3,410	3,522
b) Social security charges	1,008	1,042
c) Employee severance indemnities	218	222
d) Other	101	133

	4,737	4,919
10) Amortisation, depreciation and writedowns
a) Amortisation of intangible fixed assets	3,462	3,565
b) Depreciation of tangible fixed assets	3,807	4,080
c) Other writedowns of fixed assets	58	17
d) Writedowns of receivables classified as current assets and of liquid funds	546	448

	7,873	8,110
11) Changes in inventories of raw, ancillary and consumable materials and goods for resale	12	(42)
12) Provisions for risks	114	389
13) Other provisions	58	97
14) Other operational expenses	839	858
Total costs of production (B)	26,521	27,849

Difference between value and costs of production (A-B)	6,016	5,092

133  |  Consolidated Financial Statements

(in millions of euros)	Year 2002	Year 2001

C) Financial income and charges
15) Income from equity investments in
Subsidiary companies	46	9
Associated companies		8
Others	11	204

	57	221
16) Other financial income
a) From receivables classified as fixed assets due from
subsidiary companies
associated companies	1	6
others	16	16
b) From securities held as fixed assets	4	3
c) From securities held as current assets	234	295
d) Other interest and financial income from
subsidiary companies	1	1
associated companies	12	17
others	1,244	887

	1,512	1,225
17) Interest and other financial charges	(3,819)	(4,330)
Total financial income and charges (C)	(2,250)	(2,884)

D) Value adjustments to financial assets
18) Revaluations of
equity investments	121	168
securities held as current assets		30

	121	198
19) Writedowns of
equity investments	(759)	(2,157)
financial fixed assets	(40)	(49)
securities held as current assets	(108)	(188)

	(907)	(2,394)
Total value adjustments to financial assets (D)	(786)	(2,196)

E) Extraordinary income and charges
20) Income
gains on disposals	2,553	465
other income	437	531

	2,990	996
21) Charges
losses on disposals	(236)	(48)
prior years taxation	(8)	(5)
other charges	(8,242)	(4,052)

	(8,486)	(4,105)
Total extraordinary income and charges (E)	(5,496)	(3,109)

RESULT BEFORE TAXATION AND MINORITY INTERESTS (A-B+C+D+E)	(2,516)	(3,097)

22) Income taxes for the year	2,210	(579)

RESULT AFTER TAXATION BEFORE MINORITY INTERESTS	(306)	(3,676)

23) Result attributable to minority shareholders	(467)	586

24) GROUP NET RESULT FOR THE YEAR	(773)	(3,090)

134  |  Consolidated Financial Statements

Explanatory Notes

Basis of presentation

The consolidated financial statements for the year ended 31 December 2002 have been prepared in accordance with Legislative Decree no. 127 of 9 April 1991. They comprise the Consolidated Balance Sheet (prepared in accordance with the formats specified in articles 2424 and 2424 bis of the Italian Civil Code with suitable adaptations), the Consolidated Income Statement (prepared in accordance with the formats specified in articles 2425 and 2425 bis of the Italian Civil Code with suitable adaptations) and these Explanatory Notes.

The Explanatory Notes are provided to illustrate, analyse and, in some cases, supplement the data reported in the financial statements. They include the information required by article 38 of Legislative Decree no. 127/1991 and by other provisions contained therein, as well as by provisions issued by the Italian Securities and Investments Board (CONSOB); they also provide additional information, even where not required by specific legislation, if deemed necessary to present a true and fair view.

The financial statements used for consolidation purposes are those at 31 December 2002 approved by the Shareholders’ Meetings of the individual companies or prepared by the respective Boards of Directors for such approval, adjusted, where necessary, to eliminate entries recorded solely for fiscal purposes and to align the statements with the accounting policies adopted by the Group. Such accounting policies are consistent with legislation governing consolidated financial statements, interpreted by the accounting principles established by the Italian Accounting Profession.

Consolidation area

The consolidated financial statements at 31 December 2002 were prepared using the financial statements of the Parent Company Olivetti S.p.A. and those of the Groups and companies it controls directly and indirectly (that is to say, in which, at 31 December 2002, the Parent Company directly or indirectly held the majority of voting rights at ordinary Shareholders’ Meetings, or sufficient votes to exercise a dominant influence), with the exception of a number of minor subsidiary companies and of companies sold since 31 December 2002. Specifically, Telecom Italia S.p.A. and its subsidiary companies (hereinafter referred to as the Telecom Italia Group), which contributed approximately 97% of consolidated revenues, were included through line-by-line consolidation of the consolidated financial statements of the Telecom Italia Group (approved by the Board of Directors and audited by Reconta Ernst & Young S.p.A.), after the necessary consolidation adjustments.

The complete list of investee companies is contained in the Exhibit to these Explanatory Notes (“List of companies included in the consolidated financial statements at 31 December 2002 and of equity investments, pursuant to articles 38 and 39 of Legislative Decree no. 127/1991”).

The main changes in the Telecom Italia Group consolidation area compared with 31 December 2001 are as follows:

a)	inclusion in the consolidation area:

•	for Domestic Wireline: Mediterranean Nautilus Telekomunikasyon Hizmetleri Ticaret Anonim Sirketi, Latin American Nautilus Saint Croix, Latin American Nautilus Colombia Limitada and Latin American Nautilus Bolivia;

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•	for Mobile: Timnet Usa, Starcel, Blu;

•	for Market IT: Agrisian;

•	for Group IT: Teco Soft Argentina;

•	for “Others”: EMSA Servizi Immobiliari, IN.TEL.AUDIT; Epiclink, Netesi.

b)	exclusion from the consolidation area:

•	for Domestic Wireline: Euro Datacom, TMI Italy-Canada and TMI do Brasil;

•	for Mobile: Autel;

•	for Internet and Media: Data House Group and some companies in the Internet Business Area;

•	for Market IT: Consiel, Sogei;

•	for Group IT: Teco Soft Espana;

•	for “Others”: the Telespazio Group, Emsa, Immsi, Telimm, Trainet, the 9Télécom Group, Indian Telecommunication Holding, Telecom Italia de Espana and Telecom Italia GmbH.

Telecom Italia S.p.A. spun off the International Wholesale Services business to Telecom Italia Sparkle S.p.A. (ex TMI Telemedia International Italia S.p.A. ) and the Training business to Telecom Italia Learning Services S.p.A.

Consolidation principles

The most significant consolidation principles adopted for the consolidated financial statements at 31 December 2002 are as follows:

a)	the assets and liabilities of the companies consolidated on a line-by-line basis are stated by eliminating the book value of each consolidated equity investment against the related portion of shareholders’ equity.

b)	unrealised gains and losses deriving from operations between Group companies are eliminated, as are all receivables, payables, dividends and transactions between companies in the consolidation area.

c)	goodwill (or consolidation difference), defined as the difference between the purchase price of subsidiary companies and their current value at the time of acquisition, if positive, is classified under the asset heading “Consolidation differences”, which represents the future earnings capacity of the company, and amortised over the period in which such goodwill is expected to provide benefit; if negative, it is classified under the equity reserve “Consolidation reserve”. The income statements of subsidiaries acquired during the year are consolidated for the full year; pre-acquisition results not accruing to the Group are reversed under a specific income statement heading. Consolidation differences relating to equity investments in associated companies, if positive, are included in the investment cost and amortised over the period in which they are expected to provide benefit.

d)	minority shareholders’ interests in the equity and net result for the year of the consolidated subsidiaries are disclosed separately under specific headings of consolidated shareholders’ equity and consolidated income respectively.

e)	capital gains and losses arising from the sale of shares in Group companies to third parties are recorded under income. In the event of a share capital increase at a Group company subscribed by

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a minority shareholder only, any capital gains or losses arising as the difference between the value of the Group’s share of equity before and after the various operations are recorded under income.

f)	provisions and value adjustments recorded by consolidated companies to obtain tax benefits allowed under current legislation are eliminated from the consolidated financial statements, taking due account of any related tax effects.

Translation into euro of financial statements denominated in foreign currency

The financial statements of foreign subsidiary companies resident in non-European Monetary Union (EMU) countries are translated into euro by applying the year-end exchange rates to balance sheet headings and the average exchange rates for the year to income statement headings. Any differences arising in respect of the rates at the end of the previous financial year are reported separately under a specific consolidated shareholders’ equity heading “Sundry reserves, retained earnings and accumulated losses”.

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The exchange rates used for currencies of non-EMU countries are set out below:

Exchanges rates Euro/Local Currency
	31.12.2002	31.12.2001	average for the year 2002	average for the year 2001
				Telecom Italia Group	Others
European currencies
Danish krone	7.42880	7.43650	7.43053	—	—
Norwegian krone	7.27560	7.95150	7.50888	—	—
Swedish krone	9.15280	9.30120	9.16143	—	9.14077
Hungarian forint	236.290	245.180	242.959	256.624	—
Swiss franc	1.45240	1.48290	1.46701	—	—
British pound	0.65050	0,60850	0.62879	0.62187	0.61757
Roumanian leu	35,134.6	27,817.2	35,134.6	27,817.2	—
Russian rublo	33.4790	26.8524	29.6715	26.1487	—
Polish zloty	4,02099	3.49530	3.85693	3.67004	—

Non-European currencies
Venezuelan bolivar	1,471.33	672.432	1,471.33	679.55	640.539
Bolivian	7.85843	6.00473	6.77947	5.89386	—
Australian dollar	1.8556	1.72800	1.74053	—	—
Canadian dollar	1.65500	1.40770	1.48607	—	—
Hong Kong dollar	8.17810	6.87230	7.37650	6.98554	6.8730
Singapore dollar	1.81990	1,63060	1.69391	—	—
US dollar	1.04870	0.88130	0.94540	0.89564	0.89006
Japanese yen	124.3900	115.330	118.03372	—	108.721
Argentine peso	3,53412	1.49821	3.01204	0.89564	0.91112
Chilean peso	755.064	577.066	651.816	567.384	564.356
Colombian peso	2,993.51	2,019.22	2,369.77248	—	2,047.85
Mexican peso	10.85405	8.05711	9.13752	—	8.29024
South African rand	9.00940	10.43020	9.90602	—	7.62055
Brazilian real	3.70537	2.08224	2.77091	2.10294	2.09923
Peruvian sol	3.67150	3.03343	3.32488	—	3.13306

The financial statements of companies operating in highly inflationary economies have been adjusted in accordance with inflation accounting procedures by restating historical book values on the basis of indices that reflect the real change in the purchasing power of local currencies. In order to avoid distortions to results, the year-end exchange rates have been used to translate the income statements of these companies, rather than the average rates for the year. The following companies adopt inflation accounting procedures: Corporacion Digitel C.A. (Venezuela), Finsiel Romania S.r.l. (Romania), IS Tim Telekomunikasyon Hitzmetleri A.S. (Turkey), TECO Soft Argentina and Olivetti Argentina S.A.C.é.l..

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Accounting policies

The accounting policies adopted for the preparation of the consolidated financial statements comply with those established by law and are consistent with those adopted in the previous financial year. The accounting policies adopted for the various headings are illustrated below.

Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost including related accessory charges, and are amortised over their residual useful life; intangible fixed assets are written down to reflect any other than temporary impairment in value; their book value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

Start-up and expansion costs are amortised over five years.

Industrial patents and intellectual property rights are amortised in respect of their expected useful life, over five years (for industrial patents) or predominantly over three years (software), as from the year in which they enter service.

Concessions, licences, trademarks and similar rights are amortised in respect of their expected useful life (licences are amortised over the term of the relevant contracts).

Purchased goodwill relating to the acquisition of businesses or business units is capitalised and generally amortised over five years.

Assets in process of formation and advance payments refer to costs sustained for current software development projects. Due to their nature and value, these projects are of high economic and management importance and offer significant prospects of future revenues or containment of costs.

The heading Other includes leasehold improvements (generally amortised over the term of the relevant leases), rights of way acquired by Telecom Italia to ensure extension of its transmission capacity over non-Italian territory (amortised over the residual life of the contracts with the foreign operators who own the facilities to which the rights refer).

Tangible fixed assets

Tangible fixed assets are recorded at purchase or construction cost restated in accordance with specific monetary revaluation laws and amortised over their residual useful lives.

Assets are written down to reflect any other than temporary impairment in value; the original value is reinstated in subsequent periods if the reasons for such writedowns no longer exist.

Depreciation rates applied are as follows:

Buildings	3 –7%
Telecommunication plant and systems	3 –33%
Plant and machinery	20 –33%
Industrial and commercial plant	15 –25%
Other assets	6 –33%

Tangible fixed assets under construction are stated at the direct costs incurred.

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Ordinary maintenance costs are charged in full to income.

Equity investments

Long-standing equity investments are classified as financial fixed assets; equity investments acquired for subsequent sale are classified as financial assets not held as fixed assets.

Equity investments classified as financial fixed assets in unconsolidated companies in which at least 20% of voting rights are held are valued with the equity method. Other equity investments classified as financial fixed assets in unconsolidated companies are recorded at cost written down to the corresponding portion of shareholders’ equity resulting from the latest financial statements of the investee company in order to reflect other than temporary impairments in value. Losses in value in excess of the corresponding book values are recorded under reserves for risks and charges. In any case the book value of such equity investments is determined on the basis of reasonable expectations of utility and recovery in future financial periods, if lower.

Equity investments purchased for trading purposes and consequently classified under current assets, in consolidated or unconsolidated listed companies, are stated at the lower of purchase cost and realisable value based on year-end stock market prices.

Writedowns of equity investments (both those held as financial fixed assets and those held as current assets) are eliminated in subsequent years if the reasons for such writedowns no longer exist.

Other securities (other than equity investments)

Securities to be held until maturity are classified as financial fixed assets; marketable securities are classified as financial assets not held as fixed assets.

Securities held as fixed assets are stated at purchase cost adjusted on an accrual basis to reflect the difference between purchase cost and redemption value, and written down to reflect any other than temporary impairment in value.

Securities held as current assets are recorded at the lower of purchase cost, adjusted on an accrual basis to reflect the issue spread, and presumed realisable value based on market trends.

Writedowns of securities are eliminated in subsequent years if the reasons for such writedowns no longer exist.

Securities purchased through reverse repurchase agreements with an obligation of re-sale on maturity are classified as financial assets not held as fixed assets and stated at purchase cost. The differences between the spot and forward prices are charged or credited to income on an accrual basis, with a counter-item under accrued income/expenses.

Inventories

Inventories are valued at the lower of purchase or production cost and market value.

The chief methods used to determine cost are as follows:

•	raw materials and finished products: LIFO based on annual layers for the Telecom Italia Group and weighted average for the Olivetti Tecnost Group;

•	goods: weighted average;

•	work-in-progress and semi-finished products: production cost;

•	short-term contract work-in-progress: industrial cost;

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•	long-term contract work-in-progress: percentage of completion method, based on the agreed considerations, also taking account of presumed losses until completion and other possible related risks.

Raw materials, finished products and goods in excess of foreseeable production requirements, slow-moving items or items subject to obsolescence are written down to presumed realisable value.

Accounts receivable and payable

Accounts receivable are stated at estimated realisable value and classified under financial fixed assets or current assets.

Accounts payable are stated at face value.

Foreign currency receivables and payables are stated on the basis of year-end exchange rates; any translation gains or losses arising in respect of the original exchange rates are recorded under “financial income” and “financial charges” respectively.

Receivables due to the consolidated subsidiary TIM from almost all its dealers are transferred to a factoring company (without recourse, within the agreed limits). As each receivable falls due, the factoring company pays TIM the relative face value, minus amounts due to dealers for services rendered. TIM has not provided guarantees in respect of this operation.

Telephone Companies Employees Social Security Fund

Pursuant to law no. 58/1992, Telecom Italia is required to provide full national insurance coverage for all employees on the payrolls of STET, SIP, Italcable and Telespazio as at 20 February 1992, as well as for all employees transferred from the Public Administration to IRITEL, through the Telephone Companies Employees Social Security Fund (Fondo Previdenza Telefonici, FPT). This coverage also extends to previous periods of employment in other companies. The amounts due were calculated by the Italian National Social Security Board (INPS) and are to be paid in 15 annual instalments. Subsequently, article 66 of Law no. 427/1993 ruled that these costs be recorded in the financial statements and deducted against taxes for the years in which the payments are made.

The amount of the liability is uncertain, since Telecom Italia and the INPS do not agree on the calculation methods to be used.

The matter is being examined in the Courts. Telecom Italia believes that the total liability at 31 December 2002 in respect of the above payments is between 964 million euros and 1,289 million euros (of which 409 million have already been paid), net of the residual amount already recorded by IRITEL and currently carried in the financial statements of Telecom Italia and TIM following the merger of IRITEL.

In accordance with accepted accounting principles, a payable for an amount equivalent to the minimum estimated liability has been recorded in the Olivetti Group’s consolidated financial statements for the purposes of determining consolidation goodwill.

Accruals, prepayments and deferrals

Accruals, prepayments and deferrals are determined to reflect the correct apportionment of costs and revenues applicable to two or more financial periods.

Reserves for risks and charges

Taxation: reserves are provided to cover presumed tax liabilities (including any surcharges and arrears interest) in respect of open or disputed positions, and also to cover deferred taxes.

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In addition, deferred and prepaid taxes are recognised for temporary differences between the book value and the tax value of the assets and liabilities of the individual consolidated companies, and also for consolidation adjustments.

In accordance with prudent accounting principles, prepaid tax assets are not recognised unless there is a reasonable certainty that future taxable income will be available in the years in which the temporary differences will be reversed.

Prepaid and deferred taxes are recorded in the consolidated financial balance sheet under, respectively, the current assets heading “receivables due from others” and the “reserve for taxation” as a counter-item to “income taxes for the year”.

The tax benefit of tax loss carry-forwards is recognised to the extent that there is a reasonable expectation of realising the said benefit.

Deferred taxes on equity reserves not subject to taxation of consolidated companies or companies valued with the equity method are recognised when such reserves are distributed or utilised and are thus liable for taxation.

Other provisions: these amounts are provided largely to cover likely known charges whose timing and extent are however uncertain at year-end. The provisions reflect best estimates based on the commitments undertaken and the information available.

Employee severance indemnities

This provision is formed in accordance with current legislation and labour contracts and reflects the liability accrued to all employees of the consolidated companies at the balance-sheet date. Receivables arising as a result of advance tax payments on employee severance indemnities pursuant to Law no. 662 of 23 December 1996 and subsequent amendments are shown under the financial fixed assets heading “other receivables”. These receivables are re-valued in compliance with the provisions of the said law.

Grants

Grants related to income (directly credited to the income statement) and grants related to assets are recognised in the period in which the documents confirming payment are filed, or in the period in which the related costs are sustained in cases when payment is based on established procedures.

Specifically, grants related to assets are recognised on an accrual basis: they are classified as deferred income and subsequently credited to income as the assets to which they refer are amortised.

Revenues

Revenues are recognised as they arise, as follows:

a)	telecommunications services: in the year the services are provided; since 1999, traffic revenues have been stated gross of amounts due to third-party operators;

b)	IT operations, innovative network services and other operations: to the extent that the relevant services are provided during the year;

c)	manufacturing and installation operations: on delivery of goods in the case of supplies or on completion of work in the case of services, consistently with contractual commitments;

d)	office products: on delivery.

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Leased assets

Assets held under finance lease contracts are classified under fixed assets and depreciated beginning from the contract date at the rates applied to proprietary assets of a similar nature. A financial payable is recorded for an equivalent amount and gradually written down as payment is made. Financial charges and amortisation charges provided in respect of leased asset values are charged to income on an accrual basis. Capital gains realised on the sale of assets to leasing companies that are immediately leased back through finance lease contracts are deferred in financial statements and credited to consolidated income over the lease term.

Dividends

Dividend income from subsidiaries is recorded on accrual (i.e., in the year in which the corresponding income is earned) and eliminated during consolidation. Deferred taxes are provided in respect of such income.

In line with accrual accounting procedures, tax credits arising on collection of dividends are also classified as deferred tax assets in the year the dividends accrue, with a balance-sheet counter-item under the heading “Prepaid taxes” in other receivables.

Dividends from non-subsidiary companies and related tax credits are recorded in the year in which such dividends are declared, which generally coincides with the year of collection.

Memorandum accounts

Guarantees given – referring in the main to suretyships – are stated for an amount reflecting the value of securities, net of counter-securities received.

Purchase and sale commitments reflect year-end contractual amounts which have not been included in the normal “operating cycle” and portions not yet executed.

Derivative instruments

Financial derivative contracts are used by the Group to hedge exposure to interest rate and exchange rate risks. They are valued consistently with the underlying asset and liability positions and any net expenses connected with each single transaction are recognized in the statement of income.

For financial instruments used to hedge interest rate risks, the interest differentials are recorded in the statement of income in “financial income and expense” based on the accrual principle.

For financial instruments used to hedge exchange rate risks, the cost (or “financial component” calculated as the difference between the rate at the date of stipulating the contract and the forward rate) is recorded in the statement of income in “financial income and expense” based on the accrual principle.

Non-hedging derivatives are assessed by comparing the instrument value at the contract date and its year-end value. Any losses are charged to income, while gains are not recorded since they are not realised.

Premiums collected (paid) on the sale or purchase of put and call options on listed portfolio shares are classified under “other payables” or “receivables due from others”. If the option is exercised, the premium collected (paid) is treated as an accessory component of the strike price of the underlying instruments; if the option is not exercised, the premium collected (paid) is recorded under financial

143  |  Consolidated Financial Statements

income (financial charges). Purchase or sale commitments in respect of the sale of put and call options are illustrated in these notes, in the section “Hedging instruments and other derivatives”.

Exceptions allowed under article 2423, paragraph 4, of the Italian Civil Code

No exceptions pursuant to article 2423, par 4, of the Italian Civil Code have been made in the financial statements as at 31 December 2002.

Changes in the application of accounting policies

No changes have been adopted in accounting or evaluation policies for financial statement items in 2002.

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Comments on consolidated assets

B) Fixed assets

I.	Intangible fixed assets

Net intangible fixed assets at 31 December 2002 amounted to 34,561 million euros (39,220 million euros at 31 December 2001).

(in millions of euros)	Net book value at 31.12.2001	Increases	Amortisations	Other changes	Net book value at 31.12.2002
Start-up and expansion costs	126	14	(46)	(11)	83

Industrial patents and intellectual property rights	1,291	581	(1,013)	410	1,269

Concessions, licenses, trademarks and similar rights	4,452	117	(107)	(467)	3,995

Goodwill	50	3	(9)	(27)	17

Assets in process of formation and advance payments	874	817		(859)	832

Other	590	78	(145)	(35)	488

Consolidation differences	31,837	346	(2,142)	(2,164)	27,877

Total	39,220	1,956	(3,462)	(3,153)	34,561

Start-up and expansion costs comprised costs relating to share capital increases.

Industrial patents and intellectual property rights essentially related to application software owned or licensed indefinitely, largely attributable to the Telecom Italia Group.

Concessions, licences, trademarks and similar rights amounted to 3,995 million euros, a decrease of 457 million euros caused mainly by exchange rate changes in South American countries (-650 million euros). They referred chiefly to the residual cost of UMTS and PCS licences.

Assets in process of formation and advance payments amounted to 832 million euros and reflected costs sustained by Telecom Italia for current software development projects.

The heading Other reflected a balance of 488 million euros, including:

a)	222 million euros for leasehold improvements;

b)	42 million euros for bank fees and commissions in respect of the public tender offer on Telecom Italia;

c)	148 million euros for bond issuance expenses.

Consolidation differences at 31 December 2002 amounted to 27,877 million euros (31,837 million euros at 31 December 2001) and included:

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•	20,692 million euros for the acquisition of 52.12% of the ordinary share capital of Telecom Italia, net of amortisation totalling 4,446 million euros.

Aggregate consolidation goodwill was originally stated at 25,534 million euros (justified by stock market prices, availability of the majority of voting rights and earnings expectations as a result of implementation of the Industrial Business Plan drawn up at the time of the public tender offer), to be amortised over 20 years beginning from the second half of 1999;

•	659 million euros for Telecom Italia shares purchased since the public tender offer, net of amortisation of 102 million euros;

•	6,509 million euros for the acquisition by the Telecom Italia Group of the equity investment in Seat Pagine Gialle and other companies.

The balance on the heading decreased by 3,960 million euros from 2001 as a result of writedowns of 1,903 million euros generated by the Telecom Italia Group, current amortisation charges totalling 2,142 million euros and the impact of Latin American currency devaluation on goodwill denominated in such currencies.

II.	Tangible fixed assets

At 31 December 2002 net tangible fixed assets amounted to 19,449 million euros (22,097 million euros at 31 December 2001) and comprised:

(in millions of euros)	Gross value at 31.12.2002	Accumulated depreciation at 31.12.2002	Net book value at 31.12.2002 (a)	Net book value at 31.12.2001 (b)	Changes (a-b)
Land and buildings	3,712	1,467	2,245	3,137	(892)
Plant and machinery	56,801	41,843	14,958	16,695	(1,737)
Equipment	1,043	983	60	83	(23)
Other assets	2,101	1,410	691	746	(55)
Assets under construction	1,495	—	1,495	1,436	59

Total	65,152	45,703	19,449	22,097	(2,648)

Changes in tangible fixed assets during 2002 were as follows:

(in millions of euros)
Net book value as of 31 December 2001	22,097

Additions	3,291
Depreciation charges	(3,807)
Changes in the consolidation area	(313)
Disposals	(541)
Translation differences and other changes	(1,278)

Net book value as of 31 December 2002	19,449

Additions totalled 3,291 million euros, of which 3,258 million euros for the Telecom Italia Group and 33 million euros for the other Group companies.

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Additions at the Telecom Italia Group were as follows:

(in millions of euros)	Year 2002
Domestic Wireline	1,828
Mobile	1,075
South America	201
Internet and Media	28
Market IT	12
Group IT	85
Sundry operations and consolidation adjustments	29

Total	3,258

Additions for the other Group companies totalled 33 million euros and related to the Olivetti Tecnost Group for 26 million euros and the Olivetti Multiservices Group for 7 million euros.

Depreciation was provided at rates deemed to reflect the residual useful life of the assets concerned and related to the period of utilisation as regards additions for the period.

III.	Financial fixed assets

Financial fixed assets at 31 December 2002 amounted overall to 4,046 million euros compared with 7,750 million euros at 31 December 2001, as follows:

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Equity investments	2,576	5,057	(2,481)
Advances on future capital contributions	—	1,659	(1,659)
Financial receivables	46	82	(36)
Other receivables due from:
subsidiary companies	5	2	3
associated companies	435	117	318
other companies	287	353	(66)
Other securities	304	87	217
Treasury stock	393	393	—

Total	4,046	7,750	(3,704)

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Equity investments

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Equity investments in unconsolidated subsidiary companies	19	19	—
Equity investments in associated companies	2,101	4,651	(2,550)
Equity investments in other companies	456	387	69

Total	2,576	5,057	(2,481)

Equity investments in associated companies (2,101 million euros as of 31 December 2002) comprised:

(in millions of euros)	Net book value as of 31.12.2002	Net book value as of 31.12.2001	Changes
- Telekom Austria	708	1,460	(752)
- GLB Serviços Interativos	13	24	(11)
- Solpart Participaçoes	142	238	(96)
- Mobilkom Austria	—	544	(544)
- AUNA	—	690	(690)
- Etec S.A.	467	551	(84)
- Telekom Srbija	187	195	(8)
- IS TIM	—	81	(81)
- B.D.T.	—	158	(158)
- IM.SER	12	141	(129)
- Netco Redes	22	125	(103)
- Telemaco immobiliare	—	91	(91)
- Tiglio I	242	—	242
- Tiglio II	74	—	74
- Mirror International Holding	94	94	—
- Italtel Holding	43	65	(22)
- Stream	19	32	(13)
- Other	78	162	(84)

Total	2,101	4,651	(2,550)

The aggregate value of these equity investments includes the residual amount to be amortised (504 million euros at 31 December 2002 and 1,688 million euros at 31 December 2001) of the positive consolidation difference arising at the time of acquisition between the purchase cost and the value of the corresponding net equity portion of the investee companies. The consolidation difference mainly referred to Telekom Austria (315 million euros) and Etec S.A. (100 million euros).

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Other receivables

Other receivables classified as financial fixed assets (but not included in the net financial position) amounted to 727 million euros at 31 December 2002 (of which 62 million euros short-term and 665 million euros medium/long-term). They included 94 million euros for receivables, including revaluations, arising from advance tax payments on employee severance indemnities, 435 million euros due from associated companies, mainly for borrowings granted by the Telecom Italia Group to its foreign investee companies, and 85 million euros for loans to personnel.

At 31 December 2001 other receivables amounted to 472 million euros, of which 82 million euros short-term and 390 million euros medium/long-term.

Other securities

The balance on this heading at 31 December 2002 totalled 304 million euros (87 million euros at 31 December 2001).

Treasury shares held by the Parent Company and by its subsidiary Olivetti International S.A.

At 31 December 2002 Olivetti S.p.A. and Olivetti International S.A. held a total of 214,628,828 Parent Company ordinary shares, carried at a book value of 393 million euros. Treasury shares held by the Parent Company Olivetti S.p.A. (2,697,500) are carried at 2 million euros and arose partly from purchases authorised by the Shareholders’ Meeting of stock held by employees of the Parent Company and its subsidiaries. The shares held by Olivetti International S.A. (211,931,328) were obtained in joint exchange with Tecnost S.p.A. shares following the upstream merger of Tecnost into Olivetti and are carried at an aggregate value of 391 million euros, the original book value of the Tecnost shares.

149  |  Consolidated Financial Statements

C)	Current assets

I. Inventories

Net inventories at 31 December 2002 amounted to 584 million euros (861 million euros at 31 December 2001):

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Raw, ancillary and consumable materials	30	42	(12)
Work-in progress and semifinished products	27	29	(2)

Total manufacturing inventories	57	71	(14)
Finished products and goods for resale:
- in respect of group core business	323	409	(86)
- property for sale	23	27	(4)

	346	436	(90)
Contract work-in progress	179	352	(173)
Advance payments	2	2	—

Total	584	861	(277)

Long-term contract work-in-progress reflected considerations due under contractual terms, according to the percentage of completion method.

Property for sale comprised land and buildings already owned by the Olivetti Group, as well as residential real estate whose construction or restructuring had not been completed by the contractors at 31 December 2002.

II.	Receivables

Accounts receivable not held as fixed assets amounted to 16,735 million euros at 31 December 2002 (14,488 million euros at 31 December 2001).

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Receivables due within 12 months	14,669	13,760	909
Receivables due after 12 months	2,066	728	1,338

Total	16,735	14,488	2,247

150  |  Consolidated Financial Statements

Receivables due within 12 months

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Financial receivables:
Interest-bearing current accounts and loans
- subsidiary companies	23	7	16
- associated companies	12	206	(194)
- third parties	960	599	361

	995	812	183

Non financial receivables due from:
- subsidiary companies	18	25	(7)
- associated companies	202	363	(161)
- trade customers	8,967	9,081	(114)
- others	5,374	4,354	1,020

	14,561	13,823	738
less: allowance for doubtful accounts	(887)	(875)	(12)

Total	14,669	13,760	909

Trade receivables before allowances for bad debts amounted to 8,967 million euros and referred in the main to amounts due for telecommunications services and supplies of office products. They related to Telecom Italia (3,753 million euros), TIM (1,404 million euros) and the Seat Pagine Gialle Group (894 million euros). They also included 1,107 million euros for amounts due from other telecommunications services providers.

Receivables were written down to estimated realisable value. Such writedowns mainly concerned amounts due to the Group’s telecommunications companies.

During 2002, Telecom Italia S.p.A. transacted securitisation operations which generated a decrease of 849 million euros in trade receivables at 31 December 2002, of which 757 million euros were not yet due, and a decrease of 826 million euros in net financial indebtedness.

Factoring operations totalling 3,969 million euros were also arranged, of which 3,843 million euros relating to the Telecom Italia Group and 126 million euros to other Group companies; ceded receivables not yet due at 31 December 2002 amounted to 585 million euros.

151  |  Consolidated Financial Statements

Other short-term non-financial receivables amounted to 5,374 million euros (4,354 million euros at 31 December 2001), as follows:

(in millions of euros)	31.12.2002	31.12.2001	Changes
Subsidies and grants due from the State and other public bodies	59	43	16
Amounts collected from customers, currently being credited	98	210	(112)
Amounts due from tax authorities	2,092	2,215	(123)
Prepaid taxes	2,151	991	1,160
Amounts due from employees	95	94	1
Sundry amounts due (from the State and other public bodies)	879	801	78

Total	5,374	4,354	1,020

Receivables due after 12 months

Receivables due after 12 months amounted to 2,066 million euros at 31 December 2002 (728 million euros at 31 December 2001), as follows:

•	2,039 million euros for prepaid taxes (704 million euros at 31 December 2001), of which 210 million euros for the entry in the Olivetti consolidated financial statements only of the Telephone Companies Employee Social Security Fund payable (which the Telecom Italia Group accounts for on a cash basis);

•	27 million euros for other receivables (24 million euros in 2001).

III.	Financial assets not held as fixed assets

These assets totalled 2,156 million euros at 31 December 2002 (4,013 million euros at 31 December 2001).

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Equity investments in subsidiary companies	169	247	(78)
Equity investments in associated companies	—	134	(134)
Other equity investments	4	12	(8)
Securities	1,927	3,616	(1,689)
Receivables for securities held under reverse repurchase agreements	56	4	52

Total	2,156	4,013	(1,857)

Equity investments available for future divestments are classified under current assets and carried at the lower of purchase cost and estimated realisable value based on December stock market prices.

At 31 December 2002, equity investments in subsidiary companies amounted to 169 million euros and related primarily to shares held by companies in the Telecom Italia Group. The reduction was largely due to the Telecom Italia writedown on TIM shares.

Equity investments acquired for trading purposes relating to listed companies, including companies consolidated on a line-by-line basis, are classified as Securities and carried at the lower of purchase cost and estimated realisable value based on year-end stock market prices.

152  |  Consolidated Financial Statements

Securities amounted overall to 1,927 million euros at 31 December 2002 and were held in the main by Group finance companies in connection with trading activities; they included 278 million euros for securities held by the Telecom Italia Group and 1,649 million euros for securities held by other Olivetti Group companies, in particular bonds (517 million euros), own bonds (649 million euros) and other securities (483 million euros).

IV.	Liquid funds

At 31 December 2002 liquid funds amounted to 4,370 million euros (3,702 million euros at 31 December 2001), including 1,255 million euros for the Telecom Italia Group. They consisted mainly of cash held in bank current accounts.

D) Accrued income and prepaid expenses

Accrued income and prepaid expenses amounted to 1,480 million euros at 31 December 2002 (2,095 million euros at 31 December 2001).

(in milions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Accrued income:
- interest income
within 12 months	358	366	(8)
after 12 months	—	12	(12)
- other	9	100	(91)

Total accrued income	367	478	(111)

Prepaid expenses:
- interest charges
within 12 months	22	59	(37)
after 12 months	465	693	(228)
- other	476	734	(258)
Discounts on bond issues and other similar
charges on loans	150	131	19

Total prepaid expenses and discounts	1,113	1,617	(504)

Total	1,480	2,095	(615)

Prepaid expenses in respect of financial charges due after 12 months amounted to 465 million euros at 31 December 2002 and consisted of the redemption premium on the Olivetti 1.5% 2001-2004 and Olivetti 1.5% 2001-2010 bonds issued by the Parent Company in 2001 and on the 2000-2005 1% Bond exchangeable for Telecom Italia shares issued by Olivetti Finance N.V., for the portions not accruing in 2002.

153  |  Consolidated Financial Statements

Comments on liabilities and shareholders’ equity

A) Shareholders’ equity

I.	Share capital

The share capital of Olivetti S.p.A. at 31 December 2002, fully subscribed, paid-up and filed with the Companies Register, was represented by 8,845,239,632 ordinary shares with a par value of 1 euro each (8,783,701,564 ordinary shares at 31 December 2001) for an aggregate value of 8,845,239,632 euros (8,783,701,564 euros at 31 December 2001).

The following operations determined the net increase of 61,538,068 euros during 2002:

•	share capital increases subscribed by 31 December 2001 for an aggregate amount of 839,593 euros, filed with the Companies Register in January 2002, as follows:

•	780,895 euros following conversion of 780,895 “Olivetti floating rate 1998-2002” bonds;

•	52,575 euros following exercise of 52,575 “Olivetti 1998-2002 ordinary share warrants”;

•	6,123 euros following exercise of 12,246 “Olivetti 2001-2002 share warrants”;

•	share capital increases for an aggregate 26,954 euros following exercise in December 2001 of 21,033 “Olivetti 1998-2002 ordinary share warrants” and 11,842 “Olivetti 2001-2002 share warrants” in respect of which the corresponding shares were issued and filed with the Companies Register in 2002;

•	share capital increases for an aggregate 32,161,563 euros following the conversion of bonds, comprising:

•	28,797,733 euros following conversion of 28,797,733 “Olivetti floating rate 1998-2002” bonds with a par value of 1,000 Italian lire each (equivalent to 0.5165 euro), after utilisation of 13,924,945 euros from the “Reserve tied to conversion of Olivetti floating rate 1998-2002 bonds” formed following re-denomination of share capital in euros;

•	134,430 euros following conversion of 134,430 “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium” (in addition to a share premium of 215,088 euros);

•	3,229,400 euros following conversion of 3,229,400 “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium”;

•	share capital increases for an aggregate 28,509,958 euros following exercise of warrants, comprising:

•	22,831,828 euros par value following exercise of “Olivetti 1998-2002 ordinary share warrants”; this increase consisted of 11,791,655 euros against payment of 0.5165 euros (equivalent to 1,000 Italian lire) per share and 11,040,173 euros on a free basis (through use of the “Reserve tied to exercise of Olivetti 1998-2002 ordinary share warrants” formed following the re-denomination of share capital in euros);

154  |  Consolidated Financial Statements

•	5,654,982 euros par value following exercise of a similar number of “Olivetti 1999-2001 share warrants” assigned to Parent Company and subsidiary managers;

•	2,688 euros par value (in addition to a share premium of 8,114 euros) following exercise of 2,400 “Olivetti ex Tecnost 1999-2004 warrants” on an exchange basis of 1.12 Olivetti shares per warrant; the issue was effected for 620 euros against payment and for 2,068 euros on a free basis through use of the “Reserve tied to exercise of ex Tecnost 1999-2004 warrants” formed following the re-denomination of Tecnost S.p.A. share capital in euros;

•	share capital increase for 20,460 euros par value (in addition to a share premium of 17,739 euros) following exercise of 40,920 “Olivetti 2001-2002 ordinary share warrants”.

Future potential changes in share capital and proxies assigned to Directors

The following were still outstanding at 31 December 2002:

•	137,355,625 “Olivetti ex Tecnost 1999-2004 warrants” with a floating exercise price. Exercise of these warrants would determine an aggregate share capital increase including the share premium varying from a minimum of 581.5 million euros (January 2003) to a maximum of 711.7 million euros (June 2004), as well as 118.4 euros from utilisation of pre-established free share capital increase reserves;

•	487,409,258 “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium” which would generate a share capital increase for an aggregate par value of 487.4 million euros (in addition to a share premium of 779.9 million euros);

•	2,409,663,062 “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium” in respect of which a similar number of Olivetti ordinary shares could still be issued at 31 December 2002 for an aggregate par value of 2,409.7 million euros.

The Board of Directors’ meeting of 24 February 2000 implemented the proxy granted pursuant to art. 2443 of the Italian Civil Code by the Extraordinary Shareholders’ Meeting of 7 April 1999 to carry a resolution for a Three-Year Stock Option Plan from 1 January 2002 to 31 December 2004, assigning to approximately one hundred managers of the Parent Company and its subsidiaries 29,500,000 free warrants for subscription of an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for the share capital increases of 2001) corresponding to the normal value of Olivetti ordinary shares at the date of the Board of Directors’ meeting.

The warrants were to have been exercised in three groups in the period between 1 November and 15 December of 2002, 2003 and 2004 and could be accumulated until the end of the Plan.

Subsequently, the Board of Directors’ meeting of 9 February 2001 passed a resolution to revoke the previous resolution of 24 February 2000 and to raise share capital by an aggregate amount of 29 million euros through issue of 29 million shares at a subscription price of 2.515 euros per share (after adjustment for the share capital increases of 2001). The shares are reserved for managers of the Parent Company and its subsidiaries and service the warrants to be assigned to such managers under the “February 2002 – December 2004 Three-Year Stock Option Plan”, with no changes to terms and conditions applying to stock options (a total of 1,330,000) already assigned to managers on the payroll as of 24 February 2000 who had since left the Group’s employ.

155  |  Consolidated Financial Statements

The Shareholders’ Meeting of 8 May 2002 upheld the Board of Directors’ proposal of 13 October 2001 and passed a resolution to revoke the non-utilised portions of the proxies pursuant to articles 2443 and 2420 ter granted with the resolutions carried by the Shareholders’ Meetings of 7 April 1999 and 13 October 2001 (amounting respectively to a maximum of 6,740 million euros and 10,051 million euros). Therefore any future operation on capital or any operation that may have an effect on capital (to be executed directly or through a request for new proxies, by means of issuance of shares, convertible bonds or bonds with warrants, warrants, options or other similar rights to the Company shares) will be submitted for Shareholder approval on a case-by-case basis.

The Shareholders’ Meeting of 8 May 2002 also passed a resolution empowering the Directors, pursuant to article 2420 ter of the Italian Civil Code, to issue bonds in euros or foreign currency, in one or more instances, over a maximum period of five years as from the date of the resolution, for a maximum aggregate amount of 9 billion euros, within the limits permitted under law on a case-by-case basis, and to establish the procedures, terms, conditions and regulations thereof.

I bis.	Share capital increases to be filed with the Companies Register pursuant to art. 2444 of the Italian Civil Code

The balance on this heading amounted to 200,198 euros at 31 December 2002 (839,593 euros at 31 December 2001). It reflects the par value of the shares issued by Olivetti S.p.A. in respect of share capital increases effected in 2002, which had not been filed with the Companies Register by the end of the year.

I ter.	Share capital increase payments relating to shares to be issued

At 31 December 2002 the balance on this Parent Company heading was zero (26,954 euros at 31 December 2001).

II.	Additional paid-in capital

This Parent Company reserve amounted to 3,765,365,301 euros at 31 December 2002 compared with 3,765,113,918 euros at 31 December 2001, a net increase of 251,383 euros which reflected the following movements:

•	10,442 euros relating to 12,044 shares (issued at 1.867 euros per share) arising from the exercise in December 2001 of a similar number of “Olivetti 2001-2002 share warrants” for which the relevant shares were issued in 2001 and registered in 2002 (6,123 shares) or issued and registered in January 2002 (5,921 shares);

•	215,088 euros relating to 134,430 shares issued following conversion of a similar number of bonds (with a par value of 2.60 euros per bond) of the series “Olivetti 1.5% 2001-2004 convertible with redemption premium”;

•	17,739 euros relating to 20,460 shares issued (at a price of 1.867 euros per share) following exercise of 40,920 “Olivetti 2001-2002 share warrants”;

•	8,114 euros relating to 2,688 shares issued following exercise of 2,400 “Olivetti ex Tecnost 1999-2004 warrants” at a price of 3.249 euros per share.

156  |  Consolidated Financial Statements

II bis.	Additional paid-in capital in respect of share increases to be filed with the Companies Register and of shares to be issued

This Parent Company reserve (which is not shown in the Consolidated Balance Sheet given the immaterial amount involved) amounted to 126,941 euros at 31 December 2002 (10,442 euros at 31 December 2001).

III.	Revaluation reserves

This Parent Company reserve of 1,128,827 euros (unchanged from 31 December 2001) consists of the revaluation reserve originally stated in the books of the merged company Tecnost S.p.A. and re-formed in the books of Olivetti S.p.A

IV.	Legal reserve

This Parent Company reserve amounted to 920,809,760 euros at 31 December 2002 (unchanged from 31 December 2001).

V.	Reserve for treasury stock

This Parent Company reserve of 2,298,156 euros reflects the value of 2,697,500 shares issued and held by Olivetti S.p.A. and carried in the balance sheet under the appropriate financial fixed assets heading.

VII.	Other reserves

a) Other Parent Company reserves

At 31 December 2002 these reserves reflected an aggregate amount of 2,036,088,939 euros compared with 2,061,056,125 euros at 31 December 2001, a total net decrease of 24,967,186 euros.

1) Extraordinary reserve

At 31 December 2002 this reserve amounted to 1,888,261,068 euros (unchanged from 31 December 2001).

2)	Restricted reserve tied to exercise of Olivetti ex Tecnost 1999-2004 warrants

This reserve was formed following the free share capital increase at Tecnost S.p.A. and the simultaneous re-denomination of share capital in euros. It is irrevocably tied to exercise of “Olivetti ex Tecnost 1999-2004 warrants”. At 31 December 2002 it amounted to 118,369,170 euros, down by 2,068 euros from 31 December 2001 due to exercise of 2,400 warrants during the year.

157  |  Consolidated Financial Statements

3) Restricted reserves tied to conversion of Olivetti bonds and exercise of Olivetti warrants

These reserves (formed following the re-denomination of Olivetti share capital in euros) amounted to an aggregate 19,241,691 euros at 31 December 2002 compared with 44,206,809 euros at 31 December 2001. The decrease of 24,965,118 euros reflects:

•	for 13,924,945 euros, use of the “Reserve for conversion of Olivetti floating rate 1998-2002 bonds” (which decreased from 14,852,133 euros to 927,188 euros) following conversion of 28,797,733 bonds;

•	for 11,040,173 euros, use of the “Reserve for exercise of Olivetti 1998-2002 ordinary share warrants” (which decreased from 11,203,283 euros to 163,110 euros) following exercise of 22,831,828 warrants.

At 31 December 2002 the heading also included the “Reserve for exercise of Olivetti 2002-2004 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” for 14,264,521 euros, unchanged from 31 December 2001, (and for 643,112 euros still restricted as tied to the exercise of no. 1,330,000 warrants still outstanding), and the “Reserve for exercise of Olivetti 1999-2001 subscription rights (warrants or options) reserved for managers of Parent Company and its subsidiaries” for 3,886,872 euros, also unchanged from 31 December 2001.

After closure of the conversion period for Olivetti 1998-2002 floating rate bonds and the exercise period for Olivetti 1998-2002 share warrants, Olivetti 1999-2001 subscription rights and no. 28,170,000 Olivetti 2002-2004 subscription rights (stock options), at 31 December 2002 the corresponding reserves, which reflected an aggregate balance of 18,598,579 euros, were no longer restricted.

4) Non-taxable reserves

These reserves, amounting overall to 10,217,010 euros (unchanged from 31 December 2002), were originally carried by Tecnost S.p.A. They were re-formed in the Olivetti balance sheet following the merger of Tecnost into and with Olivetti. Taxes are not provided for these reserves since operations that would make them liable for taxation are not planned at the present time.

a) Reserve for Parent Company shares held by subsidiary companies

This reserve amounted to 391 million euros at 31 December 2002 (unchanged from 31 December 2001) in respect of 211,931,328 Olivetti shares held by the subsidiary Olivetti International S.A., and received in exchange for Tecnost S.p.A. shares following the merger of Tecnost into and with Olivetti.

VII.  Sundry reserves, retained earnings and accumulated losses

At 31 December 2002 this heading reflected a negative balance of 3,548 euros (a negative balance of 107 million euros at 31 December 2001). It included sundry reserves, retained earnings/accumulated losses, exchange rate differences from the translation of financial statements denominated in foreign currency and other net equity headings relating to subsidiaries that were not eliminated during consolidation.

158  |  Consolidated Financial Statements

Total Group shareholders’ equity

At 31 December 2002 consolidated shareholders’ equity pertaining to the Group amounted to 11,640 million euros (12,729 million euros at 31 December 2001).

The reconciliation of the consolidated net result pertaining to the Group and the Parent Company net result for 2002 is set out below:

(in millions of euros)	Net result for the year
Net result shown in the Olivetti S.p.A. statutory financial statements as of 31 December 2002	(6,240)

Elimination of dividend income from subsidiary companies	(1,245)
Elimination of the writedown of Telecom Italia equity investment recorded by the Parent Company for tax purposes only	8,051
Amortization of consolidation goodwill on the acquisition of Telecom Italia shares	(1,293)
Results as adjusted for consolidation purposes of subsidiary companies and other changes	(46)

Net result shown in the consolidated financial statements of the Olivetti Group as of 31 December 2002	(773)

The reconciliation of consolidated shareholders’ equity pertaining to the Group and Parent Company shareholders’ equity at 31 December 2002 is set out below:

(in millions of euros)	Shareholders’ equity
Amount shown in the Olivetti S.p.A. statutory financial statements as of 31 December 2002	9,031

Lower carrying value in Olivetti S.p.A. statutory accounts of equity investment in Telecom Italia	2,607
Higher carrying value in Olivetti S.p.A. statutory accounts of other equity investments with respect to the relevant shareholders’ equity portions (as adjusted for consolidation purposes)	(101)
Other differences	103

Amount shown in the consolidated financial statements of the Olivetti Group as of 31 December 2002	11,640

X.	Minority interests

Minority interests at 31 December 2002 and 2001 were as follows:

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Reserves	8,517	14,210	(5,693)
Result of the year	467	(586)	1,053

Total	8,984	13,624	(4,640)

159  |  Consolidated Financial Statements

Total shareholders’ equity

Total shareholders’ equity at 31 December 2002 and 2001 (Group shareholders’ equity and minority interests) amounted to 20,624 million euros and 26,353 million euros respectively, and comprised:

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Capital and reserves
Group	12,413	15,819	(3,406)
minority interests	8,517	14,210	(5,693)

	20,930	30,029	(9,099)

Net result of the year
Group	(773)	(3,090)	2,317
minority interests	467	(586)	1,053

	(306)	(3,676)	3,370

Total	20,624	26,353	(5,729)

B) Reserves for risks and charges

Reserves for risks and charges at 31 December 2002 and 2001 amounted to 5,826 million euros and 4,158 million euros respectively and comprised:

1) Employee pensions and similar obligations

This reserve includes liabilities accruing to the employees of a number of Group companies operating abroad. At 31 December 2002 it amounted to 47 million euros, compared to 66 million euros at 31 December 2001.

2) Taxation

This reserve includes the provision for tax risks and the provision for deferred taxes.

The reserve for tax risks is provided in relation to potential charges on open or disputed tax positions. At 31 December 2002 it amounted to 344 million euros (378 million euros at 31 December 2001), of which 198 million euros relating to the Telecom Italia Group (154 million euros at 31 December 2001), 103 million euros to Olivetti Finance N.V. (202 million euros at 31 December 2001) and 43 million euros to other Olivetti Group companies.

The tax position of the Parent Company Olivetti S.p.A. is illustrated in the Explanatory Notes to the Olivetti S.p.A. Financial Statements.

Deferred taxes and prepaid taxes are calculated on temporary differences between the tax values of assets and liabilities and the corresponding book values carried in the Group companies’ balance sheets used for consolidation purposes, as well as on consolidation adjustments, based on local tax rates in each country.

160  |  Consolidated Financial Statements

Deferred taxes and prepaid taxes are set off only when permitted under tax laws and for each financial year in which temporary differences are expected to be reversed.

Deferred tax liabilities which are not set off against prepaid taxes are included in the Reserve for deferred taxes, while prepaid taxes which are not set off against deferred taxes are classified under the current assets heading Other receivables.

The balance on deferred and/or prepaid taxes at 31 December 2002 reflected a net tax asset of 4,150 million euros, compared with a net tax asset of 1,314 million euros at 31 December 2001, and comprised:

(in millions of euros)	31.12.2002	31.12.2001	Changes
Reserves for deferred taxes	40	381	(341)
Prepaid tax assets	(4,190)	(1,695)	(2,495)

Net tax liability (asset)	(4,150)	(1,314)	(2,836)

Prepaid tax assets referred to the Telecom Italia Group for 3,546 million euros and to Olivetti S.p.A. for 624 million euros.

As of 31 December 2002 Olivetti Group companies had tax losses brought forward, not utilised to post deferred tax assets, representing an aggregate amount of approximately 2,200 million euros.

3) Other provisions

At 31 December 2002 these reserves amounted to an overall total of 5,395 million euros (3,333 million euros at 31 December 2001). They included reserves provided by Telecom Italia Group companies for 4,950 million euros, as follows:

•	provisions of 293 million euros for risks relating to investee companies, consisting largely of extraordinary charges relating to the new strategic guidelines;

•	a provision of 1,942 million euros relating to forward purchase commitments on Seat Pagine Gialle shares, for the estimated unrecoverable amount of the original strike price: following re-negotiation of the strike price on 25 February 2002, the entire 2001 provision of 569 million euros was re-classified under payables due to other lenders; in November the payable was early repaid to JP Morgan Chase with a consideration of 500 million euros, equivalent to the present value of the payable;

•	a provision of 43 million euros at Seat Pagine Gialle, for charges relating to the exercise of put options by the founder shareholders of Consodata S.A.;

•	provisions of 850 million euros at TIM, to cover guarantees given by the Group in favour of Is Tim bank creditors and the loan granted directly by the Group;

•	provisions for contractual and sundry risks totalling 946 million euros, mainly at Telecom Italia; these included current and prior-year provisions relating to the spin-off of the “Grandi Immobili” business and the disposals of Italtel, Telespazio and the satellite consortia; the amounts reversed to income related almost entirely to the termination of the agreement for the sale of Stream to News Corporation and Vivendi Universal/Canal+ (59 million euros);

161  |  Consolidated Financial Statements

•	provisions of 299 million euros for restructuring charges, including 194 million euros at Telecom Italia;

•	provisions of 453 million euros for technological upgrades and charges relating to Tim’s regulatory position;

•	provisions of 124 million euros at Telecom Italia Finance (ex Sogerim) for financial charges on the bond loan.

The other reserves of 445 million euros for the other Olivetti Group companies included provisions of 201 million euros for contractual risks arising from the disposal of equity investments.

C) Reserve for employee severance indemnities

This heading reflects accrued severance liabilities pursuant to current legislation and employment contracts in the countries in which the consolidated companies operate.

The movements on the reserve during 2002 were as follows:

(in millions of euros)
Balance as of 31 December 2001	1,414

Indemnity accrued	216
Indemnities paid in the year	(168)
Other changes, net	(98)

Balance as of 31 December 2002	1,364

D) Payables

Payables at 31 December 2002 totalled 53,243 million euros (60,251 million euros at 31 December 2001), of which 40,631 million euros were financial payables (46,819 million euros at 31 December 2001) and 12,612 million euros were trade and other payables (13,432 million euros at 31 December 2001).

162  |  Consolidated Financial Statements

Financial payables

	31.12.2002			31.12.2001
(in millions of euros)	short-term	long-term	total	short-term	long-term	total
Bonds
- Telecom Italia Group	113	10,511	10,624	180	8,003	8,183
- Olivetti S.p.A.					400	400
- Finance companies controlled by Olivetti	700	13,080	13,780		14,468	14,468
Total	813	23,591	24,404	180	22,871	23,051
Convertible bonds
- Telecom Italia Group		1,964	1,964		2,500	2,500
- Olivetti S.p.A.		4,184	4,184	16	4,188	4,204
- Finance companies controlled by Olivetti		1,253	1,253		2,268	2,268
Total		7,401	7,401	16	8,956	8,972
Due to banks
- Telecom Italia Group	3,225	1,803	5,028	6,895	3,340	10,235
- Other companies	701	47	748	517	113	630
Total	3,926	1,850	5,776	7,412	3,453	10,865
Due to other lenders
- Telecom Italia Group	775	644	1,419	977	1,186	2,163
- Other companies	329	222	551	35	227	262
Total	1,104	866	1,970	1,012	1,413	2,425
Due to suppliers
- Telecom Italia Group	8	13	21	13	155	168
- Other companies
Total	8	13	21	13	155	168
Notes payable
- Telecom Italia Group	241		241		220	220
- Other companies
Total	241		241		220	220
Due to subsidiary companies
- Telecom Italia Group	8		8	29		29
- Other companies				2		2
Total	8		8	31		31
Due to associated companies
- Telecom Italia Group	374	24	398	67	474	541
- Other companies
Total	374	24	398	67	474	541
Due to tax authorities
- Telecom Italia Group	18	14	32	18	32	50
- Other companies	8		8
Total	26	14	40	18	32	50
Other payables
- Telecom Italia Group	327	45	372	935	173	1,108
- Other companies
Total	327	45	372	935	173	1,108

Total
- Telecom Italia Group	5,089	15,018	20,107	9,114	16,083	25,197
- Other companies	1,738	18,786	20,524	570	21,664	22,234
Consolidation adjustments				(612)		(612)

Total	6,827	33,804	40,631	9,072	37,747	46,819

163  |  Consolidated Financial Statements

The Olivetti Group’s main debt positions are illustrated below:

Telecom Italia Group

Bonds amounted to 10,624 million euros, an increase of 2,441 million euros compared with 31 December 2001. They were as follows:

•	an international bond issued by the subsidiary company Sogerim (merged with Telecom Italia Finance) for a total of 6,000 million euros. The issue was subdivided into three tranches: one, floating rate notes for 1,000 million euros maturing 20 April 2004; two, fixed rate bonds for 3,000 million euros maturing 20 April 2006; three, fixed rate bonds for 2,000 million euros maturing 20 April 2011;

•	floating rate notes for a total of 1,500 million euros issued by Telecom Italia (the first issue in the Global Medium Term Note Programme with Telecom Italia as issuer). The bond matures on 21 June 2005, and is callable at par by the issuer as from the end of second year and with each subsequent coupon;

•	bonds maturing in 2003 issued by Brazil’s Tele Nordeste Celular and Tele Celular Sul for an aggregate amount of 108 million euros;

•	bonds maturing between 2007 and 2023 issued by Entel Chile for an aggregate amount of 208 million euros;

•	bonds issued by the TDL Infomedia Ltd. Group, maturing between 2009 and 2010, for an aggregate amount of 116 million euros.

•	a 2,500 million euro fixed rate bond issued by Telecom Italia on 1 February 2002 and subdivided into two 1,250 million euro tranches maturing on 1 February 2007 and 1 February 2012 respectively. The issue is part of the “Global Note Programme”;

•	a 2002 – 2022 bond reserved for current and retired employees of Italian companies controlled directly and indirectly by Telecom Italia, for 192 million euros.

Convertible bonds refer to a bond issued in March 2001 by Sogerim (merged with Telecom Italia Finance) for 2,500 million euros, exchangeable into TIM or Seat Pagine Gialle shares, with the issuer having the right to make a cash settlement. The bond matures after five years, with early redemption rights for investors as from the end of the third year. The bond was reduced by 536 million euros due to the bond buy-back by Telecom Italia Finance, which subsequently cancelled the notes.

Amounts due to banks amounted to 5,028 million euros and were collateralised by mortgages for 25 million euros and pledges for 229 million euros; the decrease in respect of 31 December 2001 was 5,207 million euros.

Amounts due to other lenders totalled 1,419 million euros, a decrease of 744 million euros from 31 December 2001. They include amounts due at Seat Pagine Gialle for a loan granted by Seat Pagine Gialle Finance s.r.l., a corporate securitisation vehicle wholly owned by third parties, which operates pursuant to law no. 130/99 (780 million euros), amounts due at Telecom Italia for short-term loans granted by T.I. Securitisation Vehicle s.r.l. for surplus liquidity generated in connection with the securitisation operation (165 million euros), and loans granted to Telecom Italia by the Cassa Depositi e Prestiti (284 million euros).

164  |  Consolidated Financial Statements

Amounts due to associated companies amounted to 398 million euros, and included 393 million euros for amounts due to Teleleasing in respect of finance lease contracts.

Amounts due to tax authorities totalled 32 million euros and referred to the agreements with the tax authorities regarding the notices of assessment served on Telecom Italia in 2001.

Amounts due in respect of notes payable totalled 241 million euros. They comprised investment certificates of 221 million euros maturing in June 2003 issued by Seat Pagine Gialle as part of the securitisation operation with Seat Pagine Gialle Finance s.r.l. and short-term finance bills for 20 million euros issued by Telecom Italia.

Other payables amounted to 372 million euros. They included 181 million euros at Telecom Italia (including 176 million euros for security lending operations) and 161 million euros at the TIM Group for residual amounts due to the Ministry of Communications for acquisition of the UMTS licence in Italy and Greece.

Other companies

Bonds amounted overall to 13,780 million euros. For each one, the original rate and any credit protection step-ups are disclosed separately below. All hedging operations are analysed in the section “Hedging instruments and other derivatives”.

•	Olivetti International N.V. – 700 million euros

•	bond (1998-2003) with a fixed annual 5.875% coupon + 0.15% step-up maturing in May 2003;

•	Olivetti International N.V. – 1,500 million euros

•	bond (1999-2009) with a fixed annual 5% coupon + 0.15% step-up maturing in February 2009 ;

•	Olivetti International N.V. – 100 million Swiss francs equivalent to 69 million euros

•	Swiss franc bond (1986-2046) with a fixed annual 5.625% coupon maturing in June 2046;

•	Olivetti Finance N.V. (originally Olivetti International Finance N.V.) – 4,200 million euros

•	bond (1999-2004) with a fixed annual 5 3/8% coupon + 0.45% step-up maturing in July 2004;

•	Olivetti Finance N.V. – 200 million euros

•	bond (2002-2005) with a floating rate coupon of 1.45% over the EONIA maturing in February 2005;

•	Olivetti Finance N.V. – 500 million euros

•	bond (2002-2005) with a floating rate coupon linked to quarterly EURIBOR + 130 basis points. Bondholders may extend maturity for subsequent periods of 21 months up to an overall maximum term of 10 years;

•	Olivetti Finance N.V. – 1,100 million euros

•	bond (2002-2006) with a floating rate quarterly coupon + 1.25% spread maturing in January 2006;

•	Olivetti Finance N.V. – 1,750 million euros

•	bond (2002-2007) with a fixed annual 6.5% coupon maturing in April 2007;

165  |  Consolidated Financial Statements

•	Olivetti Finance N.V. (originally Olivetti International Finance N.V.) – 2,350 million euros

•	bond (1999-2009) with a fixed annual 6 1/8% coupon + 0.45% step-up maturing in July 2009;

•	Olivetti Finance N.V. – 1,000 million euros

•	bond (2002-2012) with a fixed annual 7.25% coupon maturing in April 2012;

•	Olivetti Finance N.V. – 20 billion yen equivalent to 161 million euros

•	bond (2002-2032) with a fixed six-monthly 3.55% coupon maturing in May 2032 (callable by the issuer annually as from the tenth year);

•	Olivetti Finance N.V. – 250 million euros

•	bond (2002-2032) with a fixed annual 7.77% coupon maturing in August 2032.

All the above Olivetti Finance N.V. bonds were issued under the Euro Medium Term Note programme (EMTN).

Convertible bonds amounted overall to 5,437 million euros, as follows:

•	Olivetti Finance N.V.: 2000-2005 bond for 765 million euros exchangeable for Telecom Italia ordinary shares, with a fixed annual 1% coupon and redemption premium of 113.41% of the issue price (approximately 15.22 euros per bond) maturing in November 2005. The loan determined an aggregate payable of 868 million euros. The yield on maturity is 3.5% per annum and the exchange will be one Telecom Italia share for each bond;

•	Olivetti S.p.A.: 2001-2004 bond for 1,267 million euros convertible into Olivetti S.p.A. shares, with a fixed annual 1.5% coupon and redemption premium of 105.07759% of the issue price (2.6 euros per bond) maturing in January 2004. The loan determined an aggregate payable of 1,331 million euros. The yield on maturity is 3.25% per annum and the conversion rate is one Olivetti share for each bond.

•	Olivetti Finance N.V.: 2002-2004 zero-coupon bond for 385 million euros maturing in March 2004. The loan is convertible into 41,400,000 Telecom Italia ordinary shares (at an exercise price of 9.30 euros per share);

•	Olivetti S.p.A.: 2001-2010 bond for 2,410 million euros convertible into Olivetti S.p.A. shares, with a fixed annual 1.5% coupon and redemption premium of 118.37825% of the issue price (1.0 euros per bond) maturing in January 2010. The loan determined an aggregate payable of 2,853 million euros. The yield on maturity is 3.5% per annum and the conversion rate is one Olivetti share for each bond.

Amounts due to banks amounted to an aggregate 748 million euros (630 million euros at 31 December 2001). The main items were as follows:

•	Olivetti S.p.A.:

•	IMI research loans pursuant to law no. 346/1988, for 47 million euros, average rate of 12.4742% at 31 December 2002 before interest-relief grants, to be repaid by the end of 2004 (27 million euros falling due by 31.12.2003);

•	other loans totalling 644 million euros, average rate of 3.886% at 31.12.2002, to be repaid by the end of 2003.

•	Olivetti Tecnost Group:

•	loans totalling 40 million euros (13 million euros falling due by 31.12.2003);

•	other short-term payables for 17 million euros.

166  |  Consolidated Financial Statements

Amounts due to other lenders amounted to an aggregate 551 million euros, as follows:

•	Olivetti S.p.A.: subsidised loans for technological innovation (FIT) totalling 13 million euros (3 million euros falling due by 31.12.2003), average rate of 4.0994% at 31.12.2002, to be repaid by 2012;

•	other loans for 32 million euros;

•	other companies:

•	a financing contract for 174 million euros due 29.10.2029 granted to Olivetti International Finance N.V. by a Japanese investor; the borrowing previously took the form of a bond loan; this 20 billion yen loan bears a fixed 5% coupon + 0.45% step-up in relation to a notional capital of 185.6 million US dollars;

•	other loans totalling 31 million euros (5 million euros falling due by 31.12.2003);

•	short-term payables due to other lenders for 301 million euros.

* * *

Financial payables totalling 40,631 million euros may be analysed by currency as follows:

(in millions of euros)	31.12.2002	31.12.2001
EMU currencies	35,465	42,502
Other currencies	5,166	4,317

Total	40,631	46,819

At 31 December 2002 financial payables due after five years amounted to 12,703 million euros, as follows:

(in millions of euros)	31.12.2002	31.12.2001
Bonds	12,408	8,804
Amounts due to banks	4	350
Amounts due to other lenders	291	597

Total	12,703	9,751

167  |  Consolidated Financial Statements

Overall net financial indebtedness at 31 December 2002 amounted to 33,399 million euros (38,362 million euros at 31 December 2001) as shown in the table below:

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Debt
- short-term	6,827	9,072	(2,245)
- medium/long-term	33,804	37,747	(3,943)
Interest accruals and deferrals	1,157	889	268

Total gross financial indebtedness (A)	41,788	47,708	(5,920)

Financial fixed assets:
- financial receivables due within 12 months	16	82	(66)
- financial receivables due after 12 months	30		30
Current assets:
- financing and interest bearing current accounts	995	812	183
- financial assets not held as fixed assets	1,983	3,620	(1,637)
- liquid funds	4,370	3,702	668
Interest accruals and prepayments
- due within 12 months	530	425	105
- due after 12 months	465	705	(240)

Total financial resources (B)	8,389	9,346	(957)

Net financial indebtedness (A-B)	33,399	38,362	(4,963)

At 31 December 2002 financial payables were secured by guarantees on Group assets for a total of 283 million euros.

168  |  Consolidated Financial Statements

Trade and other payables

	31.12.2002			31.12.2001
(in millions of euros)	short-term	long-term	total	short-term	long-term	total
Advances
- Telecom Italia Group	263		263	388		388
- Other companies	7		7	11		11
Total	270		270	399		399
Due to suppliers
- Telecom Italia Group	5.442		5.442	6.058	1	6.059
- Other companies	207		207	280		280
Total	5.649		5.649	6.338	1	6.339
Due to subsidiary companies
- Telecom Italia Group	8		8	8		8
- Other companies
Total	8		8	8		8
Due to associated companies
- Telecom Italia Group	247		247	349		349
- Other companies	4		4	5		5
Total	251		251	354		354
Due to tax authorities
- Telecom Italia Group	558	7	565	822	50	872
- Other companies	314	8	322	97		97
Total	872	15	887	919	50	969
Due to social security authorities
- Telecom Italia Group	248	1.102	1.350	271	1.236	1.507
- Other companies	9		9	13		13
Total	257	1.102	1.359	284	1.236	1.520
Other payables
- Telecom Italia Group	4.140	4	4.144	3.727	8	3.735
- Other companies	44		44	108		108
Total	4.184	4	4.188	3.845	8	3.843

Total
- Telecom Italia Group	10.906	1.113	12.019	11.623	1.295	12.918
- Other companies	585	8	593	514		514

Total	11.491	1.121	12.612	12.137	1.295	13.432

Amounts due to suppliers totalled 5,649 million euros and included 513 million euros due to other telecommunications services providers.

Amounts due to tax authorities totalled 887 million euros (969 million euros at 31 December 2001) and included current income taxes, indirect duties and taxes and withholdings to be paid.

The current tax payable of 244 million euros reflects a reasonable estimate of the current income tax liabilities of Group companies computed with reference to local tax regulations; the payable for other taxes at 31 December 2002 refers in the main to tax withholdings applied by Group companies in their capacity as withholding agents.

169  |  Consolidated Financial Statements

The tax position of Olivetti S.p.A. is illustrated in the Explanatory Notes to the Parent Company financial statements.

Amounts due to social security authorities totalled 1,359 million euros and referred to contributions accrued and due to social security authorities; the heading includes 595 million euros in respect of the residual Telecom Italia payable due to the INPS in connection with the estimated re-absorption charge for former ASST personnel, pursuant to law no. 58/1992.

The heading also includes the payable of 568 million euros to the former Telephone Companies Employee Social Security Fund (FPT) for Telecom Italia Group employees, which was incorporated under compulsory national insurance on 1 January 2001. The amount was recorded in the Olivetti Group consolidated financial statements at the time of determination of consolidation goodwill on the acquisition of the Telecom Italia Group.

Other payables amounted to 4,188 million euros and included:

•	1,604 million euros for customer-related items: subscriber payments for conversations, prepaid rentals and prepaid traffic charges;

•	1,394 million euros for contributions regarding operation of telecommunications services;

•	720 million euros for payables relating to staff management;

•	470 million euros for other items of a miscellaneous and recurring nature.

***

Payables due after 12 months, excluding the Telephone Companies Employee Social Security Fund payable of 568 million euros, totalled 34,357 million euros, falling due as follows:

(in millions of euros)	from 2 to 5 years	after 5 years	Total
Debt
Telecom Italia Group	10,693	4,325	15,018
Other companies	10,408	8,378	18,786
Trade and other payables
Telecom Italia Group	296	249	545
Other companies	8		8

Total	21,405	12,952	34,357

170  |  Consolidated Financial Statements

E) Accrued expenses and deferred income

Accrued expenses and deferred income at 31 December 2002 totalled 2,327 million euros (2,051 million euros at 31 December 2001):

(in millions of euros)	31.12.2002 (a)	31.12.2001 (b)	Changes (a-b)
Accrued expenses:
- interest charges	1,110	875	235
- other	58	92	(34)

Total accrued expenses	1,168	967	201

Deferred income:
- grants related to assets	325	349	(24)
- other	787	721	66
- premiums on loans	37	—	37
- interest income	10	14	(4)

Total deferred income	1,159	1,084	75

Total	2,327	2,051	276

171  |  Consolidated Financial Statements

Hedging instruments and other derivatives

The Olivetti Group enters into forward contracts to hedge risks associated with exchange rate fluctuations among the currencies of denomination of commercial and financial transactions undertaken by Group companies.

At 31 December 2002, the Olivetti Group companies had forward contracts and options for the purchase or sale of foreign currency at pre-arranged rates of exchange for the equivalent of 702 million euros, comprising hedging contracts for 537 million euros on financial operations transacted by Olivetti International S.A. and exchange-risk hedges for 165 million euros arranged by Olivetti Finance N.V. (on the 20 billion yen 2002/2032 bond issued by Olivetti Finance N.V.).

The Olivetti Group enters into Interest Rate Swaps (IRS), Currency and Interest Rate Swaps (CIRS) and other hedging agreements to mitigate the possible effects of interest rate fluctuations. At 31 December 2002, the Group companies had short- and long-term forward contracts covering financial liabilities based on a total notional capital amount for the equivalent of 16,735 million euros (5,881 million euros relating to Telecom Italia Group companies and 10,854 million euros relating to other Olivetti Group companies), as illustrated below:

(in millions of euros)	31.12.2002
Telecom Italia Group:
Interest Rate Swaps (IRS) and Interest Rate Options (IRO)	5,054
Cross currency and Interest Rate Swap	827

Total	5.881

Other companies

IRS contracts expiring June 2046, carried out by Olivetti International S.A. on the bonds of 100 million Swiss francs (1986-2046) issued by Olivetti International N.V.	69

IRS contracts with cap structures, expiring February 2009, carried out by Olivetti International S.A. and Olivetti Finance N.V. on the bonds of euro 1,500 million (1999-2009) issued by Olivetti International N.V.	1,500

IRS contracts, expiring May 2003 carried out by Olivetti International S.A. on the bonds of euro 700 million (1998-2003) issued by Olivetti International N.V.	700

CIRS contracts expiring October 2029 carried out by Olivetti S.p.A., on the loan of Yen 20 billion received by Olivetti International Finance N.V.	174

IRS contracts, expiring May 2032 carried out by Olivetti Finance N.V. on bonds of Yen 20 billion issued by Olivetti Finance N.V.	161

IRS contracts (with cap and floor structures) carried out by Olivetti Finance N.V.:

- expiring July 2009 on the bonds of euro 2,350 million issued by Olivetti Finance N.V. , originally issued by Olivetti International Finance N.V. (1999-2009)	2,350

- expiring July 2004 on the bonds of euro 4,200 million issued by Olivetti Finance N.V., originally issued by Olivetti International Finance N.V. (1999-2004)	4,000

172  |  Consolidated Financial Statements

- expiring March 2005 on the bonds of euro 500 million issued by Olivetti International Finance N.V. (2002-2005)	500

- expiring January 2006 on the bonds of euro 1,100 million issued by Olivetti Finance N.V. (2002-2006)	800

- expiring April 2007 on the bonds of euro 1,750 million issued by Olivetti Finance N.V. (2002-2007)	250

- expiring April 2012 on the bonds of euro 1.000 million issued by Olivetti Finance N.V. (2002-2012)	350

Total	10,854

Total hedging contracts	16,735

Telecom Italia Group

The Telecom Italia Group used derivatives mainly for the management of its debt positions, primarily interest rate swaps (IRS) and interest rate options (IRO) to reduce interest rate exposure on fixed rate and floating rate bank loans and bonds, and cross currency and interest rate swaps (CIRS) and currency forwards to convert currency loans – mainly in dollars and euros – into the accounting currencies of the various Group companies.

IRSs and IROs respectively involve or may involve the exchange, with the counterparts, of interest flows calculated on the reference notional value at the agreed fixed or floating rates, at the specified maturity dates. The notional value does not represent the amount exchanged and therefore does not constitute a measure of exposure to credit risk, such exposure being limited instead to the amount of interest or interest differentials to be received at the interest date.

The same also applies to CIRSs, which involve the exchange of the principal, in the respective currencies of denomination, at maturity and eventually for cash, in addition to the settlement of periodic interest flows. Counterparts to derivative contracts are selected from among the top rated banks and financial institutions and are continually monitored in order to minimise the risk of default.

Other companies

The main hedging agreements with regard to the medium/long-term debt positions of the other companies in the Olivetti group are analysed below.

With regard to the 1986/2046 100 million Swiss franc 5.625% fixed rate bond (69 million euros) expiring in June 2046 issued by Olivetti International N.V., Olivetti International S.A. has arranged an IRS for the full amount and maturity, to convert the annual fixed rate into a six-monthly floating rate in Swiss francs.

With regard to the 1999/2009 1,500 million euro 5%+0.15% step-up fixed rate bond maturing in February 2009 issued by Olivetti International N.V., Olivetti International S.A. and Olivetti Finance N.V. have arranged the following hedging contracts for the full amount and maturity:

•	IRS for 500 million euros to convert the annual fixed rate into a quarterly floating rate with a protection structure applicable until the 1-year swap rates exceed the 5-year swap rates and simultaneous floor sale at 2.50%;

•	IRS for 500 million euros to convert the annual fixed rate into a quarterly 4.30% fixed rate (if 3-month Euribor remains under 5.80%), or into a quarterly floating rate less 0.50% (if 3-month Euribor exceeds 5.80%), and simultaneous cap sale for 500 million euros at the USD six-monthly rate of 7.10%;

•

IRS for 250 million euros to convert the annual fixed rate into a fixed 4.15% rate (if 6-month Euribor fixed in arrears remains under 6.65%) or into a six-monthly floating rate fixed in arrears (if 6-month

173  |  Consolidated Financial Statements

Euribor exceeds 6.65%), with a protection structure applicable until the USD 5-year swap rates exceed the GBP 5-year swap rates with a 1% increment;

•	IRS for 250 million euros to convert the annual fixed rate into a six-monthly floating rate fixed in arrears, with a protection structure applicable until the USD 5-year swap rates exceed the GBP 5-year swap rates with a 1% increment.

With regard to the 1998/2003 700 million euros annual 5.875%+0.15% step-up fixed-rate bond maturing in May 2003 issued by Olivetti International N.V., Olivetti International S.A. has arranged IRS for a similar amount and maturity to convert the annual fixed rate into a rate linked to the six-monthly and two-year rates in Swiss francs, fixed in arrears.

With regard to the fixed-rate 20 billion yen borrowing expiring in October 2029 received by Olivetti International Finance N.V., Olivetti S.p.A. has arranged a CIRS for the full amount and similar expiration, to convert the rate into an annual 5.525% fixed rate until 2004 and subsequently into an annual 6.08% fixed rate (or into a floating rate, as the counterpart prefers) until maturity (on a principal of 174.2 million euros). The interest rate and currency risk hedging structure is applicable as long as Olivetti S.p.A. is in bonis.

With regard to the 2002/2032 bond for 20 billion yen (equivalent to 161 million euros) with a 3.55% fixed-rate coupon maturing in May 2032 issued by Olivetti Finance N.V., Olivetti Finance N.V. has arranged an IRS with similar maturity to convert the annual fixed rate into a 1.68% fixed rate until 2012 and subsequently into a six-monthly floating rate until maturity. The interest-rate and currency risk hedging structure is applicable as long as Olivetti S.p.A. is in bonis.

With regard to the Olivetti Finance N.V. 1999/2009 bond for 2,350 million euros with an annual 6.125%+0.45% step-up fixed rate (originally issued by Olivetti International Finance N.V.), Olivetti Finance N.V. has arranged IRS for the full amount and similar maturity to convert the annual fixed rate as follows:

a)	into a 3.55% fixed rate until January 2003 and subsequently into a floating rate linked to the US six-monthly rates fixed in arrears for 1,000 million euros with the following additional hedges:

•	cap purchase at 5.17%

•	cap sale at 6.44%

•	floor sale at 1.50% until July 2003 and subsequently at 3.25% until maturity;

b)	into a 4.1475% fixed rate until January 2003 and subsequently into a floating rate linked to six-monthly Euribor fixed in arrears for 750 million euros with the following additional hedges:

•	cap purchase at 5.50%

•	cap sale at 7.125% on the USD 6-month rate fixed in arrears as from July 2005

•	floor sale at 2.375% as from July 2003;

c)	into a six-monthly 5.55% fixed rate for 250 million euros until 30 January 2003, subsequently into a 5.5745% fixed rate if 6-month Euribor remains below 7%, or into a six-monthly floating rate if 6-month Euribor exceeds 7%, with a protection structure application until the 1-year swap rates exceed the 5-year swap rates;

d)	into a six-monthly 5.0025% fixed rate for 350 million euros until 30 January 2003 and subsequently into a 5.12% fixed rate until July 2003, into a floating rate linked to quarterly Euribor fixed in arrears until July 2004 and subsequently until maturity into a floating rate linked to quarterly USD Libor and Euribor, whichever is the higher.

174  |  Consolidated Financial Statements

With regard to the Olivetti Finance N.V. 1999/2004 bond for 4,200 million euros with an annual 5.375%+0.45% step-up fixed rate (originally issued by Olivetti International Finance N.V.) maturing in July 2004, Olivetti Finance N.V. has arranged the following hedges with similar maturity for a total of 4,000 million euros:

a)	for 500 million euros, conversion of the annual fixed rate into a six-monthly fixed rate of 4.1829% until January 2003 and subsequently of 4.63% until maturity;

b)	for 1,000 million euros, conversion of the annual fixed rate into 12-month Euribor fixed in arrears (of which 500 million euros already fixed at 5.375% until July 2003) with a floor sale for a similar amount at 3.15% fixed in arrears (to be applied if at fixing 12-month Euribor is below 2.65%);

c)	conversion of the annual fixed rate until January 2003 into a six-monthly fixed rate of 4.83% for 500 million euros and of 4.4675% for a further 1000 million euros, with conversion of the annual fixed rate into a six-monthly floating rate fixed in arrears;

d)	for 500 million euros, conversion of the annual fixed rate (4.8% until January 2003) into quarterly Euribor fixed in arrears with floor sale at 3.25% for 450 million euros (applicable if at fixing 3-month Euribor is below 2.75%);

e)	for 500 million euros, conversion of the annual fixed rate into a six-monthly floating rate linked to the CHF 2-year swap rate with six-monthly fixing in arrears.

With regard to the 2002/2005 bond for 500 million euros with a quarterly floating rate maturing in March 2005 issued by Olivetti Finance N.V., Olivetti Finance N.V. has arranged IRS with similar maturity to convert the floating rate into an average quarterly fixed rate of 4.0865%.

With regard to the 2002/2006 bond for 1,100 million euros with a quarterly floating rate maturing in January 2006 issued by Olivetti Finance N.V., Olivetti Finance N.V. has arranged IRS for 800 million euros with similar maturity to convert the floating rate as follows:

a)	into a quarterly floating rate for 200 million euros linked to the quarterly USD or euro rate, whichever is the higher, with a protection structure applicable until the CHF quarterly rates are below the USD rates;

b)	into a six-monthly floating rate fixed in arrears for 600 million euros with the following additional hedges:

•	floor sale at 3% (to be activated if at fixing six-monthly Euribor is below 2.50%)

•	cap sale at 5%

•	digital cap purchase to be activated if the six-monthly rate fixed in arrears exceeds 4%.

With regard to the 2002/2007 bond for 1,750 million euros with a 6.50% fixed rate maturing in April 2007 issued by Olivetti Finance N.V., Olivetti Finance N.V. has arranged IRS for 250 million euros with similar maturity to convert the annual fixed rate as follows: for 250 million euros into a six-monthly fixed rate of 5.75% until April 2003, 5.774% until April 2005, with a protection structure applicable as long as the 30-year euro swap rate exceeds the 5-year swap rate.

With regard to the 2002/2012 bond for 1,000 million euros with a 7.25% fixed rate maturing in April 2012 issued by Olivetti Finance N.V., Olivetti Finance N.V. has arranged IRS contracts with similar maturity and with the following protection structure applicable as long as the 10-year euro swap rate exceeds the two-year swap rate, to convert the annual fixed rate as follows:

•	for 250 million euros, into a quarterly 5.85% fixed rate unless Euribor fixed in advance exceeds 6% or into a quarterly floating rate;

•	for 100 million euros, into a quarterly 5.61% fixed rate unless the USD Libor rate exceeds 7% or into a quarterly floating rate tied to USD Libor.

175  |  Consolidated Financial Statements

***

The following operations have also been arranged to hedge securities or other portfolio assets:

•	IRS and CIRS arranged by Telecom Italia Finance and TIM Celular on financial assets for 150 million euros;

•	treasury hedging contracts for a notional capital of 1,433 million euros;

•	IRS arranged by Olivetti International S.A. and Olivetti Finance N.V. on securities for a nominal value of, respectively, 50 million euros and 300 million euros;

•	contracts arranged by Olivetti S.p.A. to hedge the currency risk on the restricted deposit denominated in USD, for 41 million euros.

176  |  Consolidated Financial Statements

Memorandum accounts

A. Personal guarantees given and counter-securities received

At 31 December 2002 personal guarantees given directly or indirectly through banks and insurance companies amounted to 1,823 million euros (2,344 million euros at 31 December 2001), of which 965 million euros in respect of unconsolidated subsidiaries and associated companies (1,656 million euros at 31 December 2001).

Personal guarantees given at 31 December 2002 were as follows:

•	guarantees given by the Telecom Italia Group in the interest of unconsolidated subsidiaries and associated companies (957 million euros), consolidated subsidiaries (5 million euros), and third parties (529 million euros) in respect of medium/long-term financial operations, supply contracts and telephony licences abroad, for a total of 1,491 million euros;

•	suretyships and counter-securities given by other companies in the Olivetti Group in the interest of unconsolidated subsidiaries and associated companies (8 million euros), consolidated subsidiaries (69 million euros) and third parties (32 million euros), for a total of 109 million euros;

•	213 million euros for guarantees given by Olivetti S.p.A. to the Italian State Railways in the interest of Wind S.p.A. (formerly Infostrada S.p.A.);

•	1 million euros for guarantees given by Olivetti S.p.A. with regard to fulfilment of trade supplies by Getronics S.p.A. (formerly Wang Global S.p.A.);

•	9 million euros for other guarantees.

At 31 December 2002, the Olivetti Group had counter-securities in respect of the above guarantees for an amount totalling 596 million euros (806 million euros at 31 December 2001), as follows:

•	counter-securities from third parties for 378 million euros relating to guarantees given by Telecom Italia S.p.A.;

•	counter-securities from Mannesmann AG for 213 million euros relating to the guarantees given by Olivetti S.p.A. to the Italian State Railways;

•	counter-securities from Getronics for 1 million euros.

177  |  Consolidated Financial Statements

B. Guarantees on Group assets

These guarantees related to pledges and mortgages set up on Telecom Italia Group assets in respect of non-financial operations for an amount totalling 111 million euros at 31 December 2002 (163 million euros at 31 December 2001). They included pledges on IS Tim shares given by TIM International to guarantee fulfilment of obligations stipulated in IS Tim’s supply contracts with Ericsson and Siemens.

Guarantees on Group assets securing financial operations are analysed in the section on financial payables.

C. Commitments

At 31 December 2002 the Olivetti Group had contractual commitments for an aggregate amount of 3,124 million euros (5,431 million euros at 31 December 2001), of which 3,077 million euros for the Telecom Italia Group and 47 million euros for the other companies.

Telecom Italia Group commitments amounted to 3,077 million euros (5,369 million euros at 31 December 2001) as follows:

•	a commitment of 2,417 million euros for the Telecom Italia put option on Seat Pagine Gialle shares, which was updated following the re-negotiation on 25 February 2002 of the put and call options agreed with JP Morgan Chase on Seat Pagine Gialle shares; the revised agreement reduced the original strike price (from 4.2 euros to 3.4 euros per share). To guarantee fulfilment of the put on Seat Pagine Gialle shares, Telecom Italia Finance provided a Direct Participation Letter of Credit, in favour of JP Morgan Chase Equity Limited, for 1,940 million euros.

Additionally, the 2002 year-end valuation of the call option on Seat Pagine Gialle shares generated a provision of 1,942 million euros to the reserve for risks and charges, for the estimated non-recoverable strike price following the decision to view the Seat P.G. Directories operations as a non-core business;

•	195 million euros for the Group commitment on the sale of the equity investment in Telekom Srbija to PTT Serbia;

•	55 million euros for the Seat Pagine Gialle commitment to purchase 9,122,733 Seat Pagine Gialle shares from shareholder-managers of TDL Infomedia Ltd. and the residual 0.27% of TDL Infomedia Ltd.;

•	34 million euros for leases of which 17 million towards Teleleasing;

•	20 million euros for the TIM commitment to purchase Blu core network assets from Wind;

•	10 million euros for the Telecom Italia S.p.A. commitment to purchase the residual 14% shareholding in Epiclink from Pirelli and the other shareholders;

•	10 million euros for the commitment to sell Tess to Accenture;

•	7 million euros for the commitment on the sale of Siteba to the other shareholders;

•	329 million euros for other commitments.

The commitments of the other Olivetti Group companies amounted to an aggregate 47 million euros (62 million euros at 31 December 2001), as follows:

•	35 million euros for leases;

178  |  Consolidated Financial Statements

•	6 million euros for trade receivables guaranteed by Olivetti S.p.A. in respect of the sale of the O.i.S. group to GFI Informatique S.A.;

•	6 million euros for other commitments.

D. Other memorandum accounts

At 31 December 2002, other memorandum accounts totalled 93 million euros (295 million euros at 31 December 2001), of which 88 million euros for the Telecom Italia Group (287 million euros at 31 December 2001). They related to third-party assets deposited with consolidated companies, mainly in the IT sector.

The reduction of 199 million euros at the Telecom Italia Group arose as a result of the deconsolidation of Sogei and the Telespazio group.

E. Other information

At 31 December 2002 the aggregate value of Telecom Italia commitments for leases on buildings payable to IMSER 60, Tiglio I and Tiglio II under the terms of 21-year contracts was 3,818 million euros. The amount accruing to each year is 209 million euros.

TIM is drawing up a purchase and sale commitment with H3G, regarding the transfer of certain equipment and property lease contracts as a result of the new valuation of the Blu unit sold to H3G.

179  |  Consolidated Financial Statements

Comments on the consolidated income statement

A) Value of production

1) Net revenues from sales and services

Net revenues from the sale of products and supply of services in 2002 amounted to 31.408 million euros compared with 32,016 million euros in 2001, a decrease of 608 million euros, or –1.9%.

The revenue breakdown by business sector is set out in the table below:

	Year 2002		Year 2001		Changes
(in millions of euros)	(a)%		(b)%		(a-b)%
Telecom Italia Group Business Units
Domestic Wireline	17,022	54.2	17,168	53.6	(146)	(0.9)
Mobile	10,867	34.6	10,250	32.0	617	6.0
South America	1,409	4.5	1,534	4.8	(125)	(8.1)
Internet and Media	1,991	6.3	1,957	6.1	34	1.7
IT Market	912	2.9	1,198	3.8	(286)	(23.9)
IT Group	1,215	3.9	1,198	3.7	17	1.4
Other operations and consolidation adjustments	(3,016)	(9.6)	(2,487)	(7.8)	(529)	21.3

Total Telecom Italia Group	30,400	96.8	30,818	96.3	(418)	(1.4)

Other Olivetti Group activities
Information Technology	932	3.0	1,130	3.5	(198)	(17.5)
Real estate and services	76	0.2	68	0.2	8	11.8

Total Olivetti Group	31,408	100.0	32,016	100.0	(608)	(1.9)

4) Capitalised production

Capitalised production amounted to 675 million euros, and related entirely to the Telecom Italia Group.

5) Other revenues and income

Other revenues and income for 2002 amounted to 504 million euros (476 million euros in 2001) and included:

•	20 million euros in grants relating to costs for research, development and technological innovation;

•	65 million euros for the portion of capitalised grants credited to income as accrued, relating entirely to the Telecom Italia Group;

•	106 million euros for charges to customers for late bill payments;

•	313 million euros of other income from ordinary operations, arising mainly from indemnities and refunds, recovery of expenses and sundry income.

180  |  Consolidated Financial Statements

B) Costs of production

6) Purchases of raw, ancillary and consumable materials and goods for resale

In 2002 this heading totalled 2,315 million euros (1,779 million euros for the Telecom Italia Group) compared with 2,640 million euros in 2001 (1,972 million euros for the Telecom Italia Group) and included costs for the supply of materials relating to the Group’s core businesses.

7) Costs of services

These costs amounted to 9,407 million euros in 2002 compared to 9,782 million euros in 2001.

The decrease of 375 million euros related to the Telecom Italia Group for 323 million euros and to the other Group companies for 52 million euros.

8) Leases and rentals

This heading included rentals for buildings and other asset lease and hire charges. In 2002 it amounted to 1,166 million euros, compared to 1,096 million euros in 2001. The increase of 70 million euros reflected higher costs of 76 million euros at the Telecom Italia Group.

9) Personnel

Payroll costs in 2002 amounted to 4,737 million euros (4,919 million euros in 2001) and included 4,540 million euros for the Telecom Italia Group, of which 3,373 million euros relating to the companies that provide telecommunications services.

In 2002 the aggregate average number of staff employed by the Olivetti Group was 107,079 equivalent units, compared with 113,974 equivalent units in 2001.

In terms of geographical distribution, in 2002 the average number of employees was 87,737 heads in Italy (93,610 in 2001) and 19,342 heads abroad (20,364 in 2001).

The staff breakdown by category in Italy (different categories apply in other countries) was as follows:

(employees)	Year 2002	Year 2001
ITALY
Managers	2,058	2,214
Supervisors	5,271	5,031
White collars	71,608	76,092
Blue collars	8,800	10,273

Total average in Italy	87,737	93,610

Average abroad	19,342	20,364

Total average	107,079	113,974

181  |  Consolidated Financial Statements

10) Amortisation, depreciation and writedowns

Depreciation and amortisation charges in 2002 totalled 7,269 million euros and included 3,462 million euros relating to intangible fixed assets and 3,807 million euros relating to tangible fixed assets.

Charges in 2001 amounted to 7,645 million euros and included 3,565 million euros relating to intangible fixed assets and 4,080 million euros relating to tangible fixed assets.

Amortisation of intangible fixed assets (3,462 million euros) included 1,293 million euros in respect of consolidation goodwill on the acquisition of Telecom Italia (1,299 million euros in 2001) and 2,056 million euros for amortisation charges at the Telecom Italia Group.

Writedowns in 2002 amounted to 604 million euros and included 58 million euros relating to fixed assets and 546 million euros relating to receivables classified under current assets. Writedowns in 2001 totalled 465 million euros.

12-13) Provisions for risks and Other provisions

Provisions for risks and Other provisions amounted overall to 172 million euros in 2002 (486 million euros in 2001). They included 153 million euros of provisions for Telecom Italia Group contractual risks and risks relating to legal disputes and 19 million euros of provisions at other Olivetti Group companies, mainly in respect of risks on equity investments.

14) Other operational expenses

Other operational expenses amounted to 839 million euros (858 million euros in 2001) and included:

(in millions of euros)	Year 2002 (a)	Year 2001 (b)	Changes (a-b)
Duties for communications activities	431	524	(93)
Losses on disposal of intangible and tangible assets	36	29	7
Taxes other than on income and duties accrued in the year,
including ICI (local tax on real estate)	123	125	(2)
Other charges	249	180	69

Total	839	858	(19)

182  |  Consolidated Financial Statements

C) Financial income and charges

15) Income from equity investments

Income from equity investments amounted to 57 million euros (221 million euros in 2001) and included:

(in millions of euros)	Year 2002 (a)	Year 2001 (b)	Changes (a-b)
Dividends and tax credits	51	30	21
Other income from equity investments	6	191	(185)

Total	57	221	(164)

16) Other financial income

Other financial income amounted to 1,512 million euros in 2002 (1,225 million euros in 2001) and included:

(in millions of euros)	Year 2002 (a)	Year 2001 (b)	Changes (a-b)
Interest income and gains on fixed income securities	125	295	(170)
Interest income and commissions from:
- unconsolidated subsidiary companies	1	1	—
- associated companies	13	23	(10)
- banks	185	197	(12)
- customers	2	2	—
Exchange rate gains	508	257	251
Other	678	450	228

Total	1,512	1,225	287

17) Interest expense and other financial charges

Interest expense and other financial charges amounted to 3,819 million euros (4,330 million euros in 2001), of which 2,717 million euros for the Telecom Italia Group (3,075 million euros in 2001). The heading comprised:

(in millions of euros)	Year 2002 (a)	Year 2001 (b)	Changes (a-b)
Interest and other charges on bonds	1,751	1,501	250
Exchange rate losses	905	392	513
Banks and other	1,163	2,437	(1,274)

Total	3,819	4,330	(511)

D) Value adjustments to financial assets

18) Revaluations

Revaluations amounted to 121 million euros, reflecting upward adjustments on unconsolidated equity investments valued with the equity method.

The heading amounted to 198 million euros in 2001.

183  |  Consolidated Financial Statements

19) Writedowns

This heading totalled 907 million euros (2,394 million euros in 2001), reflecting writedowns for other than temporary impairments of value on equity investments valued at cost, downward adjustments of equity investments valued with the equity method and writedowns of securities to reflect other than temporary impairments of value (on securities classified under fixed assets) and to reflect market value (on securities held as current assets). It also included amortisation of goodwill arising on the acquisition of equity investments valued with the equity method.

Writedowns arose as follows:

•	amortisation of goodwill arising on the acquisition of equity investments valued with the equity method for 80 million euros (316 million euros in 2001), a reduction of 236 million euros compared with 2001, as a result of the goodwill writedowns applied in 2001;

•	writedowns for 259 million euros on securities and equity investments held as current assets (509 million euros in 2001) and for 40 million euros on securities held as fixed assets (49 million euros in 2001), with an overall reduction of 123 million euros compared with 2001;

the Group’s share of losses at investee companies valued with the equity method, for 528 million euros (1,569 million euros in 2001); specifically, Stream for 246 million euros (241 million euros in 2001), Is Tim Turchia for 171 million euros (334 million euros in 2001).

The heading was not affected by the results of the equity investments in Astrolink, Nortel Inversora (Telecom Argentina) and the AUNA Group, which had a negative impact of 700 million euros in 2001. No change was made in the Nortel Inversora equity investment which, in accordance with prudent accounting policies, was written off in the consolidated balance sheet at 31 December 2001. The consolidated book values of the AUNA Group and the Astrolink company at 31 December 2001 were retained until the equity investments were sold, on 1 August 2002 and 30 November 2002 respectively, as a result of the sale of the T elespazio Group.

(in millions of euros)	Year 2002 (a)	Year 2001 (b)	Changes (a-b)
Equity investments	759	2,157	(1,398)
Financial fixed assets other than equity investments	40	49	(9)
Securities classified as current assets other than equity
investments	108	188	(80)

Total	907	2,394	(1,487)

E) Extraordinary income and charges

20) Extraordinary income

Extraordinary income, at 2,990 million euros (996 million euros in 2001), included 2,553 million euros of capital gains from disposals during the year (465 million euros in 2001) and 437 million euros from sundry and other income (531 million euros in 2001).

Capital gains from disposals amounted to 2,553 million euros, of which 2,413 million euros at the Telecom Italia Group, including:

•	1,245 million euros from the sale of the full 26.89% shareholding in AUNA;

•	484 million euros from the sale of the 19.61% shareholding in Bouygues Décaux Télécom (BDT);

184  |  Consolidated Financial Statements

•	34 million euros from the sale of the full 100% shareholding in EMSA, Telimm as well as of real estate and activities as part of Project Tiglio;

•	133 million euros from the acceptance by the Finsiel Group of the public tender offer on Lottomatica;

•	115 million euros from the sale to Telekom Austria (in which Telecom Italia indirectly holds 14.78%) of the entire 25% shareholding in Mobilkom Austria;

•	110 million euros from the sale of the entire 40% shareholding in Telemaco Immobiliare;

•	70 million euros from the sale of 100% of Telespazio;

•	22 million euros from other minor sales.

The capital gains totalling 140 million euros posted by the other Group companies included:

•	107 million euros from the acceptance by Olivetti S.p.A. and Olivetti International S.A. of the public tender offer on Lottomatica;

•	26 million euros from the sale of the entire shareholding in OMS2, as part of Project Tiglio;

•	7 million euros from other disposals.

Other extraordinary income totalling 437 million euros included 401 million euros at the Telecom Italia Group, as follows:

•	131 million euros from recovery of pre-amortisation interest in respect of integration charges pursuant to Law no. 58/1992 paid on a conditional basis to the Italian National Insurance Board (INPS) until 1999, after the dispute was resolved in favour of Telecom Italia;

•	270 million euros of other income, including 77 million euros from use of reserves (essentially use of part of the reserve for risks and charges provided in 2001 by Telecom Italia S.p.A. to cover charges relating to the agreement for the sale of Stream to News Corp. and Vivendi Universal/Canal+, when the sale did not take place), 9 million euros of contributions and 184 million euros of sundry income.

The 36 million euros of other extraordinary income posted by the other Group companies included 21 million euros from use of surplus reserves provided in previous years.

21) Extraordinary charges

Extraordinary charges amounted overall to 8,486 million euros (4,105 million euros in 2001) and included 8,375 million euros for the Telecom Italia Group (3,947 million euros in 2001), as follows:

•	6,237 million euros of equity investment writedowns to reflect other than temporary impairments of value (2,984 million euros in 2001), as follows:

•	writedown of goodwill and the call option on Seat Pagine Gialle shares for a total of 3,486 million euros; goodwill was written down to market value (based on the average ordinary share price for the last six months of 2002), following the Telecom Italia Group’s decision to view the Seat Pagine Gialle Directories operation as a non-core business. In 2001, with regard to the call option, a provision of 569 million euros was posted under financial charges;

•	writedown of goodwill relating to consolidated companies for a total of 225 million euros, Blu (103 million euros), Digitel Venezuela (75 million euros), other subsidiaries (47 million euros);

•	the equity investment in Aria – Is Tim (2,341 million euros): the investment was written off in full (1,491 million euros) and a provision was made to the reserve for risks and charges to cover Group exposure to this associated company (850 million euros). The provision was commensurate to the guarantees provided by the Group in favour of international financial institutes that had granted loans to Aria – Is Tim and to the loan granted directly by the Group;

185  |  Consolidated Financial Statements

•	writedown of goodwill on Netco Redes (96 million euros) and other companies (46 million euros) and a provision to align the purchase by Seat Pagine Gialle of an additional stake in Consodata with the value of the company as determined by an appraisal (43 million euros).

The 2,984 million euros equity investment writedown applied in 2001 referred to goodwill writedowns on consolidated companies (9Télécom Group, Entel Bolivia, Entel Chile Group, Maxitel, Tele Celular Sul Group, Tele Nordeste Celular Group, Tim Brasil, Med1 Group and other companies in the Seat Group) and on companies valued with the equity method (GLB Serviços Interativos, Solpart Participaçoes, Telekom Austria, Nortel Inversora Group) and to other provisions relating to equity investments.

•	316 million euros of provisions relating to the sale of the equity investment in the 9Télécom Group. Specifically, considering the loss recorded prior to the sale, the French 9Télécom Group generated an overall charge to Telecom Italia Group income for the first nine months of 2002 of 389 million euros (267 million euros after taxes);

•	135 million euros of capital losses on the sale of 75 million shares (representing 15% of capital) of Telekom Austria A.G. in November 2002. Following the sale, the Telecom Italia Group’s stake in Telekom Austria A.G. decreased to 14.78%;

•	494 million euros of charges and provisions relating to personnel retirements and mobility schemes (including a 379 million euros charge at Telecom Italia);

•	235 million euros of charges relating to extraordinary operations on equity investments;

•	79 million euros of financial charges on the amount payable to the Italian National Insurance Board (INPS) for re-absorption of the ex Telephone Companies Employees Pension Fund (FPT) and 74 million euros for an extraordinary contribution to INPS to cover increased financial requirements following the integration of the FPT with the Employees Pension Fund;

•	190 million euros of writedowns on fixed assets relating in the main to mobile telephone companies in Brazil (142 million euros) and 38 million euros for capital losses on fixed-asset disposals;

•	194 million euros of provisions to reserves, including 135 million euros for guarantees provided on the sale of equity investments and company units and 59 million euros for other provisions;

•	383 million euros of other sundry charges.

Extraordinary charges for the other Group companies amounted to 111 million euros (158 million euros in 2001) and included 62 million euros of capital losses on the sale of the Seat Pagine Gialle equity investment, 32 million euros of provisions relating to risks on equity investments, 4 million euros of charges relating to the public tender offer on Lottomatica and 13 million euros for miscellaneous charges.

186  |  Consolidated Financial Statements

22) Income taxes for the year

Income taxes for financial 2002 reflected a benefit of 2,210 million euros compared with a tax charge of 579 million euros in 2001.

(in millions of euros)	Year 2002	Year 2001
Current taxes	1,585	1,291
Deferred (prepaid) taxes, net	(3,795)	(712)

Total	(2,210)	579

Net prepaid taxes arose mainly from deferred tax assets and use of deferred tax reserves (provided in previous years) as a result of the writedown of Olivetti and Telecom Italia Group equity investments for 964 million euros and 2,167 million euros, respectively, as well as from the Olivetti tax credit on dividends collected from Telecom Italia for 700 million euros.

Loss per share

The primary loss per share for fiscal 2002 determined in compliance with International Financial Reporting Standard (IFRS) no. 33, is set below:

Year 2002	Net loss (in millions of euros)	Number of shares	Loss per share (in euros)
Loss for the year, wholly attributable to outstanding shares	(773)
Average number of outstanding ordinary shares		8,600,047,643

Primary loss per share			(0.090)

187  |  Consolidated Financial Statements

Other information

1) Transactions with related parties

The operations transacted by consolidated companies of the Olivetti Group with related companies and entities are all normal operations and are conducted according to market conditions or in compliance with specific laws; no non-typical or unusual operation has been effected.

The main operations with unconsolidated subsidiaries and with associated companies are detailed below:

	Telecom Italia Group
(in millions of euros) Main income and financial items for the year 2002	Unconsolidated subsidiary and associated companies	Subsidiary and associated companies of the controlling company	Other Olivetti Group companies	Description
Revenues from sales	299	3	4	They include revenues from Teleleasing (euro 105 million), Brasil Telecom (euro 48 million), Stream (euro 42 million), AUNA Group (euro 18 million), Telecom Argentina (euro 18 million), Telecom Srbija (euro 17 million)

Consumption of materials and services	445	24	6	They include principally costs for rentals paid to IM.SER (euro 153 million), Telemaco Immobiliare (euro 37 million) and costs for Tlc services to Etecsa Cuba (euro 77 million) and for maintenance and technical asistance to Italtel (euro 40 million) and Siemens Informatica (euro 24 million)

Other income, net	9	—	—	They refer principally to recoveries of payroll costs for personnel moved temporarily to some foreign subsidiaries

Financial charges, net	9	—	—	They include interest income accrued on loans granted to some overseas group companies (euro 14 million) and interest payable to Teleleasing accrued on financial lease contracts (euro 23 million)

Credits of financial fixed assets	440	—	16	They include medium/long-term loans to Is Tim (euro 313 million), Tiglio I (euro 70 million), Telegono (euro 34 millioni) and Tiglio II (euro 30 million)

Financial receivables	35	—	—	They include short-term loans to TMI Group companies (euro 14 million) and to Golden Lines (euro 10 million net of allowances)

Financial payables	406	—		They refer principally to amounts due to Teleleasing for financial lease contracts (euro 393 million)

Trade receivables and other	219	2	1	They refer principally to receivables from Stream (euro 71 million), Telekom Srbija (euro 21 million net of allowances), Teleleasing (euro 38 million) and Consorzio Telcal (euro 14 million)
Trade payables and other	386	15	4	They refer to supply contracts for investing and operating activities: Italtel Group (euro 150 million), Siemens Informatica (euro 40 million), Teleleasing (euro 17 million) as well as advances from Consorzio Telcal (euro 103 million)
Contract work-in progress	110	—	—	They refer principally to work-in progress on jobs ordered by Consorzio Telcal for Piano Telematico Calabria
Guarantees given	930	—	5	They include suretyships given in favor of Is Tim (euro 537 million), Consorzio Csia (euro 85 million), Stream (euro 72 million) as well as guarantees on assets given in favor of Is Tim (euro 110 million)
Purchase and sale commitments	17	—	—	They refer to commitments to Teleleasing relating to operating lease contracts
Capital investments	441	—	—	They refer principally to purchase of telephone exchanges from Italtel Group (euro 406 million) and Siemens Informatica (euro 19 million)
Sale of equity investments	690	—	—	25% of Mobilkom Austria, trough transfer of Autel holding to Telekom Austria
Transfers of businesses	219	—	26	They refer to gains from transfers of real estate assets to Tiglio I (euro 185 million) and the contribution of “asset management” business to Tiglio II (euro 60 million)

Operations with related parties other than Group companies include those transacted in 2002 by the Telecom Italia Group with the Pirelli Group and Edizione Holding Group.

188  |  Consolidated Financial Statements

(in millions of euros)	Year 2002
Revenues from sales	26	They refer principally to phone services supplied to the Pirelli Group (euro 8 million) and to the Edizione Holding Group (euro 16 million) as well as to IT services rendered to the Pirelli Group (euro 2 million)

Consumption of materials and external services	23	They refer principally to capital expenditure for R&D and supplies in IPR sector

Trade receivables and other	3	They refer principally to phone services above mentioned

Trade payables and other	9	They refer principally to supplies linked to investment activities

Capital investments	32	They refer principally to purchases of telecommunication cables

Equity investments acquisition and purchase commitments	21	Acquisition by Telecom Italia S.p.A. of 25.3% of Epiclink S.p.A. from Pirelli S.p.A. (euro 18 million) and commitment to purchase the remaining 5% (euro 3 million)

Business acquisitions	3	Acquisition by Epiclink S.p.A. of a business from Pirelli Informatica

Businesses sale	19	Gain from transfer of non facility business to Pirelli Real Estate from Telecom Italia Group and of Property and Project business from Olivetti Multiservices

We also point out that in the year 2002 TIM sold telephone cards to Autogrill S.p.A. (Edizioni Holding Group) for the subsequent sale to the public for a total amount of euro 20 million.

2) Remunerations to Parent Company Directors and Statutory Auditors

Remunerations for 2002 due to Parent Company Directors and Statutory Auditors in respect of services provided to companies included in the consolidation area totalled 5,877,304 euros and 375,268 euros respectively.

3) Exhibits

The following exhibits are attached to provide the fullest and clearest description of the consolidated financial position at 31 December 2002 and of the consolidated result for financial 2002:

a)	Statement of changes in consolidated financial position

b)	statement of changes in Group consolidated shareholders’ equity;

c)	reclassified consolidated statement of income;

d)	list of companies included in the consolidated financial statements at 31 December 2002 and of equity investments, pursuant to articles 38 and 39 of Legislative Decree no. 127/1991.

189  |  Consolidated Financial Statements

OLIVETTI GROUP

Statement of changes in consolidated financial position

(in millions of euros)	Year 2002	Year 2001
A. Net financial resources (indebtedness) at the beginning of the year	(38,362)	(35,728)

B. Cash flow provided (used) by operating activities
Net result for the year (including minority interests)	(306)	(3,676)
Amortizations and depreciation	7,269	7,645
(Gains) or losses from disposal of fixed assets	(2,243)	(373)
Writedowns of fixed assets, net	4,387	3,753
Net change in operating working capital	(382)	620
Net change in reserve for severance indemnities	(50)	26
Changes in the consolidation area, exchange differences and other changes	(2,734)	(2,735)

	5,941	5,260
C. Cash flow provided (used) by investing activities
Fixed assets:
- Intangible	(1,956)	(4,107)
- tangible	(3,291)	(4,317)
- financial	(1,777)	(3,141)
Proceeds, or reimbursement value, from disposal of fixed assets	5,968	1,484

	(1,056)	(10,081)
D. Cash flow provided (used) by financing activities
Capital increases	36	2,420
Grants related to assets	42	22

	78	2,442
E. Distribution of dividends	—	(255)

F. Net cash flow provided (used) in the year (B+C+D+E)	4,963	(2,634)

G. Net financial resources (indebtedness) at the end of the year (A+F)	(33,399)	(38,362)

190  |  Consolidated Financial Statements

Olivetti Group - Statement of Changes in the Group Consolidated Shareholders’ Equity

(in millions of euros)	Share capital	Share capital increases to be filed with the Companies Register	Additional paid-in capital	Revaluation reserves	Legal reserve	Reserve for treasury stock	Other Parent Company reserves	Reserve for Parent Company shares held by subsidiary companies	Sundry reserves retained earnings and accumulated losses	Group net result of the year	Group shareholders’ equity
Balance as of 31 December 2000	4,915	1,999	3,196	1	877	2	2,075	391	1,340	(940)	13,856

Appropriation of 2000 net result					44				(984)	940
Dividend distribution									(255)		(255)
Share capital increases:
Share capital increase in exchange for Tecnost shares owned by third parties	1,999	(1,999)
Conversion of “Olivetti 1998-2002 bonds”	8	1					(4)				5
Exercise of “Olivetti common shares 1998-2002 warrants”	4						(2)				2
Resolution of the Board of Directors on 9 June 1999 in execution of the powers granted by Extraordinary Shareholders’ Meeting on 7 April 1999	17		12				(8)				21
Share capital increase (March 2001) - no. 348,249,405 shares subscribed	349		557								906
Share capital increase (November 2001) no. 1,491,698 shares subscribed	1,492										1,492
Annulment Telecom Italia savings shares									(277)		(277)
Other changes									69		69
Net result of the year 2001										(3,090)	(3,090)

Balance as of 31 December 2001	8,784	1	3,765	1	921	2	2,061	391	(107)	(3,090)	12,729

Appropriation of 2001 net result									(3,090)	3,090
Share capital increases:
Conversion of “Olivetti 1998-2002 bonds”	30	(1)					(14)				15
Exercise of “Olivetti common shares 1998-2002 warrant”	23						(11)				12
Resolution of the Board of Directors on 9 June 1999 in execution of the powers granted by Extraordinary Shareholders’ Meeting on 7 April 1999	5										5
Conversion of Olivetti 2001-2010 bonds	3										3
Other changes									(351)		(351)
Net result of the year 2002										(773)	(773)

Balance as of 31 December 2002	8,845	—	3,765	1	921	2	2,036	391	(3,548)	(773)	11,640

191  |  Consolidated Financial Statements

Olivetti Group

Reclassified Consolidated Income Statement

(in millions of euros)	Year 2002%		Year 2001%
Net revenues	31,408	100.0	32,016	100.0
Operating costs:
Labour	(4,727)	(15.1)	(4,877)	(15.2)
Materials and services	(12,668)	(40.3)	(13,458)	(42.1)
Grants	20	0.1	26	0.1
Depreciation of tangible assets	(3,807)	(12.1)	(4,080)	(12.7)
Amortisation of intangible assets:
Consolidation goodwill	(2,142)	(6.8)	(2,278)	(7.1)
Other	(1,320)	(4.2)	(1,283)	(4.0)
Provisions for writedowns and risks	(776)	(2.5)	(758)	(2.4)
Other income (costs) net	28	0.1	30	0.1

Result before interest and taxes (EBIT) and non recurring income and charges	6,016	19.2	5,338	16.7

Non recurring income:
Gains on disposals and other non-recurring income (*)	2,990	9.5	999	3.1
Non recurring costs:
Losses on disposals and other non-recurring charges (*)	(8,486)	(27.0)	(4,354)	(13.6)

EBIT	520	1.7	1,983	6.2

Income from equity investments, net	57	0.1	221	0.7
Financial charges, net	(2,307)	(7.3)	(3,105)	(9.7)
Value adjustments to financial assets	(786)	(2.5)	(2,196)	(6.9)

Result before taxes and minority interests	(2,516)	(8.0)	(3,097)	(9.7)

Taxes	2,210	7.0	(579)	(1.8)

Result after taxes and minority interests	(306)	(1.0)	(3,676)	(11.5)

Minority interests	(467)	(1.5)	586	1.8

Net result for the year	(773)	(2.5)	(3,090)	(9.7)

(*)	The amounts concerning the Telecom Italia Group have been classified as extraordinary items in the consolidated accounts of this latter.

192  |  Consolidated Financial Statements

List of Companies included in the consolidated financial statements at 31 December 2002 and of equity investments, pursuant to articles 38 and 39 of Italian Legislative Decree no. 127/1991

List of companies included in the consolidated financial statements as of 31 December 2002 and equity investments, pursuant to articles 38 and 39, Italian Legislative Decree no. 127/1991

	Equity investments as of 31 December, 2002						Direct investors as of 31 December, 2002
	Company name	Registered office	Currency	Share capital	% of ownership		Company name
	COMPANIES CONSOLIDATED ON A LINE-BY-LINE BASIS
	Parent company
	OLIVETTI S.p.A.	ITALY	EUR	8.845.239.632

	Finance companies
	GLOBAL GAMING INVESTMENTS S.p.A.	ITALY	EUR	1.300.000	100,00		OLIVETTI S.p.A
	OLIVETTI FINANCE N.V.	NETHERLANDS	EUR	46.905.660	100,00		OLIVETTI S.p.A.
	OLIVETTI FINANZIARIA INDUSTRIALE S.p.A.	ITALY	EUR	35.000.000	100,00		OLIVETTI S.p.A.
	OLIVETTI HOLDING B.V.	NETHERLANDS	EUR	15.882.770	100,00		OLIVETTI INTERNATIONAL S.A.
	OLIVETTI INTERNATIONAL S.A.	LUXEMBOURG	EUR	500.000.000	100,00		OLIVETTI S.p.A.
	OLIVETTI INTERNATIONAL (SERVICE) S.A.	SWITZERLAND	FSV	50.000	100,00		OLIVETTI INTERNATIONAL S.A.
	OLIVETTI INTERNATIONAL FINANCE N.V.	NETH. ANTILLES	EUR	3.000.000	100,00		OLIVETTI FINANCE N.V.
	OLIVETTI INTERNATIONAL N.V.	NETH. ANTILLES	EUR	3.000.000	100,00		OLIVETTI INTERNATIONAL S.A.
	OLIVETTI RAP S.A.	SPAIN	EUR	63.613.800	90,00		OLIVETTI HOLDING B.V.
					10,00		OLIVETTI INTERNATIONAL S.A.

	OLIVETTI SYSTEMS & SERVICES UK Ltd.	GREAT BRITAIN	LGS	47.180.759	100,00		OLIVETTI HOLDING B.V.
	OLIVETTI TELEMEDIA INVESTMENTS B.V.	NETHERLANDS	EUR	24.957.920	100,00		OLIVETTI HOLDING B.V.

	Telecom Italia Group
(*)	TELECOM ITALIA S.p.A.	ITALY	EUR	4.023.816.861	38,9	6(°)	OLIVETTI S.p.A.
(**)	FINSIEL S.p.A.- CONSULENZA E APPLICAZIONI INFORMATICHE -	ITALY	EUR	59.982.385	1,58		OLIVETTI S.p.A.
	IN.TEL.AUDIT-Società Consortile di Revisione Interna Gruppo Telecom
(**)	a r.l.	ITALY	EUR	2.750.000	9,09		OLIVETTI S.p.A.

	Olivetti Tecnost Group
	ALLADIUM S.p.A.	ITALY	EUR	1.500.000	100,00		OLIVETTI TECNOST S.p.A.
	APRIMATIC DOORS S.L.	SPAIN	EUR	50.000	0,02		APRIMATIC FRANCE S.A.S.
					99,98		APRIMATIC S.p.A.
	APRIMATIC FRANCE S.A.S.	FRANCE	EUR	38.200	100,00		APRIMATIC S.p.A.
	APRIMATIC S.p.A.	ITALY	EUR	6.240.000	100,00		DOMUSTECH S.p.A.
	CONSORZIO MAEL	ITALY	EUR	52.000	60,00		TECNOST SISTEMI S.p.A.
					40,00		TIEMME SISTEMI S.r.l.
	DIASPRON DO BRASIL S.A.	BRAZIL	REA	5.135.417	100,00		OLIVETTI DO BRASIL S.A.
	DOMUSTECH S.p.A.	ITALY	EUR	8.333.333	93,87		OLIVETTI TECNOST S.p.A.
	GOTOWEB S.p.A.	ITALY	EUR	3.719.764	80,00		OLIVETTI TECNOST S.p.A.
	INNOVIS S.p.A.	ITALY	EUR	1.000.000	80,00		OLIVETTI TECNOST S.p.A.
	JETECH S.P.A.	ITALY	EUR	100.000	100,00		OLIVETTI TECNOST S.p.A.
	MULTIDATA S/A ELETRONICA INDUSTRIA E COMERCIO	BRAZIL	REA	5.583.350	100,00		OLIVETTI DO BRASIL S.A.
	OLIVETTI ARGENTINA S.A.C.e.I.	ARGENTINA	PSA	7.590.000	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI CHILE S.A.	CHILE	PCL	2.341.370.200	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI COLOMBIANA S.A.	COLUMBIA	PCS	6.245.014.700	0,11		OLIVETTI COLOMBIANA S.A.
					9,46		OLIVETTI TECNOST S.p.A.
					90,43		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI DA AMAZONIA IND. E COM.	BRAZIL	REA	361.000	99,72		OLIVETTI DO BRASIL S.A.
					0,28		OLIVETTI SISTEMA E SERVICOS LIMITADAS
	OLIVETTI DE PUERTO RICO, Inc.	PUERTO RICO	USA $	1.000	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI DE VENEZUELA C.A.	VENEZUELA	BOL	150.000.000	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI DO BRASIL S.A.	BRAZIL	REA	111.660.625	3,36		OLIVETTI MEXICANA S.A.
					96,65		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI I-JET S.P.A.	ITALY	EUR	25.000.000	100,00		OLIVETTI TECNOST S.p.A.
	OLIVETTI LEXIKON BENELUX S.A.	BELGIUM	EUR	1.932.592	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI LEXIKON NORDIC AB	SWEDEN	KS	10.100.000	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI MEXICANA S.A.	MEXICO	PSM	153.538.636	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI PERUANA S.A.	PERU	SOL	4.654.920	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI SERVICIOS Y SOLUCIONES INTEGRALES S.A. de C.V.	MEXICO	PSM	7.025.226	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI SISTEMA E SERVICOS LIMITADAS	BRAZIL	REA	410.000	0,02		OLIVETTI DA AMAZONIA IND. E COM.
					99,98		OLIVETTI DO BRASIL S.A.
	OLIVETTI TECNOST (H.K.) Ltd.	CHINA POP.REP.	HK $	100.000	99,00		OLIVETTI TECNOST INTERNATIONAL B.V.
					1,00		OLIVETTI TECNOST S.p.A.
	OLIVETTI TECNOST AFRICA(PTY) Ltd.	SOUTH AFRICA	RAN	601	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI TECNOST AUSTRIA Ges.m.b.H	AUSTRIA	EUR	36.336	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI TECNOST de MEXICO S.A. de C.V.	MEXICO	PSM	193.243.310	100,00		OLIVETTI MEXICANA S.A.
	OLIVETTI TECNOST DEUTSCHLAND GmbH	GERMANY	EUR	25.600.000	100,00		OLIVETTI TECNOST INTERNATIONAL B.V.

194  |  Consolidated Financial Statements

	Equity investments as of 31 December, 2002					Direct investors as of 31 December, 2002
	Company name	Registered office	Currency	Share capital	% of ownership	Company name
	OLIVETTI TECNOST ESPANA S.A.	SPAIN	EUR	1.229.309	99,99	OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI TECNOST FRANCE S.A.S.	FRANCE	EUR	2.200.000	100,00	OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI TECNOST INTERNATIONAL B.V.	NETHERLANDS	EUR	5.027.142	100,00	OLIVETTI TECNOST S.p.A.
	OLIVETTI TECNOST NEDERLAND B.V.	NETHERLANDS	EUR	18.151	100,00	OLIVETTI LEXIKON BENELUX S.A.
	OLIVETTI TECNOST PORTUGAL, S.A.	PORTUGAL	ESP	275.000	99,99	OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIVETTI TECNOST S.p.A.	ITALY	EUR	273.000.000	100,00	OLIVETTI S.p.A.
	OLIVETTI TECNOST UK Ltd.	GREAT BRITAIN	LGS	6.295.712	100,00	OLIVETTI TECNOST INTERNATIONAL B.V.
	OLIWEB S.p.A	ITALY	EUR	1.000.000	100,00	OLIVETTI TECNOST S.p.A.
	ROYAL CONSUMER INFORMATION PRODUCTS, Inc.	USA	USA $	1.176	100,00	OLIVETTI TECNOST INTERNATIONAL B.V.
	TECHNOPRODUZIONI S.p.A.	ITALY	EUR	25.000.000	100,00	TECNOST SISTEMI S.p.A.
	TECNOST SISTEMI S.p.A.	ITALY	EUR	145.000.000	100,00	OLIVETTI TECNOST S.p.A.
	TIEMME SISTEMI S.r.l.	ITALY	EUR	1.040.000	100,00	TECHNOPRODUZIONI S.p.A.
	TIESSE S.c.p.A.	ITALY	EUR	103.292	42,00	TECNOST SISTEMI S.p.A.
					19,00	TIEMME SISTEMI S.r.l.

	Real estate and services companies
	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.	ITALY	EUR	1.600.995	100,00	OLIVETTI MULTISERVICES S.p.A.
	EMMEGIESSE S.p.A.	ITALY	EUR	250.000	51,00	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.
	O&B COSTRUZIONI GENERALI S.r.l.	ITALY	EUR	100.000	50,10	OLIVETTI MULTISERVICES S.p.A.
	OLIVETTI MULTISERVICES S.p.A.	ITALY	EUR	31.000.000	100,00	OLIVETTI S.p.A.
	OLIVETTI SYSTEMS TECHNOLOGY CORPORATION	JAPAN	YEN	100.000.000	100,00	OLIVETTI INTERNATIONAL S.A.
	OMS HOLDING B.V.	NETHERLANDS	EUR	20.000	100,00	OLIVETTI MULTISERVICES S.p.A.
	RUF GESTION S.A.S.	FRANCE	EUR	266.300	100,00	OMS HOLDING B.V.

	Other companies
	THEMA S.p.A.	ITALY	EUR	1.300.000	100,00	OLIVETTI S.p.A.

	EQUITY INVESTMENTS IN SUBSIDIARY AND ASSOCIATED COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD

	Subsidiary Companies
	P.I.T. S.c.r.l.	ITALY	EUR	25.823	100,00	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.

	Associated Companies
(**)	LOCALPORT S.p.A.	ITALY	EUR	922.365	37,67	OLIVETTI TECNOST S.p.A.

	OTHER EQUITY INVESTMENTS IN SUBSIDIARY AND ASSOCIATED COMPANIES

	Subsidiary Companies
	ENSAMBLADORA TLAXCALTECA S.A.	MEXICO	PSM	2.000	0,02	OLIVETTI MEXICANA S.A.
					99,98	OLIVETTI TECNOST de MEXICO S.A. de C.V.
	TOP SERVICE S.p.A.	ITALY	EUR	1.051.350	50,55	OLIVETTI TECNOST S.p.A.

	Associated Companies
	BALTEA S.r.l.	ITALY	EUR	2.220.000	49,00	OLIVETTI TECNOST S.p.A.
	IN.VA. S.p.A.	ITALY	EUR	520.000	40,00	OLIVETTI S.p.A.
	INTERNATIONAL INFORMATION SERVICES	RUSSIA	RUB	1.000.000	50,00	OLIVETTI HOLDING B.V.
	ISTITUTO R.T.M. S.p.A.	ITALY	EUR	2.107.320	31,46	OLIVETTI TECNOST S.p.A.
	OLI GULF FZCO	DUBAI	DIR	500.000	40,00	OLIVETTI TECNOST INTERNATIONAL B.V.
	OLITECNO S.A. de C.V.	MEXICO	PSM	1.000.000	50,00	OLIVETTI MEXICANA S.A.
(**)	PARCO DORA BALTEA S.p.A.	ITALY	EUR	300.000	33,33	OLIVETTI MULTISERVICES S.p.A.
	TIGLIO I S.r.l.	ITALY	EUR	5.255.704	8,85	OLIVETTI S.p.A.
	YMINDS S.A.	SWITZERLAND	FSV	100.000	27,20	OLIVETTI I-JET S.P.A.
					11,40	OLIVETTI TECNOST INTERNATIONAL B.V.

	Associated Consortia

	CONSORZIO PER IL DISTRETTO TECNOLOGICO DEL CANAVESE	ITALY	EUR	472.558	24,59	OLIVETTI S.p.A.

	EQUITY INVESTMENTS IN OTHER COMPANIES

	AZIENDA ESERCIZIO GAS S.c.r.l.	ITALY	EUR	901.558	0,24	OLIVETTI S.p.A.
	BEMAR SERVEIS OFIMATICS S.L.	SPAIN	EUR	12.000	15,00	OLIVETTI TECNOST ESPANA S.A.
	BIOINDUSTRY PARK DEL CANAVESE S.p.A.	ITALY	EUR	5.651.891	0,90	OLIVETTI S.p.A.
	CIRSA BUSINESS CORPORATION S.A.	SPAIN	EUR	24.077.424	4,98	OLIVETTI RAP S.A.
	CISI CAMPANIA S.p.A.	ITALY	EUR	2.580.000	8,00	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.
	CONSORTIUM S.r.l.	ITALY	EUR	561.600.000	2,27	OLIVETTI S.p.A.
	DOCUNET Inc.	USA	USA $	15.851.731	0,60	OLIVETTI INTERNATIONAL S.A.
	EUROFLY SERVICE S.p.A.	ITALY	EUR	4.275.000	16,33	OLIVETTI S.p.A.
	FIN.PRIV., S.r.l.	ITALY	EUR	20.000	14,29	OLIVETTI S.p.A.
	FLEXTEL S.P.A.	ITALY	EUR	2.150.829	13,42	OLIVETTI TECNOST S.p.A.

195  |  Consolidated Financial Statements

Equity investments as of 31 December, 2002					Direct investors as of 31 December, 2002
Company name	Registered office	Currency	Share capital	% of ownership	Company name
FUNIVIE DEL PICCOLO S. BERNARDO S.p.A.	ITALY	EUR	7.789.469	N.S.	OLIVETTI S.p.A.
IPV Ltd	GREAT BRITAIN	LGS	265.837	12,54	OLIVETTI TELEMEDIA INVESTMENTS B.V.
ISTUD ISTITUTO STUDI DIREZIONALI S.p.A.	ITALY	EUR	1.136.212	0,68	OLIVETTI S.p.A.
LEISURE LINK HOLDINGS Ltd	GREAT BRITAIN	LGS	7.809.618	1,20	OLIVETTI INTERNATIONAL S.A.
MEDIAPOLIS S.p.A.	ITALY	EUR	3.517.615	10,00	OLIVETTI MULTISERVICES S.p.A.
MEDIOBANCA S.p.A.	ITALY	EUR	389.262.458	1,81	OLIVETTI S.p.A.
MONTEROSA S.p.A.	ITALY	EUR	19.156.858	0,11	OLIVETTI S.p.A.
NOMISMA S.p.A.	ITALY	EUR	5.345.328	0,07	OLIVETTI FINANZIARIA INDUSTRIALE S.p.A.
PENTA SERVICE S.p.A.	ITALY	EUR	516.000	5,00	OLIVETTI TECNOST S.p.A.
PIEDMONT INTERNATIONAL S.A.	LUXEMBOURG	USA $	9.192.500	11,92	OLIVETTI INTERNATIONAL S.A.
PILA S.p.A.	ITALY	EUR	7.060.000	0,10	OLIVETTI S.p.A.
RETAIL NETWORK SERVICES B.V.	NETHERLANDS	EUR	15.129.484	13,65	TECNOST SISTEMI S.p.A.
REVISIONE S.r.l.	ITALY	EUR	31.200	5,00	OLIVETTI FINANZIARIA INDUSTRIALE S.p.A.
S.A.G.I.T., S.p.A.	ITALY	EUR	1.150.930	0,14	OLIVETTI S.p.A.
S.F.C. - SISTEMI FORMATIVI CONFINDUSTRIA - S.c.p.A.	ITALY	EUR	236.022	0,22	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.
SYSTEM UNION GROUP PLC.	GREAT BRITAIN	LGS	4.880.000	0,09	OLIVETTI HOLDING B.V.
X/OPEN Inc.	GREAT BRITAIN	LGS	11	9,09	OLIVETTI S.p.A.

Consortia
CONSORZIO INGEGNERIA PARTENOPEA S.c.r.l.	ITALY	EUR	67.145	7,69	E.S.T. - EROGAZIONE SERVIZI E TECNOLOGIE - S.p.A.
COREP - CONSORZIO PER LA RICERCA E L’EDUCAZIONE
PERMANENTE	ITALY	EUR	707.763	7,69	OLIVETTI S.p.A.

Notes:	- This statement does not include companies in winding-up, dormant companies and those companies intended to be disposed of to third parties.

- Percentages of ownership do not consider securities classified as current assets (in particular the share of 0.57% of Telecom Italia S.p.A. owned by Olivetti S.p.A.).

(*)	Equity investments held by Telecom Italia S.p.A. are listed in the following pages, as shown in the Exibits of Telecom Italia itself’s Annual Report.

(*)	Equity investments held also by Telecom Italia Group companies.

(°)	Companies whose share percentage computed on voting rights is different from that computed on ownership.

In the following pages subsidiary and associated companies of the Telecom Italia Group are listed with format of the Exhibit to the “2002 Annual Report” of the Telecom Italia Group itself.

196  |  Consolidated Financial Statements

TELECOM ITALIA GROUP

LIST OF COMPANIES CONSOLIDATED ON A LINE-BY-LINE BASIS

Name (type of business)	Head office	Share capital		% ownership		% of voting rights	Held by
Domestic Wireline

ATESIA - Telemarketing Comunicazione Telefonica e Ricerche di Mercato S.p.A. (telemarketing)	Rome (Italy)	EUR	3,150,406	100.00			TELECOM ITALIA

INTELCOM SAN MARINO S.p.A (telecommunications services in San Marino)	Republic of San Marino	EUR	1,550,000	70.00			TELECOM ITALIA INTERNATIONAL

LATIN AMERICAN NAUTILUS S.A. (holding company)	Luxembourg	USD	60,000,000	70.00 10.00 10.00 10.00			TELECOM ITALIA ENTEL BOLIVIA ENTEL CHILE TELECOM ARGENTINA STET-FRANCE TELECOM

- LATIN AMERICAN NAUTILUS ARGENTINA S.A. (installation and maintenance of submarine cable systems)	Buenos Aires (Argentina)	ARS	12,000	100.00	(*)		LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS BOLIVIA S.r.l. (installation and maintenance of submarine cable systems)	La Paz (Bolivia)	BOB	1,000	100.00			LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS BRASIL Ltda (installation and maintenance of submarine cable systems)	Rio de Janeiro (Brazil)	BRL	20,000	99.99 0.01			LATIN AMERICAN NAUTILUS S.A. LATIN AMERICAN NAUTILUS USA

- LATIN AMERICAN NAUTILUS CHILE S.A. (installation and maintenance of submarine cable systems)	Santiago (Chile)	CLP	6,200,000	100.00	(*)		LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS COLOMBIA S.A. (installation and maintenance of submarine cable systems)	Bogotà (Colombia)	COP	28,430,000	100.00	(*)		LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS Ltd (installation and maintenance of submarine cable systems)	Dublin (Ireland)	USD	1,000,000	100.00			LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS PANAMA S.A. (installation and maintenance of submarine cable systems)	Panama	USD	10,000	100.00			LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS PERU’ S.A. (installation and maintenance of submarine cable systems)	Lima (Perù)	PEN	3,500	100.00	(*)		LATIN AMERICAN NAUTILUS S.A.

- LATIN AMERICAN NAUTILUS ST. CROIX LLC (installation and maintenance of submarine cable systems)	St. Croix (USA Virgin Islands)	USD	1,000	100.00			LATIN AMERICAN NAUTILUS S.A

- LATIN AMERICAN NAUTILUS USA Inc. (installation and maintenance of submarine cable systems)	Florida (USA)	USD	10,000	100.00			LATIN AMERICAN NAUTILUS S.A

- LATIN AMERICAN NAUTILUS SERVICE Inc. (installation and maintenance of submarine cable systems)	Florida (USA)	USD	10,000	100.00			LATIN AMERICAN NAUTILUS USA

- LATIN AMERICAN NAUTILUS VENEZUELA C.A. (installation and maintenance of submarine cable systems)	Caracas (Venezuela)	VEB	7,000,000	100.00	(*)		LATIN AMERICAN NAUTILUS S.A

MED-1 SUBMARINE CABLES Ltd (construction and maintenance of submarine cable Lev)	Tel Aviv (Israel)	ILS	100,000	23.17 27.83			TELECOM ITALIA TELECOM ITALIA INTERNATIONAL

- MED 1 IC-1 (1999) Ltd (installation and maintenance of submarine cable IC1)	Tel Aviv (Israel)	ILS	1,000	99.99 0.01			MED-1 SUBMARINE CABLES MED-1 ITALY

- MED-1 (NETHERLANDS) B.V. (holding company)	Amsterdam (Holland)	EUR	18,151	100.00			MED-1 SUBMARINE CABLES

- MED-1 ITALY S.r.l. (installation and maintenance submarine cable systems in Italian seas)	Rome (Italy)	EUR	548,477	100.00			MED-1 NETHERLANDS

MEDITERRANEAN NAUTILUS S.A. (holding company)	Luxembourg	USD	326,480,000	62.51 7.49			TELECOM ITALIA TELECOM ITALIA INTERNATIONAL

- ELETTRA TLC S.p.A. (installation and maintenance of submarine cable systems)	Rome (Italy)	EUR	10,329,200	100.00			MEDITERRANEAN NAUTILUS S.A.

- MEDITERRANEAN NAUTILUS Ltd (installation and maintenance of submarine cable systems)	Dublin (Ireland)	USD	100,000	51.00			MEDITERRANEAN NAUTILUS S.A.

- MEDITERRANEAN NAUTILUS B.V. (holding company)	Amsterdam (Holland)	EUR	18,003	100.00			MEDITERRANEAN NAUTILUS Ltd

- MEDITERRANEAN NAUTILUS GREECE S.A. (installation and maintenance of submarine cable systems)	Athens (Greece)	EUR	111,600	100.00			MEDITERRANEAN NAUTILUS B.V.

- MEDITERRANEAN NAUTILUS ISRAEL Ltd (installation and maintenance of submarine cable systems)	Tel Aviv (Israel)	ILS	1,000	100.00			MEDITERRANEAN NAUTILUS B.V.

- MEDITERRANEAN NAUTILUS ITALY S.p.A. (installation and maintenance of submarine cable systems)	Rome (Italy)	EUR	3,100,000	100.00			MEDITERRANEAN NAUTILUS B.V.

- MEDITERRANEAN NAUTILUS Inc. (telecommunications activities)	Delaware (USA)	USD	3,000	100.00			MEDITERRANEAN NAUTILUS B.V.

197  |  Consolidated Financial Statements

Name (type of business)	Head office		Share capital	% ownership		% of voting rights	Held by

- MEDITERRANEAN NAUTILUS TELEKOMUNIKASYON HIZMETLERI TICARET ANONIM SIRKETI (telecommunications activities)	Istanbul (Turkey)	TRL	350,000,000,000	99.9988 0.0003 0.0003 0.0003 0.0003			MEDITERRANEAN NAUTILUS B.V. MEDITERRANEAN NAUTILUS Ltd MEDITERRANEAN NAUTILUS ISRAEL MEDITERRANEAN NAUTILUS ITALY MEDITERRANEAN NAUTILUS GREECE

PATH.NET S.p.A. (networking systems and telecommunications)	Rome (Italy)	EUR	25,800,000	99.99 0.01			TELECOM ITALIA IT TELECOM

TELECONTACT CENTER S.p.A.	Naples	EUR	110,000	100.00			TELECOM ITALIA

(telemarketing)	(Italy)

TELECOM ITALIA SPARKLE S.p.A. (ex-TMI) (public and private telecommunication services)	Rome (Italy)	EUR	200,000,000	100.00			TELECOM ITALIA

- TELECOM ITALIA NETHERLANDS B.V. (telecommunications services)	Amsterdam (Holland)	EUR	18,200	100.00			TELECOM ITALIA SPARKLE

- TELECOM ITALIA OF NORTH AMERICA Inc. (telecommunications promotional services)	New York (USA)	USD	15,550,000	100.00			TELECOM ITALIA SPARKLE

- TELECOM ITALIA SPAIN S.L. UNIPERSONAL (telecommunications services)	Madrid (Spain)	EUR	703,111	100.00			TELECOM ITALIA SPARKLE

- TI BELGIUM S.P.R.L. - B.V.B.A (telecommunications services)	Brussels (Belgium)	EUR	3,000,000	100.00			TELECOM ITALIA SPARKLE

- TI FRANCE S.A.R.L. (telecommunications services)	Paris (France)	EUR	10,307,800	100.00			TELECOM ITALIA SPARKLE

- TI GERMANY GmbH (telecommunications services)	Frankfurt (Germany)	EUR	25,000	100.00			TELECOM ITALIA SPARKLE

- TI SWITZERLAND GmbH (telecommunications services)	Zürich (Switzerland)	CHF	2,000,000	100.00			TELECOM ITALIA SPARKLE

- TI Telecom Italia (Austria) Telekommunikationsdienste GmbH (telecommunications services)	Vienna (Austria)	EUR	1,835,000	100.00			TELECOM ITALIA SPARKLE

- TI UNITED KINGDOM Ltd (telecommunications services)	London (UK)	GBP	2,680,000	100.00			TELECOM ITALIA SPARKLE

- TMI TELEMEDIA INTERNATIONAL LUXEMBOURG S.A. (holding company)	Luxembourg	EUR	82,150,674.64	100.00	(*)		TELECOM ITALIA SPARKLE

- TMI TELEMEDIA INTERNATIONAL Ltd (telecommunications services)	London (UK)	USD	558,472,454	67.88 32.12			TMI TELEMEDIA INTERN. LUX. TELECOM ITALIA SPARKLE

- TELEMEDIA INTERNATIONAL USA Inc. (telecommunications services)	New Jersey (USA)	USD	119,022,889.68	100.00			TMI TELEMEDIA INTERN. Ltd

Mobile

TELECOM ITALIA MOBILE S.p.A. (mobile telecommunications)	Turin (Italy)	EUR	513,964,432.74	54.82 0.17		55.68 0.17	TELECOM ITALIA TELECOM ITALIA FINANCE

- TIM INTERNATIONAL N.V. (holding company)	Amsterdam (Holland)	EUR	555,427,000	100.00			TELECOM ITALIA MOBILE

- STET HELLAS TELECOMMUNICATIONS S.A. (mobile telephony services)	Athens (Greece)	EUR	126,453,694.4	81.40 0.13			TIM INTERNATIONAL TELECOM ITALIA FINANCE

- TIM BRASIL S.A. (holding company)	Saõ Paulo (Brazil)	BRL	4,760,522,987.04	100.00	(*)		TIM INTERNATIONAL

- BITEL PARTICIPACOES S.A. (holding company)	Rio de Janeiro (Brazil)	BRL	2,290,264,028	100.00	(*)		TIM BRASIL

- TELE CELULAR SUL PARTICIPACOES S.A. (holding company for operating companies providing mobile network services)	Curitiba (Brazil)	BRL	324,666,393.24	20.68	(*)	52.06	BITEL PARTICIPACOES

- TELEPAR CELULAR S.A. (mobile telephony operator)	Curitiba (Brazil)	BRL	912,839,704.66	80.79	(*)	90.19	TELE CELULAR SUL

- CTMR CELULAR S.A. (mobile telephony operator)	Pelotas (Brazil)	BRL	21,251,917.26	100.00	(*)		TELEPAR CELULAR

- TELESC CELULAR S.A. (mobile telephony operator)	Florianopolis (Brazil)	BRL	266,803,506.58	100.00	(*)		TELEPAR CELULAR

- TELE NORDESTE CELULAR PARTICIPACOES S.A. (holding company for operating companies providing mobile network services)	Recife (Brazil)	BRL	288,442,548.62	21.18	(*)	52.32	BITEL PARTICIPACOES

- TELASA CELULAR S.A. (mobile telephony operator)	Recife (Brazil)	BRL	33,970,730.02	78.78	(*)	97.31	TELE NORDESTE CELULAR

- TELECEARA’ CELULAR S.A. (mobile telephony operator)	Fortaleza (Brazil)	BRL	148,484,134.39	79.99	(*)	86.00	TELE NORDESTE CELULAR

- TELEPISA CELULAR S.A. (mobile telephony operator)	Teresina (Brazil)	BRL	24,762,149.14	79.46	(*)	97.59	TELE NORDESTE CELULAR

- TELERN CELULAR S.A. (mobile telephony operator)	Natal (Brazil)	BRL	45,011,693.89	76.19	(*)	92.87	TELE NORDESTE CELULAR

- TELPA CELULAR S.A. (mobile telephony operator)	Joao Pessoa (Brazil)	BRL	43,164,229.17	71.85	(*)	94.87	TELE NORDESTE CELULAR

198  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership		% of voting rights	Held by

- TELPE CELULAR S.A. (mobile telephony operator)	Recife (Brazil)	BRL	125,620,727.74	78.68	(*)	95.16	TELE NORDESTE CELULAR

- STARCEL Ltda (call center services)	Saõ Paulo (Brazil)	BRL	30,000	100.00	(*)		TIM BRASIL

- TIM CELULAR S.A. (ex-PORTALE SAO PAULO S.A.) (mobile telephony operator)	Saõ Paulo (Brazil)	BRL	1,251,790,742	100.00	(*)		TIM BRASIL

- MAXITEL S.A. (mobile telephony operator)	Belo Horizonte (Brazil)	BRL	677,679,703	58.70 37.97 3.33	(*)	43.15 46.85 10.00	TIM INTERNATIONAL BITEL PARTICIPACOES TIM BRASIL

- TIMNET.COM S.A. (Internet services)	Rio de Janeiro (Brazil)	BRL	78,000,000	20.00 20.00 20.00 20.00 20.00	(*)		TIM INTERNATIONAL MAXITEL TELE NORDESTE CELULAR TELE CELULAR SUL TIM CELULAR

- TIMNET USA Inc. (mobile services)	New Jersey (USA)	USD	11,000,000	100.00			TIM INTERNATIONAL

- TIM PERU’ S.A.C. (mobile telephony operator)	Lima (Perù)	PEN	1,337,542,452	100.00	(*)		TIM INTERNATIONAL

- CORPORACION DIGITEL C.A. (telecommunications services)	Caracas (Venezuela)	VEB	42,823,450,241	66.56			TIM INTERNATIONAL

South America

- ENTEL CHILE S.A. (telecommunications services)	Santiago (Chile)	CLP	408,096,296,423	54.76			TELECOM ITALIA INTERNATIONAL

- AMERICATEL CENTROAMERICA S.A. (holding company)	Guatemala City (Guatemala)	USD	2,649,608	78.65			ENTEL CHILE

- AMERICATEL EL SALVADOR S.A. DE C.V. (telecommunications services)	San Salvador (El Salvador)	USD	1,143,572.24	15.00 85.00			ENTEL CHILE AMERICATEL CENTROAMERICA

- AMERICATEL GUATEMALA S.A. (telecommunications services)	Guatemala City (Guatemala)	GTQ	450,000	100.00			AMERICATEL CENTROAMERICA

- AMERICATEL HONDURAS S.A. (telecommunications services)	Tegucigalpa (Honduras)	HNL	500,000	100.00	(*)		AMERICATEL CENTROAMERICA

- ENTEL CALL CENTER S.A. (telecommunications services)	Santiago (Chile)	CLP	10,827,422,540	90.00 10.00			ENTEL CHILE ENTEL INVERSIONES

- ENTEL INTERNATIONAL B.V.I. Corp. (holding company)	Tortola (British Virgin Islands)	CLP	32,424,451,213	100.00			ENTEL CHILE

- AMERICATEL CORP. USA (telecommunications services)	Florida (USA)	USD	62,372,552.74	80.00			ENTEL INTERNATIONAL B.V.I.

- ENTEL USA HOLDING Inc. (holding company)	Florida (USA)	USD	1,000	100.00			ENTEL INTERNATIONAL B.V.I.

- AMERICASKY Corporation (telecommunications services)	Florida (USA)	USD	1,000	80.00 20.00			ENTEL USA HOLDING ENTEL INTERNATIONAL B.V.I.

- ENTEL INVERSIONES S.A. (holding company)	Santiago (Chile)	CLP	3,223,396,817	100.00	(*)		ENTEL CHILE

- AMERICATEL PERU’ S.A. (telecommunications services)	Lima (Perù)	PEN	39,288,339.60	45.69 54.31			ENTEL CHILE ENTEL INVERSIONES

- ENTEL INVESTMENTS Inc. (holding company)	Tortola (British Virgin Islands)	USD	1,630	100.00			ENTEL CHILE

- ENTEL SERVICIOS TELEFONICOS S.A. (telecommunications services)	Santiago (Chile)	CLP	1,103,479,919	91.42 8.58			ENTEL CHILE ENTEL INVERSIONES

- ENTEL TELEFONIA LOCAL S.A. (local telecommunications services)	Santiago (Chile)	CLP	23,113,989,207	99.00 1.00			ENTEL CHILE ENTEL INVERSIONES

- CHILE WIRELESS S.A. (holding company)	Santiago (Chile)	CLP	116,128,205	99.00 1.00			ENTEL TELEFONIA LOCAL ENTEL INVERSIONES

- ENTEL TELEFONIA PERSONAL S.A. (holding company)	Santiago (Chile)	CLP	127,256,898,429	94.64 5.36			ENTEL CHILE ENTEL INVERSIONES

- EMPRESA DE RADIOCOMUNICACIONES INSTA BEEP Ltda (telecommunications services)	Santiago (Chile)	CLP	1,757,062,939	99.90			ENTEL TELEFONIA PERSONAL

- ENTEL PCS TELECOMUNICACIONES S.A. (mobile telecommunications services)	Santiago (Chile)	CLP	98,369,022,334	0.10 99.90			ENTEL CHILE ENTEL TELEFONIA PERSONAL

- ENTEL TELEFONIA MOVIL S.A. (mobile telecommunications services)	Santiago (Chile)	CLP	1,883,969,582	0.08 99.92			ENTEL CHILE ENTEL TELEFONIA PERSONAL

- MICARRIER TELECOMUNICACIONES S.A. (telecommunications services)	Santiago (Chile)	CLP	3,233,725,941	99.99 0.01			ENTEL CHILE ENTEL INVERSIONES

199  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

- ENTEL VENEZUELA C.A. (ex-ORBITEL VENEZUELA C.A.) (telecommunications services)	Caracas (Venezuela)	VEB	709,500,000	100.00		ENTEL CHILE

- RED DE TRANSACCIONES ELECTRONICAS S.A (telecommunications services)	Santiago (Chile)	CLP	1,629,756,041	93.76		ENTEL CHILE

- SATEL TELECOMUNICACIONES S.A. (telecommunications services)	Santiago (Chile)	CLP	2,779,689,356	99.90 0.10		ENTEL CHILE ENTEL INVERSIONES

ENTEL Empresa Nacional de Telecomunicaciones S.A. (telecommunications services)	La Paz (Bolivia)	BOB	1,280,898,800	50.00		ETI

- DATACOM S.A. (data transmission services)	La Paz (Bolivia)	BOB	66,938,200	99.99		ENTEL S.A.

TELECOM ITALIA AMERICA LATINA S.A. (telecommunications promotional services)	São Paulo (Brazil)	BRL	43,614,072	100.00		TELECOM ITALIA

Internet and Media

SEAT PAGINE GIALLE S.p.A. (publishing and Internet services)	Milan (Italy)	EUR	341,183,511.30	53.21 2.03 0.02	53.5850 2.068 0.0171	TELECOM ITALIA TELECOM ITALIA FINANCE IT TELECOM

- ANNUARI ITALIANI S.p.A. (ex-KOMPASS ITALIA) (publishing of annuals and sale of telematic products) - CIPI S.p.A. (personalized products for companies)	Turin (Italy) Milan (Italy)	EUR EUR	1,610,904.88 1,200,000	100.00 60.00		SEAT PAGINE GIALLE SEAT PAGINE GIALLE

- CONSODATA S.A. (management and supply of data banks and market research)	Levallois Perret (France)	EUR	4,748,159.50	90.42		SEAT PAGINE GIALLE

- BCA FINANCES S.A. (analysis, management and marketing of data banks)	Lille (France)	EUR	107,100	100.00		CONSODATA S.A.

- BCA S.A. (analysis, management and marketing of data banks)	Lille (France)	EUR	80,000	17.00 83.00		CONSODATA S.A. BCA FINANCES

- CAL - CONSUMER ACCES Ltd (management and supply of data banks)	Kingston (UK)	GBP	200,000	100.00		CONSODATA S.A.

- CONSODATA UK Ltd (business information)	Kingston (UK)	GBP	2	100.00		CAL - CONSUMER ACCES

- CHINALOOP HOLDINGS (direct marketing)	Cayman Islands	USD	29,961.3	50.06		CONSODATA S.A.

- CHINALOOP (MAURITIUS) Co (direct marketing)	Port Louis (Mauritius)	USD	200	100.00		CHINALOOP HOLDINGS

- SHANGHAI CHINALOOP INFORMATION SERVICES (direct marketing)	Shanghai (China)	USD	1,730,000	100.00		CHINALOOP (MAURITIUS)

- CONSOBELGIUM S.A. (business information)	Brussels (Belgium)	EUR	62,500	100.00		CONSODATA S.A.

- CONSODATA ESPANA S.A. (business information)	Barcelona (Spain)	ESP	310,000,000	100.00		CONSODATA S.A.

- QUANTITATIVE MARKETING TECHNOLOGIES S.L. (direct marketing)	Barcelona (Spain)	EUR	13,113	70.00		CONSODATA ESPANA

- CONSODATA SOLUTIONS S.A. (data management)	Levallois Perret (France)	EUR	270,000	100.00		CONSODATA S.A.

- CONSODATA S.p.A. (services of direct marketing; creation, management and marketing of data bank)	Rome (Italy)	EUR	13,200,000	100.00		CONSODATA S.A.

- CONSODATA MARKETING INTELLIGENCE S.r.l. (ex-DOMINO RESEARCH S.r.l.) (data processing geomarketing sector)	Milan (Italy)	EUR	46,400	96.00		CONSODATA S.p.A.

- DWI S.p.A. (design, software realization)	Verona (Italy)	EUR	500,000	51.00		CONSODATA S.p.A.

- FINANZA E GESTIONE S.r.l. (creation, management and trading of data banks for the banking sector)	Milan (Italy)	EUR	77,450	100.00		CONSODATA S.p.A.

- PUBBLIBABY S.p.A. (design, management and marketing of native sector data bank)	Cusago (Milan, Italy)	EUR	100,000	100.00		CONSODATA S.p.A.

- MEDIA PRISME S.A. (analysis, management and marketing of data banks)	Levallois Perret (France)	EUR	40,000	50.00 50.00		CONSODATA S.A. BCA FINANCES

- MEDIA PRISME ESPAGNE S.A. (direct marketing)	Madrid (Spain)	EUR	30,490	100.00		MEDIA PRISME

- MP LIST S.A. (analysis, management and marketing of data banks)	Brussels (Belgium)	FB	750,000	100.00		MEDIA PRISME

- CONSODATA GROUP Ltd (management and supply of data banks)	London (UK)	GBP	25,146,140	99.996 0.004		SEAT PAGINE GIALLE CAL - CONSUMER ACCES

- NETCREATIONS Inc. (management of the license regarding the software products of Netex Ltd)	New York (USA)	USD	1	100.00		CONSODATA GROUP

200  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

- PAN-ADRESS DIREKTMARKETING VERWALTUNG GmbH (direct marketing)	Munich (Germany)	EUR	25,000	100.00		CONSODATA GROUP

- PAN-ADRESS DIREKTMARKETING & Co. KG (direct marketing)	Munich (Germany)	DEM	2,040,000	100.00		CONSODATA GROUP

- CONSODATA DEUTSCHLAND GmbH (in liquidation) (direct marketing)	Munich (Germany)	DEM	50,000	100.00		PAN-ADRESS DIREKTMARK. & Co. KG

- CONSODATA MARKETING INTELLIGENCE GmbH (direct marketing)	Munich (Germany)	EUR	25,000	100.00		PAN-ADRESS DIREKTMARK. & Co. KG

- MEDIPLAN GmbH (in liquidation) (direct marketing)	Munich (Germany)	EUR	26,000	100.00		PAN-ADRESS DIREKTMARK. & Co. KG

- DATABANK S.p.A. (marketing)	Milan (Italy)	EUR	937,300	93.465		SEAT PAGINE GIALLE

- DBK S.A. (marketing)	Madrid (Spain)	EUR	99,000	99.99		DATABANK S.p.A.

- EUREDIT S.A. (realization, promotion and marketing of European “Europages” product annual)	Paris (France)	EUR	2,800,000	93.562		SEAT PAGINE GIALLE

- FINANZIARIA WEB S.p.A. (financing)	Turin (Italy)	EUR	9,606,073.50	60.00		SEAT PAGINE GIALLE

- MATRIX S.p.A (Internet services)	Milan (Italy)	EUR	1,100,000	0.70 66.00 33.30		SEAT PAGINE GIALLE FINANZIARIA WEB N.V. VERTICO

- FREE FINANCE S.p.A (Internet loans for the real estate market)	Milan (Italy)	EUR	148,102	100.00		MATRIX

- WEBNEXT S.r.l. (ex-XOOM.it S.p.A.) (in liquidation) (development and management of virtual communities)	Milan (Italy)	EUR	100,000	100.00		MATRIX

- FINSATEL S.r.l. (in liquidation) (holding company)	Turin (Italy)	EUR	10,000	100.00		SEAT PAGINE GIALLE

- GIALLO PROFESSIONAL PUBLISHING S.p.A. (publishing, typographic and graphic marketing, advertising)	Turin (Italy)	EUR	1,000,000	100.00		SEAT PAGINE GIALLE

- GRUPPO EDITORIALE FAENZA EDITRICE S.p.A. (publishing house)	Faenza (Ravenna, Italy)	EUR	260,000	60.00		GIALLO PROFESSIONAL PUBLISHING

- FAENZA EDITRICE IBERICA S.L. (publishing house also on behalf of third parties)	Castellon de La Plana (Spain)	EUR	3,005.50	100.00		GRUPPO EDITORIALE FAENZA EDITRICE

- FAENZA EDITRICE DO BRASIL Ltda (publishing house also on behalf of third parties)	Saõ Paulo (Brazil)	BRL	133,169	91.00 9.00		GRUPPO EDITORIALE FAENZA EDITRICE FAENZA EDITRICE IBERICA

- PROMO ADVERTISING S.r.l. (acquisition of advertising on behalf of magazines, TV and multimedia broadcasting)	Faenza (Ravenna, Italy)	EUR	10,320	100.00		GRUPPO EDITORIALE FAENZA EDITRICE

- GRUPPO EDITORIALE JCE S.p.A. (publishing house)	Cinisello Balsamo (Milan, Italy)	EUR	1,032,800	65.00		GIALLO PROFESSIONAL PUBLISHING

- QUASAR E ASSOCIATI S.r.l. (multimedia publishers)	Milan (Italy)	EUR	20,408	51.00		GIALLO PROFESSIONAL PUBLISHING

- EDITORIALE QUASAR S.r.l. (publishing house and advertising agency)	Milan (Italy)	EUR	10,000	100.00		QUASAR E ASSOCIATI

- TTG ITALIA S.p.A. (publishing house for the tourist market)	Turin (Italy)	EUR	100,000	98.00		GIALLO PROFESSIONAL PUBLISHING

- GIALLO VOICE S.p.A. (teleselling, telemarketing, call centers and marketing)	Turin (Italy)	EUR	1,000,000	100.00		SEAT PAGINE GIALLE

- IMR S.r.l. (call center services)	Turin (Italy)	EUR	10,500	100.00		GIALLO VOICE

- OPS S.r.l. (call center services)	Milan (Italy)	EUR	10,200	66.00		GIALLO VOICE

- TELEPROFESSIONAL S.r.l. (call center services)	Monza (Milan, Italy)	EUR	52,000	66.00		GIALLO VOICE

- GRUPPO BUFFETTI S.p.A. (supply of products regarding the paper industry, printing and publishing)	Rome (Italy)	EUR	11,817,000	100.00		SEAT PAGINE GIALLE

- OFFICE AUTOMATION PRODUCTS S.p.A. (wholesale magnetic support sales)	Lecco (Italy)	EUR	774,000	84.00		GRUPPO BUFFETTI

- IS PRODUCTS S.p.A. (marketing of office automation)	Lecco (Italy)	EUR	9,360,000	27.78 72.22		GRUPPO BUFFETTI OFFICE AUTOMATION PRODUCTS

- INCAS PRODUCTIONS S.r.l. (wholesale production and marketing of office consumable products)	Venaria Reale (Turin, Italy)	EUR	510,000	100.00		OFFICE AUTOMATION PRODUCTS

- PBS PROFESSIONAL BUSINESS SOFTWARE S.p.A. (production and marketing of business software)	Rome (Italy)	EUR	127,500	100.00		GRUPPO BUFFETTI

- SK DIRECT S.r.l. (graphic arts)	Rome (Italy)	EUR	5,522,920	58.37 41.63		GRUPPO BUFFETTI OFFICE AUTOMATION PRODUCTS

201  |  Consolidated Financial Statements

Name (type of business)	Head office		Share capital		% ownership	% of voting rights	Held by
- HOLDING MEDIA E COMUNICAZIONE H.M.C. S.p.A. (production, marketing on TV and press)	Rome (Italy)	EUR		5,064,000	100.00		SEAT PAGINE GIALLE

- GLOBO EUROPA B.V. (in liquidation) (services and operations in the field of radio and TV broadcasting)	Amsterdam (Holland)	EUR		181,512.09	100.00		HOLDING MEDIA E COMUNICAZIONE H.M.C.

- HOLDING MEDIA E COMUNICAZIONE PUBBLICITA’ S.r.l. (in liquidation) (purchase and sale of advertising spaces and management of advertising in the field of radio and TV broadcasting)	Rome (Italy)	EUR		516,500	100.00		HOLDING MEDIA E COMUNICAZIONE H.M.C.

- TV INTERNAZIONALE S.p.A. (purchase, management and maintenance of technical transmission systems for audio and video broadcasting)	Rome (Italy)	EUR		6,200,000	100.00		HOLDING MEDIA E COMUNICAZIONE H.M.C.

- BEIGUA S.r.l. (purchase, management and maintenance of installation for the repair and distribution of radio and TV broadcasting)	Rome (Italy)	EUR		51,480	51.00		TV INTERNAZIONALE

- GIAROLO S.r.l. (purchase, management and maintenance of installation for the repair and distribution of radio and TV broadcasting)	Rome (Italy)	EUR		50,490	75.50		TV INTERNAZIONALE

- MTV ITALIA S.r.l. (services in the field of radio and TV broadcasting, production and sale of radio, TV and cinema programs)	Rome (Italy)	EUR		12,151,928	51.00		TV INTERNAZIONALE

- MTV PUBBLICITA’ S.r.l. (advertising agency)	Milan (Italy)	EUR		10,400	100.00		MTV ITALIA

- TDL INFOMEDIA Ltd (holding company)	Hampshire (UK)	GBP		139,524.78	99.73		SEAT PAGINE GIALLE

- MYBLUECAT.COM Ltd (in liquidation) (supply of services)	Hampshire (UK)	GBP		2	100.00		TDL INFOMEDIA

- TDL INFOMEDIA FINANCE Ltd (holding company)	Hampshire (UK)	GBP		9,734.09	100.00		TDL INFOMEDIA

- TDL INFOMEDIA HOLDINGS Plc (holding company)	Hampshire (UK)	GBP		397,126.43	100.00		TDL INFOMEDIA FINANCE

- TDL INFOMEDIA GROUP Plc (holding company)	Hampshire (UK)	GBP		624,576.64	100.00		TDL INFOMEDIA HOLDINGS

- TDL GROUP Ltd (holding company)	Hampshire (UK)	GBP		89,864.25	100.00		TDL INFOMEDIA GROUP

- THOMSON DIRECTORIES Ltd (publishing and marketing directories)	Hampshire (UK)	GBP		1,340,000	100.00		TDL GROUP

- THOMSON DIRECTORIES PENSION COMPANY Ltd (management of Thomson Directories Pension fund)	Hampshire (UK)	GBP		2	100.00		THOMSON DIRECTORIES

- TDL INVESTMENTS B.V. (in liquidation) (supply of services)	Rotterdam (Holland)	EUR		20,000	100.00		TDL INFOMEDIA

- TELEGATE HOLDING GmbH (holding company)	Martinsried (Germany)	EUR		26,076	100.00		SEAT PAGINE GIALLE

- TELEGATE A.G. (call center services)	Martinsried (Germany)	EUR		20,944,355	16.46 61.98		SEAT PAGINE GIALLE TELEGATE HOLDING

- 118866 Ltd (ex-TELEGATE Ltd) (call center services)	London (UK)	GBP		1	100.00		TELEGATE A.G.

- ARSMOVENDI.COM A.G. (in liquidation) (Internet services)	Munich (Germany)	EUR		150,000	100.00		TELEGATE A.G.

- TRAVELGATE BUSINESS GmbH (in liquidation) (business tour operator)	Munich (Germany)	EUR		25,000	100.00		ARSMOVENDI .COM

- DATAGATE GmbH (call center)	Martinsried (Germany)	EUR		25,000	100.00		TELEGATE A.G.

- KIMTRAVEL CONSULTING A.G. (in liquidation) (Internet services)	Munich (Germany)	EUR		69,493	100.00		TELEGATE A.G.

- TELEGATE AKADEMIE GmbH (training center for employees of call centers)	Rostock (Germany)	EUR		25,000	100.00		TELEGATE A.G.

- TELEGATE ANKLAM GmbH (Internet services)	Anklam (Germany)	EUR		51,129	100.00		TELEGATE A.G.

- 11880.com GmbH (call center services)	Martinsried (Germany)	EUR		25,000	100.00		TELEGATE ANKLAM

- MOBILSAFE A.G. (in liquidation) (Internet services)	Meerbusch (Germany)	EUR		150,000	100.00		TELEGATE ANKLAM

- TELEGATE ESPANA S.A. (call center services)	Madrid (Spain)	EUR		3,061,000	100.00		TELEGATE A.G.

- TELEGATE GmbH (call center services)	Vienna (Austria)	EUR		35,000	100.00		TELEGATE A.G.

- TELEGATE Inc. (call center services)	Texas (USA)	USD		10,000,010	100.00		TELEGATE A.G.

202  |  Consolidated Financial Statements

Name (type of business)	Head office		Share capital		% ownership		% of voting rights	Held by

- TELEGATE ITALIA S.r.l. (call center services)	Milan (Italy)	EUR		129,000	100.00			TELEGATE A.G.

- TGT HOLDING B.V. (in liquidation) (holding company)	Schiphol (Holland)	EUR		18,200	100.00			TELEGATE A.G.

Information Technology Market

FINSIEL - Consulenza e Applicazioni Informatiche S.p.A. (conception and implementation of projects in information technology applications)	Rome (Italy)	EUR		59,982,384.60	77.92 0.63			TELECOM ITALIA FINSIEL

- AGRISIAN - Consulenza e Servizi per l’Agricoltura S.C.p.A. (consulting and services in favor of agriculture)	Rome (Italy)	EUR		10,330,000	50.86			FINSIEL

- ASPASIEL S.r.l. (information systems)	Rome (Italy)	EUR		260,000	50.00		51.00	FINSIEL

- BANKSIEL - Società di informatica e Organizzazione p.A. (design, installation, operation and maintenance of information systems for bank and insurance companies)	Milan (Italy)	EUR		10,400,000	55.50			FINSIEL

- CARISIEL Sistemi Informativi Elettronici per il Settore Creditizio e Finanziario S.p.A. (electronic information systems for banking and financial industry)	Rende (Cosenza, Italy)	EUR		769,585	2.00 98.00			FINSIEL BANKSIEL

- CENTROSIEL S.p.A. (information systems)	Milan (Italy)	EUR		516,600	47.00		51.00	BANKSIEL

- EIS - Elettronica Ingegneria Sistemi S.p.A. (design, installation, operation and maintenance of sophisticated electronic systems)	Rome (Italy)	EUR		5,165,000	100.00			FINSIEL

- FINSIEL ROMANIA S.r.l. (information systems)	Bucharest (Rumania)	ROL		11,841,500,000	90.53			FINSIEL

- INSIEL - Informatica per il Sistema degli Enti Locali S.p.A. (information systems)	Trieste (Italy)	EUR		7,755,000	52.00			FINSIEL

- VENIS - VENEZIA INFORMATICA E SISTEMI S.p.A. (information systems for the municipality of Venice and other public entities)	Venice (Italy)	EUR		1,549,500	20.40 30.60			FINSIEL INSIEL

- INTERSIEL - Società Interregionale Sistemi Informativi Elettronici S.p.A. (design, installation, operation and maintenance of information systems)	Rende (Cosenza, Italy)	EUR		1,033,000	100.00			FINSIEL

- KRENESIEL - Società Sarda di Informatica S.p.A. (information systems)	Sassari (Italy)	EUR		2,582,300	41.00 10.00			FINSIEL INSIEL

- TELE SISTEMI FERROVIARI S.p.A. (information systems)	Rome (Italy)	EUR		77,003,669.54	61.00			FINSIEL

- WEBRED S.p.A. (information systems)	Perugia (Italy)	EUR		1,560,000	51.00			FINSIEL

Information Technology Group

IT TELECOM S.p.A. (information and communication technology)	Rome (Italy)	EUR		96,853,000	100.00			TELECOM ITALIA

- NETIKOS S.p.A. (information systems)	Rome (Italy)	EUR		13,416,000	100.00			IT TELECOM

- NETIKOS FINLAND OY (development of wireless solutions)	Helsinki (Finland)	EUR		10,700	100.00			NETIKOS

- SODALIA NORTH AMERICA Inc. (telecommunications software)	Virginia (USA)	USD		700,000	100.00			IT TELECOM

- EUSTEMA S.p.A. (design, research, development and marketing of software, information and online systems)	Rome (Italy)	EUR		312,000	67.33			IT TELECOM

- TECO SOFT ARGENTINA S.A. (design, realization and sale of software)	Buenos Aires (Argentina)	ARS		12,000	100.00	(*)		IT TELECOM

- TELESOFT HELLAS S.A. (telecommunications software)	Athens (Greece)	EUR		489,000	100.00			IT TELECOM

- TELESOFT RUSSIA ZAO (telecommunications software)	Moscow (Russia)	RUB		1,592,000	75.00			IT TELECOM

- WEBEGG S.p.A. (e-business solutions)	Milan (Italy)	EUR		33,107,160	69.80 30.20			IT TELECOM FINSIEL

- TELEAP S.p.A. (software applications, architecture)	Ivrea (Turin, Italy)	EUR		1,560,000	100.00			WEBEGG

- @LIVE S.p.A. (international training)	Turin (Italy)	EUR		10,000	100.00			WEBEGG

- DOMUS ACCADEMY S.p.A. (design research)	Milan (Italy)	EUR		140,000	67.33			WEBEGG

203  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership		% of voting rights	Held by

- W.P. WINNER PROJECT B. V. (software applications)	Rotterdam (Holland)	EUR	18,152	100.00			WEBEGG

- SOFTWARE FACTORY S.p.A. (software applications)	Milan (Italy)	EUR	1,500,000	100.00			W.P. WINNER PROJECT

TELECOM ITALIA LAB S.p.A. (studies, research and venture capital in telecommunications and electronics)	Turin (Italy)	EUR	27,455,000	100.00			TELECOM ITALIA

- LOQUENDO - SOCIETA’ PER AZIONI (research, development and marketing of technologies and equipment regarding voice recognition and interaction)	Turin (Italy)	EUR	3,573,741	99.99			TELECOM ITALIA LAB S.p.A.

- TELECOM ITALIA LAB GENERAL PARTNER S.A. (holding company)	Luxembourg	USD	30,000	97 99. 0.03			TELECOM ITALIA LAB S.p.A. TELECOM ITALIA FINANCE

- TELECOM ITALIA LAB S.A. (holding company)	Luxembourg	USD	25,894,360	99.99 0.01			TELECOM ITALIA LAB S.p.A. TELECOM ITALIA FINANCE

- TELECOM ITALIA LAB B.V. (holding company)	Amsterdam (Holland)	EUR	18,655	100.00			TELECOM ITALIA LAB S.A.

- TELSY Elettronica e Telecomunicazioni S.p.A. (manufacturing and sale of systems for encrypted telecommunications)	Turin (Italy)	EUR	390,000	100.00			TELECOM ITALIA LAB S.p.A.

Other operations

EMSA Servizi S.p.A. (ex-CONSULTEL S.p.A.) (real estate management)	Rome (Italy)	EUR	5,000,000	100.00			TELECOM ITALIA

EPICLINK S.p.A. (telecommunication services)	Segrate (Milan, Italy)	EUR	12,500,000	86.00			TELECOM ITALIA

IN.TEL.AUDIT S.c.a r.l. (internal auditing for the Telecom Italia Group)	Milan (Italy)	EUR	2,750,000	54.55 18.18 18.18			TELECOM ITALIA SEAT PAGINE GIALLE TELECOM ITALIA MOBILE

NETESI S.p.A. (telecommunication and multimedia services)	Milan (Italy)	EUR	14,744,573	100.00			TELECOM ITALIA

SAIAT - Società Attività Intermedie Ausiliarie Telecomunicazioni p.A. (financing)	Turin (Italy)	EUR	35,745,120	100.00			TELECOM ITALIA

TELECOM ITALIA LEARNING SERVICES S.p.A. (ex-SSGRR) (professional training)	L’Aquila (Italy)	EUR	1,560,000	100.00			TELECOM ITALIA

- TELECOM ITALIA LEARNING SERVICES DO BRASIL Ltda (ex-CONSIEL DO BRASIL) (consulting and information systems)	Saõ Paulo (Brazil)	BRL	174,040	100.00	(*)		TELECOM ITALIA LEARNING SERVICES

TECNO SERVIZI MOBILI S.r.l. (real estate management)	Rome (Italy)	EUR	26,000	51.00			TELECOM ITALIA

TELECOM ITALIA INTERNATIONAL N.V. (ex-STET INTERNATIONAL NETHERLANDS N.V.) (holding company)	Amsterdam (Holland)	EUR	2,399,483,300	100.00			TELECOM ITALIA

- BBNED N.V. (telecommunications services)	Amsterdam (Holland)	EUR	82,425,000	97.56			TELECOM ITALIA INTERNATIONAL

- BBEYOND B.V. (telecommunications services)	Amsterdam (Holland)	EUR	18,000	100.00			BBNED

- ICH – International Communication Holding N.V. (holding company)	Amsterdam (Holland)	EUR	50,000	100.00			TELECOM ITALIA INTERNATIONAL

- ETI – Euro Telecom International N.V. (holding company)	Amsterdam (Holland)	EUR	50,050	100.00			ICH

TELECOM ITALIA FINANCE S.A. (ex-TI WEB) (holding company)	Luxembourg	EUR	869,162,615	100.00	(*)		TELECOM ITALIA

- ISM S.r.l. (holding company)	Turin (Italy)	EUR	10,000	100.00			TELECOM ITALIA FINANCE

- N.V. VERTICO (holding company)	Brussels (Belgium)	EUR	3,533,781	99.99 0.01			ISM TELECOM ITALIA FINANCE

- TELSI Ltd (holding company)	London (UK)	EUR	603,565,000	100.00	(*)		TELECOM ITALIA FINANCE

TELE PAY ROLL SERVICES S.p.A. (information systems for payroll services)	Rome (Italy)	EUR	2,840,000	100.00			TELECOM ITALIA

(*)	The percentage of ownership includes Ordinary Shares/Quotas held by members of the Board of Directors/Managers, as requested by local laws in order to take the post of Director /Manager, or held by Fiduciaries.

204  |  Consolidated Financial Statements

TELECOM ITALIA GROUP

LIST OF COMPANIES CONSOLIDATED BY THE EQUITY METHOD

Name (type of business)	Head office		Share capital	% ownership		% of voting rights	Held by
SUBSIDIARIES

EDOTEL S.p.A. (holding company)	Turin (Italy)	EUR	15,080,541.90	60.00 40.00			TELECOM ITALIA TELECOM ITALIA MOBILE

EURO DATACOM Ltd (telecommunications services)	Huddersfield (UK)	GBP	306,666	100.00			TMI TELEMEDIA INTERN. Ltd

GOALLARS B.V. (management of an Internet site)	Amsterdam (Holland)	EUR	100,000	55.00			MATRIX

TELECOM ITALIA CAPITAL S.A. (financing)	Luxembourg	EUR	2,336,000	99.999 0.001			TELECOM ITALIA TELECOM ITALIA FINANCE

TELECOM MEDIA INTERNATIONAL ITALY-CANADA Inc. (telecommunications services)	Montreal (Canada)	CAD	952,100	100.00			TMI TELEMEDIA INTERN. Ltd

TELEFONIA MOBILE SAMMARINESE S.p.A. (mobile telecommunications)	Republic of San Marino	EUR	78,000	51.00			INTELCOM S.MARINO

THINX-SM TELEHOUSE INTERNET EXCHANGE S.A. (housing and hosting)	Republic of San Marino	EUR	870,000	100.00			INTELCOM S.MARINO

TMI TELEMEDIA INTERNATIONAL DO BRASIL Ltda (telecommunications services)	Saõ Paulo (Brazil)	BRL	2,443,217	100.00	(*)		TMI TELEMEDIA INTERN. Ltd

ZDNET ITALIA S.p.A. (creation and management of Internet sites)	Milan (Italy)	EUR	400,000	51.00			MATRIX

AFFILIATED COMPANIES

ASCAI SERVIZI S.r.I. (promotion of communications strategies and process)	Rome (Italy)	EUR	73,336.84	35.21			SAIAT

BROAD BAND SERVICE S.A. (production and sales of multimedia services)	Republic of San Marino	EUR	258,000	20.00 20.00			INTELCOM S.MARINO STREAM

BUENAVENTURA S.A. (telecommunications services)	Santiago (Chile)	CLP	1,841,258,210	50.00			ENTEL TELEFONIA PERSONAL

CABLE INSIGNIA S.A. (telecommunications services)	Asuncion (Paraguay)	PYG	1,000,000,000	75.00			TELECOM PERSONAL

CARTESIA-CARTOGRAFIA DIGITALE S.p.A. (design, realization, marketing of numeric cartography)	Rome (Italy)	EUR	1,032,800	50.00			TELECOM ITALIA

CYGENT Inc. (development and sale of software)	California (USA)	USD	52,273,000	25.21			TELECOM ITALIA LAB B.V.

DATASIEL – Sistemi e Tecnologie di Informatica S.p.A. (data processing products and services for public administration agencies, institutions and enterprises under Ligurian Regional Law n. 17/85)	Genoa (Italy)	EUR	2,582,500	49.00			FINSIEL

DISCOVERITALIA S.p.A. (communication services)	Novara (Italy)	EUR	5,160,000	25.00			SEAT PAGINE GIALLE

EISYS S.p.A. (information systems)	Rome (Italy)	EUR	619,200	25.00			EIS

ESRI ITALIA S.p.A. (development and distribution of services based on the GIS - “Geographical Information Systems” technology)	Rome (Italy)	EUR	500,000	49.00			SEAT PAGINE GIALLE

ETEC S.A. – Empresa de Telecomunicaciones de Cuba S.A. (telecommunications services)	La Habana (Cuba)	USD	1,441,900,000	29.29			TELECOM ITALIA INTERNATIONAL

EURODIRECTORY S.A. (holding company of the publishers of the Kompass directories)	Luxembourg	EUR	1,625,320	50.00			SEAT PAGINE GIALLE

GARAGE S.r.I. (multimedia and cinema broadcasting)	Milan (Italy)	EUR	49,400	35.00			WEBEGG

GLB SERVICOS INTERATIVOS S.A. (Internet services)	Rio de Janeiro (Brazil)	BRL	182,732,615	28.57			TELECOM ITALIA FINANCE

GO TO WEB S.p.A. (web-based software solutions)	Ivrea (Turin, Italy)	EUR	3,719,764	20.00			WEBEGG

GOLDEN LINES INTERNATIONAL COMMUNICATIONS SERVICES Ltd (long distance telephony services)	Ramat Gan (Israel)	ILS	3,000,000	26.40			TELECOM ITALIA INTERNATIONAL

ICOM Inc. (development of data bank and Internet market place)	Toronto (Canada)	CAD	203.09	40.00			NETCREATIONS

205  |  Consolidated Financial Statements

Name (type of business)	Head office		Share capital	% ownership	% of voting rights	Held by
IM.SER S.p.A. (real estate management)	Rome (Italy)	EUR	1,315,800	40.00		TELECOM ITALIA

IS TIM TELEKOMUNIKASYON HIZMETLERI A.S. (mobile telephony operator)	Istanbul (Turkey)	TRL	545,000,000,000,000	49.00		TIM INTERNATIONAL

ISCE Investor in Sapient & Cuneo Europe S.A. (consulting)	Luxembourg	EUR	4,334,400	25.00		SEAT PAGINE GIALLE

ITALCOM S.p.A. (multimedia systems and devices)	Milan (Italy)	EUR	103,200	100.00		ITALTEL S.p.A.

ITALDATA S.p.A. (solutions and services for the web economy)	Avellino (Italy)	EUR	3,096,000	100.00		SIEMENS INFORMATICA

ITALTEL A.O. (telecommunications systems)	Saint Petersburg (Russia)	RUB	20,000	100.00		ITALTEL B.V.

ITALTEL ARGENTINA S.A. (telecommunications systems)	Buenos Aires (Argentina)	ARS	600,000	96.00 4.00		ITALTEL B.V. ITALTEL S.p.A.

ITALTEL B.V. (trading and financial company)	Amsterdam (Holland)	EUR	6,000,000	100.00		ITALTEL S.p.A.

ITALTEL BRASIL Ltda (trading company)	Saõ Paulo (Brazil)	BRL	2,018,302	51.44 48.56		ITALTEL S.p.A. ITALTEL B.V.

ITALTEL CERM PALERMO S.c.p.a. (research)	Palermo (Italy)	EUR	2,125,000	90.00 10.00		ITALTEL S.p.A. TELECOM ITALIA LAB S.p.A.

ITALTEL DE CHILE S.A. (telecommunications systems)	Santiago (Chile)	CLP	46,789,237	90.00 10.00		ITALTEL B.V. ITALTEL S.p.A.

ITALTEL DEUTSCHLAND GmbH (trading company)	Dusseldorf (Germany)	EUR	40,000	60.00 40.00		ITALTEL HOLDING ITALTEL B.V.

ITALTEL FRANCE S.a.s. (trading company)	Issy (France)	EUR	40,000	100.00		ITALTEL HOLDING

ITALTEL HOLDING S.p.A. (holding company)	Milan (Italy)	EUR	115,371,464	19.39		TELECOM ITALIA FINANCE

ITALTEL Inc. (trading company)	Delaware (USA)	USD	1,000	60.00 40.00		ITALTEL HOLDING ITALTEL B.V.

ITALTEL KENYA Ltd (telecommunications systems)	Nairobi (Kenya)	KES	500,000	99.98 0.02		ITALTEL B.V. ITALTEL S.p.A.

ITALTEL NIGERIA Ltd (telecommunications systems)	Lagos (Nigeria)	NGN	2,000,000	99.99 0.01		ITALTEL B.V. ITALTEL S.p.A.

ITALTEL S.A. (telecommunications systems)	Madrid (Spain)	EUR	4,056,750	100.00		ITALTEL B.V.

ITALTEL S.p.A. (telecommunications systems)	Milan (Italy)	EUR	196,830,400	100.00		ITALTEL HOLDING

ITALTEL UK Ltd (trading company)	Staines (UK)	GBP	26,000	60.00 40.00		ITALTEL HOLDING ITALTEL B.V.

L’UFFICIO MODERNO S.r.l. (sale of books and office supplies)	Florence (Italy)	EUR	10,400	15.00 15.00		GRUPPO BUFFETTI IL CENTRO CONTABILE

MARCAM ITALY S.r.l. (services for automatic data management)	Milan (Italy)	EUR	92,962	99.00		PRAXIS CALCOLO

MESNIL HOLDING S.A. (holding company)	Luxembourg	EUR	78,000	99.99		ISCE

MIA ECONOMIA.com S.r.l. (publishing in the field of personal finance)	Milan (Italy)	EUR	1,500,000	30.00		MATRIX

MICRO SISTEMAS S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	210,000	99.99 0.01		TELECOM ARGENTINA STET-FRANCE TELECOM PUBLICOM

MIRROR INTERNATIONAL HOLDING S.a.r.l. (holding company)	Luxembourg	EUR	250,000	30.00		TELECOM ITALIA

MIRROR INTERNATIONAL GmbH (holding company)	Frankfurt (Germany)	EUR	25,000	100.00		MIRROR INTERN. HOLDING

MOVENDA S.p.A. (technological platforms for the development of mobile Internet services)	Rome (Italy)	EUR	133,333	25.00		TELECOM ITALIA LAB B.V.

NETCO REDES S.A. (provider of telecommunications infrastructures)	Madrid (Spain)	EUR	6,038,248	30.00		TELECOM ITALIA INTERNATIONAL

NORDCOM S.p.A. (application service provider)	Milan (Italy)	EUR	5,000,000	42.00		TELECOM ITALIA

NORTEL INVERSORA S.A. (holding company)	Buenos Aires (Argentina)	ARS	78,633,050	22.03 11.86	32.50 17.50	TELECOM ITALIA TELECOM ITALIA INTERNATIONAL

NUCLEO S.A. (telecommunications services)	Asuncion (Paraguay)	PYG	175,200,000,000	67.50		TELECOM PERSONAL

PRAXIS CALCOLO S.p.A. (technical and organizational services for automatic data management)	Milan (Italy)	EUR	1,056,000	22.50		FINSIEL

PUBLICOM S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	16,000,000	99.99 0.01		TELECOM ARGENTINA STET-FRANCE TELECOM NORTEL INVERSORA

SIEMENS INFORMATICA S.p.A.	Milan	EUR	6,192,000	49.00		TELECOM ITALIA

206  |  Consolidated Financial Statements

Name(type of business)	Head office		Share capital	% ownership	% of voting rights	Held by
(sale of innovating solutions in the field of electronic and mobile business)	(Italy)

SIOSISTEMI S.p.A. (systems networking with special emphasis on the design of LAN and WAN systems and related hardware support systems)	Brescia (Italy)	EUR	260,000	40.00		TELECOM ITALIA LAB S.p.A.

SISPI S.p.A. (information systems for the municipality of Palermo and other private and public entities)	Palermo (Italy)	EUR	2,066,000	49.00		FINSIEL

SITEBA SISTEMI TELEMATICI BANCARI S.p.A. (support services for payments systems)	Milan (Italy)	EUR	2,600,000	30.00		TELECOM ITALIA

SITECNIKA S.p.A. (IT multivendor services)	Milan (Italy)	EUR	143,000	100.00		SIEMENS INFORMATICA

SITEKNE S.p.A. (furnishing of resources in the field of ITC-Information Technology Communication solutions)	Rome (Italy)	EUR	103,200	100.00		SIEMENS INFORMATICA

SOGEI SERVIZI INNOVATIVI E TECNOLOGICI S.p.A. (development of business enterprises in the field of ITC and technological information)	Rome (Italy)	EUR	100,000	49.00		FINSIEL

STREAM S.p.A. (multimedia services)	Rome (Italy)	EUR	302,399,080	50.00		TELECOM ITALIA

TELECOM ARGENTINA STET-FRANCE TELECOM S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	984,380,978	54.74		NORTEL INVERSORA

TELECOM ARGENTINA USA Inc. (telecommunications services)	Delaware (USA)	USD	249,873	100.00		TELECOM ARGENTINA STET-FRANCE TELECOM

TELECOM PERSONAL S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	310,514,481	99.99 0.01		TELECOM ARGENTINA STET-FRANCE TELECOM PUBLICOM

TELEGONO S.r.l. (real estate management)	Rome (Italy)	EUR	1,000,000	40.00		TELECOM ITALIA

TELEKOM AUSTRIA A.G. (wireline telephony)	Vienna (Austria)	EUR	1,090,500,000	14.78		TELECOM ITALIA INTERNATIONAL

TELEKOM SRBIJA a.d. (telecommunications services)	Belgrade (Serbia)	YUM	10,800,000,000	29.00		TELECOM ITALIA INTERNATIONAL

TELELEASING - Leasing di Telecomunicazioni e Generale S.p.A. (financial leasing of real estate and other assets)	Milan (Italy)	EUR	9,500,000	20.00		SAIAT

TIGLIO I S.r.l. (real estate management)	Milan (Italy)	EUR	5,255,704	36.85 2.10		TELECOM ITALIA SEAT PAGINE GIALLE

TIGLIO II S.r.l. (real estate management)	Milan (Italy)	EUR	14,185,288	49.47		TELECOM ITALIA

USABLENET Inc. (development of software for the analysis of web site usability)	Delaware (USA)	USD	1	20.00		TELECOM ITALIA LAB B.V.

VIRTUALSELF Ltd. (development and sale of internet services based on a technology for the linguistic analysis for the research of contents)	Ramat Gan (Israel)	ILS	4,749	38.70		TELECOM ITALIA LAB B.V.

(*)	The percentage of ownership includes Ordinary Shares/Quotas held by members of the Board of Directors/Managers, as requested by local laws in order to take the post of Director /Manager, or held by Fiduciaries.

207  |  Consolidated Financial Statements

TELECOM ITALIA GROUP

LIST OF OTHER SUBSIDIARIES AND AFFILIATED COMPANIES

Name (type of business)	Head office	Share capital		% ownership		% of voting rights	Held by
SUBSIDIARIES

ARTES S.r.l. (in liquidation) (telecommunications services)	Rome (Italy)	EUR	10,000	100.00			HOLDING MEDIA E COMUNICAZIONE HMC

BUFFETTI S.r.l. (in liquidation) (sale of books and office supplies)	Rome (Italy)	EUR	10,000	100.00			GRUPPO BUFFETTI

CABESTAN S.A. (in liquidation) (software design)	Suresnes (France)	FRF	250,000	100.00			CONSODATA S.A.

CONSODATA INTERACTIVE S.A. (in liquidation) (business information services)	Levallois Perret (France)	EUR	40,000	100.00			CONSODATA S.A.

CONSODATA ITALIA S.r.l. (in liquidation) (business information)	Milan (Italy)	EUR	10,200	100.00			CONSODATA S.A.

CONSODATA SYSTEME S.A. (in liquidation) (business information services)	Levallois Perret (France)	EUR	40,000	100.00			CONSODATA S.A.

DATABANK WETTBEWERBS - MARKT - UND FINANZANALYSE GmbH (in liquidation) (marketing)	Darmstadt (Germany)	EUR	153,387.56	60.00			DATABANK S.p.A.

EMAX-TRADE S.r.l. (in liquidation) (management of Internet sites)	Milan (Italy)	EUR	100,000	100.00			MATRIX

GIALLO MARKET S.r.l. (in liquidation) (owner of Virgilio.it)	Milan (Italy)	EUR	10,000	90.00 10.00			MATRIX SEAT PAGINE GIALLE

GIALLO VIAGGI.it S.p.A. (in liquidation) (research, development, production of information and telematic products for tourism)	Milan (Italy)	EUR	10,000	100.00			SEAT PAGINE GIALLE

EVEREST S.r.l. (telematic services)	Trieste (Italy)	EUR	10,400	100.00			WAVENET

FINSIEL HELLAS S.A. (in liquidation) (computer products for public and private customers)	Koropi (Greece)	GRD	230,000,000	91.00			FINSIEL

IL CENTRO CONTABILE S.p.A. (in liquidation) (sale of books and office ware)	Rome (Italy)	EUR	2,233,507.26	89.70			GRUPPO BUFFETTI

INCAS FRANCE S.A. (in liquidation) (sale of products for office automation)	Asnieres (France)	FRF	19,168,900	100.00			IS PRODUCTS

IREOS S.p.A. (in liquidation) (promotion and management of remote at-home assistance)	Rome (Italy)	EUR	100,000	100.00			TELECOM ITALIA

IRIDIUM ITALIA S.p.A. (in liquidation) (satellite telecommunications services)	Rome (Italy)	EUR	2,575,000	30.00 35.00			TELECOM ITALIA TELECOM ITALIA MOBILE

KMATRIX S.r.l. (creation and management of an Internet site)	Milan (Italy)	EUR	100,000	100.00			MATRIX

LINK S.r.l. (in liquidation) (supply of computer services)	Milan (Italy)	EUR	10,400	100.00			MATRIX

LOQUENDO Inc. (in liquidation) (development of software for web voice interaction)	California (USA)	USD	14,021,000	100.00			LOQUENDO S.p.A.

NETESI S.A.S. (in liquidation) (telecommunication services)	Paris (France)	EUR	40,000	100.00	(*)		NETESI

NEW WORLD TELECOM S.A. (telecommunication services)	Santiago (Chile)	CLP	14,000,000	100.00	(*)		LATIN AMERICAN NAUTILUS CHILE

OR.MA INFORMATICA S.r. (wholesale of computer products)	Rome (Italy)	EUR	10,200	100.00			GRUPPO BUFFETTI

RFM DATA Ltd (in liquidation) (list brokering)	Kingston (UK)	GBP	2	100.00			CAL - CONSUMER ACCESS

SCS COMUNICAZIONE INTEGRATA S.p.A. (in liquidation) (marketing and communication consulting)	Rome (Italy)	EUR	600,000	100.00			SEAT PAGINE GIALLE

SERVICE IN S.r.l. (in liquidation) (furnishing of services)	Milan (Italy)	EUR	10,691	95.00			CIPI

TELECOM ITALIA GmbH (in liquidation) (holding company)	Vienna (Austria)	EUR	36,336.42	100.00			TELECOM ITALIA

TELECOM ITALIA IRELAND Ltd (telecommunications services)	Dublin (Ireland)	EUR	2	100.00			TELECOM ITALIA

TELECOMMUNICATIONS ADVISER LLC (management of Saturn Venture Partners fund)	Delaware (USA)	USD	560,280	100.00			TELECOM ITALIA LAB G.P.

TELENERGIA S.r.l. (import, export, purchase, sale and exchange of electrical energy)	Rome (Italy)	EUR	50,000	80.00 20.00			TELECOM ITALIA TELECOM ITALIA MOBILE

208  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
TIM.COM Holding B.V. (holding company)	Amsterdam (Holland)	EUR	18,000	100.00		TIM INTERNATIONAL

TIMNET.COM PERU’ S.A.C. (services for mobile networks)	Lima (Perù)	PEN	1,000	100.00		TIM PERU’

TIN WEB S.p.A. (in liquidation) (consulting for the creation of Internet sites)	Milan (Italy)	EUR	10,000	100.00		SEAT PAGINE GIALLE

TMI HUNGARY TRADING AND SERVICES Ltd (in liquidation) (telecommunications services)	Budapest (Hungary)	HUF	3,000,000	100.00		TMI TELEMEDIA INTERN. Ltd

TRAINET S.p.A. (in liquidation) (development, operation and sales of lines teaching systems)	Rome (Italy)	EUR	674,445.74	100.00		TELECOM ITALIA

WAVENET S.r.l. (telematic services)	Monfalcone (Gorizia, Italy)	EUR	51,600	84.37		NETESI

AFFILIATED COMPANIES

CITEL - Corporacion Interamericana de Telecomunicaciones S.A. (holding company)	Monterrey (Mexico)	MXN	2,073,729,933	25.00		TELECOM ITALIA INTERNATIONAL

CLIPPER S.p.A. (in liquidation) (marketing and communication consulting)	Rome (Italy)	EUR	100,000	50.00		SCS COMUNICAZIONE INTEGR. (in liq.)

CROMA S.r.l. (in liquidation) (hardware maintenance)	P. San Giovanni (Perugia, Italy)	EUR	41,317	50.00		WEBRED

DATATRADER S.A. (in liquidation) (creation and sale of data base)	Rueil Mailmaison (France)	EUR	266,980	50.00		CONSODATA S.A.

E-UTILE S.p.A. (ICT solutions and services for companies in the field of public utilities)	Milan (Italy)	EUR	482,000	51.00		SIEMENS INFORMATICA

INDIRECT S.P.R.L. (in liquidation) (sale of services)	Brussels (Belgium)	BEF	6,000,000	19.17 7.83		TDL INVESTMENTS TDL INFOMEDIA Ltd

MEDITERRANEAN BROAD BAND ACCESS S.A. (telecommunications services)	Heraklion Crete (Greece)	EUR	17,580,000	40.00		TELECOM ITALIA INTERNATIONAL

NETEX S.r.l. (in liquidation) (activities relating to the contract regarding the license of the software of Netex Ltd )	Milan (Italy)	EUR	10,000	50.00		MATRIX

TDL BELGIUM S.A. (publishing and sale of directories)	Brussels (Belgium)	FB	750,087,200	49.60		TDL INVESTMENTS

UBA – NET S.A. (teledidactic services)	Buenos Aires (Argentina)	ARS	12,000	50.00		TRAINET (in liquidation)

VOICEMAIL INTERNATIONAL Inc. (in liquidation) (voice message services)	California (USA)	USD	48,580	37.07		TELECOM ITALIA

CONSORTIUM SUBSIDIARIES

CONSORZIO ABECA (in liquidation) (information systems for the Ministry of Cultural Works and the Environment)	Rome (Italy)	EUR	103,291.38	33.33 33.33		FINSIEL INTERSIEL

CONSORZIO CONNET FORMAZIONE (professional training for the Ministry of Labor and Social Security)	Bari (Italy)	EUR	51,645.69	60.00		TELECOM ITALIA LEARNING SERVICES

CONSORZIO ENERGIA GRUPPO TELECOM ITALIA (cooordination of power for fixed and mobile network of the associated companies)	Rome (Italy)	EUR	10,000	50.00 50.00		TELECOM ITALIA TELECOM ITALIA MOBILE

CONSORZIO GEODOC (in liquidation) (realization of an information system for the geological documentation of the national territory)	Rome (Italy)	EUR	103,291.38	90.00		FINSIEL

CONSORZIO IRIS BENI CULTURALI (filing and recovery of documents and system assistance for the Ministry of Cultural Works and the Environment)	Rome (Italy)	EUR	171,600	90.91 9.09		FINSIEL IT TELECOM

CONSORZIO ISIB (in liquidation) (harmonization of the infrastructure system of the Central Institute which manages the unique catalogue of the Italian libraries)	Rome (Italy)	EUR	51,645.69	70.00 30.00		FINSIEL INTERSIEL

CONSORZIO NAUTILUS (professional training)	Rome (Italy)	EUR	30,000	31.00 20.00		TELECOM ITALIA LEARNING SERVICES MEDITERRANEAN NAUTILUS Ltd

CONSORZIO SEGISIEL in liquidation) (realization of operating systems in the field of justice for the Telcal consortium)	Rende (Cosenza, Italy)	EUR	103,291.38	85.00 15.00		INTERSIEL FINSIEL

CONSORZIO SER (in liquidation) (realization of the information plan Calabria for the Telcal consortium)	Catanzaro (Italy)	EUR	103,291.38	46.00 5.00		INTERSIEL INSIEL

CONSORZIO SESIT (realization of the integrated information system for the Ministry of Transport and Navigation)	Rome (Italy)	EUR	51,645.69	70.00		FINSIEL

CONSORZIO SOFTIN (in liquidation)	Naples	EUR	877,976.73	100.00		FINSIEL

209  |  Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

(research and development in the field of industrial software and consulting)	(Italy)

CONSORZIO TURISTEL (information systems for tourism)	Rome (Italy)	EUR	77,460	33.33 33.33		IT TELECOM FINSIEL

CONSORTIUM AFFILIATES

CONSORZIO ACCAM (automation of the communication centers of the agencies and operating units of the Air Force)	Rome (Italy)	EUR	6,120	33.33		EIS

CONSORZIO C.O.M.P.A. (in liquidation) (study and monitoring of the problems of the Padano-Adriatico basin and professional training)	Bologna (Italy)	EUR	180,759.91	20.00		FINSIEL

CONSORZIO CEW (electronic publishing)	Perugia (Italy)	EUR	15,400	40.00		WEBRED

CONSORZIO CSIA (information systems for the State agency for the agricultural market)	Rome (Italy)	EUR	206,582.76	44.00		FINSIEL

CONSORZIO DREAM FACTORY (promotion and development of new economy in the weak areas of the Nation)	Rome (Italy)	EUR	20,000	20.00		TELECOM ITALIA LAB S.p.A.

CONSORZIO ITALTEL TELESIS (in liquidation) (integrated telematic systems)	Milan (Italy)	EUR	516,456	100.00		ITALTEL S.p.A.

CONSORZIO LABORATORIO DELLA CONOSCENZA (realization of a research project for innovative remote professional training and platforms in Naples)	Naples (Italy)	EUR	51,646	25.00 25.00		TELECOM ITALIA LAB S.p.A. TELECOM ITALIA LEARNING SERVICES

CONSORZIO LA CARTA DI VENEZIA (in liquidation) (integrated services for the metropolitan area of Venice)	Venice (Italy)	EUR	10,500	50.00		VENIS

CONSORZIO OMNIA (in liquidation) (hardware maintenance)	Perugia (Italy)	EUR	2,582.28	50.00		WEBRED

CONSORZIO PAOLA (in liquidation) (applied research for the development of information systems for clinics and medical structures)	Udine (Italy)	EUR	8,143.88	50.00		INSIEL

CONSORZIO REISSFORM (services and consulting regarding professional training and management)	Rome (Italy)	EUR	51,000	50.00		TELECOM ITALIA LEARNING SERVICES

CONSORZIO SCUOLA SUPERIORE ALTA FORMAZIONE UNIVERSITA’ FEDERICO II (professional training)	Naples (Italy)	EUR	127,500	20.00		TELECOM ITALIA MOBILE

CONSORZIO SIMT (information systems for the General Management of the civil traffic and transport control authority)	Rome (Italy)	EUR	51,645.69	45.00		FINSIEL

CONSORZIO STOAMED (projects and management of technologically advanced services regarding professional training)	Ercolano (Naples, Italy)	EUR	10,000	30.00		TELECOM ITALIA LEARNING SERVICES

CONSORZIO TELCAL (planning and development of the organic project “Piano Telematico Calabria”)	Catanzaro (Italy)	EUR	877,975	24.00 24.00		TELECOM ITALIA INTERSIEL

CONSORZIO TELEMED (in liquidation) (telematic activities for social and sanitary assistance)	Rome (Italy)	EUR	103,291	33.33		TELECOM ITALIA

(*)	The percentage of ownership includes Ordinary Shares/Quotas held by members of the Board of Directors/Managers, as requested by local laws in order to take the post of Director/Manager, or held by Fiduciaries.

210  |  Consolidated Financial Statements

Independent Auditors’ Reports

and Board of Statutory Auditors’ Report

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Olivetti S.p.A.

1.	We have audited the financial statements of Olivetti S.p.A. as of and for the year ended December 31, 2002. These financial statements are the responsibility of the Olivetti S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

For the opinion on the financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to our report dated April 16, 2002.

3.	In our opinion, the financial statements of Olivetti S.p.A. comply with the Italian regulations governing financial statements; accordingly, they clearly present and give a true and fair view of the financial position of Olivetti S.p.A. as of December 31, 2002, and the results of its operations for the year then ended.

4.	We draw your attention to the following:

a)	The company holds investments in subsidiary companies and has therefore prepared (as required by law) consolidated financial statements. These consolidated financial statements form an integral part of the annual financial statements for the purpose of providing adequate information on the financial position and the results of operation of the company and the Group. We have audited the consolidated financial statements which, together with our audit report thereon, are presented together with these financial statements.

■

Reconta Ernst & Young S.p.A.

Sede Legale: 00196 Roma -Via G.D. Romagnosi, 18/A

Capitale Sociale € 1.111.000,00 i.v.

Iscritta alia S.O. del Registro delle Imprese presso la C.C.I.A.A. di Roma

Codice fiscale e numero di iscrizione 00434000584

P.I. 00891231003

(vecchio numero R.I. 6697/89 - numero R.E.A. 250904)

212  |  Report of the Independent Auditors (Olivetti S.p.A.)

b)	In 2002, the company wrote-down its investment in Telecom Italia S.p.A., in order to obtain tax benefits provided by the tax legislation. The purpose and the effects of such accounting treatment, allowed by the Italian regulations governing financial statements, are illustrated in the explanatory notes.

c)	On April 15, 2003 the board of directors of the company adopted the plan for the merger of the subsidiary Telecom Italia S.p.A. into Olivetti S.p.A., which will be submitted for approval to the extraordinary shareholders’ meetings of the respective companies called for this purpose.

Turin, April 18,2003

Reconta Ernst & Young S.p.A.

Signed by: Mario Lamprati, Partner

213  |  Report of the Independent Auditors (Olivetti S.p.A.)

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Olivetti S.p.A.

1.	We have audited the consolidated financial statements of Olivetti S.p.A. as of and for the year ended December 31, 2002. These financial statements are the responsibility of the Olivetti S.p.A.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the consolidated financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries and associated companies, which represent respectively 4% and 7% of consolidated total assets and consolidated total revenues, have been examined by other auditors, whose reports have been furnished to us. Our opinion, expressed herein, insofar as it relates to the data relating to these subsidiaries and associated companies included in the consolidated financial statements, is based also on the reports of the other auditors.

For the opinion on the consolidated financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to our report dated April 16, 2002.

3.	In our opinion, the consolidated financial statements of Olivetti S.p.A. comply with the Italian regulations governing consolidated financial statements; accordingly, they clearly present and give a true and fair view of the consolidated financial position of Olivetti S.p.A. as of December 31, 2002, and the consolidated results of its operations for the year then ended.

■

Reconta Ernst & Young S.p.A.

Sede Legale: 00196 Roma - Via G.D. Romagnosi, 18/A

Capitale Sociale € 1.111.000,00 i.v.

Iscritta alla S.O. del Registro delle Imprese presso la C.C.I.A.A. di Roma

Codice fiscale e numero di iscrizione 00434000584

P.l. 00891231003

(vecchio numero R.I. 6697/89 - numero R.E.A. 250904)

214  |  Report of the Independent Auditors (Olivetti Group)

4.	We draw your attention to the following:

a)	The explanatory notes describe, in relation to the dispute with INPS (the “Italian National Insurance Board”), the uncertainty of the liability for the payments due by the subsidiary Telecom Italia S.p.A. for the social security contributions (the previous Telecom Workers Fund) of the personnel of its telephone division.

b)	On April 15, 2003 the board of directors of the company adopted the plan for the merger of the subsidiary Telecom Italia S.p.A. into Olivetti S.p.A., which will be submitted for approval to the extraordinary shareholders’ meetings of the respective companies called for this purpose.

Turin, April 18, 2003

Reconta Ernst & Young S.p.A.
Signed by: Mario Lamprati, Partner

215  |  Report of the Independent Auditors (Olivetti Group)

Report of the Board of Statutory Auditors to the Olivetti S.p.A. Shareholders’ Meeting pursuant to art. 153 Legislative Decree 58/98 and art. 2429 of the Italian Civil Code.

To the Shareholders,

The Board of Statutory Auditors reports on the controls it performs and on the other duties it is required to perform pursuant to Legislative Decree 58/98 and art. 2429 of the Italian Civil Code, and also with reference to the relevant Consob communications.

The Board has controlled compliance with the provisions of law and with the articles of association.

The Company’s statutory financial statements at 31 December 2002 show net losses of 6,239,962,549 euros (of which 8,051 million euros from the writedown of Telecom Italia shares purely for tax reasons) and shareholders’ equity of 9,031,365,025 euros; the financial statements were consigned together with the Directors’ Report on Operations as prescribed by law.

The Board of Statutory Auditors has verified that the financial statements were drawn up in compliance with legal requirements through its own auditing work and through the information provided by the Independent Auditors.

The Olivetti Group consolidated financial statements were also consigned to the Board of Statutory Auditors as prescribed by law and show a loss for the portion attributable to the Group of 773 million euros and Group shareholders’ equity of 11,640 million euros (20,624 million euros including minority interests).

1.	The Directors provided us with quarterly reports on activities and on the main business, financial and equity operations, as well as on transactions executed by the Company with related parties, other Group entities and/or transactions that could represent a potential conflict of interest; these are described briefly below and – for the most part – are illustrated in greater detail in the Directors’ Report on Operations:

•	together with Finsiel, in February 2002 the Company accepted the public tender offer launched on Lottomatica by Tyche S.p.A. of the De Agostini Group, for an overall total of 34% of the company’s capital, raising proceeds of 391 million euros;

•	with regard to financial operations, Olivetti executed the following main transactions:

*	placement of a multi-tranche bond for 1.5 billion euros;

*	redemption two years early of the “Olivetti Finance N.V. 1999-2004” bond for the outstanding amount of 5.15 billion euros;

*	re-opening of three bond loans for an aggregate amount of 1,550 million euros on existing “Olivetti Finance N.V.” bonds;

216  |  Board of Statutory Auditor’s Report

•	in 2002, the Pirelli and Olivetti-Telecom Italia groups drew up a frame agreement, named Project Tiglio, for the integration and enhancement of their respective real-estate assets and property services provider entities.

Under this operation, Olivetti sold a real-estate equity investment for approximately 225 million euros, realising a gain of approximately 72 million euros. Approximately 45 million euros of the proceeds from the sale were re-invested to purchase an equity investment in Tiglio 1;

•	in the period 1 July – 30 September the Olivetti Finance N.V. company (a wholly owned subsidiary of Olivetti S.p.A.) granted the following loans to the Softe S.p.A. company (a wholly owned subsidiary of the Telecom Italia Group):

•	161,566,794.04 euros from 18 July 2002 to 26 July 2002 at a rate of 3.68371%.

•	150,996,577.41 euros from 26 July 2002 to 30 July 2002 at a rate of 3.5285%.

In the same period, Olivetti International S.A. (a wholly owned subsidiary of Olivetti S.p.A.) granted the following loan to Softe S.p.A.:

•	151,214,100 euros from 30 July to 1 August at a rate of 3.5285%;

•	in the period 1 October – 31 December, in order to optimise synergies among their professional resources working in the Latin American area, Olivetti do Brasil S.A. (a Tecnost Group company wholly owned by Olivetti Tecnost S.p.A.), Telecom Italia America Latina S.A., Tim Brasil S.A. and Pirelli S.A. (all subject to Brazilian law and active in Brazil) drew up a Reciprocal Services Provision agreement (Contrato de Prestaçao de Servicio Reciproco) dated 30 October 2002, which provides for any service relating to administrative activities of any kind, including assistance on fiscal matters, to be shared, depending on the availability and needs of each company.

Deloitte Touche Tohmatsu of São Paulo, Brazil attested the congruity of the remuneration determined for such services.

In the opinion of the Board of Statutory Auditors, the operations performed comply with the law and with the articles of association, are in the interests of the Company, are not manifestly imprudent or speculative, do not conflict with resolutions adopted by the Shareholders and do not compromise the integrity of the Company’s net assets.

2.	The Board of Statutory Auditors has not encountered any a typical and/or unusual operations by Olivetti S.p.A. with third parties.

The ordinary operations between Olivetti S.p.A. and related parties and Group entities are conducted at normal market conditions, are in the interests of the Company and consist mainly of the provision of services,

217  |  Board of Statutory Auditors’ Report

centralised Treasury management and coordination of the operations of the subsidiaries, in line with the Company’s role as a holding.

Specifically:

•	financial charges of 607 million euros posted to income refer to financial payables due to Group financial companies;

•	income from equity investments for dividends from subsidiary and associated companies totalling 1,263 million euros (of which 1,250 million euros from Telecom Italia) plus 710 million euros for tax credits;

•	other operations for smaller amounts as described in the Directors’ Report on Operations.

3.	The Board of Statutory Auditors believes that the information provided in the Directors’ Report on Operations with regard to operations with Group entities and with related parties is adequate, and presented in sufficient detail to illustrate the interest of the Company in such operations, in consideration of the nature and complexity of the Group.

4.	The reports issued on 18 April 2003 by the Independent Auditors Reconta Ernst & Young S.p.A. pursuant to art. 156 of Legislative Decree 58/98 certify that the statutory financial statements and the consolidated financial statements give a true and fair view of the operations and financial and equity situation of the Parent Company and of the Group.

The report of the Independent Auditors on the statutory financial statements draws your attention to three points:

•	first, that the Company draws up consolidated financial statements to supplement the statutory financial statements in order to provide adequate information on the financial and equity position and operations of the Parent Company and the Group;

•	second, that in financial year 2002 the Parent Company adjusted the book value of the equity investment in Telecom Italia S.p.A. in order to obtain the fiscal benefits allowed under tax laws. The nature and the effects on the financial statements of this adjustment, which is allowed under regulations governing financial reporting, are illustrated in the explanatory notes;

•	third, that on 15 April 2003 the Company Board of Directors adopted a plan for the merger of the subsidiary Telecom Italia S.p.A. into the controlling company Olivetti S.p.A., which will be presented for the approval of the respective Extraordinary Shareholders’ Meetings convened specifically for this purpose.

The report of the Independent Auditors on the consolidated financial statements draws your attention to two points:

•	first, to the uncertainty over the liability for the payments due by the subsidiary Telecom Italia S.p.A. – in connection with the dispute with the INPS (the Italian National Insurance Board) – for the social security contributions of the personnel of its telephone division, as illustrated in the explanatory note;

218  |  Board of Statutory Auditors’ Report

•	second, a repetition of the information provided in the Report to the statutory financial statements concerning the plans for Telecom Italia S.p.A. to be merged with Olivetti S.p.A.

5.	No charges were presented to the Board of Statutory Auditors pursuant to art. 2408 of the Italian Civil Code.

6.	No petitions, objections or complaints were presented to the Board of Statutory Auditors.

7.	During the year, in addition to the audit of the financial statements Olivetti S.p.A. commissioned the following services from the Independent Auditors Reconta Ernst & Young S.p.A.:

• Issue of the “Pricing Supplements” of 24 April 2002	€85,000

• Issue of the Offering Circular on the Euro Medium Term Note (“EMTN”) Programme of 14 May 2002	€75,000

• Issue of the “Pricing Supplement” on the EMTN of 7 August 2002	€52,000

• Issue of the Offering Circular on the “Zero Coupon Guaranteed Exchangeable Bond” of 20 September 2002	€145,000

• Issue of the “Pricing Supplements” on the EMTNs of 3 October 2002	€53,000

• Issue of the “Pricing Supplement” on the EMTNs of 11 November 2002	€54,000

The Company was also billed for out-of-pocket expenses totalling € 27,700.

The fees and out-of-pocket expenses were checked by the Board of Statutory Auditors, and are considered fair.

8.	During the year Olivetti S.p.A. did not commission services from entities with which the Independent Auditors Reconta Ernst & Young S.p.A. have relations on a continuous basis.

9.	During the year the Board of Statutory Auditors approved the resolutions adopted by the Board of Directors to co-opt two Directors in the place of

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outgoing Directors on 5 September and 7 November respectively (par 1, art. 2386 of the Italian Civil Code).

10.	During the period between the Report of the Board of Statutory Auditors to the 2001 financial statements and this Report, the Board of Statutory Auditors held 14 meetings.

The Statutory Auditors also attended all of the 9 meetings held by the Board of Directors during 2002, obtaining information from the directors on activities and on the main business, financial and equity operations performed by the Company and its subsidiaries, also in compliance with art. 150 of Legislative Decree 58/98.

The Statutory Auditors also attended all of the 6 meetings held by the Internal Control Committee.

11.	Within the limits of its competence, the Board of Statutory Auditors ascertained and controlled compliance with the principles of correct administration, through direct observation, collection of information from the heads of function and meetings with the managers of the Independent Auditors for the purpose of exchanging significant data and information.

It has nothing of note to report in this connection.

12.	Within the limits of its competence, the Board of Statutory Auditors also ascertained and controlled the adequacy of the Company’s organisational structure, and found nothing of note to report.

13.	The Board of Statutory Auditors controlled the adequacy of the internal control system of the Company, whose structure is that of a holding company, verifying the activities and control procedures thereof, confirming their adequacy and obtaining specific documentation at regular intervals.

During the year, the Internal Control Committee took steps to improve the structure and functionality of the Company’s Internal Control system. In 2002 the Company joined a consortium with the Telecom Italia Group (In.Tel.Audit) and designated the consortium as the Head of Internal Control in the person of a Director.

14.	The administrative and accounting system is adequate and reliable for the purposes of correct disclosure of operations.

15.	Olivetti S.p.A. provided the subsidiaries with the instructions necessary to ensure fulfilment of disclosure requirements pursuant to par 2, art. 114, Legislative Decree 58/98. These instructions are adequate to ensure compliance with legal requirements.

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16.	During the meetings held with the Independent Auditors, pursuant to par 2, art. 150, Legislative Decree 58/98, no comments or observations were made to the Board of Statutory Auditors as regards matters for which the Independent Auditors are responsible. The Board of Statutory Auditors therefore has nothing of note to report.

17.	The Company strongly supports the letter and spirit of the recommendations of the Voluntary Code of Conduct for listed companies, on which increasingly it bases its own corporate governance model. In particular:

•	the Company By-Laws comply with Legislative Decree 58/98;

•	under the By-Laws, the Board of Directors, which consists of 16 members, is invested with full ordinary and extraordinary administrative powers, since all matters that are not by law or under the By-Laws expressly reserved for the Shareholders’ Meeting fall within its competence;

•	the Company declares that the Deputy Chairman and Chief Executive Officer and the Chief Executive Officer are considered executives since they have been given management/operational powers; six Directors may be qualified as independent;

•	in the previous year, the Board of Directors formed an Internal Control Committee and a Remuneration Committee with the characteristics specified by the Code of Conduct, whose members are all independent Directors;

•	the Board of Directors approved the “Principles of conduct” to be observed in the execution of transactions with related parties (according to the definition provided by the International Financial Reporting Standard – IFRS 24) including operations among Group entities; It also adopted a specific procedure for compliance with the requirements of par 1, art. 150, Legislative Decree 58/98 in order – as declared by the Company – to ensure full procedural and substantial transparency with regard to activities, principal operations, a typical or unusual operations as well as operations with related parties, and to make the entire Board responsible for the resolutions it adopts. The procedure has been amended this year to introduce subsequent CONSOB updates in this area;

•	the Board of Directors adopted a “Code of Conduct on insider dealing”, which regulates disclosure to the Company and to the market of transactions executed on Group listed securities by so-called “relevant persons”; the code took effect on 1 December 2002;

•	in performing the duties envisaged by the By-Laws, the Chairman of the Board of Directors moderates the meetings of the Board of Directors and chairs and moderates the Shareholders’ Meetings, ensuring correct application of the provisions of law and the By-Laws;

•	a specific function guarantees relations with the Shareholders and with institutional investors.

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18.	The controls performed by the Board of Statutory Auditors have not found any omissions, censurable facts or irregularities to be reported to the Shareholders and other Controlling Bodies.

Your attention is drawn to the fact that the book value of the Telecom Italia S.p.A. shares in the statutory accounts was written down exclusively for tax purposes.

On 15 April 2003 the Olivetti S.p.A. and Telecom Italia S.p.A. Boards of Directors approved plans for the merger of Telecom Italia into Olivetti, which will be submitted to the respective Extraordinary Shareholders’ Meetings.

The Board of Statutory Auditors requested and obtained the Reports of the Boards of Statutory Auditors on the 2002 Annual Reports of the companies controlled directly by Olivetti S.p.A. No critical matters have been found in these reports.

19.	The Olivetti S.p.A. Board of Statutory Auditors invites you to approve the Company statutory financial statements at 31 December 2002 as drawn up by the Board of Directors and, with reference to par 2, art. 153, Legislative Decree 58/98, has no objections to the proposal for the coverage of the loss.

Shareholders,

our mandate expires at the Meeting to which you have been convened and we therefore invite you to renew the Board of Statutory Auditors.

Ivrea 7, May 2003

The Board of Statutory Auditors

The Chairman

Angelo Fornasari

(signed in the original version)

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